As filed with the U.S. Securities and Exchange Commission on February 14, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

60 DEGREES PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	45-2406880
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1025 Connecticut Avenue NW Suite 1000

Washington, D.C. 20036

202-327-5422

Geoffrey S. Dow

President and Chief Executive Officer

60 Degrees Pharmaceuticals, Inc.

1025 Connecticut Avenue NW Suite 1000

Washington, D.C. 20036

(202) 327-5422

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor
New York, New York 10036
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2025

PRELIMINARY PROSPECTUS

3,735,977 Shares of Common Stock

60 Degrees Pharmaceuticals, Inc.

This prospectus relates to the resale, from time to time, of up to an aggregate of 3,735,977 shares of common stock, par value $0.0001 per share (the “common stock”), of 60 Degrees Pharmaceuticals, Inc., by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The shares of common stock included in this prospectus consist of: (i) 2,043,098 shares of our common stock issuable upon exercise of common warrants (the “January 2025 Common Warrants”) at an exercise price of $0.771 per share acquired by certain of the Selling Stockholders in the private placement that closed on January 30, 2025 (the “January 2025 Offering”); (ii) 1,503,500 shares of our common stock issuable upon exercise of common warrants (the “February 2025 Common Warrants” and, together with the January 2025 Common Warrants, the “Common Warrants”) at an exercise price of $0.59 per share acquired by certain of the Selling Stockholders in the private placement that closed on February 6, 2025 (the “February 2025 Offering”); (iii) 76,616 shares of our common stock issuable upon exercise of warrants (the “January 2025 Placement Agent Warrants”) at an exercise price of $1.2763 per share acquired by the placement agent in the January 2025 Offering; and (iv) 112,763 shares of our common stock issuable upon exercise of warrants (the “February 2025 Placement Agent Warrants” and, together with the January 2025 Placement Agent Warrants, the “Placement Agent Warrants”) at an exercise price of $0.8938 per share acquired by the placement agent in the February 2025 Offering.

Each Common Warrant was immediately exercisable upon the issuance date and will expire twenty-four months from the date of from issuance, and each Placement Agent Warrant was immediately exercisable upon the issuance date and will expire twenty-four months from the date of issuance.

This prospectus also covers any additional shares of common stock that may become issuable upon any adjustment pursuant to the terms of the Common Warrants and the Placement Agent Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends and other events described therein.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the shares of common stock at prevailing market or privately negotiated prices, including in one or more transactions that may take place by ordinary broker’s transactions, privately negotiated transactions or through sales to one or more dealers for resale. The Selling Stockholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell the shares underlying the Common Warrants and Placement Agent Warrants, as applicable, hereunder following the effective date of this registration statement of which this prospectus forms a part. We provide more information about how a Selling Stockholder may sell its shares in the section titled “Plan of Distribution” on page 131 of this prospectus.

We cannot predict when and in what amounts or if any of the Common Warrants or the Placement Agent Warrants will be exercised. We have agreed to bear all of the expenses incurred in connection with the registration of the shares underlying the Common Warrants and the Placement Agent Warrants. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the shares underlying the Common Warrants and the Placement Agent Warrants.

See the section entitled, “Selling Stockholders” for additional information regarding the Selling Stockholders.

We are registering the shares underlying the Common Warrants and the Placement Agent Warrants on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders in the offering described in this prospectus. However, we will receive aggregate proceeds of up to approximately (i) $1,575,229 from the cash exercise of the January 2025 Common Warrants; (ii) $887,065 from the cash exercise of the February 2025 Common Warrants; (iii) $97,785 from the cash exercise of the January 2025 Placement Agent Warrants; and (iv) $100,788 from the cash exercise of the February 2025 Placement Agent Warrants. See “Use of Proceeds.”

We are an “emerging growth company” and a “smaller reporting company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and have elected to comply with certain reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Our common stock is listed on The Nasdaq Capital Market under the symbol “SXTP.” The closing price of our common stock on February 13, 2025 as reported by The Nasdaq Capital Market, was $0.626. There is no established trading market for the Common Warrants and the Placement Agent Warrants and we do not intend to list the Common Warrants and the Placement Agent Warrants on any securities exchange or nationally recognized trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 26 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

i

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

●	all references to the “Company,” “60P,” the “registrant,” “we,” “our,” or “us” mean 60 Degrees Pharmaceuticals, Inc., a Delaware corporation, and majority owned subsidiary 60P Australia Pty Ltd, an Australian proprietary company limited by shares;

●	“year” or “fiscal year” means the year ending December 31; and

●	all dollar or $ references, when used in this prospectus, refer to United States dollars.

Except as otherwise indicated, all information in this prospectus assumes that:

●	no shares of common stock have been issued pursuant to any warrants, including the Common Warrants and the Placement Agent Warrants.

TRADEMARKS

Solely for convenience, our trademarks and tradenames referred to in this prospectus, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus or the accompanying prospectus are the property of their respective owners.

GLOSSARY OF SELECTED TERMS

The following are definitions of certain terms that are commonly used in the medical industry and in this prospectus:

“8-aminoquinoline” refers to the structural class of antimalarials to which Tafenoquine and Primaquine belong. 8-aminoquinolines are characterized by the presence of an 8-amino substitution on their core quinoline ring, which confers their unique properties including an oxidative Mode of Action and activity against the relapsing liver forms of Plasmodium vivax.

“Agency of Record” refers to a marketing/advertising agency used by a Company to develop marketing collateral for a commercial pharmaceutical product.

“API” means active pharmaceutical ingredient, the active molecule contained in a pharmaceutical product.

“Arakoda” means ARAKODA®, the 60P-owned and FDA-approved product to prevent malaria in travelers, which contains as its active pharmaceutical ingredient, Tafenoquine succinate.

“Broad Spectrum of Activity” refers to a molecule or drug that is active against a range of different pathogens.

“CAR-T” means chimeric antigen receptor therapy.

“CLIA” means The Clinical Laboratory Improvements Amendment of 1988.

“Dengue” means a mosquito-borne viral disease occurring in tropical and subtropical areas.

“Ethics Committee” a stand-alone or institutional committee responsible for ensuring clinical trials are conducted ethically, and from whom permission is required for a clinical trial to proceed.

“EUA” means Emergency Use Authorization.

“FDA” refers to the U.S. Food and Drug Administration.

“G6PD” means glucose-6-phosphate dehydrogenase.

“GMP” means Good Manufacturing Practices.

“IND” means investigational new drug application.

“Kodatef” is the brand name of Arakoda outside the United States. Kodatef has been approved for use in Australia by the Therapeutic Goods Administration.

“Legacy Studies” is a reference to the collection of clinical and non-clinical studies involving Tafenoquine, which were conducted by the U.S. Army prior to 2014, and which were included in the new drug application submitted by 60P to the FDA in 2018. Some of those Legacy Studies are described in the account of the Army development program published by Zottig et. al.

“Mode of Action” is the process by which an anti-infective or other pharmaceutical product is known or suspected to affect a disease process. This process is different for each drug and may or may not be known at the time of FDA approval.

“Named-patient” use of a drug refers to the prescription by a physician of a drug to one of their patients in a jurisdiction in which the prescribed drug has not received marketing authorization, but is believed by said physician to be safe and medically necessary. Also, sometimes referred to as “compassionate use.”

“NIH” means the National Institutes of Health.

“PDUFA” means The Prescription Drug User Fee Act.

“PMA” means Premarket Approval by the FDA.

“Primaquine” is the FDA-approved antimalarial from which Tafenoquine is chemically derived.

“P. vivax” is an abbreviation for Plasmodium vivax, one of the two most important malaria parasites, characterized by its ability to relapse utilizing a dormant life cycle stage that persists in the human liver following a bite from an infected mosquito.

“RSV” means respiratory syncytial virus, which is a common respiratory virus that usually causes cold-like symptoms.

“Repositioned Molecule” is one which was approved by the FDA or other regulatory authorities to treat one disease, and is being developed for a new disease.

“Spp” is shorthand use to refer to multiple species of organisms in a particular genus. Thus, Candida spp refers collectively to Candida auris, Candida albicans and other Candida species.

“Tafenoquine” is the shortened name of the active ingredient of Arakoda and Kodatef, Tafenoquine succinate.

“TGA” is the Therapeutic Goods Administration, the Australian equivalent of the FDA.

“TMPRSS2” means transmembrane protease, serine 2, which is an enzyme that in humans is encoded by the TMPRSS2 gene, and belongs to the TMPRSS family of proteins, whose members are transmembrane proteins which have a serine protease activity.

“Zika” means a mosquito-borne viral disease occurring in tropical and subtropical areas.

In connection with presentation of scientific data, this prospectus references “P-values” at various points. These values are provided to convey the likelihood of a particular set of data occurring by chance. For example, a P-value of 0.12 associated with a stand-alone, pre-conceived hypothesis is generally understood to mean that the likelihood of that particular outcome occurring purely by chance is 12%. It is scientific convention that a particular observation is “proven” if its associated P value is lower than 0.05 (i.e., associated with a likelihood of occurring by chance of < 5%). However, clinical observations of interest are routinely reported in the peer-reviewed scientific literature even if their associated P-values are > 0.05, because they may represent important therapeutic signals, and motivate additional research.

USE of PRODUCT VERSUS GENERIC NAMES

This prospectus makes reference to two commercial products owned/manufactured by 60P, Arakoda and Kodatef, which are approved by regulators in the United States and Australia, respectively, for the prevention of malaria. The active molecule in those products is Tafenoquine succinate (Tafenoquine for short), which we are repositioning for other indications using either (i) the same dosing regimen employed in the commercial Arakoda product (in which case reference is made to the “Arakoda regimen of Tafenoquine” or (ii) different dosing regimens (in which case reference is made to “Tafenoquine”). We also utilize the molecular name (Tafenoquine), where the active ingredient of Arakoda and Kodatef was tested in cell culture or animal models. These different usages have been employed both for convenience and to avoid any assertions that Arakoda or Kodatef have been granted marketing authorization by regulators for uses other than the prevention of malaria.

MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from internal company surveys, market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. To our knowledge, certain third-party industry data that includes projections for future periods does not take into account the effects of the worldwide coronavirus (COVID-19) pandemic. Accordingly, those third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements regarding our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

Our Business

We are a specialty pharmaceutical company with a goal of using cutting-edge biological science and applied research to further develop and commercialize new therapies for the prevention and treatment of infectious diseases. We have successfully achieved regulatory approval of Arakoda, a malaria preventative treatment that has been on the market since late 2019. Currently, 60P’s pipeline under development covers development programs for vector-borne, fungal, and viral diseases utilizing three of the Company’s future products: (i) new products that contain the Arakoda regimen of Tafenoquine; (ii) new products that contain Tafenoquine; and (iii) Celgosivir.

Mission

Our mission is to address the unmet medical need associated with infectious diseases through the development and commercialization of new small molecule therapeutics, focusing on synthetic drugs (made by chemists in labs, excluding biologics) with good safety profiles based on prior clinical studies, in order to reduce cost, risk, and capitalize on existing research. We are seeking to expand Arakoda’s use beyond malaria prevention and to demonstrate clinical benefit for other disease indications. We are further testing the viability of another product (Celgosivir) to determine whether to advance it into further clinical development, and may seek to develop and license other molecules in the future. Celgosivir is being considered for development as an antiviral product for a number of diseases.

Market Opportunity

Malaria Prevention

In 2018, the FDA approved Arakoda for malaria prevention in individuals 18 years and older. Arakoda entered the U.S. supply chain in the third quarter of 2019, just prior to the COVID-19 pandemic. As the approved indication is for travel medicine, and international travel was substantially impacted by the pandemic, we did not undertake any active marketing efforts for Arakoda. Following our recent financing the Company hired a Chief Commercial Officer and commissioned IQVIA market data and a qualitative marketing demand study. That research, recently completed, suggests that prescribing for malaria prevention therapies has returned to pre-pandemic levels, and that the total U.S. market represents around 1.1 million prescriptions (one prescription per three weeks of travel). Based on consumer and HCP demand research, the Company estimates that the accessible market for Arakoda represents about one third of this volume (about 330,000 prescriptions). Barriers to entry include low brand awareness in the prescriber community and the low cost of some of the generic alternatives. In the second half of 2024 we will conduct a pilot commercialization study to confirm these barriers can be overcome (see “Strategy”).

Treatment and Prevention of Tick-Borne Disease (Babesiosis)

We are repositioning the Arakoda regimen of Tafenoquine for several potential new therapeutic indications that have substantial U.S. caseloads, as further described below:

●	Treatment of Chronic Tick-Borne Disease (Babesiosis). Babesia parasites are co-transmitted by the same ticks that transmit Borrelia, the Lyme disease bacterium. Although Lyme in the acute phase is generally viewed by the medical community as being treatable with antibiotics, individuals who are not treated, or fail treatment, may go on to develop long term, and potentially debilitating, chronic symptoms such as fatigue, body aches, and cognitive problems.[1] This condition is defined by the Centers for Disease Control and Prevention (“CDC”) as Post-Treatment Lyme Disease Syndrome (“PTLDS”) or simply as Lyme in the patient community.[2] Although there are no published estimates, key opinion leaders have stated that as many as 50% of Lyme/PTLDS patients are believed to be co-infected with Babesia parasites, a diagnosis referred to in the Lyme community as “Chronic Babesiosis.” Prescribers in the Lyme disease community utilize a number of therapeutic modalities to manage the symptoms of Chronic Babesiosis, including FDA-approved pharmaceuticals such as atovaquone and azithromycin (these are assumed to suppress the growth of Babesia parasites).[3]

Recent market data shows that Tafenoquine appears to be increasingly prescribed by Lyme physicians to manage Chronic Babesiosis. This trend may follow the recent publication of several case reports demonstrating activity in immunosuppressed patients with acute babesiosis, and animal data showing eradication of Babesia parasites, Tafenoquine (primarily as Arakoda).4 The Company believes the recent increases in sales of Arakoda have been driven by organic growth of these activities. There are no formal epidemiological publications articulating the incidence or prevalence of Chronic Babesiosis, so these metrics must be inferred based on data for PTLDS and the rate of coinfection with Babesia parasites. Thus, the cumulative case load of Chronic Babesiosis may be as high as1.01 million patients in the United States.5 We believe, based on our market research that at least 37% of this market, or 375,000 cases, may be addressable with Tafenoquine during the remainder of its market exclusivity window for malaria. We are undertaking additional research to determine how much additional market capture might be feasible.

Acute infection with many different organisms (e.g. Borrelia, SARS-Cov-2, Epstein Barr virus) trigger “Long Syndromes” in a minority of cases, characterized by cognitive dysfunction, fatigue and post-exertional malaise.6 For many years, such conditions have been confusing to the mainstream medical community because there may not be formal diagnostic criteria or an established theory of disease. This is changing with the advent of Long COVID, and a recent prominent paper outlined the pathophysiological mechanisms for the first time.7 Although there is not yet supporting evidence in the medical literature, some key opinion leaders in the Lyme community have postulated, using the veterinary literature as an analog, that life-long infection by sequestering forms of Babesia (e.g., B. odocoilei) may be a significant driver of chronic fatigue symptoms.8 If this is true, the addressable market for antibabesial drugs may be substantially larger than stated above, since the prevalence of chronic fatigue syndrome in the U.S. is at least 3.3 million cases (excluding Long COVID and PTLDS).9

[1]	See https://www.cdc.gov/lyme/signs-symptoms/chronic-symptoms-and-lyme-disease.html.
[2]	See https://www.cdc.gov/lyme/signs-symptoms/chronic-symptoms-and-lyme-disease.html.
[3]	Conclusions from Company-commissioned market research.
[4]	Conclusions from Company-commissioned market research.
[5]	Maximum prevalence determined by multiplying the rate of Babesia coinfection in PTLDS patients (52%, from Parveen & Bhanot, Pathogens 2019;8(3):117) by the highest estimate of the cumulative prevalence of PTLDS (1,994,189, from Delong et al. BMC Public Health 2019;19(1):352). Maximum new cases determined by multiplying the number of new Lyme cases per year (476,000, from Krugeler et al (Emerg Infect Dis 2021;27:616-61) by the number of new cases that subsequently become chronic cases (up to 10%, from Delong et al. BMC Public Health 2019;19(1):352) by the proportion of such patients coinfected with Babesia (52%, from Parveen & Bhanot, Pathogens 2019;8(3):117).
[6]	See https://www.cdc.gov/lyme/signs-symptoms/chronic-symptoms-and-lyme-disease.html.
[7]	Walitt et al Nature Communications 2024;15:907.
[8]	Lindner HH. 2022. Chronic babesiosis caused by B. odocoilei: Diagnosis, pathophysiology & treatment. Presentation at the 2022 ILADS scientific meeting, Orlando Florida.
[9]	See https://www.cdc.gov/nchs/data/databriefs/db488.pdf.

Separately from the clinical indication, based on estimates from industry experts, there may be somewhere between several hundred and several thousand cases of canine babesiosis each year in the United States, and thousands more globally. Currently, standard of care treatment for babesiosis in dogs is a ten-day course of atovaquone and azithromycin, which costs about $1,350 out of pocket. A treatment course of Tafenoquine mirroring the human prophylactic dose in dogs might cost < $300, offering a compelling alternative to standard of care. The additional resources required to generate enabling data for veterinary uses are much less expensive than human clinical trials and we are already funding a pilot study at North Carolina State University related to this indication.

●	Treatment of Acute Babesiosis. There are up to 38,000 cases of potentially treatable acute symptomatic babesiosis (red blood cell infections caused by deer tick bites) in the United States each year.[10] Approximately 650 of these cases are hospitalizations, a smaller fraction of which represents immunosuppressed individuals.[11] Symptomatic babesiosis is usually treated with a minimum ten day course of atovaquone and azithromycin which is extended to six weeks in the immunosuppressed, who may also experience relapses requiring multiple hospitalizations.[12] This is much longer than equivalent serious parasitic diseases such as malaria where the goal is a three-day regimen. In a recently published case series Tafenoquine in combination with standard of care cured 80% of immunosuppressed patients with relapsing babesiosis and the investigators stated in a press release that “Tafenoquine is going to make a huge difference, I think, in people who are severely immunocompromised.” [13]

●	Prevention of Tick-Borne Diseases. Post-exposure prophylaxis or early treatment with, respectively, a single dose or several week regimen of doxycycline following a tick-bite is a recognized indication to prevent the complications of Lyme disease. There may be more than 400,000 such tick bites in the United States requiring medical treatment each year. This estimate is based on the observation that approximately 50,000 tick bites are treated in U.S. hospital emergency rooms each year; however, this calculation represents only about 12% of actual treated tick bites based on observations from comparable ex-U.S health systems.[14] Unlike Lyme disease, there is no characteristic rash associated with early infection and no reliable diagnostic tests. Thus, an individual bitten by a tick cannot know whether they have also been infected with babesiosis. It is likely that a drug proven to be effective for this indication for babesiosis would also be used in conjunction with Lyme prophylaxis.

Treatment and Prevention of Fungal Infections

We are evaluating Tafenoquine for potential utility in the following fungal diseases:

●	Treatment of Candida infections. According to the CDC, there are 50,000 reported cases of candidiasis (a type of fungal infection) each year in the United States and up to 1,900 clinical cases of C. auris, for which there are few available treatments.[15] Since it has broad-spectrum activity against drug-resistant Candida spp in culture, Tafenoquine, has the potential to be a market leading therapy for treatment/prevention of C. auris, and to be added to the standard of care regimens for other Candida infections.[16]

[10]	This estimate is based on the observations of Krugeler et al (Emerg Infect Dis 2021;27:616-61) who reported that 476,000 cases of Lyme disease occur in U.S. states where babesiosis is endemic and Krause et. al. (JAMA 1996;275:1657-16602) who reported that 10% of Lyme disease patients are co-infected with babesiosis and that according to Krause et al (AJTMH 2003;6:431-436) fact that about 80% of cases are symptomatic (thus 476,000*10%*80% = 38,000 cases of babesiosis per year).
[11]	Bloch et al Open Forum Infect Dis 2022;9(11):ofac597.
[12]	According to IDSA guidelines.
[13]	See Krause et al Clin Infect Dis 2024; doi:10.1093/cid/ciae238 and https://ysph.yale.edu/news-article/antimalarial-drug-is-effective-against-tick-borne-infection-babesiosis/.
[14]	Marx et. al., MMWR 2021;70:612-616.
[15]	https://www.cdc.gov/fungal/diseases/candidiasis/invasive/statistics.html.; https://www.cdc.gov/fungal/candida-auris/tracking-c-auris.html.
[16]	Dow and Smith New Microb New Infect 2022;45:100964.

●	Prevention of fungal pneumonias. There are up to ~ 91-92,000 new patient cases each year in the United States for which antifungal prophylaxis is recommended, including acute lymphoblastic leukemia (up to 6,540 cases) and large B-cell lymphoma (up to 18,000 cases) patients receiving CAR-T therapy, solid organ transplant patients (up to 42,887 cases), allogeneic (~ 9,000 cases) and autologous (~ 15,000 cases) hematopoietic stem cell transplant patients.[17] Despite the availability and use of antifungal prophylaxis, the risk of some patient groups contracting fungal pneumonia exceeds the risk of contracting malaria during travel to West Africa.[18] Since it has broad spectrum antifungal effects in cell culture, and activity against Pneumocystis in animal models, Tafenoquine has the potential to be added to existing standard of care regimens for the prevention of fungal pneumonias.[19]

Viral Diseases

Celgosivir, a potential clinical candidate of 60P’s, has activity in a number of animal models of important viral diseases such as Dengue and RSV. According to the European CDC, Dengue is associated with at least 4.1 million cases globally. 20 And, according to the U.S. CDC, RSV is responsible for up to 240,000 hospitalizations in children less than five years of age and adults greater than 65 years of age in the United States each year.21 As outlined in the “Strategy” section below, we expect to evaluate Celgosivir in additional non-clinical disease models before making a decision regarding clinical development.

More information about our products is provided in the next section, and the status of various development efforts for the above-mentioned diseases is outlined in Figure A, below.

Figure A

Products

Arakoda (Tafenoquine) for malaria prevention

We entered into a cooperative research and development agreement with the United States Army in 2014 to complete development of Arakoda for prevention of malaria.22 With the U.S. Army, and other private sector entities as partners, we coordinated the execution of two clinical trials, development of a full manufacturing package, gap-filling non-clinical studies, compilation of a full regulatory dossier, successful defense of our program at an FDA advisory committee meeting and submitted a new drug application (“NDA”) to the FDA in 2018. The history of that collaboration has been publicly communicated by the U.S. Army.23

[17]	See statistics for solid organ transplants at the Organ Transplant and Procurement Network at: National data - OPTN (hrsa.gov); See statistics for hematopoietic stem cell transplant in Dsouza et al Biology of Blood and Bone Marrow Transplantation 202;26: e177-e182; See statistics for acute lymphoblastic leukemia at: Key Statistics for Acute Lymphocytic Leukemia (ALL) (cancer.org); See statistics for large cell large B-cell lymphoma at; Diffuse Large B-Cell Lymphoma - Lymphoma Research Foundation; Treatment guidelines recommending antifungal prophylaxis for these diseases can be reviewed in (i) Fishman et al Clinical Transplantation. 2019;33:e13587, (ii) Hematopoietic Cell Transplantation (cancernetwork.com), (iii) Cooper et al Journal of the National Comprehensive Cancer Network 2016;14:882-913 and (iv) Los Arcos et al Infection (2021) 49:215–231.
[18]	Aguilar-Guisado et al Clin Transplant 2011;25:E629–38; Mace et al MMWR 202;70:1–35.
[19]	Queener et al JID 1997;165:764-768; Dow and Smith New Microb New Infect 2022;45:100964
[20]	https://www.ecdc.europa.eu/en/dengue-monthly#:~:text=This%20is%20an%20increase%20of%2032%20653%20cases% 20and%2032,853%20deaths%20have%20been%20reported.
[21]	https://www.cdc.gov/rsv/php/surveillance/index.html#cdc_survey_profile_surveys_used-rsv-burden-estimates.
[22]	In 2014, we signed a cooperative research and development agreement with the United States Army Medical and Materiel Development Activity (Agreement W81XWH-14-0313). Under this agreement, we agreed to submit an NDA for Tafenoquine to the FDA (as Arakoda), while the US Army agreed to finance the bulk of the necessary development activities in support of that goal.
[23]	Zottig et al Military Medicine 2020; 185 (S1): 687.

The FDA and Australia’s medicinal regulatory agency, the Therapeutic Goods Administration, subsequently approved Arakoda (brand name in the U.S.) and Kodatef (brand name in Australia), respectively, for prevention of malaria in travelers in 2018. Prescribing information and guidance for patients can be found at www.arakoda.com. The features and benefits of Tafenoquine for malaria prophylaxis, some of which have been noted by third-party experts, include: convenient once weekly dosing following a three day load; the absence of reports of drug resistance during malaria prophylaxis; activity against liver and blood stages of malaria as well as both the major malaria species (Plasmodium vivax and Plasmodium falciparum); absence of any black-box safety warnings; good tolerability, including in women and individuals with prior psychiatric medical history; and a comparable adverse event rate to placebo with up to 12 months continuous dosing.24 Tafenoquine entered the commercial supply chains in the U.S. and Australia in the third quarter of 2019.

The only limitation of Arakoda is the requirement for a G6PD test prior to administration.25 The G6PD test must be administered to a prospective patient prior to administration of Arakoda in order to prevent the potential occurrence of hemolytic anemia in individuals with G6PD deficiency.26 G6PD is one of the most common enzyme deficiencies and is implicated in hemolysis following administration/ingestion of a variety of oxidant drugs/food. G6PD must also be ruled out as a possible cause when diagnosing neonatal jaundice. As a consequence, G6PD testing is widely available in the United States through commercial pathology service providers (e.g., Labcorp, Quest Diagnostics, etc.). Although these tests have a turn-around time of up to 72 hours, the test needs only to be administered once. Thus, existing U.S. testing infrastructure is sufficient to support the FDA-approved use of the product (malaria prevention) by members of the armed forces (who automatically have a G6PD test when they enlist), civilian travelers with a long planning horizon, or repeat travelers.

Tafenoquine for Other (Infectious) Diseases

During the pandemic, we also worked with NIH to evaluate the utility of Tafenoquine as an antifungal. We, and the NIH, found that Tafenoquine exhibits a Broad Spectrum of Activity in cell culture against Candida and other yeast strains via a different Mode of Action than traditional antifungals and also exhibits antifungal activity against some fungal strains at clinically relevant doses in animal models.27 Our work followed Legacy Studies that show Tafenoquine is effective for treatment and prevention of Pneumocystis pneumonia in animal models.28 We believe that if added to the standard of care for anti-fungal and yeast infection treatments for general use, Tafenoquine has the potential to improve patient outcomes in terms of recovery from yeast infections, and prevention of fungal pneumonias in immunosuppressed patients. There are limited treatment options available for these indications, and Tafenoquine’s novel mechanism of action might also mitigate problems of resistance. Clinical trial(s) to prove safety and efficacy, and approval by the FDA and other regulators, would be required before Tafenoquine could be marketed for these indications.

Tafenoquine monotherapy, or use in combination with other antibabesial medications, clears and eradicates Babesia infections, respectively, in both immunocompetent and immunocompromised animal models of babesiosis (tick borne red blood cell infections).29 In up to 80% of cases Tafenoquine administered in combination with antibabesial drugs after prior failure of conventional antibiotics in immunosuppressed babesiosis patients resulted in cures.30 Tafenoquine is also increasingly being utilized by Lyme disease prescribers to manage symptoms of Chronic Babesiosis. Consequently, we believe that (i) if combined with standard of care products, Tafenoquine has the potential to accelerate parasite clearance and reduce the duration of illness and treatment with antibiotic therapy in immunosuppressed patients hospitalized with severe illness, (ii) once appropriate clinical studies have been conducted, it is likely that Tafenoquine would be quickly embraced for post-exposure prophylaxis of babesiosis in patients with tick bites, and (iii) Tafenoquine could become the leading treatment for Chronic Babesiosis. Clinical trial(s) to prove safety and efficacy, and approval by FDA and other regulators, would be required before Tafenoquine could be marketed for these indications.

[24]	Tan and Hwang Journal of Travel Medicine, 2018, 1–2; Baird Journal of Travel Medicine 2018:, 1–13; Schlagenhauf et al Travel Medicine and Infectious Disease 2022; 46:102268; See Arakoda prescribing information at www.arakoda.com; McCarthy et al CID 2019:69:480-486; Dow et al. Malar J (2015) 14:473; Dow et al. Malaria Journal 2014, 13:49; Novitt-Moreno et al Travel Med Infect Dis 2022 Jan-Feb;45:102211.
[25]	See prescribing information at www.arakoda.com.
[26]	See prescribing information at www.arakoda.com.
[27]	Dow and Smith, New Microbe and New Infect 2022; 45: 100964.
[28]	Queener et al Journal of Infectious Diseases 1992;165:764-8).
[29]	Liu et al. Antimicrobial Agents Chemo 2021;65:e00204-21, Marcos et al. IDCases 2022;27:e01460; Rogers et al. Clin Infect Dis. 2022 Jun 10:ciac473, Prasad and Wormsner. Pathogens 2022;11:1015.
[30]	Krause et al Clin Infect Dis 2024; doi:10.1093/cid/ciae238.

Celgosivir

Celgosivir is a host targeted glucosidase inhibitor that was developed separately by other sponsors for HIV then for hepatitis C.31 The sponsors abandoned Celgosivir after completion of Phase II clinical trials involving 700+ patients, because other antivirals in development at the time had superior activity. The National University of Singapore initiated development of Celgosivir independently for Dengue fever. A clinical study, conducted in Singapore, the results of which were accepted for publication in the peer-reviewed journal Lancet Infectious Diseases, confirmed its safety but the observed reduction in viral load was lower than what the study was powered to detect.32 Celgosivir (as with other Dengue antivirals) exhibits greater capacity to cure Dengue infections in animal models when administered prior to symptom onset when compared to administration post-symptom onset. In animal models, this problem can be addressed by administering the same dose of drug split into four doses per day rather than two doses per day (as was the case in the Singaporean clinical trial).33 This observation led to the filing and approval of a patent related to Dengue, which we licensed from the National University of Singapore.

Additional clinical studies would be required to prove that such a 4x daily dosing regimen would be safe and effective in Dengue patients to regulators’ satisfaction. To that end, earlier in our history, we, in partnership with the National University of Singapore, and Singapore General Hospital, successfully secured a grant from the government of Singapore for a follow-on clinical trial. Unfortunately, we were unable at that time to raise matching private sector funding. We concluded as a result that development of Repositioned Molecules for Dengue, solely and without simultaneous development for other therapeutic use, despite substantial morbidity and mortality in tropical countries, was an effort best suited for philanthropic entities. Accordingly, during the pandemic, we undertook an effort (in partnership with NIH’s Division of Microbiology and Infectious Diseases program and Florida State University) to determine whether Celgosivir might be more broadly useful for respiratory diseases that have impact in both tropical and temperate countries. Preliminary data suggest that Celgosivir inhibits the replication of the virus that causes COVID-19 (SARS-CoV-2) in cell culture, and the RSV virus in cell culture and provides benefits in animals. We have filed and/or licensed patents in relation to Celgosivir for these other viruses as we believe there is potential applications to fight respiratory diseases that might have more commercial viability than historical development of Celgosivir to combat Dengue fever.

Competitive Strengths

Our main competitive strength has been our ability to achieve important clinical milestones inexpensively in therapeutic areas that other entities have found extremely challenging. With a small virtual management team, we have successfully built productive research partnerships with public and academic entities, and licensed products with well characterized safety profiles in prior clinical studies, thereby reducing the cost and risk of clinical development. This business and product model enabled Arakoda to be approved in 2018, with a total operating expense of < $10 million. We plan to focus in the future on generating proof of concept clinical data sets for the approved Arakoda regimen of Tafenoquine in other therapeutic areas, all of which is expected to foster and continue our existing tradition of inexpensive product development.

Strategy

Following our initial public offering in July 2023, our initial strategic priority was to conduct a Phase IIB that would have evaluated the potential of the Arakoda regimen of Tafenoquine to accelerate disease recovery in COVID-19 patients with low risk of disease progression. In October 2023, we made a decision to suspend this study. This was a consequence of advice previously received from the FDA, which we interpreted to mean that the Agency would not have granted clearance for the study to proceed unless we redesigned it to (i) enroll a patient population in which receipt of Paxlovid or Lagevrio would be medically contraindicated, or (ii) compare Tafenoquine to placebo in patients taking a “standard of care” regimen (defined by the FDA as Lagevrio or Paxlovid). The FDA’s position was somewhat surprising given that neither Paxlovid nor Lagevrio is indicated for treatment of COVID-19 in low-risk patients. We determined that conducting our study in an alternate population in the United States would be unfeasible, and that conducting an add-on-to standard of care study might not be Phase III enabling. Accordingly, the Company made a decision to pivot back to continue commercialization of Arakoda for malaria, and further evaluation of the Arakoda regimen of Tafenoquine for babesiosis and other diseases. We believe such an approach is both less risky and less expensive.

Moving forward, our general strategy to achieve profitability and grow shareholder value has three facets: (i) increase sales of Arakoda; (ii) conduct clinical trials to expand the number of patients who can use Tafenoquine for new indications in the future; and (iii) reposition small molecule therapeutics with good clinical safety profiles for new indications.

[31]	Sorbera et al, Drugs of the Future 2005; 30:545-552.
[32]	Low et. al., Lancet ID 2014; 14:706-715.
[33]	Watanabe et al, Antiviral Research 2016; 10:e19.

Expansion of U.S. Arakoda Sales

Hiring of Chief Commercial Officer. In February 2024, we hired Kristen Landon to lead our commercial efforts to reintroduce Arakoda for malaria prevention and conduct new product planning initiatives in tick-borne disease for babesiosis. We spent the first quarter analyzing the current landscape in the malaria prevention market, conducting primary market research among providers and consumers, and assessing agency partners for a virtual/digital marketing pilot program. Additionally, we kicked off a market assessment on the babesiosis space including desk top research and qualitative interviews with Key Opinion Leaders in the Infectious Disease and Lyme Community.

P&L Contract Review. We will conduct a review of all of our supply chain and formulary contracts to determine whether it is possible to increase our margin on Arakoda without increasing prices, or to compensate for any price adjustments which may be necessary to support repositioning efforts (see below).

Repositioning of Arakoda Relative to Malarone and Generic Equivalent Atovaquone-Proguanil. A malaria demand study was conducted to assess the attractiveness and acceptability of the Arakoda product profile and current pricing among health care providers and consumers. The product profile was well received among both stakeholders; however, price sensitivity on out-of-pocket costs was noted among both groups. Generic atovaquone-proguanil, our primary competitor is substantially cheaper than Arakoda for the average trip length (three weeks) and has superior formulary positioning (Tier 1 vs. Tier 3). However, generic-atovaquone proguanil does not provide the same level of confidence a traveler may experience from taking a product with a convenient weekly dosing regimen during travel, that works everywhere in the world against all malaria species and drug resistant strains, and which requires only a single dose for post-exposure prophylaxis upon return from a malarious area. The value those advantages confer needs to be communicated with key stakeholders.

Market Segment Definition and Targeting. We purchased market data to understand the malaria market landscape over the past decade and identified the current prescribers of Malarone and the generic equivalent atovaquone-proguanil, the main generic competitor to Arakoda for malaria prophylaxis. Beginning in the third quarter of 2024, we plan to reach out to prescribers covering the top 80% of atovaquone-proguanil prescribers in order to educate them about the value proposition of Arakoda. We will also compile a list of the top institutions/organizations that have ex-U.S. deployed workforces and internal occupational health and safety programs, and target these organizations with messaging regarding the convenience and global effectiveness of Arakoda. We do not initially plan to target U.S. government agencies as these organizations, such as the Department of Defense, are expected to be extremely price sensitive until operational considerations justify the use of superior products – for example, the DOD used inexpensive doxycycline for malaria prevention in the low malaria risk setting of Afghanistan, but chose superior weekly mefloquine, despite safety concerns, for the Ebola mission to west Africa in 2014, where malaria rates were extremely high.

Digital Revamp and Collateral: We will work with an agency of record to develop a marketing strategy for the proposed pilot and develop marketing assets that we believe best highlight the features and benefits of Arakoda, namely the convenience of the travel and post-travel regimen, and global effectiveness. We are currently assessing a co-pay or point of sale offer for travelers to offset out-of-pocket costs. We launched our Arakoda product website, which went live in April 2024.

Revised Forecast. We have developed an internal forecast for the malaria and Babesiosis indications and have contracted a third-party vendor to validate our analyses.

Development of the Arakoda Regimen of Tafenoquine for Babesiosis

In animal models, Tafenoquine monotherapy has been shown to suppress acute babesiosis infections to the point where the immune system can control them following single or multiple doses similar to those effective against malaria parasites, and longer regimens alone or in combination with atovaquone leads to complete radical cure and to the conference of sterile immunity.34 In three case studies in individuals with immunosuppression and/or refractory parasites, Tafenoquine alone or in combination with various standard of care antimalarials and antibiotics successfully cleared parasites, leading to three consecutive negative PCR tests, and prevention of further relapses in two of three individuals.35 Our market research has revealed that recent sales growth for Arakoda is primarily attributable to organic growth in prescribing by Lyme community prescribers for Chronic Babesiosis. Collectively these data suggest Tafenoquine might have utility alone or in combination as treatment or post-exposure prophylaxis of babesiosis (both acute and chronic).

The Company is planning three clinical trials to aid further development and commercialization of a Babesiosis indication for Tafenoquine. Trial 1 is a randomized, placebo-controlled, evaluation of Tafenoquine (200 mg per day for a total of 800 mg) in patients hospitalized with babesiosis who are also taking standard of care treatment (10 days of atovaquone-azithromycin). The primary endpoint will be time to clinical recovery of 11 common babesiosis symptoms as reported by patients. The key secondary endpoint will be time to molecular cure as assessed by an FDA-approved Babesia nucleic acid test that is used for blood donation screening. The study will enroll a minimum of 24 and up to 33 patients before an interim analysis is conducted, which will include both a test of significance and a sample size re-estimation in case this is required. The study design was reviewed by the FDA. We have signed clinical trial agreements with Tufts Medical Group, Yale, Rhode Island Hospital, and Brigham & Women’s Hospital. The first patient was randomized on June 25, 2024, and six patients have now completed the study. The earliest possible date that date would be available from the interim analysis would be January 31, 2026, assuming a minimum of 24 patients are enrolled prior to September 30, 2025. Further details are available on the clinicaltrials.gov website.36

Trial 2 will be an expanded use study utilizing commercially available Arakoda. The Company, if approved by an Institutional Review Board (“IRB,” also known as an ethics committee), plans to offer up to one year of Arakoda at no cost to about 10 patients per year (i.e., immunocompromised patients who have previously failed standard of care treatment). Informed consent will be obtained from patients to collect a blood sample for PCR testing at the end of treatment, and patients will be asked to complete a babesiosis symptom questionnaire. The goal of the study is to generate additional prospective data to confirm the observation by Krause et al in a recent publication that an extended regimen of Tafenoquine cured 80% of immunocompromised patients with relapsing babesiosis. As of the date of this filing, we had enrolled one patient in this study. More details about the study can be found on the clinicaltrials.gov website.37

[34]	Liu et al. Antimicrobial Agents Chemo 2021;65:e00204-21. Vydyam et al. J Infect Dis. 2024 Jan 3:jiad315. doi:10.1093/infdis/jiad315.
[35]	Marcos et al. IDCases 2022;27:e01460; Rogers et al. Clin Infect Dis. 2022 Jun 10:ciac473, Prasad and Wormsner. Pathogens 2022;11:1015.
[36]	See: https://classic.clinicaltrials.gov/ct2/show/NCT06207370.
[37]	See: https://clinicaltrials.gov/study/NCT06478641.

Trial 3 will be a Phase II open label study utilizing commercially available Arakoda. The Company, plans to offer an approximately three-month supply of Arakoda at no cost to patients who have a clinical diagnosis, are willing to submit biological samples for testing, and answer babesiosis and standardized fatigue inventories before and after treatment. The goal of this study will be to ascertain whether Arakoda treatment improves patient-reported fatigue symptoms in individuals who symptoms of severe fatigue lasting more than six months and a diagnosis of chronic babesiosis. Secondary objectives include assessing confirmable Babesia infection rates in these populations using validated molecular assays, and assessing the safety and tolerability profile of Arakoda in this patient population. This trial will be gated by the outcome of an epidemiology study we have financed at North Carolina State University (see below).

In May 2024, we signed a research and collaboration agreement with North Carolina State University in which the College of Veterinary Medicine will screen 300 archived blood samples from patients exhibiting symptoms consistent with chronic fatigue symptoms by PCR for the presence of Babesia spp. This work is now complete, and a manuscript for publication is now in preparation.

In March 2024, we initiated, in collaboration with the North Carolina State University College of Veterinary Medicine, a pilot study of Tafenoquine for treatment of canine babesiosis in the United States under a sponsored research program. Should this potential collaboration be successful, we believe that the data from that study may provide supportive data for the clinical babesiosis development program, and could provide proof of concept for an expanded study to prove utility for veterinary indications.

We believe, if the Company does not become capital-limited, and no recruitment issues are encountered, that the results of the above studies will come to fruition in the first quarter of 2026, potentially facilitating submission of a supplementary new drug application (or other appropriate regulatory filing) to FDA, with the goal of obtaining marketing approval of Arakoda for treatment of Babesiosis. If successful, this will allow the Company to actively market Arakoda for Babesiosis.

Parenteral Tafenoquine for Fungal Infections

We plan to support a series of studies in animal models to determine whether single dose parenteral administration of Tafenoquine exhibits efficacy against Candida spp including C. auris. These studies are being conducted under a sponsored research agreement with Monash University in Melbourne, Australia.

Combination Partner for Tafenoquine for Malaria

Most new antimalarial treatment products are developed as drug combinations to proactively combat drug resistance. We believe that Tafenoquine, due to its long half-life and activity against all parasite species and strains, would be an ideal partner in a drug combination. Recently, Kentucky Technology Inc. (“KTI”), completed Phase IIA studies in P. vivax malaria, in which they evaluated the safety and efficacy of SJ733, their ATP4 inhibitor in combination with Tafenoquine as the combination partner drug. It was recently announced that the SJ733 development program would be partially supported by a grant from the Global Health Innovative Technology Fund (“GHIT”). As part of its shares for services agreement with KTI, the Company recently received a detailed feasibility assessment and business plan for the project, including an assessment of potential PRV eligibility. The Company has provided KTI with a right of reference to its Arakoda IND, in order to assist with regulatory approvals of forthcoming clinical trials.

Celgosivir for Antiviral Diseases

Reviewing prior studies of Celgosivir for Zika, Dengue and RSV, it is evident that the drug protects against the pathological effects of viruses through a combination of anti-inflammatory and antiviral effects. These properties suggest it might have a beneficial effect in several viral diseases. Celgosivir is synthesized from Castanospermine, which is obtained from botanical sources in low yield, making its inherent cost of goods potentially high. Castanospermine is also quite water soluble, making it amenable to intravenous formulation. We plan to conduct a proof-of-concept study in a hamster-COVID-19 model to evaluate whether parenterally administered Castanospermine can ameliorate the pathological effects of SARS CoV-2 via modulation of cytokine response to infection. Following this offering this project will be added to our statement of work for our services agreement with Florida State University Research Foundation (“FSURF”), and will commence when there are sufficient proceeds from the sale of FSURF’s 60P shares to support this research. The data generated from the study will allow us to assess whether to move forward with IND enabling studies of parenteral Castanospermine (or Celgosivir) for viral indications.

Post-Marketing Requirements

We have an FDA post-marketing requirement to conduct a malaria prophylaxis study of Arakoda in pediatric and adolescent subjects. We proposed to the FDA, in late 2021, that this might not be safe to execute given that malaria prevention is administered to asymptomatic individuals and that methemoglobinemia (damage to the hemoglobin in blood that carries oxygen) occurred in 5% of patients, and exceeded a level of 10% in 3% of individuals in a study conducted by another sponsor in pediatric subjects with symptomatic vivax malaria.38 The FDA has asked us to propose an alternate design, for which we submitted a concept protocol in the fourth quarter of 2022, and submitted a full protocol in July, 2024. We estimate the cost of conducting the study proposed by the FDA, if conducted in the manner suggested by the FDA, would be $2 million, and, due to the time periods required to secure protocol approvals from the FDA and Ethics Committees, could not be initiated any earlier than the first quarter of 2026.

Capitalization and Future Financing

We previously filed Registration Statement on form S-3 on July 12, 2024 enabling us to raise up to $15,000,000, of which approximately $2.0 million was already raised under the At the Market Issuance Sales Agreement with WallachBeth Capital LLC. We anticipate that those funds, and the funds from the current offering if consummated in full (exercise of all Pre-Funded and Series A and B Warrants in this offering) should be sufficient to execute the commercial and research and development activities described herein.

[38]	Velez et al 2021 - Lancet Child Adolesc Health 2022; 6: 86–95.

Intellectual Property

We are co-owners, with the U.S. Army, of patents in the United States and certain foreign jurisdictions directed toward use of Tafenoquine for malaria and have obtained an exclusive worldwide license from the U.S. Army to practice these inventions. We also have an exclusive worldwide license to use manufacturing information and non-clinical and clinical data that the U.S. Army possesses relating to use of Tafenoquine for all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. We have pending patent applications in the United States and certain foreign jurisdictions for use of Tafenoquine for COVID-19, fungal lung infections, tick-borne diseases, and other infectious and non-infectious diseases in which induction of host cytokines/inflammation is a component of the disease process. The United States Patent and Trademark Office (“USPTO”) allowed our first COVID-19 patent for Tafenoquine in 2023. We have optioned or licensed patents involving Celgosivir for the treatment and prevention of Dengue (from the National University of Singapore), COVID-19 & Zika (Florida State University), and have pending patent applications related to Celgosivir for RSV. We have optioned or own manufacturing methods related to Celgosivir. A detailed list of our intellectual property is as follows:

Patents

Title	Patent No.	Country	Status	US Patent Date	Application No.	Estimated/ Anticipated Expiration Date
Dosing Regimen For Use Of Celgosivir As An Antiviral Therapeutic For Dengue Virus Infections	2013203400	Australia			2013203400+	10-April-2033*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	2014228035	Australia			2014228035	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	MY-170991-A	Malaysia			PI2015002372	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	378015	Mexico			MX/a/2015/013115	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	11201507254V	Singapore			11201507254V	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	Pending	Singapore	Pending		10201908089V	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	9763921	US		9/19/2017	14/772,873	14-Mar-2034^
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	10517854	US		12/31/2019	15/706,845	14-Mar-2034^
Dosing Regimens Of Celgosivir For The Treatment Of Dengue	11219616	US		1/11/2022	16/725,387	14-Mar-2034^
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	2015358566	Australia			2015358566	02-Dec-2035*
Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	2968694	Canada			2968694	02-Dec-2035*
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	10342791	US		7/9/2019	15/532,280	02-Dec-2035^
Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naive Subjects	10888558	US		1/12/2021	16/504,533	02-Dec-2035^
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	10201904908Q	Singapore			10201904908Q	02-Dec-2035*
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	Pending	EP	Pending		15865264.4	02-Dec-2035*
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	Pending	Hong Kong	Pending		18103081.4	02-Dec-2035*
Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naive Subjects	11744828	US		9/5/2023	17/145,530	02-Dec-2035^
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	731813	New Zealand			731813	02-Dec-2035*

Title	Patent No.	Country	Status	US Patent Date	Application No.	Estimated/ Anticipated Expiration Date
Regimens of Tafenoquine for Prevention of Malaria in Malaria-Naive Subjects	Pending	US	Pending		18/240,049	02-Dec-2035^
Novel Dosing Regimens Of Celgosivir For The Prevention Of Dengue	2016368580	Australia			2016368580	09-Dec-2036*
Novel Dosing Regimens Of Celgosivir For The Prevention Of Dengue	Pending	Singapore	Pending		10201912141Y	09-Dec-2036*
Dosing Regimens Of Celgosivir For The Prevention Of Dengue	11000516	US		5/11/2011	16/060,945	09-Dec-2036^
Methods For The Treatment And Prevention Of Lung Infections By Administration Of Tafenoquine	Pending	EP	Pending		21764438.4	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections By Administration Of Tafenoquine	Pending	China	Pending		202180029643.7	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections By Administration Of Tafenoquine	2021231743	Australia			2021231743	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections Caused By Gram-Positive Bacteria, Fungus, Or Virus By Administration Of Tafenoquine	Pending	Hong Kong	Pending		62023078645.6	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections Caused By Gram-Positive Bacteria, Fungus, Or Virus By Administration Of Tafenoquine	11633391	US		4/25/2023	17/189,544	05-May-2041^
Methods For The Treatment And Prevention Of Lung Infections Caused By Gram-Positive Bacteria, Fungus, Or Virus By Administration Of Tafenoquine	Pending	US	Pending		18/300,805	02-Mar-2041^
Methods For The Treatment And Prevention Of Lung Infections Caused By Fungus By Administration Of Tafenoquine	Pending	US	Pending		17/683,679	02-Mar-2041^
Methods For The Treatment And Prevention Of Lung Infections Caused By Sars-Cov-2 Virus By Administration Of Tafenoquine	Pending	US	Pending		17/683,718	02-Mar-2041^
Treatment Of Human Coronavirus Infections Using Alpha-Glucosidase Glycoprotein Processing Inhibitors	11,369,592	US		6/28/2022	17/180,140#	19-Feb-2041^
Treatment Of Human Coronavirus Infections Using Alpha-Glucosidase Glycoprotein Processing Inhibitors	Pending	US	Pending		17/664,693#	19-Feb-2041^
Treatment Of Human Coronavirus Infections Using Alpha-Glucosidase Glycoprotein Processing Inhibitors	Pending	EP	Pending		2021757552#	19-Feb-2041*

Title	Patent No.	Country	Status	US Patent Date	Application No.	Estimated/ Anticipated Expiration Date
Methods For The Treatment And Prevention Of Non-Viral Tick-Borne Diseases And Symptoms Thereof	Pending	US	Pending		18/640,657	19-Apr-2044^
Methods For The Treatment And Prevention Of Non-Viral Tick-Borne Diseases And Symptoms Thereof	Pending	US	Pending		18/640,695	19-Apr-2044^
Methods For The Treatment And Prevention Of Non-Viral Tick-Borne Diseases And Symptoms Thereof	Pending	US	Pending		18/640,611	19-Apr-2044^
Methods For The Treatment And Prevention Of Non-Viral Tick-Borne Diseases And Symptoms Thereof	Pending	PCT	Pending		PCT/US24/025436	19-Apr-2044*
Methods For The Treatment And Prevention Of Non-Viral Tick-Borne Diseases And Symptoms Thereof	Pending	PCT	Pending		PCT/US24/025458	19-Apr-2044*
Methods For The Treatment And Prevention Of Non-Viral Tick-Borne Diseases And Symptoms Thereof	Pending	PCT	Pending		PCT/US24/025472	19-Apr-2044*
Methods To Treat Respiratory Infection Utilizing Castanospermine Analogs	Pending	US	Pending		18/218,202	05-Jul-2043^
Methods To Treat Respiratory Infection Utilizing Castanospermine Analogs	Pending	CN	Pending		Nat. Phase of PCT/US23/26884	05-Jul-2043*
Methods To Treat Respiratory Infection Utilizing Castanospermine Analogs	Pending	AU	Pending		2023304186	05-Jul-2043*
Methods To Treat Respiratory Infection Utilizing Castanospermine Analogs	Pending	CA	Pending		3261048	05-Jul-2043*
Methods To Treat Respiratory Infection Utilizing Castanospermine Analogs	Pending	EP	Pending		23836044.0	05-Jul-2043*
Methods For The Treatment And Prevention Of Diseases Or Infections With MCP-1 Involvement By Administration Of Tafenoquine	Pending	US	Pending		18/375,070	29-Sep-2043^
Methods For The Treatment And Prevention Of Diseases Or Infections With MCP-1 Involvement By Administration Of Tafenoquine	Pending	PCT	Pending		PCT/US23/34169	29-Sep-2043*
Treatment Of Zika Virus Infections Using Alpha Glucosidase Inhibitors	10328061+	US		6-25-2019	15/584,952+	2-May-2037
Treatment Of Zika Virus Infections Using Alpha Glucosidase Inhibitors	10561642+	US		2-18-2020	15/856,377+	2-May-2037

* =	For foreign patents and applications, the estimated and/or anticipated patent expiration is the date that is twenty years from the PCT filing date. For all issued Australian patents, this estimated date was also confirmed through the Australian patent office web database.

^ =

For issued U.S. patents, the estimated patent expiration was calculated using information from the front cover of the patent, i.e., 20 years from the date of the nonprovisional filing plus any listed Patent Term Adjustment less any time disclaimed through a Terminal Disclaimer. For pending U.S. applications, the anticipated patent expiration is the date twenty years from the earliest nonprovisional filing date and does not account for possible Patent Term Adjustment (PTA), Patent Term Extension (PTE), or Terminal Disclaimers.

+ =	60 Degrees Pharmaceuticals, Inc. is not a listed Applicant and Geoffrey S. Dow, Ph.D. is not a listed inventor.

# =	60 Degrees Pharmaceuticals, Inc. is not a listed Applicant, but Geoffrey S. Dow, Ph.D. is a listed inventor.

All patents not designated with a “+” list Geoffrey S. Dow, Ph.D. as an inventor.

All patents not designated with a “+” or a “#” list 60 Degrees Pharmaceuticals, Inc. as an applicant.

All estimated patent expiration dates and anticipated patent expiration assume payment of any maintenance/annuity fees during the patent term.

Trademarks

Country	Mark	Status	Application Number	Date Filed	Registration Date	Registration Number	BIR Ref Number	Due Date	Due Date Description
Australia	KODATEF	Registered	1774631	2-Jun-16	6/2/2016	1774631	0081716-000029	2-Jun-26	Renewal Due

Canada	KODATEF	Registered	1785098	1-Jun-16	11/26/2019	TMA1,064,371	0081716-000028	26-Nov-29	Renewal Due
Canada	ARAKODA	Registered	1899317	15-May-18	8/20/2020	TMA1,081,180	0081716-000053	20-Aug-30	Renewal Due

China	KODATEF	Registered	20842242	2-Aug-16	9/28/2017	20842242	0081716-000035	27-Sep-27	Renewal Due

European Union	KODATEF	Registered	15508872	3-Jun-16	9/21/2016	15508872	0081716-000034	3-Jun-26	Renewal Due
European Union	ARAKODA	Registered	17900852	16-May-18	9/20/2018	17900852	0081716-000054	16-May-28	Renewal Due

Israel	KODATEF	Registered	285476	6-Jun-16	6/6/2016	285476	0081716-000033	6-Jun-26	Renewal Due

New Zealand	KODATEF	Registered	1044407	7-Jun-16	12/8/2016	1044407	0081716-000031	6-May-26	Renewal Due

Russian Federation	KODATEF	Registered	2016720181	6-Jun-16	7/10/2017	623174	0081716-000032	6-Jun-26	Renewal Due

Singapore	KODATEF	Registered	40201707950V	2-May-17	11/8/2017	40201707950V	0081716-000040	2-May-27	Renewal Due

United Kingdom	ARAKODA	Registered	17900852	16-May-18	9/20/2018	UK00917900852	0081716-000054	16-May-28	Renewal Due
United Kingdom	KODATEF	Registered	15508872	3-Jun-16	9/21/2016	UK009015508872	0081716-000072	3-Jun-26	Renewal Due

United States of America	TQ 100 & TABLET DESIGN	Registered	87608493	14-Sep-17	9/11/2018	5562900	0081716-000037	11-Sep-24	Section 8 & 15 Due
United States of America	ARAKODA	Registered	87688137	16-Nov-17	12/31/2019	5950691	0081716-000050	31-Dec-25	Section 8 & 15 Due
United States of America	KODATEF	Abandoned-	90072885	24-Jul-20			0081716-000069	16-Aug-23	Statement of Use/3rd Extension of Time Due
United States of America	KODATEF	Allowed	98/363,219	18-Jan-24			0081716-000074	12-May-25	Statement of Use/1st Extension of Time Due

Key Relationships & Licenses

On May 30, 2014, we entered into the Exclusive License Agreement (the “2014 NUS-SHS Agreement”) with National University of Singapore (“NUS”) and Singapore Health Services Pte Ltd (“SHS”) in which we were granted a license from NUS and SHS with respect to their share of patent rights regarding “Dosing Regimen for Use of Celgosivir as an Antiviral Therapeutic for Dengue Virus Infection” to develop, market and sell licensed products. The 2014 NUS-SHS Agreement continues in force until the expiration of the last to expire of any patents under the patent rights unless terminated earlier in accordance with the 2014 NUS-SHS Agreement. We are obligated to pay royalties at the rate of 1.5% of gross sales.

On July 15, 2015, we entered into the Exclusive License Agreement with the U.S. Army Medical Materiel Development Activity (the “U.S. Army”), which was subsequently amended (the “U.S. Army Agreement”), in which we obtained a license to develop and commercialize the licensed technology with respect to all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. This exclusion does not impact our ability to market Arakoda for the FDA-approved use, which is the prevention of malaria utilizing the indicated dose in asymptomatic individuals traveling to high-malaria or malaria-prone regions (whereas the license exclusion relates to its use to treat symptomatic vivax malaria in a patient already presenting with that disease). The term of the U.S. Army Agreement will continue until the expiration of the last to expire of the patent application or valid claim of the licensed technology, or 20 years from the start date of the U.S. Army Agreement, unless terminated earlier by the parties. We will be required to make a minimum annual royalty payment of 3% of net sales for net sales < $35 million, and 5% of net sales greater than $35 million, with US government sales excluded from the definition of net sales. In addition, we must pay a milestone fee of $75,000 once cumulative net sales from all sources exceeds $6 million, $100,000 if we are acquired or merge, and regulatory approval milestone payments once marketing authorizations are achieved in Canada ($5,000) and Europe ($5,000). Also, we will be required to obtain the U.S. Army Medical Materiel Development Activity’s consent prior to a change of control of the Company, which consent was obtained on September 2, 2022.

On September 15, 2016, we entered into the Exclusive License Agreement (the “2016 NUS-SHS Agreement”) with National University of Singapore and Singapore Health Services Pte Ltd (“SHS”) in which we were granted a license from NUS and SHS with respect to their share of patent rights regarding “Novel Dosing Regimens of Celgosivir for The Prevention of Dengue” to develop, market and sell licensed products. The 2016 NUS-SHS Agreement continues in force until the expiration of the last to expire of any patents under the patent rights unless terminated earlier in accordance with the 2016 NUS-SHS Agreement. We are obligated to pay at the rate of 1.5% of gross sales or minimum annual royalty ($5,000 in 2022 and $15,000 in 2023). In July 2022, we renegotiated the timing of a license fee of $85,000 Singapore Dollars, payable to NUS, such that payment would be due at the earlier of (i) enrollment of a patient in a Phase II clinical trial involving Celgosivir, (ii) two years from the agreement date and (iii) an initial public offering.

On December 4, 2020, we entered into the Other Transaction Authority for Prototype Agreement (“OTAP Agreement”) with the Natick Contracting Division of the U.S. government in which we will, among other things, conduct activities for a Phase II clinical trial to assess the safety and efficacy of Tafenoquine for the treatment of mild to moderate COVID-19 disease, with the goal of delivering Tafenoquine with an FDA Emergency Use Authorization (“EUA”) approved as a countermeasure against COVID-19. The total amount of the OTAP Agreement is $4,999,814. The term of the OTAP Agreement commenced on December 4, 2020 and was completed in the third quarter of 2022. Pursuant to the OTAP Agreement, we will not offer, sell or otherwise provide the EUA or licensed version of the prototype (Tafenoquine) that is FDA approved for COVID-19 or any like product to any entity at a price lower than that offered to the DoD, which applies only to products sold in the U.S., European Union and Canada related to COVID-19.

On February 15, 2021, we entered into the Inter-Institutional Agreement with FSURF (the “FSURF Agreement”) in which FUSRF granted us the right to manage the licensing of intellectual property created at FSURF. The term of the FSURF Agreement expires five years from February 15, 2021. After deduction of a 5% administrative fee by FSURF, capped at $15,000 annually, and reimbursement of patent prosecution expenses, we will receive 20% of license income and FSURF will receive 80% of license income. Payments of license income shall be paid in U.S. dollars quarterly each year. On February 19, 2021, we entered into an agreement with FSURF, subsequently amended on February 15, 2023, that collectively granted an option, effective through August 19, 2023, to us to license methods for purifying castanospermine and its use for the treatment of COVID-19. On August 19, 2021, we entered into an agreement with FSURF, subsequently amended on February 15, 2023, that collectively granted an option, effective through August 19, 2023, to us to license a patent relating to the use of alpha glucosidase inhibitors (including castanospermine and Celgosivir) for treatment of Zika infections.

Ending upon July 12, 2033 or the conversion or redemption in full of all of the shares of Series A Preferred Stock owned by Knight, we will pay Knight a royalty equal to 3.5% of our net sales, where “net sales” has the same meaning as in our license agreement with the U.S. Army for Tafenoquine. Upon succeeding with the qualified IPO, at the end of the quarter and each thereafter the royalty will be calculated, and payment will be made within fifteen days.

Corporate Structure

60 Degrees Pharmaceuticals, Inc. is a Delaware corporation that was incorporated on June 1, 2022.

On June 1, 2022, 60 Degrees Pharmaceuticals, LLC, a District of Columbia limited liability company (“60P LLC”), entered into the Agreement and Plan of Merger with 60 Degrees Pharmaceuticals, Inc., pursuant to which 60P LLC merged into 60 Degrees Pharmaceuticals, Inc. The value of each outstanding member’s membership interest in 60P LLC was correspondingly converted into common stock of 60 Degrees Pharmaceuticals, Inc., par value $0.0001 per share, with a cost-basis equal to $5.00 per share.

Our majority-owned subsidiary, 60P Australia Pty Ltd, an Australian proprietary company limited by shares (“60P Australia”), was formed and registered in Queensland on December 3, 2013, and conducts operations in Australia.

60P Australia previously solely owned a Singaporean subsidiary company, 60P Singapore Pte. Ltd., which dissolved at our election in the second quarter of 2022.

Going Concern

Our independent auditors have issued a report raising substantial doubt of our ability to continue as a going concern. We anticipate that we will require additional capital to continue as a going concern and expand our operations in accordance with our current business plan.

Suppliers

We have quality and contract manufacturing agreements relating to Arakoda in place with Piramal Enterprises Limited (API, tablets) and PCI Pharma Services (secondary packaging) (“PCI”) and supply/quality/pharmacovigilance agreements in place with Biocelect Pty Ltd, Scandinavian Biopharma, and Knight Therapeutics Inc. (to allow supply of Arakoda/Kodatef to Australia, Europe and Canada/Israel/Latin America and Russia, respectively). As of the date of this prospectus, we have not supplied any of our products to Russia nor do we anticipate supplying any of our products to Russia in the near future.

Recent Developments

Registered Direct Offerings

February 2025

On February 5, 2025, we entered into a securities purchase agreement (the “February 2025 Securities Purchase Agreement”) with certain institutional investors (the “February 2025 Purchasers”) pursuant to which the Company sold, in a registered direct offering an aggregate of 1,503,500 shares (the “February 2025 Shares”) of common stock at a purchase price of $0.715 per share in a registered direct offering priced at-the-market under the rules of Nasdaq.

The February 2025 Shares were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-280796), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 18, 2024 as supplemented by a prospectus supplement dated February 5, 2025, filed with the SEC on February 6, 2025 and accompanying base prospectus, pursuant to Rule 424(b)(5) promulgated under the Securities Act.

In a concurrent private placement, the Company also issued to the February 2025 Purchasers unregistered warrants to purchase up to an aggregate of 1,503,500 shares of common stock at an exercise price of $0.59 per share. The February 2025 Common Warrants are exercisable upon issuance and expire twenty-four months from the date of issuance.

Pursuant to the February 2025 Securities Purchase Agreement, the Company is required to file a registration statement with the SEC within 45 days after the date of the February 2025 Securities Purchase Agreement to register the shares underlying the February 2025 Common Warrants under the Securities Act. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within 75 days following the closing date of the February 2025 Offering and to keep such registration statement effective at all times until no February 2025 Purchaser owns any February 2025 Common Warrants or shares underlying the February 2025 Common Warrants issuable upon exercise thereof.

Any holder will not have the right to exercise any portion of the February 2025 Common Warrants if the holder (together with its affiliates) would beneficially own more than 4.99% (or, upon the election of the holder, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the February 2025 Common Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

The exercise price of the February 2025 Common Warrants is subject to customary adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock and also upon any distributions of assets, including cash, stock or other property to the stockholders of the Company.

The issuance of the February 2025 Common Warrants pursuant to the February 2025 Securities Purchase Agreement and issuance of the February 2025 Placement Agent Warrants were made pursuant to the exemption from the registration requirements under the Securities Act, available to the Company under Section 4(a)(2) promulgated thereunder and Rule 506 of Regulation D promulgated under the Securities Act due to the fact the offering of the February 2025 Common Warrants and the February 2025 Placement Agent Warrants thereunder did not involve a public offering of securities.

The February 2025 Securities Purchase Agreement contained customary representations and warranties. The February 2025 Offering closed on February 6, 2025.

Pursuant to the Engagement Agreement, the Placement Agent acted as the Company’s exclusive placement agent in connection with the offering.

Pursuant to the terms of the Engagement Agreement, the Company paid the Placement Agent a cash transaction fee equal to 7.5% of the aggregate gross cash proceeds in the offering and a management fee equal to 1.0% of the aggregate gross cash proceeds in the offering. In addition, the Company paid for certain non-accountable expenses in the amount of $15,000 and a clearing fee in the amount of $10,000. The Company also issued to the Placement Agent (or its designees) warrants to purchase up to 112,763 shares of Common Stock. The February 2025 Placement Agent Warrants have an exercise price equal to $0.8938 per share and are exercisable upon issuance, or February 6, 2025, for twenty-four months from the date of issuance, or February 6, 2027.

The Company received net proceeds of $908,627.28 from the offering, after deducting estimated offering expenses paid by the Company, including the Placement Agent fees. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

January 2025

On January 28, 2025, we entered into a securities purchase agreement (the “January 2025 Securities Purchase Agreement”) with certain institutional investors (the “January 2025 Purchasers”) pursuant to which the Company sold, in a registered direct offering an aggregate of 1,021,549 shares (the “January 2025 Shares”) of common stock at a purchase price of $1.021 per share in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market LLC (“Nasdaq”).

The January 2025 Shares were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-280796), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 18, 2024 as supplemented by a prospectus supplement dated January 28, 2025, filed with the SEC on January 30, 2025, and accompanying base prospectus, pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In a concurrent private placement, the Company also issued to the January 2025 Purchasers unregistered warrants to purchase up to an aggregate of 2,043,098 shares of common stock at an exercise price of $0.771 per share. The January 2025 Common Warrants are exercisable upon issuance and expire twenty-four months from the date of issuance.

Pursuant to the January 2025 Securities Purchase Agreement, the Company is required to file a registration statement with the SEC within 45 days after the date of the January 2025 Securities Purchase Agreement to register the shares underlying the January 2025 Common Warrants under the Securities Act. The Company shall use commercially reasonable efforts to cause such registration statement to become effective within 75 days following the closing date of the January 2025 Offering and to keep such registration statement effective at all times until no January 2025 Purchaser owns any January 2025 Common Warrants or shares underlying the January 2025 Common Warrants issuable upon exercise thereof.

Any holder will not have the right to exercise any portion of the January 2025 Common Warrants if the holder (together with its affiliates) would beneficially own more than 4.99% (or, upon the election of the holder, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the January 2025 Common Warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

The exercise price of the January 2025 Common Warrants is subject to customary adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock and also upon any distributions of assets, including cash, stock or other property to the stockholders of the Company.

The issuance of the January 2025 Common Warrants pursuant to the January 2025 Securities Purchase Agreement and issuance of the January 2025 Placement Agent Warrants were made pursuant to the exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), available to the Company under Section 4(a)(2) promulgated thereunder and Rule 506 of Regulation D promulgated under the Securities Act due to the fact the offering of the January 2025 Common Warrants and the January 2025 Placement Agent Warrants thereunder did not involve a public offering of securities.

The January 2025 Securities Purchase Agreement contained customary representations and warranties. The January 2025 Offering closed on January 30, 2025.

Pursuant to an engagement letter agreement between and H.C. Wainwright & Co., LLC (the “Placement Agent”) dated August 30, 2024, as amended on September 3, 2024 and January 24, 2025 (the “Engagement Agreement”), the Placement Agent acted as the Company’s exclusive placement agent in connection with the offering.

Pursuant to the terms of the Engagement Agreement, the Company paid the Placement Agent a cash transaction fee equal to 7.5% of the aggregate gross cash proceeds in the offering and a management fee equal to 1.0% of the aggregate gross cash proceeds in the offering. In addition, the Company paid for certain non-accountable expenses in the amount of $15,000 and a clearing fee in the amount of $10,000. The Company also issued to the Placement Agent (or its designees) warrants to purchase up to 76,616 shares of Common. The January 2025 Placement Agent Warrants have an exercise price equal to $1.2763 per share and are exercisable upon issuance, or January 30, 2025, for twenty-four months from the date of issuance, or January 30, 2027.

The Company received net proceeds of approximately $804,346.40 from the offering, after deducting estimated offering expenses paid by the Company, including the Placement Agent fees. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital.

IRB Approval of Phase II Study to Evaluate Tafenoquine for Chronic Babesiosis

On January 8, 2025, we announced that the approval of an Investigational Review Board (IRB) sanctioned Phase II clinical study. The study (NCT06656351) will evaluate the efficacy and safety of the ARAKODA® regimen (tafenoquine) over 90 days for treating patients with a presumptive diagnosis of chronic babesiosis. Participants will have experienced significant functional impairment for at least six months. Patient enrollment is expected to begin in Q3 2025.

First Patient in Tafenoquine Expanded Access Clinical Study for Persistent (B. microti) Babesiosis

On January 8, 2025, we announced that the first patient has been enrolled in NCT06478641, an expanded access clinical study intended to confirm the activity of tafenoquine in treating patients with persistent babesiosis who have failed standard of care treatment and are at high risk of experiencing a relapse.

Patent License Agreement

On December 23, 2024, we and Tufts Medical Center announced signing of a Patent License Agreement to jointly advance the development and commercialization of tafenoquine for the treatment and prevention of babesiosis. Tafenoquine is not currently approved by the U.S. Food and Drug Administration (“FDA”) for the treatment and prevention of babesiosis. The agreement follows initiation of collaboration between researchers from both organizations to study the activity of tafenoquine against babesiosis, a serious tick-borne disease caused by microscopic parasites that infect red blood cells. The study formed the basis of U.S. Provisional Patent Application No. 63/461,060, and related U.S. utility and PCT applications, granting the parties shared intellectual property rights to tafenoquine’s potential future use for babesiosis.

Expansion of Tafenoquine Clinical Trial for Babesiosis to Brigham and Women’s Hospital

On December 11, 2024, we entered into a clinical trial agreement with Brigham and Women’s Hospital (BWH) in Boston to conduct a double-blind, placebo-controlled study evaluating the safety and efficacy of tafenoquine in combination with standard of care treatment for hospitalized babesiosis patients. The trial (NCT06207370) evaluates tafenoquine combined with standard treatment for babesiosis, addressing a critical unmet medical need. The double-blind, placebo-controlled trial will examine outcomes for hospitalized patients with severe babesiosis, a tick-borne illness often found as a co-infection of Lyme disease.

Reverse Split

On November 6, 2024, our Board of Directors (“Board”), our Board approved a reverse stock split of our Common Stock at a split ratio ranging between 1:3 and 1:5 (the “Split”), as determined by the Board in its sole discretion. On November 6, 2024, a majority of the stockholders of the Company approved the Split. Our Board will evaluate and determine whether effecting the Split is necessary in the near future to ensure compliance with all applicable Nasdaq listing requirements for the continued listing of our Common Stock on The Nasdaq Stock Market LLC.

ARAKODA® Promotional Pilot in Advance of Expanded U.S. Launch

On October 3, 2024, we announced that we have commenced a nine-month promotional pilot to bring greater awareness of ARAKODA® (tafenoquine) and its benefits to patients and healthcare providers who prescribe it. The pilot program includes inside, or virtual, sales representatives who will conduct outreach to prospective and current ARAKODA customers to promote the co-pay program and increase sales.

Amendment to 2022 Equity Incentive Plan

On November 6, 2024, our stockholders approved an amendment to the 60 Degrees Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) to increase the number of shares of Common Stock authorized for issuance by 500,000 shares, which was previously approved by the Board. The total number of shares reserved under the 2022 Plan is 285,373 shares effective as of January 28, 2025, which additional reservation of shares provides us with flexibility to address future equity compensation needs. This increase is essential to attract and retain qualified employees, directors and consultants, and to align their interests with those of our stockholders.

Amendment to Warrants

On September 5, 2024, the Company issued warrants to purchase up to an aggregate of 6,014,493 shares of Common Stock. On September 4, 2024 and November 6, 2024, our Board and stockholders, respectively, approved the exercise of these warrants (the “Warrants Proposal”) in compliance with applicable rules and regulations of the Nasdaq Stock Market LLC. Approval of the exercise of these warrants allows the Company to raise additional funds of up to approximately $4.0 million, providing critical capital to support our operations and growth initiatives. The approval was essential to maintaining compliance with Nasdaq requirements and to support the Company’s long-term financial stability.

ATM Offering

On July 22, 2024, we entered into an At the Market Issuance Sales Agreement (the “Sales Agreement”) with WallachBeth Capital LLC (“WallachBeth”) to sell shares of Common Stock having an aggregate offering price of up to $1,197,073.32 from time to time, through an “at the market offering” program (the “ATM Offering”). On July 24, 2024, we filed an amendment to the prospectus supplement with the SEC to increase the amount of Common Stock that may be offered and sold in the ATM Offering, as amended under the Sales Agreement to $1,890,705 in the aggregate, inclusive of the up to $1,197,073.32 in shares of Common Stock previously sold in the ATM Offering. On July 26, 2024, we filed a second amendment to the prospectus supplement with the SEC to further increase the amount of Common Stock that may be offered and sold in the ATM Offering, as amended under the 2021 Sales Agreement to $2,190,416 in the aggregate, inclusive of the up to $1,890,705 in shares of Common Stock previously sold in the ATM Offering. On August 2, 2024, we filed a third amendment to the prospectus supplement with the SEC to further increase the amount of Common Stock that may be offered and sold in the ATM Offering, as amended under the Sales Agreement to $2,295,192 in the aggregate, inclusive of the up to $2,190,416 in shares of Common Stock previously sold in the ATM Offering. The offer and sale of shares of Common Stock from the ATM Offering was made pursuant to our effective “shelf” registration statement on Form S-3 and an accompanying base prospectus contained therein (Registration Statement No. 333-280796) which became effective on January 20, 2021. As of the date of this prospectus, we have sold a total of 677,819 shares of our Common Stock pursuant to the Sales Agreement for an aggregate gross sales price of $1,994,583.43.

Tafenoquine Babesiosis Clinical Trial

In April 2024, the FDA provided some questions and recommendations related to the planned clinical trial that will study the use of Tafenoquine in treating babesiosis. The Company opened its first clinical site on June 13, 2024, following execution of a clinical agreement with Tufts Medical, Inc on May 29, 2024, and similar agreements with Yale University Island Hospital in July 2023. The first patient in the trial was enrolled on June 25, 2024, and the six patients had completed the study as of the date of this filing statement.

Nasdaq Notice of Failure to Comply with Continued Listing Standards

Nasdaq stating that for the 30 consecutive business day period between January 11, 2024 and February 27, 2024, our Common Stock had not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until August 26, 2024 (the “Compliance Period”), to regain compliance with the Bid Price Rule.

To regain compliance, the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of 10 consecutive trading days, unless extended by Nasdaq under Nasdaq Rule 5810(c)(3)(H), prior to August 26, 2024. As discussed in “Prospectus Summary - Recent Developments – Reverse Stock Split,” the Company effectuated a 1-for-12 reverse stock split of its Common Stock on August 12, 2024. Beginning on August 12, 2024, the Company’s Common Stock traded on The Nasdaq Capital Market on a split adjusted basis.

On August 26, 2024, the Company received a formal notification from Nasdaq Listing Qualifications of Nasdaq confirming that the Company had regained compliance with bid price requirement required for continued listing on the Nasdaq as set forth in Listing Rule 5550(a)(2).

Monash University

On February 13, 2024, our majority-owned Australian subsidiary, 60P Australia Pty Ltd, and Monash University entered into the Research Services Agreement (the “Agreement”) in which Monash University agreed to provide research services, including among other things, testing the efficacy of Tafenoquine against candidemia, confirming suitable fungal infection dosage and determining the pharmacokinetics of Tafenoquine following intraperitoneal drug administration (collectively, the “Services”). The commencement date of the Agreement was effective as of February 5, 2024, and the anticipated commencement of experiments and the completion date is in May 2024 and on November 30, 2024, respectively. The Company agreed to pay Monash University $90,167 AUD on April 1, 2024 and $90,167 AUD upon the completion of the Services.

North Carolina State University

On March 20, 2024, we signed a sponsored research agreement with North Carolina State University to conduct a pilot study to evaluate the efficacy of Tafenoquine in canine babesiosis. The research is expected to be completed by March 30, 2026. The Company will retain ownership of all data and inventions related to the study, subject to retained right of North Carolina State University to utilize study data or research use and publications. For a six-month period following notification by the University, the Company retains first right of refusal to negotiate a license to utilize any inventions or data generated by the University relevant to Tafenoquine but not occurring as a direct result of performing the planned studies.

On May 10, 2024, we entered into a sponsored research agreement with North Carolina State University to conduct a study to evaluate the incidence of Babesia infection amongst archived blood samples from patients with chronic fatigue and neurocognitive problems. The research will be completed by May 31, 2025. The Company retains the right to use all study data, joint and University-owned inventions for non-commercial purposes and first right of refusal to negotiate a royalty bearing license for commercial purposes for any university own intellectual property or ownership interest in jointly-owned intellectual property.

Clinical Trial Agreement

On May 29, 2024, we signed a clinical trial agreement with Tufts Medicine, Inc, which specifies the terms on which Tufts will act as a clinical trial site for our Tafenoquine-Babesiosis study. On July 15, 2024 we signed clinical trial agreements with Yale University and Rhode Island Hospital which specifies the terms on which they will act as clinical trial sites for our Tafenoquine-Babesiosis study. The Company retains the first right to negotiate an exclusive license to any intellectual property owned by the three institutions arising from the study.

January 2024 Offering

On January 29, 2024, the Company entered into an Underwriting Agreement with WallachBeth Capital LLC, as representative of the underwriters listed on Schedule I thereto, relating to the Company’s public offering (the “Offering”) of 438,409 units (the “Units”) at an offering price of $4.62 per Unit and 83,259 pre-funded units (the “Pre-Funded Units”) at an offering price of $4.50 per Pre-Funded Unit. Each Unit consisted of one share of Common Stock and one warrant exercisable for one share of Common Stock (the “Warrant”). Each Warrant has an exercise price of $5.082 per share, is exercisable immediately upon issuance and expires five years from the date of issuance. Each Pre-Funded Unit consists of one pre-funded warrant exercisable for one share of Common Stock (the “Pre-Funded Warrant”) and one warrant identical to the Warrants included in the Units. The purchase price of each Pre-Funded Unit is equal to the price per Unit sold to the public in the offering, minus $0.12, and the exercise price of each Pre-Funded Warrant is $0.12 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. WallachBeth Capital LLC partially exercised its over-allotment option with respect to 68,182 Warrants on January 31, 2024, and purchased an additional 5 shares of Common Stock at a purchase price of $4.50 per share and 5 Warrants at a purchase price of $0.12 per Warrant on February 14, 2024.

The Company also issued to WallachBeth Capital LLC warrants (the “Representative Warrants”) to purchase 31,300 shares of the Company’s Common Stock, which is equal to 6% of the Common Stock sold that were part of the Units and the pre-funded warrants sold that were part of the Pre-Funded Units in the Offering, at an exercise price of $5.082 per share (110% of the offering price per Unit). The Representative Warrants may be exercised beginning on January 31, 2024 until January 31, 2029.

The net proceeds to the Company from the Offering were approximately $1.9 million, after deducting underwriting discounts and commissions and the payment of other offering expenses associated with the Offering that were payable by the Company. The Company paid the Underwriter an underwriting discount equal to 8.0% of the gross proceeds of the Offering and a non-accountable expense fee equal to 1.5% of the gross proceeds of the Offering.

September 2024 Private Placement

On September 4, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with a single institutional investor. The Purchase Agreement provided for the sale and issuance by us of an aggregate of: (i) Pre-Funded Warrants to purchase up to 2,898,551 Shares of our Common Stock, (ii) 2,898,551 shares of Common Stock issuable upon exercise of Series A Warrants, and (iii) 2,898,551 shares of Common Stock issuable upon exercise of Series B Warrants.

The Pre-Funded Warrants are exercisable immediately upon issuance and expire when exercised in full at an exercise price of $0.001 per share. The Series A Warrants and Series B Warrants have an exercise price of $1.38 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares of Common Stock, which was November 6, 2024 (the “Stockholder Approval”) upon exercise of the Common Warrants. The Series A Warrants will expire five years from Stockholder Approval and the Series B Warrants will expire eighteen (18) months from Stockholder Approval.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent in connection with the Private Placement. In connection with the Private Placement, we issued to Wainwright the Placement Agent Warrants to purchase 217,391 shares of Common. The Placement Agent Warrants have an exercise price equal to $1.725 per share and are exercisable beginning on the effective date of the Stockholder Approval for five years from Stockholder Approval.

The Registered Securities were subsequently registered pursuant to a registration statement on Form S-3 (File No. 333-282221). that was originally filed with the Securities and Exchange Commission on September 19, 2024, and which was declared effective on September 30, 2024.

2023 Financings

On May 8, 2023, we issued a note in the amount of $111,111.10 to Cyberbahn Federal Solutions, LLC with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Cyberbahn Federal Solutions, LLC shares of our common stock equal to the number of shares of our common stock calculated using $63.60 a share.

On May 8, 2023, we issued a note in the amount of $111,111.10 to Ariana Bakery Inc with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Ariana Bakery Inc shares of our common stock equal to the number of shares of our common stock calculated using $63.60 a share.

On May 8, 2023, we issued a note in the amount of $333,333.30 to Sabby Volatility Warrant Master Fund, Ltd. with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Sabby Volatility Warrant Master Fund, Ltd. shares of our common stock equal to the number of shares of our common stock calculated using $63.60 a share.

On May 8, 2023, we issued a note in the amount of $55,555.55 to Steel Anderson with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Steel Anderson shares of our common stock equal to the number of shares of our common stock calculated using $63.60 a share.

On May 8, 2023, we issued a note in the amount of $111,111.10 to Bixi Gao & Ling Wang with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Bixi Gao & Ling Wang shares of our common stock equal to the number of shares of our common stock calculated using $63.60 a share.

Summary Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” which begins on page 26 of this prospectus. These risks include, among others, that:

●	Our financial statements have been prepared on a going-concern basis and our continued operations are in doubt;

●	We have incurred net losses since our inception and if we continue to incur net losses in the foreseeable future, the market price of our common stock may decline;

●	There is no assurance that we will be profitable;

●	There is no assurance that we will be eligible for Australian government research and development tax rebates;

●	Our financial condition and results of operations may be adversely affected by COVID-19;

●	If we are not able to successfully develop, obtain FDA approval for, and provide for the commercialization of non-malaria prevention indications for Tafenoquine (Arakoda or other regimen) or Celgosivir in a timely manner, we may not be able to expand our business operations;

●	Our clinical trials for our product candidates may not yield results that will enable us to further develop our products and obtain regulatory approvals necessary to sell them;

●	We expect to depend on existing and future collaborations with third parties for the development of some of our product candidates. If those collaborations are not successful, we may not be able to complete the development of these product candidates;

●	Even if one of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable;

●	Any future clinical trial for Arakoda will require screening for G6PD deficiency in order to safely administer the product. In the United States, G6PD testing can be obtained through commercial pathology services which is associated with delays. The use of a third-party diagnostic provider of point of care testing may be required and we do not directly control the timing, conduct, expense of such testing or the timing of market entry into the US;

●	Our product candidates are subject to extensive regulation, which can be costly and time-consuming, and unsuccessful or delayed regulatory approvals could increase our future development costs or impair our future revenue;

●	If our product candidates receive regulatory approval, we would be subject to ongoing regulatory obligations and restrictions, which will continue to change, and which may result in significant expenses and limit our ability to develop and commercialize other potential products;

●	We have no manufacturing capacity which puts us at risk of lengthy and costly delays of bringing our products to market;

●	We rely on relationships with third-party contract manufacturers and raw material suppliers, which limits our ability to control the availability of, and manufacturing costs for, our product candidates;

●	Our future growth depends on our ability to successfully commercialize Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir and our other product candidates, and we can provide no assurance that we will successfully commercialize Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir and other product candidates;

●	Health care reform measures could materially and adversely affect our business;

●	Our competitors may be better positioned in the marketplace and thereby may be more successful than us at developing, manufacturing and marketing approved products;

●	We compete in an industry characterized by extensive research and development efforts and rapid technological progress. New discoveries or commercial developments by our competitors could render our potential products obsolete or non-competitive;

●	We would be subject to applicable regulatory approval requirements of the foreign countries in which we market our products, which are costly and may prevent or delay us from marketing our products in those countries;

●	Defending against claims relating to improper handling, storage or disposal of hazardous chemicals, radioactive or biological materials could be time consuming and expensive;

●	Geopolitical conditions, including direct or indirect acts of war or terrorism could have an adverse effect on our operations and financial results;

●	If product liability lawsuits are successfully brought against us, then we will incur substantial liabilities and may be required to limit commercialization of Arakoda, Celgosivir or other product candidates;

●	Our intellectual property rights may not preclude competitors from developing competing products and our business may suffer;

●	If the manufacture, use or sale of our products infringe on the intellectual property rights of others, we could face costly litigation, which could cause us to pay substantial damages or licensing fees and limit our ability to sell some or all of our products;

●	We may not be able to protect our intellectual property rights throughout the world;

●	Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time;

●	The earliest Paragraph IV certification date for Arakoda has passed. Generic companies may file an ANDA at any time, and successful challenge of our malaria use patents would negatively impact our business;

●	We may not be able to maintain the listing of our common stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment;

●	Any failure to maintain effective internal controls over financial reporting could have an adverse impact on us; and

●	We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

Information Regarding our Capitalization

As of February 14, 2025 we had 7,364,554 shares of common stock issued and outstanding. Additional information regarding our issued and outstanding securities may be found under “Market for Common Equity and Related Stockholder Matters” and “Description of Securities.”

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

Corporate Information

Our principal executive offices are located at 1025 Connecticut Avenue NW Suite 1000, Washington, D.C. 20036. Our corporate website address is 60degreespharma.com. Our telephone number is (202) 327-5422. The information included on our website is not part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act to comply with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies. We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million and a public common equity float or public float of more than $700 million. We also would not be eligible for status as a smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

SUMMARY OF THE OFFERING

Shares of Common Stock Offered by the Selling Stockholders

3,735,977 shares of common stock consisting of: (i) 2,043,098 shares of our common stock issuable upon exercise of the January 2025 Common Warrants; (ii) 1,503,500 shares of our common stock issuable upon exercise of the February 2025 Common Warrants; (iii) 76,616 shares of our common stock issuable upon exercise of warrants; and (iv) 112,763 shares of our common stock issuable upon exercise of the February 2025 Placement Agent Warrants.

The January 2025 Common Warrants and the February 2025 Common Warrants have an exercise price of $0.771 per share and $0.59 per share, respectively, and are immediately exercisable upon the issuance date and will expire twenty-four months from issuance date. The January 2025 Placement Agent Warrants and the February 2025 Placement Agent Warrants have an exercise price of $1.2763 per share and $0.8938 per share, respectively, and are immediately exercisable upon the issuance date and will expire twenty-four months from issuance date.

Selling Stockholders	All of the shares of common stock being registered pursuant to the registration statement of which this prospectus forms a part are being offered by the Selling Stockholders. See “Selling Stockholders” for more information on the Selling Stockholders.

Common Stock Outstanding Prior to Offering(1)(2)	7,364,554 shares of common stock

Common Stock Outstanding After Offering(1)(2)	11,100,531 shares of common stock (assuming full exercise of the Common Warrants and the Placement Agent Warrants that are exercisable for the shares of common stock being offered in this prospectus)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders in the offering described in this prospectus. However, we will receive aggregate proceeds of up to approximately (i) $1,575,229 from the cash exercise of the January 2025 Common Warrants; (ii) $887,065 from the cash exercise of the February 2025 Common Warrants; (iii) $97,785 from the cash exercise of the January 2025 Placement Agent Warrants; and (iv) $100,788 from the cash exercise of the February 2025 Placement Agent Warrants. See “Use of Proceeds.”

Listing Symbol	Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “SXTP.”

Dividend Policy	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent	Equity Stock Transfer, LLC.

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 26 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	The number of shares of common stock to be outstanding after this offering is based on 7,364,554 shares of Common Stock outstanding as of February 14, 2025 and excludes:

●	285,373 shares of common stock reserved for future issuance under the 2022 Plan;

●	6,899,307 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.50 per share;

●	688,165 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.78 per share;

●	shares of common stock issuable upon the conversion of 76,480 shares of Series A Preferred Stock.

(2)	Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of the options and warrants described above.

RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus, including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Related to Our Business

Our financial statements have been prepared on a going-concern basis and our continued operations are in doubt.

The financial statements have been prepared on a going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Our future operations are dependent upon the identification and successful completion of equity or debt financing and the achievement of profitable operations at an indeterminate time in the future. There can be no assurances that we will be successful in completing an equity or debt financing or in achieving profitability.

We have incurred net losses since our inception and if we continue to incur net losses in the foreseeable future, the market price of our common stock may decline.

To date, we have financed our operations primarily through the issuance of equity, promissory notes and convertible notes. We incurred annual net losses of $3,813,800 in 2023 and $6,177,784 in 2022 and operating losses were $5,154,583 in 2023 and $1,750,445 in 2022. For the nine months ended September 30, 2024, we incurred a net loss of $5,906,739 and an operating loss of $7,639,101. As of September 30, 2024, we had an accumulated deficit of $38,482,920 ($32,580,850 as of December 31, 2023).

We may not achieve or maintain profitability in the future. In particular, we expect that our expenses relating to sales and marketing and product development and support, as well as our general and administrative costs, will increase, requiring us to increase sales in order to achieve and maintain profitability. If we do not achieve and maintain profitability, our financial condition will be materially and adversely affected. We would eventually be unable to continue our operations unless we were able to raise additional capital. We may not be able to raise any necessary capital on commercially reasonable terms or at all. If we fail to achieve or maintain profitability on a quarterly or annual basis within the timeframe expected by investors, the market price of our common stock may decline.

There is no assurance that we will be profitable.

There is no assurance that we will earn profits in the future, or that profitability will be sustained. There is no assurance that future revenues will be sufficient to generate the funds required to continue our business and product development and marketing activities. If we do not have sufficient capital to fund our operations, we may be required to reduce our sales and marketing efforts or forego certain business opportunities.

There is no assurance we will be eligible for Australian Government research and development tax credits and eligibility rules might change in a manner that jeopardizes our business.

There is no assurance that the Australian government will pay research and development rebates on our research activities conducted by our subsidiary, 60P Australia Pty Ltd, in Australia. There is no assurance that we will be able to demonstrate that our subsidiary will have < $20 million AUD in aggregate turnover amongst beneficial owners with > 40% beneficial interest. If any of these risks materialize, we might not be able to secure tax rebates on relevant eligible business in Australia, which would negatively impair our business.

We have limited revenues to date, and any potential revenues from commercial use may not materialize in the future.

We have earned limited revenues to date from Arakoda. Any potential revenues from the sale of current approved commercial use may not materialize in the future. There is no guarantee that we will be able to generate revenue in the future. No assurance can be given that our efforts from sale of current approved products for commercial use will be successful in the future.

Our financial condition and results of operations may be adversely affected by COVID-19 or similar global pandemic.

A significant outbreak, epidemic or pandemic of contagious diseases in any geographic area in which we operate or plan to operate could result in a health crisis adversely affecting the economies, financial markets and overall demand for our services in such areas. In addition, any preventative or protective actions that governments implement or that we take in response to a health crisis, such as travel restrictions, quarantines, or site closures, may interfere with the ability of our employees, suppliers and customers to perform their responsibilities. Such results could have a material adverse effect on our business.

COVID-19 created significant volatility, uncertainty and economic disruption. To date, COVID-19 has affected nearly all regions around the world. In the United States, businesses as well as federal, state and local governments implemented significant actions to mitigate this public health crisis. While we cannot predict the duration or scope of COVID-19, it may negatively impact our business and such impact could be material to our financial results, condition and outlook related to:

●	disruption to our operations or the operations of our suppliers, through the effects of business and facilities closures, worker sickness and COVID-19 related inability to work, social, economic, political or labor instability in affected areas, transportation delays, difficulty in enrolling patients, travel restrictions and changes in operating procedures, including for additional cleaning and safety protocols;

●	increased volatility or significant disruption of global financial markets due in part to any future COVID-19 outbreak, which could have a negative impact on our ability to access capital markets and other funding sources, on acceptable terms or at all and impede our ability to comply with debt covenants; and

●	the further spread of COVID-19, and the requirements to take action to mitigate the spread of any future COVID-19 outbreak (e.g., hygiene requirements or social distancing or other measures), will impact our ability to carry out our business as usual and may materially adversely impact global economic conditions, our business, results of operations, cash flows and financial condition.

To the extent COVID-19 or a similar public health threat has an impact on our business, it is likely to also have the effect of heightening many of the other risks described in this “Risk Factors” section.

U.S. public sector procurement of Arakoda might not materialize in the future, which could jeopardize our business.

Sales to the U.S. DoD were important to our revenue stream in the recent past. Although, as of the date of this prospectus, we are not in discussions with the DoD about additional/future procurement, we anticipate that if certain conditions/events described in this paragraph occur, our sales to DoD could develop; however, there is no assurance that such conditions/events will occur. First, the position of Arakoda in the DoD formulary (Tricare, deployed personnel) needs to be improved from second/third tier to at least equivalency with competing products (as is the case for civilian use as recommended by the CDC). We believe that changes in pricing or reimbursement structure may be needed to secure that. Second, the shelf-life of the existing product requires extension, which is known to be technically possible as the shelf-life of Kodatef in Australia is 48 months, but appropriate data must be generated to meet FDA requirements. Finally, a change in the operational footprint of DoD deployments to areas with higher malaria attack rates (e.g., the Liberia deployment to manage the Ebola outbreak in 2014) may lead to a rapid reassessment by DoD of the position of Arakoda in the formulary (advancement of the last approved prophylactic antimalarial to co-equal standard of care took thirteen years). If none of these events transpire, we would not have the opportunity for revenues and such failure would jeopardize our business.

Supply chain disruptions across the globe, including in the U.S., could jeopardize our business and harm our operations.

Global business interruptions may adversely impact our third-party relationships whom we rely upon in our business as well as manufacturers, suppliers, and makers of raw materials. If any such parties are adversely impacted by supply chain restrictions, or if they cannot obtain the necessary supplies, or if such third parties need to prioritize other products or customers over us, we may experience delays or disruptions in our supply chain, which could have a material and adverse impact on our business. Third-party manufacturers may also need to implement measures and changes, or deviate from typical requirements because of the COVID-19 pandemic that may otherwise adversely impact our supply chain or the quality of the resulting products or supplies. Depending on the change, we may need to obtain FDA approval or otherwise provide the FDA with a notification of the change. As a result, we may not be able to obtain sufficient quantities of certain items, which could impair our ability to commercialize our products and conduct the post-marketing studies requested by the FDA, in connection with the approval of our goods. In addition, if there are continued or future disruptions, our third-party manufacturers may not be able to supply our other potential product candidates, which would adversely affect our research and development activities.

We may lose the services of key management personnel and may not be able to attract and retain other necessary personnel.

Changes in our management could have an adverse effect on our business. This is especially an issue while our staff is small. We are dependent upon the active participation of several key management personnel, including Geoffrey Dow, our President and Chief Executive Officer. We also do not carry key person life insurance on any of our senior management or other key personnel. Hence, we may suffer if the services of our management were to become unavailable to us in the future.

We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. As of the date of this prospectus, we have three full-time employees, and we rely on two independent contractors to provide us with skilled technical support. The competition for highly skilled technical, managerial and other personnel is intense and we may not be able to retain or recruit such personnel. Our recruiting and retention success is substantially dependent on our ability to offer competitive salaries and benefits to our employees and competitive compensation to contractors. We must compete with companies that possess greater financial and other resources than we do and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse effect on our business and operating results. If we fail to attract and retain the technical and managerial personnel needed to be successful, our business, operating results and financial condition could be materially adversely affected.

Cybersecurity risks could adversely affect our business and disrupt our operations.

The threats to network and data security are increasingly diverse and sophisticated. Despite our efforts and processes to prevent breaches, our devices, as well as our servers, computer systems, and those of third parties that we use in our operations are vulnerable to cybersecurity risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our servers and computer systems or those of third parties that we use in our operations, which could lead to interruptions, delays, loss of critical data, and unauthorized access to user data. In addition, we may be the target of email scams that attempt to acquire personal information or our assets. Despite our efforts to create security barriers to such threats, we may not be able to entirely mitigate these risks. Any cyber-attack that attempts to obtain our or our users’ data and assets, disrupt our service, or otherwise access our systems, or those of third parties we use, if successful, could adversely affect our business, operating results, and financial condition, be expensive to remedy, and damage our reputation. In addition, any such breaches may result in negative publicity, adversely affect our brand, decrease demand for our products and services, and adversely affect our operating results and financial condition.

The illegal sale or distribution by third parties of counterfeit versions of our products could have a negative impact on our business.

Pharmaceutical products are vulnerable to counterfeiting. Third parties may illegally produce and distribute counterfeit versions of our products that are below the various manufacturing and testing standards that our products undergo. Counterfeit products are often unsafe, ineffective and potentially life-threatening. As many counterfeit products may be visually indistinguishable from their authentic versions, the presence of counterfeit products could affect overall consumer confidence in the authentic product. A public loss of confidence in the integrity of pharmaceutical products in general or in any of our products in particular due to counterfeiting could have a material adverse effect on our business, prospects, financial condition and results of operations.

If we encounter difficulties enrolling patients in any future clinical trials, our future trials could be delayed or otherwise adversely affected. Furthermore, our planned Babesiosis trial may not necessarily yield sufficient results or patient participants.

If we have difficulty enrolling a sufficient number of patients in any future clinical trial, including for Babesiosis studies for which the number of cases is unpredictable, we may need to delay or terminate our trial, which would impair our ability to develop marketable products, and have a negative impact on our business. Delays in enrolling patients in any future clinical trials would also adversely affect our ability to generate any product, milestone and royalty revenues under collaboration agreements, if any, and could impose significant additional costs on us or on any future collaborators.

Our clinical trials for our product candidates may not yield results that will enable us to further develop our products and obtain regulatory approvals necessary to sell them.

We will receive regulatory approval for our product candidates only if we can demonstrate in carefully designed and conducted clinical trials that the product candidate is safe and effective. We do not know whether any current or future clinical trials for Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir or any other product candidate will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products.

Clinical trials are lengthy, complex and expensive processes with uncertain results. We have spent, and expect to continue to spend, significant amounts of time and money on the clinical development of our product candidates. The three clinical trials we conducted in the past were managed directly by us, but executed by contract research organizations (“CROs”). While certain of our employees have experience in designing and administering clinical trials, our experience is limited to three clinical trials conducted by the management team.

The results we obtain in preclinical testing and early clinical trials may not be predictive of results that are obtained in later studies. We may suffer significant setbacks in advanced clinical trials, even after seeing promising results in earlier studies. Based on results at any stage of clinical trials, we may decide to repeat or redesign a trial or discontinue development of one or more of our product candidates. If we fail to adequately demonstrate the safety and efficacy of our products under development, we will not be able to obtain the required regulatory approvals to commercialize our product candidates, and our business, results of operations and financial condition would be materially adversely affected.

Administering our product candidates to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA or other regulatory authorities denying approval of our product candidates for any or all targeted indications.

If clinical trials for a product candidate are unsuccessful, we will be unable to commercialize the product candidate. If one or more of our clinical trials are delayed, we will be unable to meet our anticipated development timelines. Either circumstance could cause the market price of our common stock to decline.

In planning for, and executing, clinical trials, the targeted standard of care in the United States or other jurisdictions for the therapeutic indication may change, necessitating changes to the design of such trials. Changes to such design trials will cause delays, and increase costs, thereby rendering us unable to meet development timelines or complete development programs. The clinical data generated from clinical trials may not be acceptable to regulatory agencies if changes to the standard of care occurred during trial execution, which may prevent regulatory approval, thereby damaging our business prospects.

It is possible that our Babesiosis trial(s) might fail if we cannot recruit sufficient patients, G6PD testing in a hospital setting cannot be conducted quickly enough to allow Tafenoquine administration with 48 hours of initiation of standard of care therapy, or that Tafenoquine when combined with standard of care azithromycin/atovaquone does not sufficiently accelerate the time to sustained clinical resolution or molecular cure to allow statistical demonstration of clinical benefit within resource constraints.

We will rely on contract research organizations to conduct substantial portions of our clinical trials, including any future clinical trial of Arakoda Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir, and as a result, we will be unable to directly control the timing, conduct and expense of all aspects of our clinical trials.

We do not currently have sufficient staff to conduct our clinical trials ourselves, and therefore, we will rely on third parties to conduct certain aspects of any future clinical trials. We previously contracted with a CRO to conduct components of our clinical trials and anticipate contracting with a CRO to conduct components of any future clinical trial for Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir or any future clinical trials for our other product candidates. As a result, we will have less control over many details and steps of any clinical trial, the timing and completion of any clinical trial, the required reporting of adverse events and the management of data developed through any clinical trial than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties, such as CROs, may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our clinical trial. We may experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a CRO may lead us to seek to terminate the relationship and use an alternative service provider. However, making any change may be costly and may delay ongoing trials, if any, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct clinical trials in an acceptable manner and at an acceptable cost.

Even though we anticipate relying on CROs in the future, we will likely have to devote substantial resources and rely on the expertise of our employees to manage the work being done by the CROs. We and our management team have experience in managing clinical trials being executed on our behalf by CROs based on three clinical studies. Therefore, we cannot guarantee that our employees will manage such studies effectively in the future.

We expect to depend on existing and future collaborations with third parties for the development of some of our product candidates. If those collaborations are not successful, we may not be able to complete the development of these product candidates.

Collaborations involving our product candidates pose the following risks to us:

●	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

●	collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential litigation;

●	collaborators may not comply with regulatory requirements and as a result their operations may be disrupted or ended until they resolve their regulatory issues with government officials;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources;

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates;

●	collaborators may elect to take over manufacturing rather than retain us as manufacturers and may encounter problems in starting up or gaining approval for their manufacturing facility and so be unable to continue development of product candidates;

●	we may be required to undertake the expenditure of substantial operational, financial and management resources in connection with any collaboration;

●	we may be required to issue equity securities to collaborators that would dilute our existing stockholders’ percentage ownership;

●	we may be required to assume substantial actual or contingent liabilities;

●	collaborators may not commit adequate resources to the marketing and distribution of our product candidates, limiting our potential revenues from these products; and

●	collaborators may experience financial difficulties.

We face a number of challenges in seeking additional collaborations. Collaborations are complex and any potential discussions may not result in a definitive agreement for many reasons. For example, whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors, such as the design or results of our clinical trials, the potential market for our product candidates, the costs and complexities of manufacturing and delivering our product candidates to patients, the potential of competing products, the existence of uncertainty with respect to ownership or the coverage of our intellectual property, and industry and market conditions generally. If we were to determine that additional collaborations for our Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir development program are necessary and were unable to enter into such collaborations on acceptable terms, we might elect to delay or scale back the development or commercialization of Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir in order to preserve our financial resources or to allow us adequate time to develop the required physical resources and systems and expertise ourselves.

Collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner, or at all. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. If a present or future collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

Any future clinical trial for Tafenoquine (all regimens) will require screening for G6PD deficiency in order to safely administer the product. In the United States, G6PD testing can be obtained through commercial pathology services which is associated with delays. The use of a third-party diagnostic provider of point of care testing may be required and we do not directly control the timing, conduct and expense of such testing.

According to prescribing information for Arakoda, administration of a test for G6PD deficiency is required before administration in order to prevent the occurrence of hemolytic anemia that has been observed in some patients who have G6PD deficiency and were inadvertently administered Arakoda in clinical trials. Therefore, G6PD deficiency is an exclusion criterion in clinical trials involving Tafenoquine (all regimens).

For clinical trials administered in the United States, G6PD testing is provided through commercial pathology companies including Labcorp and Quest Diagnostics. Such testing, while usually available with 72-hour turnaround time, may sometimes take much longer. There is a single FDA-approved point of care test (Abbott’s Binax Now). There is also a 510k approved microfluidics test from Baebies which may be adaptable for point of care use in some research settings. However, both the Abbott and Baebies tests must be executed in a CLIA-certified setting, which not all clinical trials sites may have access to.

For many clinical trials, including those involving Babesiosis, rapid administration of the investigational agent is required to maximize efficacy. Therefore, we will attempt to import and utilize hand-held point of care tests approved elsewhere in the world in our clinical trials involving Tafenoquine (any regimen). We may not be successful in this process, which would compromise our ability to recruit patients or result in a lower-than-expected effect of Tafenoquine (any regimen) in such a trial.

Tafenoquine (all regimens) requires administration of a G6PD test. The lack of point of care tests may negatively impair sales of Arakoda or other drug regimens containing Tafenoquine.

A G6PD test need only be administered once and can be recorded in electronic health records for future reference. The commercial providers of G6PD testing in the United States will usually only commit to at best a 72-hour turn-around time for G6PD testing. Thus, while this does not present a problem in principle for the existing malaria indication for individuals who travel frequently, or for organizations with organized occupational health and safety programs where G6PD testing results are held on file, it may be a barrier to use of Arakoda by first time travelers or those planning to travel and hence be a barrier to use of Arakoda if prospective patients are unwilling or unable to take the G6PD test.

Several third-party diagnostic test companies are developing point of care G6PD tests (or platforms that would accommodate them) that utilize finger stick blood samples and which may be appropriate for use in the United States. One of these tests is approved in Brazil and Australia.39 Another is available for use in Europe and was recently approved by the FDA in the United States.40 A third test is being developed with the NIH grant support for the U.S. and ex U.S. markets and is in clinical development.41 There is no guarantee that tests will succeed in clinical development or ever become commercially available to the public. Having to take a test at all, or to go to a third-party lab in order to take the test, may be a hindrance to the use of Arakoda, which would negatively impact our sales.

Our product candidates are subject to extensive regulation, which can be costly and time-consuming, and unsuccessful or delayed regulatory approvals could increase our future development costs or impair our future revenue.

The preclinical and clinical development, testing, manufacture, safety, efficacy, labeling, storage, recordkeeping, and subsequent advertising, promotion, sale, marketing, and distribution, if approved, of our product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and elsewhere. These regulations also vary in important, meaningful ways from country to country. We are not permitted to market a potential new drug in the United States until we receive approval of an NDA from the FDA for such drug. We have received an NDA approval for Arakoda for malaria prevention, but have not received approval from the FDA for any non-malaria prevention indications for Tafenoquine (Arakoda regimen), Tafenoquine or any NDA approval from the FDA for Celgosivir or any of our other product candidates. There can be no guarantees with respect to our product candidates that clinical studies will adequately support an NDA, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful.

[39]	https://www.sdbiosensor.com/product/product_view?product_no=183.

[40]	Baebies Receives FDA 510(k) Clearance for G6PD Test on FINDER Platform | Baebies.

[41]	https://ivd.solutions/grant/.

To receive regulatory approval for the commercial sale of any product candidates, we must demonstrate safety and efficacy in humans to the satisfaction of regulatory authorities through preclinical studies and adequate and well-controlled clinical trials of the product candidates. This process is expensive and can take many years, and failure can occur at any stage of the testing. Our failure to adequately demonstrate the safety and efficacy of our product candidates will prevent regulatory approval and commercialization of such products.

In the event that we or our collaborators conduct preclinical studies that do not comply with Good Laboratory Practices (“GLP”), or incorrectly design or carry out human clinical trials in accordance with Good Clinical Practices (“GCP”), or those clinical trials fail to demonstrate clinical significance, it is unlikely that we will be able to obtain FDA approval for product development candidates. Our inability to successfully initiate and effectively complete clinical trials for any product candidate on schedule, or at all, will severely harm our business. Significant delays in clinical development could materially increase product development costs or allow our competitors to bring products to market before we do, impairing our ability to effectively commercialize any future product candidate. We do not know whether planned clinical trials will begin on time, will need to be redesigned or will be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including:

●	delays or failures in obtaining regulatory authorization to commence a trial because of safety concerns of regulators relating to our product candidates or similar product candidates of our competitors or failure to follow regulatory guidelines;

●	delays or failures in obtaining clinical materials and manufacturing sufficient quantities of the product candidates for use in trials;

●	delays or failures in reaching agreement on acceptable terms with prospective study sites;

●	delays or failures in obtaining approval of our clinical trial protocol from an Institutional Review Board (“IRB”) to conduct a clinical trial at a prospective study site;

●	delays in recruiting patients to participate in a clinical trial, which may be due to the size of the patient population, eligibility criteria, protocol design, perceived risks and benefits of the drug, availability of other approved and standard of care therapies or, availability of clinical trial sites;

●	other clinical trials seeking to enroll subjects with similar profile;

●	failure of our clinical trials and clinical investigators to be in compliance with GCP;

●	unforeseen safety issues, including negative results from ongoing preclinical studies;

●	inability to monitor patients adequately during or after treatment;

●	difficulty recruiting and monitoring multiple study sites; and

●	failure of our third-party contract research organizations, clinical site organizations and other clinical trial managers, to satisfy their contractual duties, comply with regulations or meet expected deadlines; and

●	an insufficient number of patients who have, or are willing to have, a device implanted for monitoring and recording data.

In addition, any approvals we may obtain may not cover all of the clinical indications for which we seek approval or permit us to make claims of superiority over currently marketed competitive products. Also, an approval might contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use. If the FDA determines that a risk evaluation and mitigation strategy (“REMS”) is necessary to ensure that the benefits of the drug outweigh the risks, we may be required to include as part of the NDA a proposed REMS that may include a package insert directed to patients, a plan for communication with healthcare providers, restrictions on a drug’s distribution, or a medication guide to provide better information to consumers about the drug’s risks and benefits. Finally, approval could be conditioned on our commitment to conduct further clinical trials, which we may not have the resources to conduct or which may negatively impact our financial situation.

The manufacture and tableting of Arakoda, Tafenoquine (all regimens) or Celgosivir is, or will be done, by third-party suppliers, who must also meet current Good Manufacturing Practices (“cGMP”) requirements and pass a pre-approval inspection of their facilities before we obtain marketing approval (now or in the future). All of our product candidates are prone to the risks of failure inherent in drug development. The results from preclinical animal testing and early human clinical trials may not be predictive of results obtained in later human clinical trials. Further, although a new product may show promising results in preclinical or early human clinical trials, it may subsequently prove unfeasible or impossible to generate sufficient safety and efficacy data to obtain necessary regulatory approvals. The data obtained from preclinical and clinical studies are susceptible to varying interpretations that may delay, limit or prevent regulatory approval, and the FDA and other regulatory authorities in the United States and elsewhere exercise substantial discretion in the drug approval process. The numbers, size and design of preclinical studies and clinical trials that will be required for FDA or other regulatory approval will vary depending on the product candidate, the disease or condition for which the product candidate is intended to be used and the regulations and guidance documents applicable to any particular product candidate. The FDA or other regulators can delay, limit or deny approval of any product candidate for many reasons, including, but not limited to:

●	side effects;

●	safety and efficacy;

●	defects in the design of clinical trials;

●	new understanding related to the pharmacology of other related drug products and their side effects;

●	the fact that the FDA or other regulatory officials may not approve our or our third-party manufacturer’s processes or facilities; or

●	the fact that new regulations may be enacted by the FDA or other regulators may change their approval policies or adopt new regulations requiring new or different evidence of safety and efficacy for the intended use of a product candidate.

In light of widely publicized events concerning the safety of certain drug products, regulatory authorities, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of certain drug products, revisions to certain drug labeling that further limit use of the drug products and establishment of risk management programs that may, for instance, restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by the FDA to clinical trials and approval. Data from clinical trials may receive greater scrutiny with respect to safety and the product’s risk/benefit profile, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense, and a delay or failure in obtaining approval or approval for a more limited indication than originally sought. Aside from issues concerning the quality and sufficiency of submitted preclinical and clinical data, the FDA may be constrained by limited resources from reviewing and determining the approvability of an NDA or regulatory supplement for Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications or of a Celgosivir NDA in a timely manner.

In pursuing clinical development of Tafenoquine (Arakoda or other regimen) for a non-malaria prevention indication or Celgosivir for other indications, we will be required to amend existing prescribing information, or prepare a new NDA as appropriate. The FDA could approve Tafenoquine (Arakoda or other regimen) or Celgosivir, but without including some or all of the prescribing information that we have requested. For instance, the FDA could approve Tafenoquine (Arakoda or other regimen) or Celgosivir in a more limited patient population or include additional warnings in the drug’s label. This, in turn, could substantially and detrimentally impact our ability to successfully commercialize Tafenoquine (Arakoda or other regimen) or Celgosivir and effectively protect our intellectual property rights in Tafenoquine (Arakoda or another regimen) or Celgosivir.

We plan to proceed with a revised clinical trial of the Arakoda regimen of Tafenoquine for babesiosis (to include high-risk patients and a clinical primary endpoint as requested by FDA). At the time of this offering based on written and verbal feedback from FDA, we believe it is likely that our planned study, if it successfully meets its endpoint, would be pivotal, and therefore support regulatory approval of a supplementary NDA for the babesiosis treatment indication. However, the Company has not received the FDA’s formal minutes from the meeting and will not do so until 30 days following January 17th, 2023. It is possible that our recollections of the FDA meeting are incorrect and that the official record of the meeting is different from our recollections. If this risk materializes, it might mean we have to do more than one clinical trial to reach regulatory approval which would harm our business. There is a risk that in switching to a clinical endpoint as FDA has requested that the sample size of the study required to reach statistical significance is more than planned, which would increase our costs and harm our business. It is possible that, due to the planned change to a clinical endpoint, there may be delays in obtaining necessary ethics or FDA approval, or that the number of patients required to reach an interim endpoint increases. If either of the risks in the prior sentence were realized it may delay the timeline to reach an interim analysis, thereby harming our business.

If we are not able to successfully develop, obtain FDA approval for, and provide for the commercialization of non-malaria prevention indications for Tafenoquine (Arakoda or other regimen) or Celgosivir in a timely manner, we may not be able to expand our business operations.

We currently have only a single product (Arakoda for malaria prevention) that has received regulatory approval for commercial sale. The process to develop, obtain regulatory approval for and commercialize potential product candidates is long, complex and costly. Any future development of Tafenoquine (Arakoda or other regimen for a non-malaria prevention indication) or Celgosivir, including initiating clinical trials, is dependent on obtaining additional financing, even if we enter into a strategic collaboration.

Failure to demonstrate that a product candidate, including Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or, in the future, Celgosivir, is safe and effective, or significant delays in demonstrating such safety and efficacy, would adversely affect our business. Failure to obtain marketing approval of Tafenoquine (Arakoda or other regimen for non-malaria prevention indications) or Celgosivir from appropriate regulatory authorities, or significant delays in obtaining such approval, would also adversely affect our business and could, among other things, preclude us from completing a strategic transaction or obtaining additional financing necessary to continue as a going concern.

Even if approved for sale, a product candidate must be successfully commercialized to generate value. Although we plan to undertake limited efforts through a contracts sales organization to begin commercialization activities for Arakoda for malaria prevention, we do not currently have the capital resources or management expertise to commercialize Tafenoquine (Arakoda other regimen for non-malaria prevention indications), or Celgosivir or any of our other product candidates and, as a result, will need to complete a strategic transaction, or, alternatively, raise substantial additional funds to enable commercialization of Arakoda, Tafenoquine (Arakoda or other regimen for non-malaria prevention indications) or Celgosivir or any of our other product candidates, if approved. Failure to successfully provide for the commercialization of Arakoda for its current malaria prevention application, or Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications or Celgosivir or any other product candidate, would damage our business.

If our product candidates receive regulatory approval, we would be subject to ongoing regulatory obligations and restrictions, and possible litigation exposure, which may result in significant expenses and limit our ability to develop and commercialize other potential products.

If a product candidate of ours is approved by the FDA or by another regulatory authority, we would be held to extensive regulatory requirements over product manufacturing, testing, distribution, labeling, packaging, adverse event reporting and other reporting to regulatory authorities, storage, advertising, marketing, promotion, distribution, and record keeping. Regulatory approvals may also be subject to significant limitations on the indicated uses or marketing of the product candidates. Potentially costly follow-up or post-marketing clinical studies may be required as a condition of approval to further substantiate safety or efficacy, or to investigate specific issues of interest to the regulatory authority. Previously unknown problems with the product candidate, including adverse events of unanticipated severity or frequency, may result in additional regulatory controls or restrictions on the marketing or use of the product or the need for post marketing studies, and could include suspension or withdrawal of the products from the market.

Furthermore, our third-party manufacturers and the manufacturing facilities that they use to make our product candidates are regulated by the FDA. Quality control and manufacturing procedures must continue to conform to cGMP after approval. Drug manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA, state and/or other foreign authorities. Any subsequent discovery of problems with a product, or a manufacturing or laboratory facility used by us or our collaborators, may result in restrictions on the product, or on the manufacturing or laboratory facility, including a withdrawal of the drug from the market or suspension of manufacturing. Any changes to an approved product, including the way it is manufactured or promoted, often require FDA approval before the product, as modified, can be marketed. We and our third-party manufacturers will also be subject to ongoing FDA requirements for submission of safety and other post-market information.

The marketing and advertising of our drug products by our collaborators or us will be regulated by the FDA, certain state agencies or foreign regulatory authorities including the Federal Trade Commission (“FTC”). Violations of these laws and regulations, including promotion of our products for unapproved “off-label” uses or failing to disclose risk information, are punishable by criminal and civil sanctions and may result in the issuance of enforcement letters or other enforcement action by the FDA, U.S. Department of Justice, state agencies, or foreign regulatory authorities that could jeopardize our ability to market the product.

In addition to the FDA, state or foreign regulations, the marketing of our drug products by us or our collaborators will be regulated by federal, state or foreign laws pertaining to health care “fraud and abuse,” such as the federal anti-kickback law prohibiting bribes, kickbacks or other remuneration for the order or recommendation of items or services reimbursed by federal health care programs. Many states have similar laws applicable to items or services reimbursed by commercial insurers. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including the Medicare, Medicaid and Veterans Affairs healthcare programs. Because of the far-reaching nature of these laws, we may be required to discontinue one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against us for violations of these laws, even if we successfully defend against it, could have a material adverse effect on our business, financial condition and results of operations.

If we, our collaborators or our third-party manufacturers fail to comply with applicable continuing regulatory requirements, our business could be seriously harmed because a regulatory agency may:

●	issue untitled or warning letters;

●	suspend or withdraw our regulatory approval for approved products;

●	seize or detain products or recommend a product recall of a drug or medical device, or issue a mandatory recall of a medical device;

●	refuse import or export of any of our drug products;

●	refuse to approve pending applications or supplements to approved applications filed by us;

●	suspend our ongoing clinical trials;

●	restrict our operations, including costly new manufacturing requirements, or restrict the sale, marketing and/or distribution of our products;

●	seek an injunction;

●	pursue criminal prosecutions;

●	close the facilities of our contract manufacturers; or

●	impose civil or criminal penalties.

We could become subject to false claims litigation under federal statutes, which can lead to civil money penalties, restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state health care programs.

False claims statutes include the False Claims Act, which allows any person to bring a suit on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against pharmaceutical companies have increased significantly in volume and breadth in recent years. Some of these suits have been brought on the basis of certain sales practices promoting drug products for unapproved uses. This new growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay fines or restitution, or be excluded from the Medicare, Medicaid, Veterans Affairs and other federal and state healthcare programs as a result of an investigation arising out of such action. We may become subject to such litigation and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations.

We could also become subject to false claims litigation and consumer protection claims under state statutes, which also could lead to civil monetary penalties, restitution, criminal fines and imprisonment, and exclusion from participation in state health care programs. Of note, over the past few years there has been an increased focus on the sales and marketing practices of the pharmaceutical industry at both the federal and state level. Additionally, the law or regulatory policies governing pharmaceuticals may change. New statutory requirements may be enacted or additional regulations may be adopted that could prevent or delay regulatory approval of our product candidates or limit our ability to commercialize our products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or elsewhere.

Failure to be included in formularies developed by MCOs and other organizations may impact the use of our products.

Managed Care Organizations (“MCOs”) and other third-party payers try to negotiate the pricing of medical services and products to control their costs. MCOs and pharmacy benefit managers typically develop formularies to reduce their cost for medications. These formularies can be based on the prices and therapeutic benefits of the available products. The breadth of the products covered by formularies varies considerably from one MCO to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Failure to be included in such formularies or to achieve favorable formulary status may negatively impact the use of our products. If our products are not included within an adequate number of formularies, additional coverage criteria are required or if the patient’s cost-sharing obligations are high, our market share and gross margins could be adversely impacted, which could have a material adverse effect on our business.

Even if we obtain regulatory approvals and market our products as planned, there is no guarantee of widespread market acceptance and the results of our efforts to commercialize our products are uncertain.

Even if we are able to obtain and maintain regulatory approvals for our products, the success of our products depends upon achieving and maintaining market acceptance. Commercializing products is time-consuming, expensive and unpredictable. Furthermore, the market for products that address unmet medical needs is highly speculative. If we overestimate the market opportunity for any of our products or candidates, or if we are unsuccessful in gaining market share, these factors could have a material adverse effect on our business. There can be no assurance that we will be able to successfully commercialize our products or gain market acceptance for such products, including in new markets. New product candidates that appear promising in development may fail to reach the market or may have only limited or no commercial success. If any of our products fail to gain, or lose, market acceptance, our revenues could be adversely impacted, which in turn could have a material adverse effect on our business.

Levels of market acceptance for our products could be impacted by several factors, some of which are not within our control, including, among others:

●	safety, efficacy, convenience and cost-effectiveness of our products as compared to products of our competitors;

●	scope of approved uses and marketing approval;

●	availability of patent or regulatory exclusivity;

●	timing of market approvals and market entry;

●	availability of alternative products from our competitors;

●	acceptance of the price of our products;

●	the shelf life of our products;

●	effectiveness of our sales forces and promotional efforts;

●	the level of reimbursement of our products;

●	acceptance of our products on government and private formularies;

●	ability to market our products effectively at the retail level or in the appropriate setting of care; and

●	reputation of our products.

Unexpected safety, efficacy or other concerns, whether actual or perceived, about our products may arise which could have a material adverse effect on our business and operations.

Unexpected safety or efficacy concerns can arise with respect to our products, whether or not scientifically justified. These concerns are especially more likely to arise as our products are used or studied over longer periods of time or used by a wider group of patients, some of whom may be taking other medicines or have additional underlying health problems. Such developments can potentially result in product recalls, withdrawals and/or declining sales, as well as product liability, consumer fraud and/or other claims, any of which could have a material adverse effect on our business.

Any negative publicity about any of our products, such as the discovery of safety or efficacy issues, adverse events involving our products or even public rumors about such events, could have a material adverse effect on our business. In addition, the discovery of one or more significant problems with a product similar to one of our products that implicates (or are perceived to implicate) an entire class of products, or the withdrawal or recall of such similar products, could have an adverse effect on the sales of our products. New data about our products, or products similar to our products, could also cause us reputational harm and could negatively impact demand for our products (or result in product withdrawal), due to real or perceived side effects or uncertainty regarding safety or efficacy.

Reliance on third parties to commercialize Arakoda, Tafenoquine (Arakoda or other regimen) Celgosivir or our other product candidates could negatively impact our business. If we are required to establish a direct sales force in the United States and are unable to do so, our business may be harmed.

We have received FDA approval of Arakoda for malaria prevention. Arakoda entered the U.S. commercial supply chain in the third quarter of 2019. Sales have been limited due to the impact of the COVID-19 pandemic, and we accordingly suspended our efforts to build internal sales and marketing capability. Re-establishing such sales and marketing capability for the malaria indication would require substantial additional resources.

Future commercialization of Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir or any other product candidate, if approved, particularly the establishment of a sales organization, will require substantial additional capital resources. We currently intend to pursue a strategic partnership alternative for the commercialization of Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir, if it is approved, and we have suspended our efforts to build internal sales, marketing and distribution capabilities. If we elect to rely on third parties to sell Arakoda, Tafenoquine (Arakoda or other regimen), or Celgosivir and any other products, then we may receive less revenue than if we sold such products directly. In addition, we may have little or no control over the sales efforts of those third parties. If we are unable to complete a strategic transaction, we would be unable to commercialize Arakoda, Tafenoquine (Arakoda or other regimen) or Celgosivir or any other product candidate without substantial additional capital. Even if such capital were secured, we would be required to rely on our existing distribution network in place through prime vendors for sales and marketing and capabilities, since we lack our own internal resources to directly sell and market Arakoda, Tafenoquine (Arakoda or other regimen) or Celgosivir in the United States. None of our current employees have experience in establishing and managing a sales force.

In the event we are unable to establish an effective sales channel for Arakoda, Tafenoquine (Arakoda or other regimen) or Celgosivir and other selected product candidates, either directly or through third parties via a strategic transaction, the commercialization of Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, or Celgosivir, if approved, may be delayed indefinitely and our revenues will be impaired.

We may explore new strategic collaborations that may never materialize or may fail.

We may, in the future, periodically explore a variety of new strategic collaborations in an effort to gain access to additional product candidates or resources. At the current time, we cannot predict what form such a strategic collaboration might take. We are likely to face significant competition in seeking appropriate strategic collaborators, and these strategic collaborations can be complicated and time-consuming to negotiate and document. We may not be able to negotiate strategic collaborations on acceptable terms, or at all. We are unable to predict when, if ever, we will enter into any additional strategic collaborations because of the numerous risks and uncertainties associated with establishing strategic collaborations.

We have no manufacturing capacity, which puts us at risk of lengthy and costly delays of bringing our products to market.

We do not currently operate manufacturing facilities for clinical or commercial production of our product candidates, including their API. We have no experience in drug formulation or manufacturing, and we lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We do not intend to develop Company-owned facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future. We have contracted with Piramal to manufacture the API for Arakoda. For drug product, we previously contracted with Piramal to manufacture the Arakoda tablets (and placebos) for commercial and clinical use and with PCI in the United States for secondary packaging. In addition, we contracted with a separate service provider for packaging and distribution of our clinical trial materials. We may also need to contract with similar manufacturers for similar services in connection with any planned or future clinical trials of Arakoda and Celgosivir.

Our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products. In addition, these manufacturers may have staffing difficulties, may not be able to manufacture our products on a timely basis or may become financially distressed. In the event of errors in forecasting production quantities required to meet demand, natural disaster, equipment malfunctions or failures, technology malfunctions, strikes, lock-outs or work stoppages, regional power outages, product tampering, war or terrorist activities, actions of regulatory authorities, business failure, strike or other difficulty, we may be unable to find an alternative third-party manufacturer in a timely manner and the production of our product candidates would be interrupted, resulting in delays and additional costs, which could impact our ability to commercialize and sell our product candidates. We or our contract manufacturers may also fail to achieve and maintain required manufacturing standards, which could result in patient injury or death, product recalls or withdrawals, an order by governmental authorities to halt production, delays or failures in product testing or delivery, stability testing failures, cost overruns or other problems that could seriously hurt our business.

Contract manufacturers also often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. In addition, our contract manufacturers are subject to ongoing inspections and regulation by the FDA, the U.S. Drug Enforcement Agency and corresponding foreign and state agencies and they may fail to meet these agencies’ acceptable standards of compliance. If our contract manufacturers fail to comply with applicable governmental regulations, such as quality control, quality assurance and the maintenance of records and documentation, we may not be able to continue production of the API or finished product. If the safety of any API or product supplied is compromised due to failure to adhere to applicable laws or for other reasons, this may jeopardize our regulatory approval for Arakoda, or Celgosivir and other product candidates, and we may be held liable for any injuries sustained as a result. Upon the occurrence of one of the aforementioned events, the ability to switch manufacturers may be difficult for a number of reasons, including:

●	the number of potential manufacturers is limited and we may not be able to negotiate agreements with alternative manufacturers on commercially reasonable terms, if at all;

●	long lead times are often needed to manufacture drugs;

●	the manufacturing process is complex and may require a significant learning curve; and

●	the FDA must approve any replacement prior to manufacturing, which requires new testing and compliance inspections.

Our contract manufacturers are subject to significant regulation with respect to the manufacturing of our products.

All entities involved in the preparation of a product candidate for clinical trials or commercial sale, including our contract manufacturing organizations used for bulk product manufacturing and filling and finishing of our bulk product, are subject to extensive regulation. Components of a finished product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. The facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of any regulatory approval of our product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of our third-party contractors or raw material suppliers. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, the relevant regulatory authority may require remedial measures that may be costly and time-consuming to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Our third-party contractors or raw material suppliers may refuse to implement remedial measures required by regulatory authorities. Any failure to comply with applicable manufacturing regulations or failure to implement required remedial measures imposed upon third parties with whom we contract could materially harm our business.

We rely on relationships with third-party contract manufacturers and raw material suppliers, which limits our ability to control the availability of, and manufacturing costs for, our product candidates.

Problems with any of our contract manufacturers’ or raw material suppliers’ facilities or processes, could prevent or delay the production of adequate supplies of finished products. This could delay clinical trials or delay and reduce commercial sales and materially harm our business. Any prolonged delay or interruption in the operations of our collaborators’ facilities or contract manufacturers’ facilities could result in cancellation of shipments, loss of components in the process of being manufactured or a shortfall in availability of a product candidate or products. A number of factors could cause interruptions, including, but not limited to:

●	the inability of a supplier to provide raw materials;

●	equipment malfunctions or failures at the facilities of our collaborators or suppliers;

●	high process failure rates;

●	damage to facilities due to natural or man-made disasters;

●	changes in regulatory requirements or standards that require modifications to our or our collaborators’ and suppliers’ manufacturing processes;

●	action by regulatory authorities or by us that results in the halting or slowdown of production of components or finished product at our facilities or the facilities of our collaborators or suppliers;

●	problems that delay or prevent manufacturing technology transfer to another facility, contract manufacturer or collaborator with subsequent delay or inability to start up a commercial facility;

●	a contract manufacturer or supplier going out of business, undergoing a capacity shortfall or otherwise failing to produce product as contractually required;

●	employee or contractor misconduct or negligence; and

●	shipping delays, losses or interruptions; and other similar factors.

Because manufacturing processes are complex and are subject to a lengthy regulatory approval process, alternative qualified production capacity and sufficiently trained or qualified personnel may not be available on a timely or cost-effective basis or at all. Difficulties or delays in our contract manufacturers’ production of drug substances could delay our clinical trials, increase our costs, damage our reputation and cause us to lose revenue and market share if we are unable to timely meet market demand for any products that are approved for sale.

The manufacturing process for our product candidates has several components that are sourced from a single manufacturer. If we utilize an alternative manufacturer or alternative component, we may be required to demonstrate comparability of the drug product before releasing the product for clinical use and we may not be able to find an alternative supplier.

Further, if our contract manufacturers are not in compliance with regulatory requirements at any stage, including post-marketing approval, we may be fined, forced to remove a product from the market and/or experience other adverse consequences, including delays, which could materially harm our business.

Even if one of our product candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable.

Physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

Efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may not be successful. If any of our product candidates is approved but does not achieve an adequate level of market acceptance, we may not generate significant revenues and we may not become profitable. The degree of market acceptance of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

●	the efficacy and safety of the product;

●	the potential advantages of the product compared to competitive therapies;

●	the prevalence and severity of any side effects;

●	the clinical indications for which the product is approved;

●	whether the product is designated under physician treatment guidelines as a first-, second- or third-line therapy;

●	the product’s convenience and ease of administration compared to alternative treatments;

●	the willingness of the target patient population to try, and of physicians to prescribe, the product;

●	limitations or warnings, including distribution or use restrictions contained in the product’s approved labeling;

●	the approval of other new products for the same indications;

●	changes in the standard of care for the targeted indications for the product; and

●	availability and amount of coverage and reimbursement from government payors, managed care plans and other third-party payors.

Our future growth depends on our ability to successfully commercialize Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir and our other product candidates, and we can provide no assurance that we will successfully commercialize Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir and other product candidates.

Our future growth depends on our ability to successfully commercialize Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir and our other product candidates, including our ability to:

●	conduct additional clinical trials and develop and obtain regulatory approval for Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir or other product candidates;

●	successfully partner a companion genetic test (if required by the FDA) with the commercialization of Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications and Celgosivir;

●	pursue additional indications for Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications and Celgosivir and develop other product candidates, including other therapies; and

●	obtain commercial quantities of Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications and Celgosivir or other product candidates at acceptable cost levels.

Any one of these or other factors could affect our ability to successfully commercialize products.

If approved by the FDA, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, and Celgosivir, will be entering a competitive marketplace and may not succeed.

Our commercial opportunity may be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient or are less expensive than Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications and Celgosivir. If products with any of these properties are developed, or any of the existing products are better marketed, then Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications and Celgosivir could be rendered obsolete and noncompetitive. Further, public announcements regarding the development of any such competing drugs could adversely affect the market price of our common stock and the value of our assets.

State-specific regulatory activities may negatively affect our business.

In the United States, individual state governments regulate certain aspects of the pharmaceutical industry including price transparency, requirements in some cases to obtain state licenses, compliance with cGMPs, and for environmental stewardship/take-back programs. For distribution of Arakoda, we have employed a “title model” approach to distribution which limits the extent of state licenses required, and we have contracted with third-party organizations to ensure we are participating in appropriate stewardship/take programs, and have complied (or have a process in place to comply) with state licensing/price transparency requirements that we are aware of. However, we cannot guarantee that we will be compliant with all state regulations, or that we will become aware of and act on any new requirements (which are constantly changing) in time to ensure 100% compliance at all times. State compliance is expensive and new requirements may impose new costs we were not previously aware of.

Health care reform measures could materially and adversely affect our business.

The business and financial condition of pharmaceutical and biotechnology companies are affected by the efforts of governmental and third-party payors to contain or reduce the costs of health care. The U.S. Congress has enacted legislation to reform the health care system. While we anticipate that this legislation may, over time, increase the number of patients who have insurance coverage for pharmaceutical products, it also imposes cost containment measures that may adversely affect the amount of reimbursement for pharmaceutical products. These measures include increasing the minimum rebates for products covered by Medicaid programs and extending such rebates to drugs dispensed to Medicaid beneficiaries enrolled in Medicaid managed care organizations as well as expansion of the 340(B) Public Health Services drug discount program. In addition, such legislation contains a number of provisions designed to generate the revenues necessary to fund the coverage expansion, including new fees or taxes on certain health-related industries, including medical device manufacturers. Each medical device manufacturer has to pay an excise tax (or sales tax) in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices. Such excise taxes may impact any potential sales of the genetic test if it is approved for marketing. On January 22, 2018, legislation was enacted suspending the medical device tax in 2018 and 2019. In December 2019, a permanent repeal of the medical device tax was enacted. The Celgosivir test is likely to be subject to this tax if this tax is reinstated in the future. In foreign jurisdictions there have been, and we expect that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. For example, in some countries other than the United States, pricing of prescription drugs is subject to government control and we expect to see continued efforts to reduce healthcare costs in international markets.

In August 2022, the Inflation Reduction Act of 2022 was signed into law. This law requires the federal government to negotiate prices for a small number of high-cost drugs covered under Medicare, requires drug manufacturers to pay rebates to Medicare if they increase prices faster than inflation for drugs used by Medicare beneficiaries, and caps Medicare beneficiaries’ out-of-pocket spending under the Medicare Part D benefit. This legislation could create more demand for negotiated drug prices and further government control of prescription drug pricing. Future legal restrictions regarding our ability to price our drugs could affect our revenues and our business going forward.

Additionally, federal, state and local governments continue to consider legislation to limit the growth of healthcare costs, including the cost of prescription drugs and combination products. Since 2017, several states and local governments have either implemented or are considering implementation of price transparency legislation that may prevent or limit our ability to take price increases at certain rates or frequencies. If adequate reimbursement levels are not maintained by government and other third-party payers for our products, our ability to sell our products may be limited and our ability to establish acceptable pricing levels may be impaired, thereby reducing anticipated revenues and profitability. Further, the pace of change and varying demands of state requirements may render it very difficult to comply with these various laws, and failure to comply with these regulations could expose us to substantial financial penalties and the potential for adverse publicity.

Some states are also considering legislation that would control the prices of drugs, and state Medicaid programs are increasingly requesting manufacturers to pay supplemental rebates and requiring prior authorization by the state program for use of any drug for which supplemental rebates are not being paid. Managed care organizations continue to seek price discounts and, in some cases, to impose restrictions on the coverage of particular drugs. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding constraint on prices and reimbursement for drugs. It is likely that federal and state legislatures and health agencies will continue to focus on additional health care reform in the future although we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on our business. We or any strategic partner’s ability to commercialize Celgosivir, or any other product candidates that we may seek to commercialize, is highly dependent on the extent to which coverage and reimbursement for these product candidates will be available from government payors, such as Medicare and Medicaid, private health insurers, including managed care organizations, and other third-party payors, and any change in reimbursement levels could materially and adversely affect our business. Further, the pendency or approval of future proposals or reforms could result in a decrease in our stock price or limit our ability to raise capital or to obtain strategic partnerships or licenses.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.

Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal, and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws.

Our competitors may be better positioned in the marketplace and thereby may be more successful than us at developing, manufacturing and marketing approved products.

Many of our competitors currently have significantly greater financial resources and expertise in conducting clinical trials, obtaining regulatory approvals, and managing manufacturing and marketing approved products than us. Other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring therapies and therapy licenses complementary to our programs or advantageous to our business. We expect that our ability to compete effectively will depend upon our ability to:

●	successfully and rapidly complete clinical trials for any product candidates and obtain all requisite regulatory approvals in a cost-effective manner;

●	build an adequate sales and marketing infrastructure, raise additional funding, or enter into strategic transactions enabling the commercialization of our products;

●	develop competitive formulations of our product candidates;

●	attract and retain key personnel; and

●	identify and obtain other product candidates on commercially reasonable terms.

We compete in an industry characterized by extensive research and development efforts and rapid technological progress. New discoveries or commercial developments by our competitors could render our potential products obsolete or non-competitive.

New developments occur and are expected to continue to occur at a rapid pace in our industry, and there can be no assurance that discoveries or commercial developments by our competitors will not render some or all of our potential products obsolete or non-competitive, which could have a material adverse effect on our business, financial condition and results of operations. New data from commercial and clinical-stage products continue to emerge and it is possible that these data may alter current standards of care, completely precluding us from further developing our product candidates or preventing us from getting them approved by regulatory agencies. Further, it is possible that we may initiate a clinical trial or trials for our product candidates, only to find that data from competing products make it impossible for us to complete enrollment in these trials, resulting in our inability to file for marketing approval with regulatory agencies. Even if these products are approved for marketing in a particular indication or indications, they may have limited sales due to particularly intense competition in these markets.

We expect to compete with fully integrated and well-established pharmaceutical and biotechnology companies in the near- and long-term. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. Such companies may succeed in discovering and developing pharmaceutical products more rapidly than we do or pharmaceutical products that are safer, more effective or less costly than any that we may develop. Such companies also may be more successful than we are in manufacturing, sales and marketing. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations also conduct clinical trials, seek patent protection and establish collaborative arrangements for the development of product candidates.

We expect competition among products will be based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capabilities, reimbursement coverage, price and patent position. There can be no assurance that our competitors will not develop safer and more effective products, commercialize products earlier than we do, or obtain patent protection or intellectual property rights that limit our ability to commercialize our products.

There can be no assurance that our issued patents or pending patent applications, if issued, will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us with proprietary protection or a competitive advantage.

We would be subject to applicable regulatory approval requirements of the foreign countries in which we market our products, which are costly and may prevent or delay us from marketing our products in those countries.

In addition to regulatory requirements in the United States, we would be subject to the regulatory approval requirements in each foreign country where we market our products. Also, we might be required to identify one or more collaborators in these foreign countries to develop, seek approval for and manufacture our products and any companion genetic test that may be required for Arakoda or Celgosivir. If we decide to pursue regulatory approvals and commercialization of our product candidates internationally, we may not be able to obtain the required foreign regulatory approvals on a timely basis, if at all, and any failure to do so may cause us to incur additional costs or prevent us from marketing our products in foreign countries, which may have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business.

We and our partners may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act of 1914), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of our partners. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”). Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

In addition, the California Consumer Privacy Act, as amended (“CCPA”), became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information (subject to certain exceptions), opt out of certain personal information sharing, correct inaccurate personal information that a business has about them and limit the use and disclosure of sensitive personal information collected about them and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information and the right not to be discriminated against for exercising these rights. The CCPA also gives consumers the right to request disclosure of information collected about them and whether that information has been sold or shared with others.

The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for clinical trial data and the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, the CCPA may increase our compliance costs and potential liability. Many similar privacy laws have been proposed at the federal level and in other states.

Foreign data protection laws, including, without limitation, the European Union Directive 95/46/EC, or the Directive, and the European Union’s General Data Protection Regulation (“GDPR”), that became effective in May 2018, and member state data protection legislation, may also apply to health-related and other personal information obtained outside of the United States. These laws impose strict obligations on the ability to process health-related and other personal information of data subjects in the European Union and the United Kingdom, including in relation to use, collection, analysis, and transfer (including cross-border transfer) of such personal information. These laws include several requirements relating to the consent of the individuals to whom the personal data relates, limitations on data processing, establishing a legal basis for processing, notification of data processing obligations or security incidents to appropriate data protection authorities or data subjects, the security and confidentiality of the personal data and various rights that data subjects may exercise.

The Directive and the GDPR prohibit, without an appropriate legal basis, the transfer of personal data to countries outside of the European Economic Area (“EEA”), such as the United States, which are not considered by the European Commission to provide an adequate level of data protection. Switzerland has adopted similar restrictions. Although there are legal mechanisms to allow for the transfer of personal data from the EEA and Switzerland to the United States, uncertainty about compliance with European Union data protection laws remains. For example, ongoing legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the EEA to the United States could result in further limitations on the ability to transfer personal data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers, such as the European Union-U.S. and Swiss-U.S. Privacy Shield framework. Additionally, other countries have passed or are considering passing laws requiring local data residency.

Under the GDPR, regulators may impose substantial fines and penalties for non-compliance. Companies that violate the GDPR can face fines of up to the greater of 20 million Euros or 4% of their worldwide annual turnover (revenue). The GDPR increases our responsibility and potential liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR and other EU and international data protection rules.

Compliance with U.S. and foreign privacy and security laws, rules and regulations could require us to take on more onerous obligations in our contracts, require us to engage in costly compliance exercises, restrict our ability to collect, use and disclose data, or in some cases, impact our or our partners’ or suppliers’ ability to operate in certain jurisdictions. Each of these constantly evolving laws can be subject to varying interpretations. Failure to comply with U.S. and foreign data protection laws and regulations could result in government investigations and enforcement actions (which could include civil or criminal penalties), fines, private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Because we have multiple product candidates in our clinical pipeline and are considering a variety of target indications, we may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we must focus our research and development efforts on those product candidates and specific indications that we believe are the most promising. As a result, we may forego or delay our pursuit of opportunities with other product candidates or other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. We may in the future spend our resources on other research programs and product candidates for specific indications that ultimately do not yield any commercially viable products. Furthermore, if we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

We must meet post-marketing requirements associated with the Arakoda NDA imposed by the FDA. Failure to complete such requirements, or delays due to lack of resources or other factors, may negatively impact our business.

When the FDA approved the Arakoda NDA in August 2018, it imposed post-marketing requirements on us, including associated timelines. We have made substantial progress in meeting all such requirements and recently published data from a clinical trial related to one of them. However, we have experienced delays in our ability to execute our observational and pediatric study requirements and are in discussion with the FDA regarding future plans relating to our pediatric program. We may experience new or additional delays in the future on one or more of its post-marketing requirements in the future. As of the date of this prospectus, we have not received acknowledgement from the FDA that any of the post-marketing requirements are completed nor been referred for enforcement action due to delays in our post-marketing studies. If we fail to meet FDA requirements, experience additional delays or is referred for enforcement action, we might require diversion of managerial and capital resources from planned research and development to completion of post-marketing requirements, or the FDA might revoke the NDA for Arakoda, and therefore harm the business. In the future, regulators may impose additional post-marketing requirements for Arakoda for malaria or other indications, or in relation to our products. This situation would require expensive clinical or non-clinical studies that might damage our financial position.

We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, and other state and national anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors, and other collaborators from authorizing, promising, offering, or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We may engage third parties for clinical trials outside of the United States, to sell our products abroad once we enter a commercialization phase, and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

Continued uncertain economic conditions, including inflation and the risk of a global recession could impair our ability to forecast and may harm our business, operating results, including our revenue growth and profitability, financial condition and cash flows.

The U.S. economy has recently experienced the highest rates of inflation since the 1980s. Historically, we have not experienced significant inflation risk in our business. However, our ability to raise our product prices depends on market conditions and there may be periods during which we are unable to fully recover increases in our costs. In addition, the global economy suffers from slowing growth and rising interest rates, and many economists believe that a global recession may begin in the near future. If the global economy slows, our business would likely be adversely affected.

Also, the global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions.

Geopolitical conditions, including direct or indirect acts of war or terrorism, could have an adverse effect on our operations and financial results.

Our operations could be disrupted by geopolitical conditions, political and social instability, acts of war, terrorist activity or other similar events. In February 2022, Russia initiated significant military action against Ukraine. In response, the U.S. and certain other countries imposed significant sanctions and export controls against Russia, Belarus and certain individuals and entities connected to Russian or Belarusian political, business, and financial organizations, and the U.S. and certain other countries could impose further sanctions, trade restrictions, and other retaliatory actions should the conflict continue or worsen. It is not possible to predict the broader consequences of the conflict, including related geopolitical tensions, and the measures and retaliatory actions taken by the U.S. and other countries in respect thereof as well as any counter measures or retaliatory actions by Russia or Belarus in response, including, for example, potential cyberattacks or the disruption of energy exports, is likely to cause regional instability, geopolitical shifts, and could materially adversely affect global trade, currency exchange rates, regional economies and the global economy. In addition, the ongoing conflicts in the Middle East may further impact global economic conditions and market sentiments. This, in turn, could adversely affect the trading price of our shares of common stock and investor interest in us.

The Russia-Ukraine war and conflicts in the Middle East remain uncertain, and while it is difficult to predict the impact of any of the foregoing, the conflict and actions taken in response to the conflict could increase our costs, disrupt our supply chain, reduce our sales and earnings, impair our ability to raise additional capital when needed on acceptable terms, if at all, or otherwise adversely affect our business, financial condition, and results of operations.

We could be subject to lawsuits.

We may be party to lawsuits, settlement discussions, mediations, arbitrations and other disputes, including patent and product liability claims, whether brought by companies, individuals or governmental authorities. These matters may result in a loss of patent protection, reduced revenue, incurrence of significant liabilities and diversion of our management’s time, attention and resources. Our insurance coverage may not provide adequate protection against actual losses. In addition, we are subject to the risk that one or more of our insurers may become insolvent and become unable to pay claims that may be made in the future. Even if we maintain adequate insurance, claims could have a material adverse effect on our financial condition, liquidity and results of operations and on our ability to obtain suitable, adequate or cost-effective insurance in the future. Litigation and other disputes, including any adverse outcomes, may have an adverse impact on our business, operations or financial condition. Even claims without merit could subject us to adverse publicity and require us to incur significant legal fees.

We currently, and may in the future, have assets held at financial institutions that may exceed the insurance coverage offered by the Federal Deposit Insurance Corporation, the loss of such assets would have a severe negative affect on our operations and liquidity.

We may maintain our cash assets at certain financial institutions in the U.S. in amounts that may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. In the event of a failure of any financial institutions where we maintain our deposits or other assets, we may incur a loss to the extent such loss exceeds the FDIC insurance limitation, which could have a material adverse effect upon our liquidity, financial condition and our results of operations.

Risks Related to Intellectual Property and Other Legal Matters

If product liability lawsuits are successfully brought against us, then we will incur substantial liabilities and may be required to limit commercialization of Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir or other product candidates.

We may face product liability exposure related to the testing of our product candidates in human clinical trials, and may face exposure to claims by an even greater number of persons once we begin marketing and distributing our products commercially. If we cannot successfully defend against product liability claims, then we will incur substantial liabilities.

Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for our products and product candidates;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	costs of related litigation;

●	substantial monetary awards to patients and others;

●	loss of revenues; and

●	the inability to commercialize our products and product candidates.

We have obtained limited product liability insurance coverage. Such coverage, however, may not be adequate or may not continue to be available to us in sufficient amounts or at an acceptable cost, or at all. We may not be able to obtain commercially reasonable product liability insurance for any product candidate.

Defending against claims relating to improper handling, storage or disposal of hazardous chemicals, radioactive or biological materials could be time consuming and expensive.

Our research and development of product candidates may involve the controlled use of hazardous materials, including chemicals, radioactive and biological materials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from the materials. Various laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may be sued or be required to pay fines for any injury or contamination that results from our use or the use by third parties of these materials. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

Third parties may own or control patents or patent applications that we may be required to license to commercialize our product candidates or that could result in litigation that would be costly and time consuming.

Our or any strategic partner’s ability to commercialize Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir and other product candidates depends upon our ability to develop, manufacture, market and sell these drugs without infringing the proprietary rights of third parties. A number of pharmaceutical and biotechnology companies, universities and research institutions have or may be granted patents that cover technologies similar to the technologies owned by or licensed to us. We may choose to seek, or be required to seek, licenses under third-party patents, which would likely require the payment of license fees or royalties or both. We may also be unaware of existing patents that may be infringed by Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications or Celgosivir, the genetic testing we intend to use in connection with Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir or our other product candidates. Because patent applications can take many years to issue, there may be other currently pending applications that may later result in issued patents that are infringed by Arakoda, Tafenoquine (Arakoda or other regimen) for non-malaria prevention indications, Celgosivir or our other product candidates. Moreover, a license may not be available to us on commercially reasonable terms, or at all.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third-party claims that we are infringing on its technology, then our business and results of operations could be harmed by a number of factors, including:

●	infringement and other intellectual property claims, even if without merit, are expensive and time-consuming to litigate and can divert management’s attention from our core business;

●	monetary damage awards for past infringement can be substantial;

●	a court may prohibit us from selling or licensing product candidates unless the patent holder chooses to license the patent to us; and

●	if a license is available from a patent holder, we may have to pay substantial royalties.

We may also be forced to bring an infringement action if we believe that a competitor is infringing our protected intellectual property. Any such litigation will be costly, time-consuming and divert management’s attention, and the outcome of any such litigation may not be favorable to us.

Our intellectual property rights may not preclude competitors from developing competing products and our business may suffer.

Our competitive success will depend, in part, on our ability to obtain and maintain patent protection for our inventions, technologies and discoveries, including intellectual property that we license. The patent positions of biotechnology companies involve complex legal and factual questions, and we cannot be certain that our patents and licenses will successfully preclude others from using our technology. Consequently, we cannot be certain that any of our patents will provide significant market protection or will not be circumvented or challenged and found to be unenforceable or invalid. In some cases, patent applications in the United States and certain other jurisdictions are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain of the priority of inventions covered by pending patent applications. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using such technology. Regardless of merit, the listing of patents in the FDA Orange Book for Arakoda, Celgosivir may be challenged as being improperly listed. We may have to defend against such claims and possible associated antitrust issues. We could also incur substantial costs in seeking to enforce our proprietary rights against infringement.

We may not be able to effectively protect our intellectual property rights in some foreign countries, as our patents are limited by jurisdiction and many countries do not offer the same level of legal protection for intellectual property as the United States.

We require our employees, consultants, business partners and members of our scientific advisory board to execute confidentiality agreements upon the commencement of employment, consulting or business relationships with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for us, utilizing the property or relating to our business and conceived or completed by the individual during employment shall be our exclusive property to the extent permitted by applicable law.

Third parties may breach these and other agreements with us regarding our intellectual property and we may not have adequate remedies for the breach. Third parties could also fail to take necessary steps to protect our licensed intellectual property, which could seriously harm our intellectual property position.

If we are not able to protect our proprietary technology, trade secrets and know-how, then our competitors may develop competing products. Any issued patent may not be sufficient to prevent others from competing with us. Further, we have trade secrets relating to Arakoda, Celgosivir, and such trade secrets may become known or independently discovered. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, opposed, invalidated or circumvented, which could allow competitors to market similar products or limit the patent protection term of our product candidates. All of these factors may affect our competitive position.

If the manufacture, use or sale of our products infringe on the intellectual property rights of others, we could face costly litigation, which could cause us to pay substantial damages or licensing fees and limit our ability to sell some or all of our products.

Extensive litigation regarding patents and other intellectual property rights has been common in the biopharmaceutical industry. Litigation may be necessary to assert infringement claims, enforce patent rights, protect trade secrets or know-how and determine the enforceability, scope and validity of certain proprietary rights. Litigation may even be necessary to defend disputes of inventorship or ownership of proprietary rights. The defense and prosecution of intellectual property lawsuits, U.S. Patent and Trademark Office interference proceedings, and related legal and administrative proceedings (e.g., a re-examination, inter partes review, or post-grant review) in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue, and their outcome is uncertain.

Regardless of merit or outcome, our involvement in any litigation, interference or other administrative proceedings could cause us to incur substantial expense and could significantly divert the efforts of our technical and management personnel. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our stock price to decline. Adverse outcomes in patent litigation may potentially subject us to antitrust litigation which, regardless of the outcome, would adversely affect our business. An adverse determination may subject us to the loss of our proprietary position or to significant liabilities, or require us to seek licenses that may include substantial cost and ongoing royalties. Licenses may not be available from third parties, or may not be obtainable on satisfactory terms. An adverse determination or a failure to obtain necessary licenses may restrict or prevent us from manufacturing and selling our products, if any. These outcomes could materially harm our business, financial condition and results of operations.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and Ex-US could increase the uncertainties and costs. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), signed into law in the United States on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

The patent protection and patent prosecution for some of our product candidates is dependent or may be dependent in the future on third parties.

While we normally seek and gain the right to fully prosecute the patents relating to our product candidates, there may be times when platform technology patents or product-specific patents that relate to our product candidates are controlled by our licensors. In addition, our licensors and/or licensees may have back-up rights to prosecute patent applications in the event that we do not do so or choose not to do so, and our licensees may have the right to assume patent prosecution rights after certain milestones are reached. If any of our licensing collaborators fails to appropriately prosecute and maintain patent protection for patents covering any of our product candidates, our ability to develop and commercialize those product candidates may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products.

We may not be able to protect our intellectual property rights throughout the world.

Patents are of national or regional effect, and filing, prosecuting and defending patents on all of our product candidates throughout the world would be prohibitively expensive. As such, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Further, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to pharmaceuticals or biologics, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. In addition, certain developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third-party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patent rights are of limited duration. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such product candidates are commercialized. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from biosimilar or generic products. A patent term extension based on regulatory delay may be available in the U.S. However, only a single patent can be extended for each marketing approval, and any patent can be extended only once, for a single product. Moreover, the scope of protection during the period of the patent term extension does not extend to the full scope of the claim, but instead only to the scope of the product as approved. Laws governing analogous patent term extensions in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. Additionally, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. If we are unable to obtain patent term extension or restoration, or the term of any such extension is less than we request, the period during which we will have the right to exclusively market our product will be shortened and our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.

The earliest Paragraph IV certification date for Arakoda has passed. Generic companies may file an ANDA at any time, and successful challenge of our malaria use patents would negatively impact our business.

The PDUFA date for Arakoda is August 8, 2018, and the beginning date for exclusivity associated with the product’s API was July 20, 2018. The five-year data exclusivity ending date for Arakoda was July 20, 2023. Therefore, the earliest date a generic company could file an ANDA, claiming such an application does not infringe our Orange Book listed patents was July 20, 2022. Any generic company filing such an abbreviated new drug application (“ANDA”) with FDA, must notify us within 20 calendar days of receiving acknowledgement from the FDA or receipt of such an ANDA. Thus, the earliest date we could have received such a notification was August 9, 2022.

As of the date of this prospectus, to the best of our knowledge, no such notice has been received by us. However, such a notice might be received at any time. Such a notice might require us to undertake expensive litigation to defend our patents related to Arakoda’s malaria indication, thereby diverting funds away from critical research and development efforts for Tafenoquine (Arakoda or other regimen) for other indications. This potential litigation and the related expenditure may harm our business. Additionally, the approval of any ANDA would increase competition and most likely drive down prices for Arakoda.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product candidates, our competitive position would be adversely affected.

Risks Related to this Offering

Our management will have broad discretion over the use of any net proceeds from this offering and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for you.

Investors in this offering may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per Unit in this offering.

If we issue shares of preferred stock your rights as a holder of our common stock or warrants may be materially adversely affected.

As of the date of this prospectus, we are authorized to issue up to 1,000,000 shares of “blank check” preferred stock and 76,480 shares of Series A Preferred Stock are issued and outstanding. The designations, rights and preferences of our other preferred stock may be determined from time-to-time by our Board. Accordingly, our Board is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of the holders of our common stock. For example, an issuance of shares of preferred stock could:

●	adversely affect the voting power of the holders of our common stock;

●	make it more difficult for a third-party to gain control of us;

●	discourage bids for our common stock;

●	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

●	adversely affect the market price of our common stock.

Sales of a significant number of shares of our common stock by the Selling Stockholders and by our existing stockholders in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

The Selling Stockholders can sell, under this prospectus, up to 3,735,977 shares of common stock. Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

The requirements of being a public company.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, (the “Dodd-Frank Act”) and other applicable securities rules and regulations. Compliance with these rules and regulations have increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. We may need to hire more employees in the future to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors (“Board”) and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition has become more visible, which we believe may result in increased threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

Risks Relating to this Offering and Ownership of Our Securities

The price of our common stock may be adversely affected by the future issuance and sale of shares of our common stock or other equity securities.

We cannot predict the size of future issuances or sales of our common stock or other equity securities, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or other equity securities or announcement that such issuances and sales may occur, could adversely affect the market price of our common stock.

Future sales by stockholders, or the perception that such sales may occur, may depress the price of our common stock.

The sale or availability for sale of substantial amounts of our shares in the public market or exercise of common stock warrants and options or settlement of restricted stock units, or the perception that such sales could occur, could adversely affect the market price of our common stock and also could impair our ability to raise capital through future offerings of our shares. As of February 14, 2025, we had 7,364,554 outstanding shares of common stock. Any decline in the price of our common stock may encourage short sales, which could place further downward pressure on the price of our common stock and may impair our ability to raise additional capital through the sale of equity securities.

The issuance of shares upon exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon exercise of options or warrants and settlement of outstanding restricted stock units may result in substantial dilution to the interests of other stockholders since these selling stockholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise. If all derivative securities outstanding as of February 14, 2025, including the Common Warrants and the Placement Agent Warrants, were converted or exercised into shares of common stock, there would be an additional 11,323,449 shares of common stock outstanding as a result. The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

The public price of our common stock may be volatile, and could, following a sale decline significantly and rapidly.

The stock market in general has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to operating performance of individual companies. There is the potential for rapid and substantial price volatility of our common stock following this offering. These broad market factors may seriously harm the market price of our common stock, regardless of our actual or expected operating performance and financial condition or prospects, which may make it difficult for investors to assess the rapidly changing value of our common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A class action suit against us could result in significant liabilities and, regardless of the outcome, could result in substantial costs and the diversion of our management’s resources and attention.

Stock price run-ups followed by rapid price declines and stock price volatility may also be completely unrelated to company performance. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our stock.

We may not be able to maintain the listing of our common stock on Nasdaq, which could adversely affect our liquidity and the trading volume and market price of our common stock and decrease or eliminate your investment.

Our common stock is listed on Nasdaq. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted. On November 2, 2023, we received a letter from Nasdaq notifying us that we were no longer in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2) the “Bid Price Rule”). Although Nasdaq informed us that we were again compliant with the Bid Price Rule on January 10, 2024, there can be no assurance that we will maintain compliance. Nasdaq could issue us another letter notifying us of our non-compliance if our shares of common stock trade less than $1.00 per share for 30 consecutive business days, and in that event, subsequently make a determination to delist our common stock if we fail to take appropriate action.

Nasdaq requires us to have, among other requirements, including the Bid Price Rule, a minimum amount of shareholders’ equity of $2.5 million in order to maintain our listing. Currently, our pro forma, as adjusted shareholders’ equity is $10,568,127 as of September 30, 2024. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital. Also, our Board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. An active trading market for our shares may never develop or be sustained.

Any delisting determination by Nasdaq could seriously decrease or eliminate the value of an investment in our common stock and other securities linked to our common stock. While a listing on an over-the-counter exchange could maintain some degree of a market in our common stock, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our common stock; reduced liquidity with respect to and decreased trading prices of our common stock; a determination that shares of our common stock are “penny stock” under the SEC rules, subjecting brokers trading our common stock to more stringent rules on disclosure and the class of investors to which the broker may sell the common stock; limited news and analyst coverage for our Company, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large stockholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our common stock.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to price volatility in our common stock.

Investors may purchase our common stock to hedge existing exposure in our common stock or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our common stock. Those repurchases may in turn dramatically increase the price of our common stock until investors with short exposure are able to purchase additional shares of common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our Company and once investors purchase the shares of common stock necessary to cover their short position, the price of our common stock may decline.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to maintain appropriate internal controls over financial reporting. Failure to maintain those controls could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

At present, we are executing a plan to improve existing internal controls by segregating accounting functions through outsourcing. For over 10 years, our Chief Executive Officer and Chief Financial Officer have worked together in a collaborative relationship using budgets to track finances with limited resources. Our management, including our President and Chief Executive Officer, cannot guarantee that our internal controls and disclosure controls that we have in place will prevent all possible errors, mistakes or fraud. If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information and be subject to investigation by the SEC and civil or criminal sanctions.

Our financial controls and procedures may not be sufficient to ensure timely and reliable reporting of financial information, which, as a public company, could materially harm our stock price.

We require significant financial resources to maintain our public reporting status. We cannot assure you we will be able to maintain adequate resources to ensure that we will not have any future material weakness in our system of internal controls. The effectiveness of our controls and procedures may in the future be limited by a variety of factors including:

●	faulty human judgment and simple errors, omissions or mistakes;

●	fraudulent action of an individual or collusion of two or more people;

●	inappropriate management override of procedures; and

●	the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial information.

Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States of America. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Despite these controls, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance of achieving their control objectives. Furthermore, smaller reporting companies like us face additional limitations. Smaller reporting companies employ fewer individuals and can find it difficult to employ resources for complicated transactions and effective risk management. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our certificate of incorporation, as corrected (“Certificate of Incorporation”), and our amended and restated bylaws (“Bylaws”) eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Certificate of Incorporation provides that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by Delaware law. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders. Note that for liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should consult your own independent tax advisor regarding any tax matters arising with respect to the securities offered in connection with this offering.

Participation in this offering could result in various tax-related consequences for investors. All prospective purchasers of the resold securities are advised to consult their own independent tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences relevant to the purchase, ownership and disposition of the resold securities in their particular situations.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never declared or paid cash dividends on our common stock since inception as this is not how an LLC returns capital to its members and do not anticipate paying any cash dividends on our common stock as a C-Corporation in the foreseeable future. Instead, we currently intend to retain any future earnings for working capital and to support the growth and development of our business. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including, but not limited to, our earnings, capital requirements, financial condition, prospects, operating results, cash needs, growth plans, applicable Delaware law and any other factors which our Board may deem relevant. Our ability to pay dividends on our common stock may be limited by Delaware state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

We are an “emerging growth company” and a “smaller reporting company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company” and a “smaller reporting company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” and “smaller reporting companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our most recently completed second fiscal quarter.

We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our common stock held by non-affiliates is equal to or less than $250 million as of the last business day of the most recently completed second fiscal quarter, and (ii) our annual revenues is equal to or less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is equal to or less than $700 million as of the last business day of the most recently completed second fiscal quarter.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, taking advantage of reduced disclosure obligations may make comparison of our financial statements with other public companies difficult or impossible. If investors are unable to compare our business with other companies in our industry, we may not be able to raise additional capital as and when we need it, which may materially and adversely affect our financial condition and results of operations.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our Certificate of Incorporation specifies that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. However, our Certificate of Incorporation states that this exclusive forum provision does not apply to claims arising under federal securities laws. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Certificate of Incorporation as described above.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. As such, stockholders of the Company seeking to bring a claim regarding the internal affairs of the Company may be subject to increased costs associated with litigating in Delaware as opposed to their home state or other forum, precluded from bringing such a claim in a forum they otherwise consider to be more favorable, and discouraged from bringing such claims as a result of the foregoing or other factors related to forum selection. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

We believe these provisions benefit us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or our directors, officers, employees or agents. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT OUR BUSINESS OPERATIONS AND THE VALUE OF OUR SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

●	Our ability to effectively operate our business segments;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

●	other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will receive aggregate proceeds of up to approximately (i) $1,575,229 from the cash exercise of the January 2025 Common Warrants; (ii) $887,065 from the cash exercise of the February 2025 Common Warrants; (iii) $97,785 from the cash exercise of the January 2025 Placement Agent Warrants; and (iv) $100,788 from the cash exercise of the February 2025 Placement Agent Warrants. The holders of the Common Warrants and the Placement Agent Warrants are not obligated to exercise the warrants, and we cannot predict whether or when, if ever, the holders of the warrants will choose to exercise their respective warrants, in whole or in part. Any proceeds from such exercise will be used for general corporate purposes and working capital.

DIVIDEND POLICY

We have not declared any cash dividends since inception and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, operating results, cash needs, growth plans, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

CAPITALIZATION

The following table sets forth our consolidated cash, cash equivalents and short-term investments and capitalization, as of September 30, 2024. Such information is set forth on the following basis:

●	on an actual basis;

●	on a pro forma basis to reflect the issuance of (i) 79,040 shares issued to our officers as 2024 bonuses, (ii) 2,898,551 shares issued for the exercise of 2,898,551 pre-funded warrants after September 30, 2024 but prior to the date of this prospectus supplement, (iii) 1,021,549 shares of common stock issued in the January 2025 Offering based on the offering price of $1.021 per share of common stock net of certain offering expenses, and (iv) 1,503,500 shares of common stock issued in the February 2025 Offering based on the offering price of $0.715 per share of common stock net of certain offering expenses; and

●	on a pro forma as adjusted basis to reflect our receipt of the gross proceeds from the full exercise of the Common Warrants and the Placement Agent Warrants resulting in the issuance of 3,735,977 shares of common stock at a weighted average exercise price of $0.7122 per share.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus. The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of September 30, 2024 (in thousands):

	Actual	Pro Forma(1)	Pro Forma as adjusted(1)
Cash, cash equivalents, and short-term investments	$5,012,185	$6,853,057	9,513,923

Total long-term liabilities	$147,895	$147,985	147,985

Series A Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; 76,480 issued and outstanding as of September 30, 2024, actual, 76,480 issued and outstanding, pro forma, and 76,480 issued and outstanding, pro forma as adjusted.	$9,567,439	$9,567,439	9,567,439
Common stock, $0.0001 par value; 150,000,000 shares authorized at September 30, 2024; 1,861,914 shares issued and outstanding at September 30, 2024; 7,364,554 shares issued and outstanding, pro forma; 11,100,531 shares issued and outstanding, pro forma as adjusted	$186	$736	1,110
Additional paid-in capital	$34,815,642	$36,759,506	39,419,998
Accumulated other comprehensive income	$139,207	$139,207	139,207
Accumulated deficit	$(38,482,920)	$(38,482,920)	(38,482,920)
Total stockholders’ equity	$5,962,847	$7,907,261	10,568,127
Total capitalization	$6,110,742	$8,055,156	10,716,022

(1)	Does not include the following:

●	285,373 shares of common stock reserved for future issuance under the 2022 Plan;

●	6,899,307 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.50 per share;

●	688,165 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.78 per share;

●	shares of common stock issuable upon the conversion of 76,480 shares of Series A Preferred Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Consolidated Financial Data” and our historical consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Audited Consolidated Financial Information.” We assume no obligation to update any of these forward-looking statements.

Overview

We are a specialty pharmaceutical company with a goal of using cutting-edge biological science and applied research to further develop and commercialize new therapies for the prevention and treatment of infectious diseases. We have successfully achieved regulatory approval of Arakoda® (“Arakoda”), a malaria preventative treatment that has been on the market since late 2019. Currently, 60P’s pipeline under development covers development programs for vector-borne, fungal, and viral diseases utilizing three of the Company’s future products: (i) new products that contain the Arakoda regimen of Tafenoquine; (ii) new products that contain Tafenoquine; and (iii) Celgosivir.

Following our initial public offering in July 2023, our initial strategic priority was to conduct a Phase IIB study that would have evaluated the potential of the Arakoda regimen of Tafenoquine to accelerate disease recovery in COVID-19 patients with low risk of disease progression. In October 2023, we made a decision to suspend this study. This was a consequence of advice previously received from the U.S. Food and Drug Administration (FDA), which we interpreted to mean that the Agency would not have granted clearance for the study to proceed unless we redesigned it to (i) enroll a patient population in which receipt of Paxlovid or Lagevrio would be medically contraindicated, or (ii) compare Tafenoquine to placebo in patients taking a “standard of care” regimen (defined by the FDA as Lagevrio or Paxlovid). The FDA’s position was somewhat surprising given that neither Paxlovid nor Lagevrio is indicated for treatment of COVID-19 in low-risk patients. We determined that conducting our study in an alternate population in the United States would be unfeasible, and that conducting an add-on-to standard of care study might not be Phase III enabling. Accordingly, we made a decision to pivot back to continue commercialization of Arakoda for malaria, and further evaluation of the Arakoda regimen of Tafenoquine for babesiosis and other diseases. We believe such an approach is both less risky and less expensive.

Moving forward, our general strategy to achieve profitability and grow shareholder value has three facets: (i) increase sales of Arakoda; (ii) conduct clinical trials to expand the number of patients who can use Tafenoquine for new indications in the future; and (iii) reposition small molecule therapeutics with good clinical safety profiles for new indications.

Business Developments

The following highlights significant business developments in our business during the quarter ended September 30, 2024.

●	On July 9, 2024, our expanded use protocol for treatment of babesiosis in immunocompromised patients with persistent babesia microti received IRB (ethics) clearance.

●	On July 15, 2024, we entered into clinical trial agreements with Yale University and Rhode Island Hospital for our tafenoquine babesiosis clinical trial in hospitalized patients.

●	On July 22, 2024, we converted 1,291 shares of Series A Preferred Stock held by an investor into 40,000 shares of our common stock. On July 26, 2024, we converted an additional 1,032 shares of Series A Preferred Stock held by the investor into 33,334 shares of our common stock.

●	On July 24, 2024, we were awarded a fixed-price contract with the United States Army Medical Materiel Development Activity to support commercial validation of new bottle and replacement blister packaging of ARAKODA®. This initiative is critical for ensuring the continued procurement by the U.S. government.

●	In August 2024, we granted the University of Kentucky a right of reference to our new drug application for ARAKODA®. The right of reference will allow the FDA to review clinical efficacy and safety data, non-clinical data and chemistry, manufacturing and control information on ARAKODA® as the FDA reviews protocols and new IND application submissions related to the University of Kentucky’s investigational SJ733 Phase IIB program.

●	In October 2024, we announced that we had commenced a nine-month promotional pilot to bring greater awareness of ARAKODA® (tafenoquine) and its benefits to patients and healthcare providers who prescribe it. The pilot program includes inside, or virtual, sales representatives who will conduct outreach to prospective and current ARAKODA customers to promote the co-pay program and increase sales.

●	In October 2024, we announced that we enrolled our first patient in NCT06478641, an expanded access clinical study intended to confirm the activity of tafenoquine in treating patients with persistent babesiosis who have failed standard of care treatment and are at high risk of experiencing a relapse.

●	In January 2025, we announced the approval of an Investigational Review Board (IRB) sanctioned Phase II clinical study.

At-the-Market Sales Agreement

On July 12, 2024, we filed a shelf registration statement on Form S-3 (File No. 333-280796) containing a (i) base prospectus covering the offering, issuance and sale by us of up to $15,000,000 of our common stock, preferred stock, warrants, debt securities and units and (ii) sales agreement prospectus (“Prospectus Supplement”) covering the offering, issuance and sale by us of up to a maximum aggregate offering price of $1,253,603 (which amount was included in the $15,000,000 aggregate offering price set forth in the base prospectus) of our common stock that may be issued and sold under the At-The-Market Issuance Sales Agreement dated as of July 12, 2024 (the “ATM Agreement”), that we entered into with WallachBeth Capital LLC, as sales agent. The Prospectus Supplement was subsequently amended on July 22, 2024, July 24, 2024, July 26, 2024, and August 2, 2024, to increase the maximum aggregate offering price under the ATM Agreement to $1,774,640, $1,890,705, $2,190,416, and $2,295,192, respectively. Between July 19, 2024 and August 1, 2024, we sold a total of 677,819 shares pursuant to the ATM Agreement and Prospectus Supplement, as amended, for gross proceeds of $1,994,583.

2024 Annual Meeting of Stockholders

On July 16, 2024, we conducted our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). The stockholders of record at the close of business on May 12, 2024, the record date for the determination of stockholders entitled to vote at the 2024 Annual Meeting, approved the proposals to (1) elect five directors to serve until the 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; (2) approve an amendment to the 2022 Equity Incentive Plan to increase the number of shares of common stock available for issuance by 416,667 shares; (3) approve an amendment to our Certificate of Incorporation, to effect a reverse stock split of our common stock at a reverse stock split ratio ranging from 1:5 to 1:12 inclusive, as may be determined at the appropriate time by the Board of Directors, in its sole discretion; (4) approve the issuance of options granted to a consultant to comply with Nasdaq Listing Rule 5635(c); and (5) ratify the selection of RBSM LLP by the Board of Directors as our independent auditor for the fiscal year ending December 31, 2024.

Reverse Stock Split and Nasdaq Delisting Notice

In February 2024, we received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying us that, for the last 30 consecutive business days, our common stock had not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until August 26, 2024 (the “Compliance Period”), to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive trading days, unless extended by Nasdaq under Nasdaq Rule 5810(c)(3)(H), prior to August 26, 2024. At the 2024 Annual Meeting in July 2024, our stockholders approved an amendment to our Certificate of Incorporation to effect reverse stock split of our common stock at a range of ratios between 1:5 to 1:12 inclusive, and on July 19, 2024, our Board of Directors approved the implementation of the reverse stock split at a ratio of 1:12 (the “Reverse Stock Split”). The Reverse Stock Split was effective as of August 12, 2024.

As of the effective time of the Reverse Stock Split, every twelve (12) issued and outstanding shares of our common stock was automatically combined and converted into one (1) issued and outstanding share of common stock, with no change to the par value, reducing the number of shares of common stock outstanding from 21,219,937 shares to 1,768,337 shares. No fractional shares of common stock were issued in connection with the Reverse Stock Split and all fractional shares were rounded up to the nearest whole share with respect to outstanding shares of common stock. We issued an additional 93,563 shares of common stock on August 19, 2024 for rounding due to fractional shares. The Reverse Stock Split did not change the authorized number of shares of common stock or preferred stock. Proportional adjustments were made to the number of shares of common stock issuable upon exercise or conversion of our equity awards, warrants, and other equity instruments convertible into common stock, as well as the respective exercise prices, if applicable in accordance with the terms of the instruments. Unless otherwise noted, all references to numbers of shares of our common stock and per share information presented in this Quarterly Report on Form 10-Q have been retroactively adjusted, as appropriate, to reflect the Reverse Stock Split.

On August 26, 2024, we received written notice from the Listing Qualifications Staff of Nasdaq stating that for the 10 consecutive business day period between August 12, 2024 through August 23, 2024, the closing bid price of our common stock was at $1.00 per share or greater. Accordingly, we regained compliance with the Bid Price Rule for continued listing on The Nasdaq Capital Market and the matter was closed.

Private Placement

On September 4, 2024, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor, agreeing to issue and sell in a private placement offering (the “Private Placement”) (i) pre-funded warrants to purchase 2,898,551 shares of common stock (the “September 2024 Pre-Funded Warrants”), (ii) series A warrants to purchase 2,898,551 shares of common stock (the “Series A Warrants”), and (iii) series B warrants to purchase 2,898,551 shares of common stock (the “Series B Warrants”) at a price of $1.379 per Pre-Funded Warrant and accompanying Series A and Series B Warrants. The Private Placement closed on September 5, 2024, generating net proceeds to us of $3,414,502, after deducting placement agent fees and offering expenses.

The September Pre-Funded Warrants have an exercise price of $0.001 per share and are immediately exercisable, subject to certain ownership restrictions, and will remain exercisable until exercised in full. The Series A and Series B Warrants have an exercise price of $1.38 per share and will be exercisable beginning on the effective date of stockholder approval to approve the exercise of the Series A and Series B Warrants and the September 2024 Agent Warrants, defined below, to comply with applicable listing rules and regulations of the Nasdaq Stock Market (“Stockholder Approval”, and such date that approval is obtained, the “Stockholder Approval Date”). The Series A Warrants expire five years after the Stockholder Approval Date and the Series B Warrants will expire 18 months after the Stockholder Approval Date.

As compensation for acting as the placement agent for the Private Placement, we issued to H.C. Wainwright & Co., LLC warrants to purchase up to 217,391 shares of stock (the “September 2024 Agent Warrants”). The September 2024 Agent Warrants have substantially the same terms as the Series A Warrants, except that the September 2024 Agent Warrants have an exercise price equal to $1.725 per share.

The Purchase Agreement requires that we must hold an annual or special meeting of stockholders within 90 days from the Closing for the purposes of obtaining the Stockholder Approval. If Stockholder Approval is not obtained, we must call an additional stockholder meeting every six months thereafter until the earlier of the date such Stockholder Approval is obtained, or the Series A Warrants, the Series B Warrants, and the September 2024 Agent Warrants are no longer outstanding.

The September 2024 Pre-Funded Warrants, the Series A Warrants, the Series B Warrants, and the September 2024 Agent Warrants and the shares of our Common Stock issuable upon the exercise of the warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), were not offered pursuant to the Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. In connection with the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchaser, pursuant to which, among other things, we are required to prepare and file with the Securities and Exchange Commission (the “SEC”) one or more registration statements to register for resale the shares of Common Stock issuable upon exercise of the Series A Warrants, the Series B Warrants, and the September 2024 Pre-Funded Warrants (the “Warrant Shares”). We are required to use our best efforts to have such registration statement(s) declared effective as promptly as possible thereafter, and in any event no later than 45 days following September 4, 2024, or, in the event of a “full review” by the SEC, 75 days following the date such additional registration statement is required to be filed thereunder.

Liquidity and Capital Resources

For the nine months ended September 30, 2024 and 2023, our net cash used in operating activities was $4,009,871 and $4,479,242, respectively and the cash balance was $3,300,688 as of September 30, 2024 ($2,142,485 as of December 31, 2023). To date, we have funded our operations through debt and equity financings. Based on current internal projections, taking into consideration the net proceeds of approximately $1.8 million received under the ATM Agreement, an additional $3.4 million received from the Private Placement, and recent growth in Arakoda sales, we estimate that we will have sufficient funds to remain viable through August 31, 2025, excluding the additional costs of conducting the expanded access study for chronic babesiosis patients (currently being planned), and assuming no additional capital raises We believe that cash received from existing warrants issued after August 31, 2024 (if exercised) would be sufficient for us to reach a cash-flow positive position. We cannot give assurance that we can increase our cash balances or limit our cash consumption and thus maintain sufficient cash balances for our planned operations or future acquisitions. Future business demands may lead to cash utilization at levels greater than recently experienced. We may need to raise additional capital in the future. However, we cannot assure you that we will be able to raise additional capital on acceptable terms, or at all.

Going Concern

As of September 30, 2024, we had an accumulated deficit of $38,482,920. In their audit report for the fiscal year ended December 31, 2023, our auditors have expressed their concern as to our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate cash flows from operations and obtain financing.

The audited consolidated financial statements for the years ended December 31, 2023, and December 31, 2022, respectively, included an explanatory note referring to our recurring operating losses and expressing substantial doubt in our ability to continue as a going concern. The accompanying consolidated condensed financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. However, we have not demonstrated the ability to generate enough revenues to date to cover operating expenses and have accumulated losses to date. This condition, among others, raises substantial doubt about our ability to continue as a going concern for one year from the date these consolidated condensed financial statements are issued.

In view of these matters, continuation as a going concern is dependent upon our ability to meet financial requirements, raise additional capital, and achieve gross profitability from our single marketed product. We plan to fund our operations through third party and related party debt/advances, private placement of restricted securities and the issuance of stock in a subsequent offering until such a time as we are able to generate profitable operations, or a business combination may be achieved.

Our consolidated condensed financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2024:

		Payments Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 Years
Principal obligations on the debt arrangements	$150,000	$-	$3,089	$6,757	$140,154
Interest obligations on the debt arrangements	106,312	8,772	14,455	10,787	72,298
Purchase obligations	677,617	677,617	-	-	-
Total	$933,929	$686,389	$17,544	$17,544	$212,452

Amounts related to contingent milestone payments are not considered contractual obligations as they are contingent on the achievement of certain milestones. These contingent milestones may or may not be achieved. We have not included any of these amounts in the table above as we cannot estimate or predict when, or if, these amounts will become due.

Components of Results of Operations

Product Revenues - net of Discounts and Rebates

To date, we have received the majority of our product revenues from sales of our Arakoda product to the US Department of Defense (the “DoD”) and resellers in the U.S. and abroad. Foreign sales to both Australia and Europe are further subject to profit sharing agreements for boxes sold to customers. Currently, the procurement contract with the DoD has expired and DoD sales last occurred in 2021. Sales to resellers in the US are subject to considerable discounts and rebates for services provided by our third-party logistics (“3PL”) partner and wholesalers and pharmacy benefit managers (“PBMs”).

Cost of Revenues, Gross Profit (Loss), and Gross Margin

Cost of revenues associated with our products is primarily comprised of direct materials, manufacturing related costs incurred in the production process and inventory write-downs due to expiration.

Other Operating Revenues

Other operating revenues for the periods presented primarily consist of research revenue earned from the Australian Tax Authority for research activities conducted in Australia. Beginning in the third quarter of 2024, we began to recognize research revenues associated with the new contract with the United States Army Medical Materiel Development Activity (USAMMDA) for Arakoda supply chain upgrade support. Research revenue under this contract is recognized when we incur the direct costs eligible for reimbursement, up to the maximum allowable amount.

Operating Expenses

Research and Development

Research and development costs for the periods presented primarily consist of contracted R&D services and costs associated with preparation for our Babesiosis trial in 2024 and, in 2023 related to our now halted COVID-19 clinical trial. We expense all research and development costs in the period in which they are incurred. Payments made prior to the receipt of goods or services to be used in research and development are recognized as prepaid assets and expensed over the service period as the services are provided. We have also issued shares of our common stock in exchange for research and development services.

General and Administrative Expenses

Our general and administrative expenses primarily consist of salaries, advertising and promotion expenses, professional services fees, such as consulting, audit, accounting and legal fees, general corporate costs and allocated costs, including facilities, information technology and amortization of intangibles.

Interest and Other Income (Expense), Net

Interest expense consists of interest accrued on our debt obligations and related amortization of debt discounts and deferred issuance costs. Other components of other income (expense), net include changes in the fair value of financial instruments, gains and losses on extinguishments of debt, and other miscellaneous income (expense). We also earn interest income from cash invested in interest-bearing accounts as well as cash equivalents and short-term investments consisting of certificates of deposits with original maturities ranging from three to six months.

Results of Operations

The following table sets forth our results of operations for the periods presented:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	2024	2023
Product Revenues - net of Discounts and Rebates	$135,293	$51,188	$365,939	$127,892
Service Revenues	-	-	10,789	-
Product and Service Revenues, net	135,293	51,188	376,728	127,892
Cost of Revenues	111,687	71,196	266,688	328,293
Gross Profit (Loss)	23,606	(20,008)	110,040	(200,401)
Research Revenues	12,818	75,566	43,177	82,974
Net Revenue (Loss)	36,424	55,558	153,217	(117,427)

Operating Expenses:
Research and Development	940,063	263,703	4,372,571	591,569
General and Administrative Expenses	1,215,053	1,313,617	3,419,747	2,551,426
Total Operating Expenses	2,155,116	1,577,320	7,792,318	3,142,995

Loss from Operations	(2,118,692)	(1,521,762)	(7,639,101)	(3,260,422)

Interest Expense	(1,467)	(40,106)	(6,490)	(2,281,191)
Derivative Expense	-	-	-	(399,725)
Change in Fair Value of Derivative Liabilities	(56,712)	92,490	1,683,034	95,324
Loss on Debt Extinguishment	-	(391,593)	-	(1,231,480)
Change in Fair Value of Promissory Note	-	6,105,066	-	5,379,269
Other Income (Expense), net	16,623	(70,490)	56,569	(69,169)
Total Interest and Other Income (Expense), net	(41,556)	5,695,367	1,733,113	1,493,028
(Loss) Income from Operations before Provision for Income Taxes	(2,160,248)	4,173,605	(5,905,988)	(1,767,394)
Provision for Income Taxes (Note 9)	250	63	751	189
Net (Loss) Income including Noncontrolling Interest	(2,160,498)	4,173,542	(5,906,739)	(1,767,583)
Net (Loss) Income - Noncontrolling Interest	(713)	(9,656)	(4,669)	(14,165)
Net (Loss) Income - attributed to 60 Degrees Pharmaceuticals, Inc.	$(2,159,785)	$4,183,198	$(5,902,070)	$(1,753,418)

The following table sets forth our results of operations as a percentage of revenue:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	2024	2023
Product Revenues - net of Discounts and Rebates	100.00%	100.00%	97.14%	100.00%
Service Revenues	-	-	2.86	-
Product and Service Revenues, net	100.00	100.00	100.00	100.00
Cost of Revenues	82.55	139.09	70.79	256.70
Gross Profit (Loss)	17.45	(39.09)	29.21	(156.70)
Research Revenues	9.47	147.62	11.46	64.88
Net Revenue (Loss)	26.92	108.54	40.67	(91.82)

Operating Expenses:
Research and Development	694.83	515.17	1,160.67	462.55
General and Administrative Expenses	898.09	2,566.26	907.75	1,994.98
Total Operating Expenses	1,592.92	3,081.43	2,068.42	2,457.54

Loss from Operations	(1,566.00)	(2,972.89)	(2,027.75)	(2,549.36)

Interest Expense	(1.08)	(78.35)	(1.72)	(1,783.69)
Derivative Expense	-	-	-	(312.55)
Change in Fair Value of Derivative Liabilities	(41.92)	180.69	446.75	74.53
Loss on Debt Extinguishment	-	(765.01)	-	(962.91)
Change in Fair Value of Promissory Note	-	11,926.75	-	4,206.10
Other Income (Expense), net	12.29	(137.71)	15.02	(54.08)
Total Interest and Other Income (Expense), net	(30.72)	11,126.37	460.04	1,167.41
(Loss) Income from Operations before Provision for Income Taxes	(1,596.72)	8,153.48	(1,567.71)	(1,381.94)
Provision for Income Taxes (Note 9)	0.18	0.12	0.20	0.15
Net (Loss) Income including Noncontrolling Interest	(1,596.90)	8,153.36	(1,567.91)	(1,382.09)
Net (Loss) Income - Noncontrolling Interest	(0.53)	(18.86)	(1.24)	(11.08)
Net (Loss) Income - attributed to 60 Degrees Pharmaceuticals, Inc.	(1,596.38)%	8,172.22%	(1,566.67)%	(1,371.01)%

Comparison of the Three Months Ended September 30, 2024, and 2023

Product Revenues - net of Discounts and Rebates, Cost of Revenues, Gross Profit (Loss), and Gross Margin

	Three Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Product Revenues - net of Discounts and Rebates	$135,293	$51,188	$84,105	164.31%
Cost of Revenues	111,687	71,196	40,491	56.87
Gross Profit (Loss)	$23,606	$(20,008)	$43,614	(217.98)%
Gross Margin %	17.45%	(39.09)%

Product Revenues - net of Discounts and Rebates

Our product revenues - net of discounts and rebates were $135,293 for the three months ended September 30, 2024, as compared to $51,188 for the three months ended September 30, 2023. For the three months ended September 30, 2024, our U.S. pharmaceutical distributor accounted for 92% of our total net product sales and Kodatef sales to our Australian distributor accounted for 8% of total net product sales (100% and 0% for the three months ended September 30, 2023, respectively). Domestic, commercial product sales are primarily driving increased sales volume during the period.

We offer discounts and rebates to the civilian U.S. supply chain distribution channel. We record sales when our 3PL partner transfers boxes into their title model. Discounts and rebates offered to our 3PL partner amount to 12% along with a $5,500 fixed monthly fee that started in 2023. The product is then transferred usually to one of the three large U.S. pharmaceutical distributors where rebates are 10%. Lastly, we have relationships with several large PBMs that allow patients to purchase Arakoda at a discount. The rebate associated with PBMs ranges from 30% to 41.25% depending on the amount of coverage provided. For the three months ended September 30, 2024, discounts and rebates were $122,862 compared to $76,441 for the three months ended September 30, 2023.

Arakoda entered the U.S. civilian supply chain in the third quarter of 2019. For the three months ended September 30, 2023, 550 boxes were sold to pharmacies and dispensaries. Sales volume increased by 140% to 1,319 boxes sold to pharmacies and dispensaries for the three months ended September 30, 2024. Based on IQVIA data, this growth in sales volume appears to be driven primarily by organic growth in the Lyme disease community, whose prescribers utilize Arakoda for treatment of babesiosis. The sales volume growth to pharmacies and dispensaries ties more closely to the growth in discounts and rebates previously discussed than our reported sales to our 3PL.

Kodatef sales to our distributor Biocelect in Australia for the three months ended September 30, 2024 were $10,691 ($0 for the three months ended September 30, 2023). Sales to Biocelect are currently subject to a profit share distribution once the original transfer price has been recouped. The most recent sale of boxes to Biocelect reached profit share at the end of Q1 2024. Biocelect reported approximately 130% year-over-year growth for the quarter, the equivalent of 414 boxes sold for the three months ended September 30, 2024, compared to 184 boxes for the three months ended September 30, 2023. As of September 30, 2024, Biocelect’s unsold inventory that remains subject to profit share was the equivalent of 726 boxes. While growth in Australia is similarly positive to that in the US, Biocelect has achieved that growth by competing directly with Malarone in terms of price in their market for the approved antimalarial prophylaxis indication. As of September 30, 2024, $11,037 of profit share was due to us ($0 as of December 31, 2023).

Arakoda sales volume is also showing signs of sales growth in Europe. We first shipped Arakoda to our distributor Scandinavian Biopharma (“SB”) in September 2022. For the three months ended September 30, 2024, SB reported 54 boxes sold (none the three months ended September 30, 2023). According to our distributor this is due to greater interest in treating babesiosis.

Cost of Revenues, Gross Profit (Loss), and Gross Margin

Cost of revenues was $111,687 for the three months ended September 30, 2024, as compared to $71,196 for the three months ended September 30, 2023. The increase in cost of goods sold is primarily driven by the increase in net product sales over the same periods. Despite the increase, the Gross Margin % increased significantly from (39.09%) for the three months ended September 30, 2023 to 17.45% for the three months ended September 30, 2024. This is primarily attributable to the fixed part of cost of goods. As the sales volume has increased, the gross margin has improved as the variable cost of goods of each unit sold is substantially less than the sales price.

Other Operating Revenues

	Three Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Research Revenues	$12,818	$75,566	$(62,748)	(83.04)%

The research revenues earned by us were $12,818 for the three months ended September 30, 2024, as compared to $75,566 for the three months ended September 30, 2023. Our research revenues for the three months ended September 30, 2023 consist entirely of projected research revenues from the Australian Tax Authority for research activities conducted in Australia. For the three months ended September 30, 2024, our research revenues relate primarily to initial funding earned from the new USAMMDA contract we were awarded in July 2024 to facilitate commercial validation of a new bottle and replacement blister packaging of Arakoda.

Operating Expenses

	Three Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Research and Development	$940,063	$263,703	$676,360	256.49%
General and Administrative Expenses	1,215,053	1,313,617	(98,564)	(7.50)
Total Operating Expenses	$2,155,116	$1,577,320	$577,796	36.63%

Research and Development

Research and development costs increased during the three months ended September 30, 2024 when compared to the three months ended September 30, 2023. Research and development costs incurred during the three months ended September 30, 2023 consisted of initiation costs related to our Phase IIB COVID-19 clinical trial, which was later suspended in the fourth quarter of 2023. Direct COVID-19-related trial costs represented 82% of the costs for the three months ended September 30, 2023 at $216,567 (less than 1% for the three months ended September 30, 2024 at $5,445). During the three months ended September 30, 2024, we recorded research and development expense of $600,000, representing 64% of the total costs, upon the delivery from Trevally of 8.8 kilograms of castanospermine. In January 2023, we issued Trevally 10,000 fully vested shares of our common stock as advance consideration for the services, which payment was deferred and capitalized until delivery of the completed research materials. We also incurred $270,497 in costs related to our babesiosis trial for tafenoquine during the three months ended September 30, 2024 ($0 during the three months ended September 30, 2023).

General and Administrative Expenses

For the three months ended September 30, 2024, our general and administrative expenses decreased by 7.5% or $98,564 from the three months ended September 30, 2023. During the three months ended September 30, 2024, we recorded higher compensation expenses due to accruals for performance bonuses payable to our executives, as well as higher salaries and benefits expense due to hiring a new Chief Commercial Officer in February 2024 at $171,948 and $171,353, respectively (compared to $0 and $123,672 for the three months ended September 30, 2023, respectively). However, the main driver of the decrease relates to stock-based compensation, which decreased from $458,266 for the three months ended September 30, 2023 to $15,246 for the three months ended September 30, 2024, as a result of certain options and restricted stock units granted to our directors and executives on the closing date of our IPO in July 2023, some of which were fully vested and thus immediately expensed on the IPO date.

Interest and Other Income (Expense), Net

	Three Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Interest Expense	$(1,467)	$(40,106)	$38,639	(96.34)%
Change in Fair Value of Derivative Liabilities	(56,712)	92,490	(149,202)	(161.32)
Loss on Debt Extinguishment	-	(391,593)	391,593	(100.00)
Change in Fair Value of Promissory Note	-	6,105,066	(6,105,066)	(100.00)
Other Income (Expense), net	16,623	(70,490)	87,113	(123.58)
Total Interest and Other Income (Expense), net	$(41,556)	$5,695,367	$(5,736,923)	(100.73)%

Interest Expense

For the three months ended September 30, 2024, we recognized $1,467 of interest expense ($40,106 for the three months ended September 30, 2023). The decrease in interest expense is the result of the settlement or conversion of a majority of our outstanding debt obligations upon the closing of our IPO in July 2023. Cash paid for interest was $2,193 and $171,807 for the three months ended September 30, 2024 and September 30, 2023, respectively.

Change in Fair Value of Derivative Liabilities

For the three months ended September 30, 2024, we recognized a loss on the change in fair value of derivative liabilities of $56,712 compared to a gain of $92,490 for the three months ended September 30, 2023. For the three months ended September 30, 2024, derivative liabilities include the contingent milestone payment due to Knight upon a future sale of Arakoda or a Change of Control. For the three months ended September 30, 2023, derivative liabilities consisted of bridge shares, certain warrants, and embedded conversion features in our convertible notes. We use a probability-weighted discounted cash flow model or a Monte Carlo simulation model to estimate the fair value of these instruments.

Loss on Debt Extinguishment

For the three months ended September 30, 2023, we recognized a $391,593 net loss on debt extinguishment (none for the three months ended September 30, 2024). The decrease is related, in part, to a total $614,670 loss recognized upon extinguishment of our interim bridge financing notes, all of which were settled or converted upon our IPO in July 2023. The net amount for the three months ended September 30, 2023 was partially offset by a debt extinguishment gain of $223,077 recognized on conversion of the Xu Yu promissory note on the date of our IPO. There were no debt extinguishments recognized during the three months ended September 30, 2024.

Change in Fair Value of Promissory Note

For the three months ended September 30, 2023, we recognized a $6,105,066 gain related to the change in the fair value of the promissory note with Knight, which was held at fair value. The gain relates to the mark to market adjustment recognized immediately prior to the automatic conversion of the outstanding debt obligation into our equity shares upon the closing of our IPO. We no longer have any debt obligations measured at fair value on a recurring basis, hence we recorded a $0 change in fair value for the three months ended September 30, 2024.

Other Income (Expense), net

For the three months ended September 30, 2024, we recognized $16,623 in other income compared to $70,490 in other expense for the three months ended September 30, 2023. As a result of the IPO and recent equity offerings completed in 2024, we now earn interest income as we have invested certain cash proceeds in interest-bearing accounts and short-term certificates of deposit. We recognized interest income of $16,635 during the three months ended September 30, 2024 ($0 during the three months ended September 30, 2023).

Comparison of the Nine Months Ended September 30, 2024, and 2023

Product Revenues - net of Discounts and Rebates, Service Revenues, Cost of Revenues, Gross Profit (Loss), and Gross Margin

	Nine Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Product Revenues - net of Discounts and Rebates	$365,939	$127,892	$238,047	186.13%
Service Revenues	10,789	-	10,789	N/A
Product and Service Revenues, net	376,728	127,892	248,836	194.57
Cost of Revenues	266,688	328,293	(61,605)	(18.77)
Gross Profit (Loss)	$110,040	$(200,401)	$310,441	(154.91)%
Gross Margin %	29.21%	(156.70)%

Product Revenues - net of Discounts and Rebates

Our product revenues - net of discounts and rebates were $365,939 for the nine months ended September 30, 2024, as compared to $127,892 for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, our U.S. pharmaceutical distributor accounted for 94% of our total net product sales and Kodatef sales to our Australian distributor accounted for 6% of total net product sales (100% and 0% for the nine months ended September 30, 2023, respectively). Domestic, commercial product sales are primarily driving increased sales volume during the period.

We offer discounts and rebates to the civilian U.S. supply chain distribution channel. We record sales when our 3PL partner transfers boxes into their title model. Discounts and rebates offered to our 3PL partner amount to 12% along with a $5,500 fixed monthly fee that started in 2023. The product is then transferred usually to one of the three large U.S. pharmaceutical distributors where rebates are 10%. Lastly, we have relationships with several large PBMs that allow patients to purchase Arakoda at a discount. The rebate associated with PBMs ranges from 30% to 41.25% depending on the amount of coverage provided. For the nine months ended September 30, 2024, discounts and rebates were $324,486 compared to $124,090 for the nine months ended September 30, 2023.

Arakoda entered the U.S. civilian supply chain in the third quarter of 2019. For the nine months ended September 30, 2023, 1,059 boxes were sold to pharmacies and dispensaries. Sales volume increased by 244% to 3,642 boxes sold to pharmacies and dispensaries for the nine months ended September 30, 2024. Based on IQVIA data, this growth in sales volume appears to be driven primarily by organic growth in the Lyme disease community, whose prescribers utilize Arakoda for treatment of babesiosis. The sales volume growth to pharmacies and dispensaries ties more closely to the growth in discounts and rebates previously discussed than our reported sales to our 3PL.

Kodatef sales to our distributor Biocelect in Australia for the nine months ended September 30, 2024 were $20,697 ($0 for the nine months ended September 30, 2023). Sales to Biocelect are currently subject to a profit share distribution once the original transfer price has been recouped. The most recent sale of boxes to Biocelect reached profit share at the end of Q1 2024. Biocelect reported 279% year-over-year growth, the equivalent of 1,489 boxes sold for the nine months ended September 30, 2024, compared to 393 boxes for the nine months ended September 30, 2023. As of September 30, 2024, Biocelect’s unsold inventory that remains subject to profit share was the equivalent of 726 boxes. While growth in Australia is similarly positive to that in the US, Biocelect has achieved that growth by competing directly with Malarone in terms of price in their market for the approved antimalarial prophylaxis indication. As of September 30, 2024, $11,037 of profit share was due to us ($0 as of December 31, 2023).

Arakoda sales volume is also showing signs of increase in Europe. We first shipped Arakoda to our distributor Scandinavian Biopharma in September 2022. For the nine months ended September 30, 2024, they reported 109 boxes sold (none the nine months ended September 30, 2023). According to our distributor this is due to greater interest in treating babesiosis.

Service Revenues

During the nine months ended September 30, 2024, we recognized $10,789 in service revenue in association with the final payment from the USAMMDA for storing Arakoda purchases ($0 for the nine months ended September 30, 2023). The revenue for the nine months ended September 30, 2024 is related to the final resolution of storage fees payable from the USAMMDA under the original development contract entered into in 2014. As the development contract ended on August 31, 2022, additional storage revenue is not expected in the near future.

Cost of Revenues, Gross Profit (Loss), and Gross Margin

Cost of revenues was $266,688 for the nine months ended September 30, 2024, as compared to $328,293 for the nine months ended September 30, 2023. While net product sales increased over the same periods, the decrease in cost of goods sold is primarily attributable to the fixed part of cost of goods. As the sales volume has increased, the gross margin has improved as the variable cost of goods of each unit sold is substantially less than the sales price. Additionally, write-downs for expired inventory were significantly higher during the nine months ended September 30, 2023 at $94,977, as compared to $18,490 during the nine months ended September 30, 2024. Due to these factors, the Gross Margin % increased significantly from (156.70%) for the nine months ended September 30, 2023 to 29.21% for the nine months ended September 30, 2024.

Other Operating Revenues

	Nine Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Research Revenues	$43,177	$82,974	$(39,797)	(47.96)%

The research revenues earned by us were $43,177 for the nine months ended September 30, 2024, as compared to $82,974 for the nine months ended September 30, 2023. Our research revenues for the nine months ended September 30, 2023 consist entirely of projected research revenues from the Australian Tax Authority for research activities conducted in Australia at $82,974, compared to $29,821 for the nine months ended September 30, 2024. For the nine months ended September 30, 2024, we began to recognize research revenues related to initial funding earned from the new USAMMDA contract we were awarded in July 2024 to facilitate commercial validation of a new bottle and replacement blister packaging of Arakoda.

Operating Expenses

	Nine Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Research and Development	$4,372,571	$591,569	$3,781,002	639.15%
General and Administrative Expenses	3,419,747	2,551,426	868,321	34.03
Total Operating Expenses	$7,792,318	$3,142,995	$4,649,323	147.93%

Research and Development

Research and development costs increased during the nine months ended September 30, 2024 when compared to the nine months ended September 30, 2023. Research and development costs incurred during the nine months ended September 30, 2023 consisted of initiation costs related to our Phase IIB COVID-19 clinical trial, which was later suspended in the fourth quarter of 2023. Direct COVID-19-related trial costs represent less than 1% of the total costs for the nine months ended September 30, 2024 at $25,817 and 85% of the costs for the nine months ended September 30, 2023 at $504,711. During the nine months ended September 30, 2024, we recorded research and development expense of $3,225,000, representing 74% of the total costs, related to share-based payments issued to vendors in January 2023 as advance consideration, which payments were initially deferred and capitalized. Kentucky Technology, Inc. delivered us a report on the potential development of SJ733 + tafenoquine in the second quarter of 2024 and Trevally completed the synthesis of 8.8 kilograms of castanospermine in the third quarter of 2024, resulting in $2,625,000 and $600,000, respectively, of research and development expense recognized for the nine months ended September 30, 2024. We also incurred $846,323 in costs related to our babesiosis trial for tafenoquine during the nine months ended September 30, 2024 ($0 during the nine months ended September 30, 2023).

General and Administrative Expenses

For the nine months ended September 30, 2024, our general and administrative expenses increased by 34.03% or $868,321 from the nine months ended September 30, 2023. During the nine months ended September 30, 2024, we recorded higher compensation expenses due to accruals for performance bonuses payable to our executives, as well as higher salaries and benefits expense due to hiring a new Chief Commercial Officer in February 2024 at $171,948 and $498,832, respectively (compared to $0 and $200,068 for the nine months ended September 30, 2023, respectively). Additionally, during the nine months ended September 30, 2024, we incurred $316,311 in legal and professional fees, $422,702 of insurance expenses, $684,808 of investor outreach expenses, and $226,024 of advertising and promotion expenses (up from $172,690, $164,361, $417,620 and $64,280 for the nine months ended September 30, 2023, respectively). These increases were partially offset by a significant decrease in stock-based compensation, which decreased from $458,266 for the nine months ended September 30, 2023 to $15,246 for the nine months ended September 30, 2024, as a result of certain options and restricted stock units granted to our directors and executives on the closing date of our IPO in July 2023, some of which were fully vested and thus immediately expensed on the IPO date.

Interest and Other Income (Expense), Net

	Nine Months Ended September 30,
Consolidated Statements of Operations Data:	2024	2023	$ Change	% Change
Interest Expense	$(6,490)	$(2,281,191)	$2,274,701	(99.72)%
Derivative Expense	-	(399,725)	399,725	(100.00)
Change in Fair Value of Derivative Liabilities	1,683,034	95,324	1,587,710	1,665.59
Loss on Debt Extinguishment	-	(1,231,480)	1,231,480	(100.00)
Change in Fair Value of Promissory Note	-	5,379,269	(5,379,269)	(100.00)
Other Income (Expense), net	56,569	(69,169)	125,738	(181.78)
Total Interest and Other Income (Expense), net	$1,733,113	$1,493,028	$240,085	16.08%

Interest Expense

For the nine months ended September 30, 2024, we recognized $6,490 of interest expense ($2,281,191 for the nine months ended September 30, 2023). The decrease in interest expense is the result of the settlement or conversion of a majority of our outstanding debt obligations upon the closing of our IPO in July 2023. Cash paid for interest expense was $6,579 and $176,924 for the nine months ended September 30, 2024 and September 30, 2023, respectively.

Derivative Expense

For the nine months ended September 30, 2023, we recognized $399,725 of derivative expense in connection with the raising of $555,000 in net proceeds from our bridge funding in May 2023. We record derivative expense when the initial fair value of the related derivative liabilities exceeds the cash proceeds received. We did not record derivative expense for the nine months ended September 30, 2024 as we did not complete any debt financing transactions during the period.

Change in Fair Value of Derivative Liabilities

For the nine months ended September 30, 2024, we recognized a gain on the change in fair value of derivative liabilities of $1,683,034 compared to a gain of $95,324 for the nine months ended September 30, 2023. For the nine months ended September 30, 2024, derivative liabilities include the contingent milestone payment due to Knight upon a future sale of Arakoda or a Change of Control. The fair value of the contingent milestone payment is inversely related to the net present value of future investments in the Company and anticipated timing to profitability within our budget models. For the nine months ended September 30, 2023, derivative liabilities consisted of bridge shares, certain warrants, and embedded conversion features in our convertible notes. We use a probability-weighted discounted cash flow model or a Monte Carlo simulation model to estimate the fair value of these instruments.

Loss on Debt Extinguishment

During the nine months ended September 30, 2024, we did not recognize a gain or loss on debt extinguishment ($1,231,480 loss recognized during the nine months ended September 30, 2023). The decrease is related, in part to the conversion of the cumulative outstanding debt pursuant to the Knight Debt Conversion Agreement in January 2023, which was accounted for as a debt extinguishment, as well as losses recognized upon extinguishment of our interim bridge financing notes, all of which were settled or converted upon our IPO in July 2023. The net amount for the nine months ended September 30, 2023 was partially offset by a debt extinguishment gain of $223,077 recognized on conversion of the Xu Yu promissory note on the date of our IPO.

Change in Fair Value of Promissory Note

For the nine months ended September 30, 2023, we recognized a $5,379,269 gain related to the change in fair value of the Convertible Knight Loan, which was held at fair value beginning on the modification date in January 2023. The gain relates to the mark to market adjustment recognized immediately prior to the automatic conversion of the outstanding debt obligation into our equity shares upon the closing of our IPO. We no longer have any debt obligations measured at fair value on a recurring basis, hence we recorded a $0 change in fair value for the nine months ended September 30, 2024.

Other Income (Expense), net

For the nine months ended September 30, 2024, we recognized $56,569 in other income compared to $69,169 in other expense for the nine months ended September 30, 2023. As a result of the IPO and recent equity offerings completed in 2024, we now earn interest income as we have invested certain cash proceeds in interest-bearing accounts and short-term certificates of deposit. We recognized interest income of $59,192 during the nine months ended September 30, 2024 ($0 during the nine months ended September 30, 2023). Additionally, for the nine months ended September 30, 2023, $48,236 was recognized in other expense due to a one-time write off of an uncollectible receivable from our 3PL for an uninvoiced return.

Cash Flows

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Net Cash (Used In) Provided By:
Operating Activities	$(4,009,871)	$(4,479,242)	$469,371	(10.48)%
Investing Activities	(1,887,016)	(49,326)	(1,837,690)	3,725.60
Financing Activities	7,052,598	6,474,565	578,033	8.93
Effect of Exchange Rate Changes on Cash	2,492	7,678	(5,186)	(67.54)
Net Increase (Decrease) in Cash	$1,158,203	$1,953,675	$(795,472)	(40.72)%

Cash Used in Operating Activities

Net cash used in operating activities was $4,009,871 for the nine months ended September 30, 2024, as compared to $4,479,242 for the nine months ended September 30, 2023. Our net cash used in operating activities increased, primarily due to higher general and administrative expenses at $3,419,747 for the nine months ended September 30, 2024 ($2,551,426 for the nine months ended September 30, 2023), primarily due to higher compensation and related expenses, legal and professional fees, insurance expenses, investor outreach expenses, and advertising and promotion expenses, as discussed above. In addition, we incurred $846,323 in costs related to our planned babesiosis trial for tafenoquine during the nine months ended September 30, 2024 ($0 during the nine months ended September 30, 2023).

Cash Used in Investing Activities

Net cash used in investing activities was $1,887,016 for the nine months ended September 30, 2024, as compared to $49,326 for the nine months ended September 30, 2023. The increase in cash used in investing activities is primarily driven by purchases of short-term certificates of deposit for a total cost of $1,708,000 during the nine months ended September 30, 2024 ($0 during the nine months ended September 30, 2023) for the purposes of earning interest income. Additionally, purchases of computer and lab equipment totaled $103,773 during the nine months ended September 30, 2024 ($1,823 during the nine months ended September 30, 2023), and capitalized website development costs and patent costs totaled $25,374 and $49,869, respectively, for the nine months ended September 30, 2024 ($18,283 and $29,220 for the nine months ended September 30, 2023, respectively).

Cash Provided by Financing Activities

Net cash provided by financing activities was $7,052,598 for the nine months ended September 30, 2024, as compared to $6,474,565 for the nine months ended September 30, 2023. The increase in net cash provided by financing activities is primarily attributable to net proceeds of (i) $1,914,513 received for the sale of common stock and warrants in January 2024, (ii) $1,790,670 from the sale of common stock pursuant to the At-the-Market Sales Agreement in July and August 2024, and (iii) $3,439,502 received from the sale of warrants in our Private Placement offering that closed in September 2024, in each case partially offset by payment of deferred offering costs. Cash provided by financing activities for the nine months ended September 30, 2023 related to net proceeds of $6,454,325 generated from our IPO, which closed on July 14, 2023, as well as $1,131,771 received from the exercise of warrants, but partially offset by repayments of certain of our outstanding debt obligations in July 2023.

Effect of Exchange Rate Changes on Cash

Our foreign operations were small relative to U.S. operations for the nine months ended September 30, 2024, and 2023, thus effects of foreign exchange rate changes on cash have been minor.

Critical Accounting Policies, Significant Judgments, and Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We receive revenues from sales of our Arakoda product to the DoD and resellers in the U.S. and abroad. We record deferred revenues for any advances and then recognize revenue upon shipment to the retailer who orders product for a specific customer. We record a receivable for any amounts to be received pursuant to such sales. We record revenues from product sales at the net sales price, or “transaction price,” which may include estimates of variable consideration that result from anticipated product returns, generally based on historical return data.

Inventory

We report inventories at the lower of cost or net realizable value. Cost is comprised of direct materials and, where applicable, costs we incur in bringing the inventories to their present location and condition. We use the Specific Identification method per lot. A box price is calculated per lot number and sales are recognized by their lot number.

We regularly monitor our inventory levels to identify inventory that may expire or has a cost basis in excess of its estimated realizable value, and record write-downs for inventory that has expired, inventory that has a cost basis in excess of its expected net realizable value, and inventory in excess of expected sales requirements. We charge any write-downs of inventories to Cost of Revenues in the Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income.

Share-Based Payments

We measure compensation for all share-based payment awards granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. For awards that vest based on continued service, the service-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. For service vesting awards with compensation expense recognized on a straight-line basis, at no point in time does the cumulative grant date value of vested awards exceed the cumulative amount of compensation expense recognized. The grant date is determined based on the date when a mutual understanding of the key terms of the share-based awards is established. We account for forfeitures as they occur.

We estimate the fair value of all stock option awards as of the grant date by applying the Black-Scholes option pricing model. The application of this valuation model involves assumptions, including the fair value of the common stock, expected volatility, risk-free interest rate, expected dividends and the expected term of the option. Due to the lack of a public market for our common stock prior to the IPO and lack of company-specific historical implied volatility data, we base our computations of expected volatility on the historical volatility of a representative group of public companies with similar characteristics of the Company, including stage of development and industry focus. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. We use the simplified method as prescribed by the SEC Staff Accounting Bulletin Topic 14, Share-Based Payment, to calculate the expected term for stock options, whereby, the expected term equals the midpoint of the weighted average remaining time to vest, vesting period and the contractual term of the options due to our lack of historical exercise data. The risk-free interest rate is based on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award. The expected dividend yield is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. The assumptions used in calculating the fair value of share-based awards represent our best estimates and involve inherent uncertainties and the application of significant judgment.

We recognize compensation expense for restricted stock units (“RSUs”) with only service-based vesting conditions on a straight-line basis over the vesting period. Compensation cost for service-based RSUs is based on the grant date fair value of the award, which is the closing market price of our common stock on the grant date multiplied by the number of shares awarded.

For awards that vest upon a liquidity event or a change in control, the performance condition is not probable of being achieved until the event occurs. As a result, no compensation expense is recognized until the performance-based vesting condition is achieved, at which time the cumulative compensation expense is recognized. Compensation cost related to any remaining time-based service for share-based awards after the liquidity-based event is recognized on a straight-line basis over the remaining service period.

For fully vested, nonforfeitable equity instruments that are granted at the date we enter into an agreement for goods or services with a nonemployee, we recognize the fair value of the equity instruments on the grant date. The corresponding cost is recognized as an immediate expense or a prepaid asset and expensed over the service period depending on the specific facts and circumstances of the agreement with the nonemployee.

Derivative Liabilities

We assess the classification of our derivative financial instruments each reporting period, which formerly consisted of bridge shares, convertible notes payable, and certain warrants, and determined that such instruments qualified for treatment as derivative liabilities as they met the criteria for liability classification under ASC 815 (excluding certain warrants issued in connection with the IPO). As of September 30, 2024, our derivative financial instruments consist of contingent payment arrangements.

We analyze all financial instruments with features of both liabilities and equity under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 480, (“ASC 480”), Distinguishing Liabilities from Equity and FASB ASC Topic No. 815, Derivatives and Hedging (“ASC 815”). Derivative liabilities are adjusted to reflect fair value at each reporting period, with any increase or decrease in the fair value recorded in the results of operations (other income/expense) as change in fair value of derivative liabilities. We use a probability-weighted discounted cash flow model to estimate the fair value of these instruments.

Upon conversion or repayment of a debt or equity instrument in exchange for equity shares, where the embedded conversion option has been bifurcated and accounted for as a derivative liability (generally convertible debt and warrants), we record the equity shares at fair value on the date of conversion, relieve all related debt, derivative liabilities, and unamortized debt discounts, and recognize a net gain or loss on debt extinguishment, if any.

Equity or liability instruments that become subject to reclassification under ASC Topic 815 are reclassified at the fair value of the instrument on the reclassification date.

Off-Balance Sheet Arrangements

During 2024 and 2023, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

JOBS Act Accounting Election

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Common Warrants and the Placement Agent Warrants. For additional information regarding the issuance of the Common Warrants and the Placement Agent Warrants, see “Prospectus Summary—Recent Developments” above. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except as described below, to our knowledge, the Selling Stockholders have not been an officer or director of ours or of our affiliates within the past three years or have any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the Selling Stockholders in connection with the filing of the registration statement of which this prospectus forms a part.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder, based on its ownership of the shares of common stock, options to purchase common stock and warrants, as of February 14, 2025, assuming exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the Selling Stockholders pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days of February 14, 2025. The percentage of beneficial ownership for the selling stockholders is based on 11,100,531 shares of common stock (7,364,554 shares of our common stock outstanding as of February 14, 2025 and assuming the full exercise of the Common Warrants and the Placement Agent Warrants and the issuance of 3,735,977 additional shares of common stock) and the number of shares of our common stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of February 14, 2025 beneficially owned by the Selling Stockholder. The fourth column assumes the sale of all of the shares of common stock offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the warrants, the Selling Stockholders may not exercise the warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or for certain holders, 9.99%) of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(2)
Intracoastal Capital LLC.(3)	887,680	885,181	2,499	*%
Hudson Bay Master Fund Ltd. (4)	887,139	887,139	0	0%
Orca Capital AG (5)	766,896	511,264	255,632	2.3%
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (6)	1,518,646	887,139	631,507	5.7%
Anson Investments Master Fund LP (7)	751,750	375,875	375,875	3.4%
Craig Schwabe (8)	13,729	6,392	-	*
Charles Worthman (8)	4,068	1,894	-	*
Michael Vasinkevich (8)	260,841	121,439	-	*
Noam Rubinstein (8)	128,132	59,654	-	*

*	Less than 1%

(1)	For each Selling Stockholder, includes shares of common stock known by us to be held by such selling stockholder as of the date of the prospectus plus any shares of common stock that are issuable upon exercise of the Common Warrants and the Placement Agent Warrants, as applicable, without giving effect to any beneficial ownership limitations that may exist on such warrants. This column does not include any other securities that a selling stockholder may hold, including any other warrants that such selling stockholder may hold, that are not applicable to this prospectus.

(2)	Assumes the sale of all shares of common stock offered pursuant to this prospectus.

(3)	The securities to be sold pursuant to this prospectus consist of up to 885,181 (subject to adjustments) shares of common stock issued or issuable upon exercise of Common Warrants, all of which are directly held by Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address of the Intracoastal is 245 Palm Trail, Delray Beach FL, 33483.

(4)	The securities to be sold pursuant to this prospectus consist of up to 887,139 (subject to adjustments) shares of common stock issued or issuable upon exercise of Common Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 290 Harbor Dr., 3rd Floor, Stamford, CT 60902.

(5)	The securities to be sold pursuant to this prospectus consist of up to 511,264 (subject to adjustments) shares of common stock issued or issuable upon exercise of Common Warrants, all of which are directly held by Orca Capital AG. The address of Orca Capital AG is CIBC World Markets, Attn. Abid Patel 199 Bay Street Commerce Court West B2 Level Toronto ON M5L 1G9.

(6)	The securities to be sold pursuant to this prospectus consist of up to 887,139 (subject to adjustments) shares of common stock issued or issuable upon exercise of Common Warrants, all of which are held by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto”). The address of Alto is the co/Ayrton Capital LLC 55 Post Rd W, 2nd Floor Westport, CT 06880.

(7)

Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”), hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)	The selling stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. The selling stockholder has sole voting and dispositive power over the shares. The number of shares beneficially owned consists of shares of Common Stock issuable upon exercise of Placement Agent Warrants, which were received as compensation in connection with our private placement transactions in January 2025 and February 2025. The selling stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

BUSINESS

Overview

We are a specialty pharmaceutical company with a goal of using cutting-edge biological science and applied research to further develop and commercialize new therapies for the prevention and treatment of infectious diseases. We have successfully achieved regulatory approval of Arakoda, a malaria preventative treatment that has been on the market since late 2019. Currently, 60P’s pipeline under development covers development programs for vector-borne, fungal, and viral diseases utilizing three of the Company’s future products: (i) new products that contain the Arakoda regimen of Tafenoquine; (ii) new products that contain Tafenoquine; and (iii) Celgosivir.

Mission

Our mission is to address the unmet medical need associated with infectious diseases through the development and commercialization of new small molecule therapeutics, focusing on synthetic drugs (made by chemists in labs, excluding biologics) with good safety profiles based on prior clinical studies, in order to reduce cost, risk, and capitalize on existing research. We are seeking to expand Arakoda’s use beyond malaria prevention and to demonstrate clinical benefit for other disease indications. We are further testing the viability of another product (Celgosivir) to determine whether to advance it into further clinical development, and may seek to develop and license other molecules in the future. Celgosivir is being considered for development as an antiviral product for a number of diseases.

Market Opportunity

Malaria Prevention

In 2018, the FDA approved Arakoda for malaria prevention in individuals 18 years and older. Arakoda entered the U.S. supply chain in the third quarter of 2019, just prior to the COVID-19 pandemic. As the approved indication is for travel medicine, and international travel was substantially impacted by the pandemic, we did not undertake any active marketing efforts for Arakoda. Following our recent financing the Company hired a Chief Commercial Officer and commissioned IQVIA market data and a qualitative marketing demand study. That research, recently completed, suggests that prescribing for malaria prevention therapies has returned to pre-pandemic levels, and that the total U.S. market represents around 1.1 million prescriptions (one prescription per three weeks of travel). Based on consumer and HCP demand research, the Company estimates that the accessible market for Arakoda represents about one third of this volume (about 330,000 prescriptions). Barriers to entry include low brand awareness in the prescriber community and the low cost of some of the generic alternatives. In the second half of 2024 we will conduct a pilot commercialization study to confirm these barriers can be overcome (see “Strategy”).

Treatment and Prevention of Tick-Borne Disease (Babesiosis)

We are repositioning the Arakoda regimen of Tafenoquine for several potential new therapeutic indications that have substantial U.S. caseloads, as further described below:

●	Treatment of Chronic Tick-Borne Disease (Babesiosis). Babesia parasites are co-transmitted by the same ticks that transmit Borrelia, the Lyme disease bacterium. Although Lyme in the acute phase is generally viewed by the medical community as being treatable with antibiotics, individuals who are not treated, or fail treatment, may go on to develop long term, and potentially debilitating, chronic symptoms such as fatigue, body aches, and cognitive problems.[42] This condition is defined by the Centers for Disease Control and Prevention (“CDC”) as Post-Treatment Lyme Disease Syndrome (“PTLDS”) or simply as Lyme in the patient community.[42] Although there are no published estimates, key opinion leaders have stated that as many as 50% of Lyme/PTLDS patients are believed to be co-infected with Babesia parasites, a diagnosis referred to in the Lyme community as “Chronic Babesiosis.” Prescribers in the Lyme disease community utilize a number of therapeutic modalities to manage the symptoms of Chronic Babesiosis, including FDA-approved pharmaceuticals such as atovaquone and azithromycin (these are assumed to suppress the growth of Babesia parasites).[43]

Recent market data shows that Tafenoquine appears to be increasingly prescribed by Lyme physicians to manage Chronic Babesiosis. This trend may follow the recent publication of several case reports demonstrating activity in immunosuppressed patients with acute babesiosis, and animal data showing eradication of Babesia parasites, Tafenoquine (primarily as Arakoda).44 The Company believes the recent increases in sales of Arakoda have been driven by organic growth of these activities. There are no formal epidemiological publications articulating the incidence or prevalence of Chronic Babesiosis, so these metrics must be inferred based on data for PTLDS and the rate of coinfection with Babesia parasites. Thus, the cumulative case load of Chronic Babesiosis may be as high as1.01 million patients in the United States.45 We believe, based on our market research that at least 37% of this market, or 375,000 cases, may be addressable with Tafenoquine during the remainder of its market exclusivity window for malaria. We are undertaking additional research to determine how much additional market capture might be feasible.

Acute infection with many different organisms (e.g. Borrelia, SARS-Cov-2, Epstein Barr virus) trigger “Long Syndromes” in a minority of cases, characterized by cognitive dysfunction, fatigue and post-exertional malaise.46 For many years, such conditions have been confusing to the mainstream medical community because there may not be formal diagnostic criteria or an established theory of disease. This is changing with the advent of Long COVID, and a recent prominent paper outlined the pathophysiological mechanisms for the first time.47 Although there is not yet supporting evidence in the medical literature, some key opinion leaders in the Lyme community have postulated, using the veterinary literature as an analog, that life-long infection by sequestering forms of Babesia (e.g., B. odocoilei) may be a significant driver of chronic fatigue symptoms.48 If this is true, the addressable market for antibabesial drugs may be substantially larger than stated above, since the prevalence of chronic fatigue syndrome in the U.S. is at least 3.3 million cases (excluding Long COVID and PTLDS).49

[42]	See https://www.cdc.gov/lyme/signs-symptoms/chronic-symptoms-and-lyme-disease.html.
[43]	Conclusions from Company-commissioned market research.
[44]	Conclusions from Company-commissioned market research.
[45]	Maximum prevalence determined by multiplying the rate of Babesia coinfection in PTLDS patients (52%, from Parveen & Bhanot, Pathogens 2019;8(3):117) by the highest estimate of the cumulative prevalence of PTLDS (1,994,189, from Delong et al. BMC Public Health 2019;19(1):352). Maximum new cases determined by multiplying the number of new Lyme cases per year (476,000, from Krugeler et al (Emerg Infect Dis 2021;27:616-61) by the number of new cases that subsequently become chronic cases (up to 10%, from Delong et al. BMC Public Health 2019;19(1):352) by the proportion of such patients coinfected with Babesia (52%, from Parveen & Bhanot, Pathogens 2019;8(3):117).
[46]	See https://www.cdc.gov/lyme/signs-symptoms/chronic-symptoms-and-lyme-disease.html.
[47]	Walitt et al Nature Communications 2024;15:907.
[48]	Lindner HH. 2022. Chronic babesiosis caused by B. odocoilei: Diagnosis, pathophysiology & treatment. Presentation at the 2022 ILADS scientific meeting, Orlando Florida.
[49]	See https://www.cdc.gov/nchs/data/databriefs/db488.pdf.

Separately from the clinical indication, based on estimates from industry experts, there may be somewhere between several hundred and several thousand cases of canine babesiosis each year in the United States, and thousands more globally. Currently, standard of care treatment for babesiosis in dogs is a ten-day course of atovaquone and azithromycin, which costs about $1,350 out of pocket. A treatment course of Tafenoquine mirroring the human prophylactic dose in dogs might cost < $300, offering a compelling alternative to standard of care. The additional resources required to generate enabling data for veterinary uses are much less expensive than human clinical trials and we are already funding a pilot study at North Carolina State University related to this indication.

●	Treatment of Acute Babesiosis. There are up to 38,000 cases of potentially treatable acute symptomatic babesiosis (red blood cell infections caused by deer tick bites) in the United States each year.[50] Approximately 650 of these cases are hospitalizations, a smaller fraction of which represents immunosuppressed individuals.[51] Symptomatic babesiosis is usually treated with a minimum ten day course of atovaquone and azithromycin which is extended to six weeks in the immunosuppressed, who may also experience relapses requiring multiple hospitalizations.[52] This is much longer than equivalent serious parasitic diseases such as malaria where the goal is a three-day regimen. In a recently published case series Tafenoquine in combination with standard of care cured 80% of immunosuppressed patients with relapsing babesiosis and the investigators stated in a press release that “Tafenoquine is going to make a huge difference, I think, in people who are severely immunocompromised.” [53]

●	Prevention of Tick-Borne Diseases. Post-exposure prophylaxis or early treatment with, respectively, a single dose or several week regimen of doxycycline following a tick-bite is a recognized indication to prevent the complications of Lyme disease. There may be more than 400,000 such tick bites in the United States requiring medical treatment each year. This estimate is based on the observation that approximately 50,000 tick bites are treated in U.S. hospital emergency rooms each year; however, this calculation represents only about 12% of actual treated tick bites based on observations from comparable ex-U.S health systems.[54] Unlike Lyme disease, there is no characteristic rash associated with early infection and no reliable diagnostic tests. Thus, an individual bitten by a tick cannot know whether they have also been infected with babesiosis. It is likely that a drug proven to be effective for this indication for babesiosis would also be used in conjunction with Lyme prophylaxis.

Treatment and Prevention of Fungal Infections

We are evaluating Tafenoquine for potential utility in the following fungal diseases:

●	Treatment of Candida infections. According to the CDC, there are 50,000 reported cases of candidiasis (a type of fungal infection) each year in the United States and up to 1,900 clinical cases of C. auris, for which there are few available treatments.[55] Since it has broad-spectrum activity against drug-resistant Candida spp in culture, Tafenoquine, has the potential to be a market leading therapy for treatment/prevention of C. auris, and to be added to the standard of care regimens for other Candida infections.[56]

[50]	This estimate is based on the observations of Krugeler et al (Emerg Infect Dis 2021;27:616-61) who reported that 476,000 cases of Lyme disease occur in U.S. states where babesiosis is endemic and Krause et. al. (JAMA 1996;275:1657-16602) who reported that 10% of Lyme disease patients are co-infected with babesiosis and that according to Krause et al (AJTMH 2003;6:431-436) fact that about 80% of cases are symptomatic (thus 476,000*10%*80% = 38,000 cases of babesiosis per year).
[51]	Bloch et al Open Forum Infect Dis 2022;9(11):ofac597.
[52]	According to IDSA guidelines.
[53]	See Krause et al Clin Infect Dis 2024; doi:10.1093/cid/ciae238 and https://ysph.yale.edu/news-article/antimalarial-drug-is-effective-against-tick-borne-infection-babesiosis/.
[54]	Marx et. al., MMWR 2021;70:612-616.
[55]	https://www.cdc.gov/fungal/diseases/candidiasis/invasive/statistics.html.; https://www.cdc.gov/fungal/candida-auris/tracking-c-auris.html.
[56]	Dow and Smith New Microb New Infect 2022;45:100964.

●	Prevention of fungal pneumonias. There are up to ~ 91-92,000 new patient cases each year in the United States for which antifungal prophylaxis is recommended, including acute lymphoblastic leukemia (up to 6,540 cases) and large B-cell lymphoma (up to 18,000 cases) patients receiving CAR-T therapy, solid organ transplant patients (up to 42,887 cases), allogeneic (~ 9,000 cases) and autologous (~ 15,000 cases) hematopoietic stem cell transplant patients.[57] Despite the availability and use of antifungal prophylaxis, the risk of some patient groups contracting fungal pneumonia exceeds the risk of contracting malaria during travel to West Africa.[58] Since it has broad spectrum antifungal effects in cell culture, and activity against Pneumocystis in animal models, Tafenoquine has the potential to be added to existing standard of care regimens for the prevention of fungal pneumonias.[59]

Viral Diseases

Celgosivir, a potential clinical candidate of 60P’s, has activity in a number of animal models of important viral diseases such as Dengue and RSV. According to the European CDC, Dengue is associated with at least 4.1 million cases globally. 60 And, according to the U.S. CDC, RSV is responsible for up to 240,000 hospitalizations in children less than five years of age and adults greater than 65 years of age in the United States each year.61 As outlined in the “Strategy” section below, we expect to evaluate Celgosivir in additional non-clinical disease models before making a decision regarding clinical development.

More information about our products is provided in the next section, and the status of various development efforts for the above-mentioned diseases is outlined in Figure A, below.

Figure A

Products

Arakoda (Tafenoquine) for malaria prevention

We entered into a cooperative research and development agreement with the United States Army in 2014 to complete development of Arakoda for prevention of malaria.62 With the U.S. Army, and other private sector entities as partners, we coordinated the execution of two clinical trials, development of a full manufacturing package, gap-filling non-clinical studies, compilation of a full regulatory dossier, successful defense of our program at an FDA advisory committee meeting and submitted a new drug application (“NDA”) to the FDA in 2018. The history of that collaboration has been publicly communicated by the U.S. Army.63

[57]	See statistics for solid organ transplants at the Organ Transplant and Procurement Network at: National data - OPTN (hrsa.gov); See statistics for hematopoietic stem cell transplant in Dsouza et al Biology of Blood and Bone Marrow Transplantation 202;26: e177-e182; See statistics for acute lymphoblastic leukemia at: Key Statistics for Acute Lymphocytic Leukemia (ALL) (cancer.org); See statistics for large cell large B-cell lymphoma at; Diffuse Large B-Cell Lymphoma - Lymphoma Research Foundation; Treatment guidelines recommending antifungal prophylaxis for these diseases can be reviewed in (i) Fishman et al Clinical Transplantation. 2019;33:e13587, (ii) Hematopoietic Cell Transplantation (cancernetwork.com), (iii) Cooper et al Journal of the National Comprehensive Cancer Network 2016;14:882-913 and (iv) Los Arcos et al Infection (2021) 49:215–231.
[58]	Aguilar-Guisado et al Clin Transplant 2011;25:E629–38; Mace et al MMWR 202;70:1–35.
[59]	Queener et al JID 1997;165:764-768; Dow and Smith New Microb New Infect 2022;45:100964
[60]	https://www.ecdc.europa.eu/en/dengue-monthly#:~:text=This%20is%20an%20increase%20of%2032%20653%20cases% 20and%2032,853%20deaths%20have%20been%20reported.
[61]	https://www.cdc.gov/rsv/php/surveillance/index.html#cdc_survey_profile_surveys_used-rsv-burden-estimates.
[62]	In 2014, we signed a cooperative research and development agreement with the United States Army Medical and Materiel Development Activity (Agreement W81XWH-14-0313). Under this agreement, we agreed to submit an NDA for Tafenoquine to the FDA (as Arakoda), while the US Army agreed to finance the bulk of the necessary development activities in support of that goal.
[63]	Zottig et al Military Medicine 2020; 185 (S1): 687.

The FDA and Australia’s medicinal regulatory agency, the Therapeutic Goods Administration, subsequently approved Arakoda (brand name in the U.S.) and Kodatef (brand name in Australia), respectively, for prevention of malaria in travelers in 2018. Prescribing information and guidance for patients can be found at www.arakoda.com. The features and benefits of Tafenoquine for malaria prophylaxis, some of which have been noted by third-party experts, include: convenient once weekly dosing following a three day load; the absence of reports of drug resistance during malaria prophylaxis; activity against liver and blood stages of malaria as well as both the major malaria species (Plasmodium vivax and Plasmodium falciparum); absence of any black-box safety warnings; good tolerability, including in women and individuals with prior psychiatric medical history; and a comparable adverse event rate to placebo with up to 12 months continuous dosing.64 Tafenoquine entered the commercial supply chains in the U.S. and Australia in the third quarter of 2019.

The only limitation of Arakoda is the requirement for a G6PD test prior to administration.65 The G6PD test must be administered to a prospective patient prior to administration of Arakoda in order to prevent the potential occurrence of hemolytic anemia in individuals with G6PD deficiency.66 G6PD is one of the most common enzyme deficiencies and is implicated in hemolysis following administration/ingestion of a variety of oxidant drugs/food. G6PD must also be ruled out as a possible cause when diagnosing neonatal jaundice. As a consequence, G6PD testing is widely available in the United States through commercial pathology service providers (e.g., Labcorp, Quest Diagnostics, etc.). Although these tests have a turn-around time of up to 72 hours, the test needs only to be administered once. Thus, existing U.S. testing infrastructure is sufficient to support the FDA-approved use of the product (malaria prevention) by members of the armed forces (who automatically have a G6PD test when they enlist), civilian travelers with a long planning horizon, or repeat travelers.

Tafenoquine for Other (Infectious) Diseases

During the pandemic, we also worked with NIH to evaluate the utility of Tafenoquine as an antifungal. We, and the NIH, found that Tafenoquine exhibits a Broad Spectrum of Activity in cell culture against Candida and other yeast strains via a different Mode of Action than traditional antifungals and also exhibits antifungal activity against some fungal strains at clinically relevant doses in animal models.67 Our work followed Legacy Studies that show Tafenoquine is effective for treatment and prevention of Pneumocystis pneumonia in animal models.28 We believe that if added to the standard of care for anti-fungal and yeast infection treatments for general use, Tafenoquine has the potential to improve patient outcomes in terms of recovery from yeast infections, and prevention of fungal pneumonias in immunosuppressed patients. There are limited treatment options available for these indications, and Tafenoquine’s novel mechanism of action might also mitigate problems of resistance. Clinical trial(s) to prove safety and efficacy, and approval by the FDA and other regulators, would be required before Tafenoquine could be marketed for these indications.

Tafenoquine monotherapy, or use in combination with other antibabesial medications, clears and eradicates Babesia infections, respectively, in both immunocompetent and immunocompromised animal models of babesiosis (tick borne red blood cell infections).69 In up to 80% of cases Tafenoquine administered in combination with antibabesial drugs after prior failure of conventional antibiotics in immunosuppressed babesiosis patients resulted in cures.70 Tafenoquine is also increasingly being utilized by Lyme disease prescribers to manage symptoms of Chronic Babesiosis. Consequently, we believe that (i) if combined with standard of care products, Tafenoquine has the potential to accelerate parasite clearance and reduce the duration of illness and treatment with antibiotic therapy in immunosuppressed patients hospitalized with severe illness, (ii) once appropriate clinical studies have been conducted, it is likely that Tafenoquine would be quickly embraced for post-exposure prophylaxis of babesiosis in patients with tick bites, and (iii) Tafenoquine could become the leading treatment for Chronic Babesiosis. Clinical trial(s) to prove safety and efficacy, and approval by FDA and other regulators, would be required before Tafenoquine could be marketed for these indications.

[64]	Tan and Hwang Journal of Travel Medicine, 2018, 1–2; Baird Journal of Travel Medicine 2018:, 1–13; Schlagenhauf et al Travel Medicine and Infectious Disease 2022; 46:102268; See Arakoda prescribing information at www.arakoda.com; McCarthy et al CID 2019:69:480-486; Dow et al. Malar J (2015) 14:473; Dow et al. Malaria Journal 2014, 13:49; Novitt-Moreno et al Travel Med Infect Dis 2022 Jan-Feb;45:102211.
[65]	See prescribing information at www.arakoda.com.
[66]	See prescribing information at www.arakoda.com.
[67]	Dow and Smith, New Microbe and New Infect 2022; 45: 100964.
[68]	Queener et al Journal of Infectious Diseases 1992;165:764-8).
[69]	Liu et al. Antimicrobial Agents Chemo 2021;65:e00204-21, Marcos et al. IDCases 2022;27:e01460; Rogers et al. Clin Infect Dis. 2022 Jun 10:ciac473, Prasad and Wormsner. Pathogens 2022;11:1015.
[70]	Krause et al Clin Infect Dis 2024; doi:10.1093/cid/ciae238.

Celgosivir

Celgosivir is a host targeted glucosidase inhibitor that was developed separately by other sponsors for HIV then for hepatitis C.71 The sponsors abandoned Celgosivir after completion of Phase II clinical trials involving 700+ patients, because other antivirals in development at the time had superior activity. The National University of Singapore initiated development of Celgosivir independently for Dengue fever. A clinical study, conducted in Singapore, the results of which were accepted for publication in the peer-reviewed journal Lancet Infectious Diseases, confirmed its safety but the observed reduction in viral load was lower than what the study was powered to detect.72 Celgosivir (as with other Dengue antivirals) exhibits greater capacity to cure Dengue infections in animal models when administered prior to symptom onset when compared to administration post-symptom onset. In animal models, this problem can be addressed by administering the same dose of drug split into four doses per day rather than two doses per day (as was the case in the Singaporean clinical trial).73 This observation led to the filing and approval of a patent related to Dengue, which we licensed from the National University of Singapore.

Additional clinical studies would be required to prove that such a 4x daily dosing regimen would be safe and effective in Dengue patients to regulators’ satisfaction. To that end, earlier in our history, we, in partnership with the National University of Singapore, and Singapore General Hospital, successfully secured a grant from the government of Singapore for a follow-on clinical trial. Unfortunately, we were unable at that time to raise matching private sector funding. We concluded as a result that development of Repositioned Molecules for Dengue, solely and without simultaneous development for other therapeutic use, despite substantial morbidity and mortality in tropical countries, was an effort best suited for philanthropic entities. Accordingly, during the pandemic, we undertook an effort (in partnership with NIH’s Division of Microbiology and Infectious Diseases program and Florida State University) to determine whether Celgosivir might be more broadly useful for respiratory diseases that have impact in both tropical and temperate countries. Preliminary data suggest that Celgosivir inhibits the replication of the virus that causes COVID-19 (SARS-CoV-2) in cell culture, and the RSV virus in cell culture and provides benefits in animals. We have filed and/or licensed patents in relation to Celgosivir for these other viruses as we believe there is potential applications to fight respiratory diseases that might have more commercial viability than historical development of Celgosivir to combat Dengue fever.

Competitive Strengths

Our main competitive strength has been our ability to achieve important clinical milestones inexpensively in therapeutic areas that other entities have found extremely challenging. With a small virtual management team, we have successfully built productive research partnerships with public and academic entities, and licensed products with well characterized safety profiles in prior clinical studies, thereby reducing the cost and risk of clinical development. This business and product model enabled Arakoda to be approved in 2018, with a total operating expense of < $10 million. We plan to focus in the future on generating proof of concept clinical data sets for the approved Arakoda regimen of Tafenoquine in other therapeutic areas, all of which is expected to foster and continue our existing tradition of inexpensive product development.

Strategy

Following our initial public offering in July 2023, our initial strategic priority was to conduct a Phase IIB that would have evaluated the potential of the Arakoda regimen of Tafenoquine to accelerate disease recovery in COVID-19 patients with low risk of disease progression. In October 2023, we made a decision to suspend this study. This was a consequence of advice previously received from the FDA, which we interpreted to mean that the Agency would not have granted clearance for the study to proceed unless we redesigned it to (i) enroll a patient population in which receipt of Paxlovid or Lagevrio would be medically contraindicated, or (ii) compare Tafenoquine to placebo in patients taking a “standard of care” regimen (defined by the FDA as Lagevrio or Paxlovid). The FDA’s position was somewhat surprising given that neither Paxlovid nor Lagevrio is indicated for treatment of COVID-19 in low-risk patients. We determined that conducting our study in an alternate population in the United States would be unfeasible, and that conducting an add-on-to standard of care study might not be Phase III enabling. Accordingly, the Company made a decision to pivot back to continue commercialization of Arakoda for malaria, and further evaluation of the Arakoda regimen of Tafenoquine for babesiosis and other diseases. We believe such an approach is both less risky and less expensive.

Moving forward, our general strategy to achieve profitability and grow shareholder value has three facets: (i) increase sales of Arakoda; (ii) conduct clinical trials to expand the number of patients who can use Tafenoquine for new indications in the future; and (iii) reposition small molecule therapeutics with good clinical safety profiles for new indications.

[71]	Sorbera et al, Drugs of the Future 2005; 30:545-552.
[72]	Low et. al., Lancet ID 2014; 14:706-715.
[73]	Watanabe et al, Antiviral Research 2016; 10:e19.

Expansion of U.S. Arakoda Sales

Hiring of Chief Commercial Officer. In February 2024, we hired Kristen Landon to lead our commercial efforts to reintroduce Arakoda for malaria prevention and conduct new product planning initiatives in tick-borne disease for babesiosis. We spent the first quarter analyzing the current landscape in the malaria prevention market, conducting primary market research among providers and consumers, and assessing agency partners for a virtual/digital marketing pilot program. Additionally, we kicked off a market assessment on the babesiosis space including desk top research and qualitative interviews with Key Opinion Leaders in the Infectious Disease and Lyme Community.

P&L Contract Review. We will conduct a review of all of our supply chain and formulary contracts to determine whether it is possible to increase our margin on Arakoda without increasing prices, or to compensate for any price adjustments which may be necessary to support repositioning efforts (see below).

Repositioning of Arakoda Relative to Malarone and Generic Equivalent Atovaquone-Proguanil. A malaria demand study was conducted to assess the attractiveness and acceptability of the Arakoda product profile and current pricing among health care providers and consumers. The product profile was well received among both stakeholders; however, price sensitivity on out-of-pocket costs was noted among both groups. Generic atovaquone-proguanil, our primary competitor is substantially cheaper than Arakoda for the average trip length (three weeks) and has superior formulary positioning (Tier 1 vs. Tier 3). However, generic-atovaquone proguanil does not provide the same level of confidence a traveler may experience from taking a product with a convenient weekly dosing regimen during travel, that works everywhere in the world against all malaria species and drug resistant strains, and which requires only a single dose for post-exposure prophylaxis upon return from a malarious area. The value those advantages confer needs to be communicated with key stakeholders.

Market Segment Definition and Targeting. We purchased market data to understand the malaria market landscape over the past decade and identified the current prescribers of Malarone and the generic equivalent atovaquone-proguanil, the main generic competitor to Arakoda for malaria prophylaxis. Beginning in the third quarter of 2024, we plan to reach out to prescribers covering the top 80% of atovaquone-proguanil prescribers in order to educate them about the value proposition of Arakoda. We will also compile a list of the top institutions/organizations that have ex-U.S. deployed workforces and internal occupational health and safety programs, and target these organizations with messaging regarding the convenience and global effectiveness of Arakoda. We do not initially plan to target U.S. government agencies as these organizations, such as the Department of Defense, are expected to be extremely price sensitive until operational considerations justify the use of superior products – for example, the DOD used inexpensive doxycycline for malaria prevention in the low malaria risk setting of Afghanistan, but chose superior weekly mefloquine, despite safety concerns, for the Ebola mission to west Africa in 2014, where malaria rates were extremely high.

Digital Revamp and Collateral: We will work with an agency of record to develop a marketing strategy for the proposed pilot and develop marketing assets that we believe best highlight the features and benefits of Arakoda, namely the convenience of the travel and post-travel regimen, and global effectiveness. We are currently assessing a co-pay or point of sale offer for travelers to offset out-of-pocket costs. We launched our Arakoda product website, which went live in April 2024.

Revised Forecast. We have developed an internal forecast for the malaria and Babesiosis indications and have contracted a third party vendor to validate our analyses.

Development of the Arakoda Regimen of Tafenoquine for Babesiosis

In animal models, Tafenoquine monotherapy has been shown to suppress acute babesiosis infections to the point where the immune system can control them following single or multiple doses similar to those effective against malaria parasites, and longer regimens alone or in combination with atovaquone leads to complete radical cure and to the conference of sterile immunity.74 In three case studies in individuals with immunosuppression and/or refractory parasites, Tafenoquine alone or in combination with various standard of care antimalarials and antibiotics successfully cleared parasites, leading to three consecutive negative PCR tests, and prevention of further relapses in two of three individuals.75 Our market research has revealed that recent sales growth for Arakoda is primarily attributable to organic growth in prescribing by Lyme community prescribers for Chronic Babesiosis. Collectively these data suggest Tafenoquine might have utility alone or in combination as treatment or post-exposure prophylaxis of babesiosis (both acute and chronic).

The Company is planning three clinical trials to aid further development and commercialization of a Babesiosis indication for Tafenoquine. Trial 1 is a randomized, placebo-controlled, evaluation of Tafenoquine (200 mg per day for a total of 800 mg) in patients hospitalized with babesiosis who are also taking standard of care treatment (10 days of atovaquone-azithromycin). The primary endpoint will be time to clinical recovery of 11 common babesiosis symptoms as reported by patients. The key secondary endpoint will be time to molecular cure as assessed by an FDA-approved Babesia nucleic acid test that is used for blood donation screening. The study will enroll a minimum of 24 and up to 33 patients before an interim analysis is conducted, which will include both a test of significance and a sample size re-estimation in case this is required. The study design was reviewed by the FDA. We have signed clinical trial agreements with Tufts Medical Group, Yale, Rhode Island Hospital, and Brigham & Women’s Hospital. The first patient was randomized on June 25, 2024, and six patients have now completed the study. The earliest possible date that date would be available from the interim analysis would be January 31, 2026, assuming a minimum of 24 patients are enrolled prior to September 30, 2025. Further details are available on the clinicaltrials.gov website.76

[74]	Liu et al. Antimicrobial Agents Chemo 2021;65:e00204-21. Vydyam et al. J Infect Dis. 2024 Jan 3:jiad315. doi:10.1093/infdis/jiad315.

[75]	Marcos et al. IDCases 2022;27:e01460; Rogers et al. Clin Infect Dis. 2022 Jun 10:ciac473, Prasad and Wormsner. Pathogens 2022;11:1015.

[76]	See: https://classic.clinicaltrials.gov/ct2/show/NCT06207370.

Trial 2 will be an expanded use study utilizing commercially available Arakoda. The Company, if approved by an Institutional Review Board (“IRB,” also known as an ethics committee), plans to offer up to one year of Arakoda at no cost to about 10 patients per year (i.e., immunocompromised patients who have previously failed standard of care treatment). Informed consent will be obtained from patients to collect a blood sample for PCR testing at the end of treatment, and patients will be asked to complete a babesiosis symptom questionnaire. The goal of the study is to generate additional prospective data to confirm the observation by Krause et al in a recent publication that an extended regimen of Tafenoquine cured 80% of immunocompromised patients with relapsing babesiosis. As of the date of this filing, we had enrolled one patient in this study. More details about the study can be found on the clinicaltrials.gov website.37

Trial 3 will be a Phase II open label study utilizing commercially available Arakoda. The Company, plans to offer an approximately three-month supply of Arakoda at no cost to patients who have a clinical diagnosis, are willing to submit biological samples for testing, and answer babesiosis and standardized fatigue inventories before and after treatment. The goal of this study will be to ascertain whether Arakoda treatment improves patient-reported fatigue symptoms in individuals who symptoms of severe fatigue lasting more than six months and a diagnosis of chronic babesiosis. Secondary objectives include assessing confirmable Babesia infection rates in these populations using validated molecular assays, and assessing the safety and tolerability profile of Arakoda in this patient population. This trial will be gated by the outcome of an epidemiology study we have financed at North Carolina State University (see below).

In May 2024, we signed a research and collaboration agreement with North Carolina State University in which the College of Veterinary Medicine will screen 300 archived blood samples from patients exhibiting symptoms consistent with chronic fatigue symptoms by PCR for the presence of Babesia spp. This work is now complete, and a manuscript for publication is now in preparation.

In March 2024, we initiated, in collaboration with the North Carolina State University College of Veterinary Medicine, a pilot study of Tafenoquine for treatment of canine babesiosis in the United States under a sponsored research program. Should this potential collaboration be successful, we believe that the data from that study may provide supportive data for the clinical babesiosis development program, and could provide proof of concept for an expanded study to prove utility for veterinary indications.

We believe, if the Company does not become capital-limited, and no recruitment issues are encountered, that the results of the above studies will come to fruition in the first quarter of 2026, potentially facilitating submission of a supplementary new drug application (or other appropriate regulatory filing) to FDA, with the goal of obtaining marketing approval of Arakoda for treatment of Babesiosis. If successful, this will allow the Company to actively market Arakoda for Babesiosis.

Parenteral Tafenoquine for Fungal Infections

We plan to support a series of studies in animal models to determine whether single dose parenteral administration of Tafenoquine exhibits efficacy against Candida spp including C. auris. These studies are being conducted under a sponsored research agreement with Monash University in Melbourne, Australia.

Combination Partner for Tafenoquine for Malaria

Most new antimalarial treatment products are developed as drug combinations to proactively combat drug resistance. We believe that Tafenoquine, due to its long half-life and activity against all parasite species and strains, would be an ideal partner in a drug combination. Recently, Kentucky Technology Inc. (“KTI”), completed Phase IIA studies in P. vivax malaria, in which they evaluated the safety and efficacy of SJ733, their ATP4 inhibitor in combination with Tafenoquine as the combination partner drug. It was recently announced that the SJ733 development program would be partially supported by a grant from the Global Health Innovative Technology Fund (“GHIT”). As part of its shares for services agreement with KTI, the Company recently received a detailed feasibility assessment and business plan for the project, including an assessment of potential PRV eligibility. The Company has provided KTI with a right of reference to its Arakoda IND, in order to assist with regulatory approvals of forthcoming clinical trials.

Celgosivir for Antiviral Diseases

Reviewing prior studies of Celgosivir for Zika, Dengue and RSV, it is evident that the drug protects against the pathological effects of viruses through a combination of anti-inflammatory and antiviral effects. These properties suggest it might have a beneficial effect in several viral diseases. Celgosivir is synthesized from Castanospermine, which is obtained from botanical sources in low yield, making its inherent cost of goods potentially high. Castanospermine is also quite water soluble, making it amenable to intravenous formulation. We plan to conduct a proof-of-concept study in a hamster-COVID-19 model to evaluate whether parenterally administered Castanospermine can ameliorate the pathological effects of SARS CoV-2 via modulation of cytokine response to infection. Following this offering this project will be added to our statement of work for our services agreement with Florida State University Research Foundation (“FSURF”), and will commence when there are sufficient proceeds from the sale of FSURF’s 60P shares to support this research. The data generated from the study will allow us to assess whether to move forward with IND enabling studies of parenteral Castanospermine (or Celgosivir) for viral indications.

Post-Marketing Requirements

We have an FDA post-marketing requirement to conduct a malaria prophylaxis study of Arakoda in pediatric and adolescent subjects. We proposed to the FDA, in late 2021, that this might not be safe to execute given that malaria prevention is administered to asymptomatic individuals and that methemoglobinemia (damage to the hemoglobin in blood that carries oxygen) occurred in 5% of patients, and exceeded a level of 10% in 3% of individuals in a study conducted by another sponsor in pediatric subjects with symptomatic vivax malaria.78 The FDA has asked us to propose an alternate design, for which we submitted a concept protocol in the fourth quarter of 2022, and submitted a full protocol in July, 2024. We estimate the cost of conducting the study proposed by the FDA, if conducted in the manner suggested by the FDA, would be $2 million, and, due to the time periods required to secure protocol approvals from the FDA and Ethics Committees, could not be initiated any earlier than the first quarter of 2026

[77]	See: https://clinicaltrials.gov/study/NCT06478641.

[78]	Velez et al 2021 - Lancet Child Adolesc Health 2022; 6: 86–95.

Capitalization and Future Financing

We previously filed Registration Statement on S-3 on July 12, 2024 enabling us to raise up to $15,000,000, of which approximately $2.0 million was already raised under the At the Market Issuance Sales Agreement with WallachBeth Capital LLC. We anticipate that those funds, and the funds from the current offering if consummated in full (exercise of all Pre-Funded and Series A and B Warrants in this offering) should be sufficient to execute the commercial and research and development activities described herein.

Intellectual Property

We are co-owners, with the U.S. Army, of patents in the United States and certain foreign jurisdictions directed toward use of Tafenoquine for malaria and have obtained an exclusive worldwide license from the U.S. Army to practice these inventions. We also have an exclusive worldwide license to use manufacturing information and non-clinical and clinical data that the U.S. Army possesses relating to use of Tafenoquine for all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. We have submitted patent applications in the United States and certain foreign jurisdictions for use of Tafenoquine for COVID-19, fungal lung infections, tick-borne diseases, and other infectious and non-infectious diseases in which induction of host cytokines/inflammation is a component of the disease process. The United States Patent and Trademark Office (“USPTO”) recently allowed our first COVID-19 patent for Tafenoquine. We have optioned or licensed patents involving Celgosivir for the treatment and prevention of Dengue (from the National University of Singapore), COVID-19 & Zika (Florida State University), and have pending patent applications related to Celgosivir for RSV. We have optioned or own manufacturing methods related to Celgosivir. A detailed list of our intellectual property is as follows:

Patents

Title	Patent No.	Country	Status	US Patent Date	Application No.	Estimated/ Anticipated Expiration Date
Dosing Regimen For Use Of Celgosivir As An Antiviral Therapeutic For Dengue Virus Infections	2013203400	Australia			2013203400+	10-April-2033*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	2014228035	Australia			2014228035	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	MY-170991-A	Malaysia			PI2015002372	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	378015	Mexico			MX/a/2015/013115	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	11201507254V	Singapore			11201507254V	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	Pending	Singapore	Pending		10201908089V	14-Mar-2034*
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	9763921	US		9/19/2017	14/772,873	14-Mar-2034^
Novel Dosing Regimens Of Celgosivir For The Treatment Of Dengue	10517854	US		12/31/2019	15/706,845	14-Mar-2034^
Dosing Regimens Of Celgosivir For The Treatment Of Dengue	11219616	US		1/11/2022	16/725,387	14-Mar-2034^
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	2015358566	Australia			2015358566	02-Dec-2035*
Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	2968694	Canada			2968694	02-Dec-2035*
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	10342791	US		7/9/2019	15/532,280	02-Dec-2035^
Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naive Subjects	10888558	US		1/12/2021	16/504,533	02-Dec-2035^
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	Pending	Singapore	Pending		10201904908Q	02-Dec-2035*
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	Pending	EP	Pending		15865264.4	02-Dec-2035*
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	Pending	Hong Kong	Pending		18103081.4	02-Dec-2035*

Title	Patent No.	Country	Status	US Patent Date	Application No.	Estimated/ Anticipated Expiration Date
Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naive Subjects	11,744,828	US		9/5/2023	17/145,530	02-Dec-2035^
Novel Regimens Of Tafenoquine For Prevention Of Malaria In Malaria-Naïve Subjects	Pending	New Zealand	Pending		731813	02-Dec-2035*
Regimens of Tafenoquine for Prevention of Malaria in Malaria-Naive Subjects	Pending	US	Pending		18/240,049	02-Dec-2035^
Novel Dosing Regimens Of Celgosivir For The Prevention Of Dengue	2016368580	Australia			2016368580	09-Dec-2036*
Novel Dosing Regimens Of Celgosivir For The Prevention Of Dengue	Pending	Singapore	Pending		10201912141Y	09-Dec-2036*
Dosing Regimens Of Celgosivir For The Prevention Of Dengue	11000516	US		5/11/2011	16/060,945	09-Dec-2036^
Methods For The Treatment And Prevention Of Lung Infections By Administration Of Tafenoquine	Pending	EP	Pending		21764438.4	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections By Administration Of Tafenoquine	Pending	China	Pending		202180029643.7	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections By Administration Of Tafenoquine	Pending	Australia	Pending		2021231743	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections Caused By Gram-Positive Bacteria, Fungus, Or Virus By Administration Of Tafenoquine	Pending	Hong Kong	Pending		62023078645.6	02-Mar-2041*
Methods For The Treatment And Prevention Of Lung Infections Caused By Gram-Positive Bacteria, Fungus, Or Virus By Administration Of Tafenoquine	11,633,391	US		4/25/2023	17/189,544	05-May-2041^
Methods For The Treatment And Prevention Of Lung Infections Caused By Gram-Positive Bacteria, Fungus, Or Virus By Administration Of Tafenoquine	Pending	US	Pending		18/300,805	02-Mar-2041^
Methods For The Treatment And Prevention Of Lung Infections Caused By Fungus By Administration Of Tafenoquine	Pending	US	Pending		17/683,679	02-Mar-2041^
Methods For The Treatment And Prevention Of Lung Infections Caused By Sars-Cov-2 Virus By Administration Of Tafenoquine	Pending	US	Pending		17/683,718	02-Mar-2041^

Title	Patent No.	Country	Status	US Patent Date	Application No.	Estimated/ Anticipated Expiration Date
Treatment Of Human Coronavirus Infections Using Alpha-Glucosidase Glycoprotein Processing Inhibitors	11369592	US		6/28/2022	17/180,140#	19-Feb-2041^
Treatment Of Human Coronavirus Infections Using Alpha-Glucosidase Glycoprotein Processing Inhibitors	Pending	US	Pending		17/664,693#	19-Feb-2041^
Treatment Of Human Coronavirus Infections Using Alpha-Glucosidase Glycoprotein Processing Inhibitors	Pending	EP	Pending		2021757552#	19-Feb-2041*
Methods For The Treatment And Prevention Of Non-Viral Tick-Borne Diseases And Symptoms Thereof	Provisional	US	Provisional		63/461,060	~21-Apr-2044&
Methods To Treat Respiratory Infection Utilizing Castanospermine Analogs	Pending	US	Pending		18/218,202	05-Jul-2043^
Methods To Treat Respiratory Infection Utilizing Castanospermine Analogs	Pending	PCT	Pending		PCT/US23/26884	05-Jul-2043*
Methods For The Treatment And Prevention Of Diseases Or Infections With MCP-1 Involvement By Administration Of Tafenoquine	Pending	US	Pending		18/375,070	30-Sep-2043^
Methods For The Treatment And Prevention Of Diseases Or Infections With MCP-1 Involvement By Administration Of Tafenoquine	Pending	PCT	Pending		PCT/US23/34169	30-Sep-2043
Treatment Of Zika Virus Infections Using Alpha Glucosidase Inhibitors	10,328,061+	US		6-25-2019	15/584,952+	2-May-37
Treatment Of Zika Virus Infections Using Alpha Glucosidase Inhibitors	10,561,642+	US		2-18-2020	15/856,377+	2-May-37

* =	For foreign patents and applications, the estimated and/or anticipated patent expiration is the date that is twenty years from the PCT filing date. For all issued Australian patents, this estimated date was also confirmed through the Australian patent office web database.

^ =	For issued U.S. patents, the estimated patent expiration was calculated using information from the front cover of the patent, i.e., 20 years from the date of the nonprovisional filing plus any listed Patent Term Adjustment less any time disclaimed through a Terminal Disclaimer. For pending U.S. applications, the anticipated patent expiration is the date twenty years from the earliest nonprovisional filing date and does not account for possible Patent Term Adjustment (PTA), Patent Term Extension (PTE), or Terminal Disclaimers.

& =	For U.S. provisional applications that are not yet the subject of a nonprovisional or PCT application, the anticipated patent expiration was determined using the assumption that a non-provisional application or PCT will be filed one year after filing the provisional application with a term lasting twenty years from the date of that nonprovisional or PCT filing. This does not account for possible Patent Term Adjustment (PTA), Patent Term Extension (PTE), or Terminal Disclaimers.

+ =	60 Degrees Pharmaceuticals, Inc. is not a listed Applicant and Geoffrey S. Dow, Ph.D. is not a listed inventor.

# =	60 Degrees Pharmaceuticals, Inc. is not a listed Applicant, but Geoffrey S. Dow, Ph.D. is a listed inventor.

All patents not designated with a “+” list Geoffrey S. Dow, Ph.D. as an inventor.

All patents not designated with a “+” or a “#” list 60 Degrees Pharmaceuticals, Inc. as an applicant.

All estimated patent expiration dates and anticipated patent expiration assume payment of any maintenance/annuity fees during the patent term.

Trademarks

Country	Mark	Status	Application Number	Date Filed	Registration Date	Registration Number	BIR Ref Number	Due Date	Due Date Description
Australia	KODATEF	Registered	1774631	2-Jun-16	6/2/2016	1774631	0081716-000029	2-Jun-26	Renewal Due
Canada	KODATEF	Registered	1785098	1-Jun-16	11/26/2019	TMA1,064,371	0081716-000028	26-Nov-29	Renewal Due
Canada	ARAKODA	Registered	1899317	15-May-18	8/20/2020	TMA1,081,180	0081716-000053	20-Aug-30	Renewal Due
China	KODATEF	Registered	20842242	2-Aug-16	9/28/2017	20842242	0081716-000035	27-Sep-27	Renewal Due
European Union	KODATEF	Registered	15508872	3-Jun-16	9/21/2016	15508872	0081716-000034	3-Jun-26	Renewal Due
European Union	ARAKODA	Registered	17900852	16-May-18	9/20/2018	17900852	0081716-000054	16-May-28	Renewal Due
Israel	KODATEF	Registered	285476	6-Jun-16	6/6/2016	285476	0081716-000033	6-Jun-26	Renewal Due
New Zealand	KODATEF	Registered	1044407	7-Jun-16	12/8/2016	1044407	0081716-000031	6-May-26	Renewal Due
Russian Federation	KODATEF	Registered	2016720181	6-Jun-16	7/10/2017	623174	0081716-000032	6-Jun-26	Renewal Due
Singapore	KODATEF	Registered	40201707950V	2-May-17	11/8/2017	40201707950V	0081716-000040	2-May-27	Renewal Due
United Kingdom	ARAKODA	Registered	17900852	16-May-18	9/20/2018	UK00917900852	0081716-000054	16-May-28	Renewal Due
United Kingdom	KODATEF	Registered	15508872	3-Jun-16	9/21/2016	UK009015508872	0081716-000072	3-Jun-26	Renewal Due
United States of America	TQ 100 & TABLET DESIGN	Registered	87608493	14-Sep-17	9/11/2018	5562900	0081716-000037	11-Sep-24	Section 8 & 15 Due
United States of America	ARAKODA	Registered	87688137	16-Nov-17	12/31/2019	5950691	0081716-000050	31-Dec-25	Section 8 & 15 Due
United States of America	KODATEF	Abandoned-	90072885	24-Jul-20			0081716-000069	16-Aug-23	Statement of Use/3rd Extension of Time Due
United States of America	KODATEF	Allowed	98/363,219	18-Jan-24			0081716-000074	12-May-25	Statement of Use/1st Extension of Time Due

Key Relationships & Licenses

On May 30, 2014, we entered into the Exclusive License Agreement (the “2014 NUS-SHS Agreement”) with National University of Singapore (“NUS”) and Singapore Health Services Pte Ltd (“SHS”) in which we were granted a license from NUS and SHS with respect to their share of patent rights regarding “Dosing Regimen for Use of Celgosivir as an Antiviral Therapeutic for Dengue Virus Infection” to develop, market and sell licensed products. The 2014 NUS-SHS Agreement continues in force until the expiration of the last to expire of any patents under the patent rights unless terminated earlier in accordance with the 2014 NUS-SHS Agreement. We are obligated to pay at the rate of 1.5% of gross sales.

On July 15, 2015, we entered into the Exclusive License Agreement with the U.S. Army Medical Materiel Development Activity (the “U.S. Army”), which was subsequently amended (the “U.S. Army Agreement”), in which we obtained a license to develop and commercialize the licensed technology with respect to all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. This exclusion does not impact our ability to market Arakoda for the FDA-approved use, which is the prevention of malaria utilizing the indicated dose in asymptomatic individuals traveling to malarious areas (whereas the license exclusion relates to its use to treat symptomatic vivax malaria in a patient already presenting with that disease). The term of the U.S. Army Agreement will continue until the expiration of the last to expire of the patent application or valid claim of the licensed technology, or 20 years from the start date of the U.S. Army Agreement, unless terminated earlier by the parties. We will be required to make a minimum annual royalty payment of 3% of net sales for net sales < $35 million, and 5% of net sales greater than $35 million, with US government sales excluded from the definition of net sales. In addition, we must pay a sales-based milestone fee of $75,000 once cumulative net sales from all sources exceeds $6 million, a change of control payment of $100,000 if the company is acquired or merges, and regulatory approval milestone payments once marketing authorizations are achieved in Canada ($5,000) and Europe ($5,000). We achieved the sales-based milestone target during the year ended December 31, 2023, which milestone payment was made in full in June 2024. Also, we will be required to obtain the U.S. Army Medical Materiel Development Activity’s consent prior to a change of control of the Company, which consent was obtained on September 2, 2022.

On September 15, 2016, we entered into the Exclusive License Agreement (the “2016 NUS-SHS Agreement”) with National University of Singapore (“NUS”) and Singapore Health Services Pte Ltd (“SHS”) in which we were granted a license from NUS and SHS with respect to their share of patent rights regarding “Novel Dosing Regimens of Celgosivir for The Prevention of Dengue” to develop, market and sell licensed products. The 2016 NUS-SHS Agreement continues in force until the expiration of the last to expire of any patents under the patent rights unless terminated earlier in accordance with the 2016 NUS-SHS Agreement. We are obligated to pay at the rate of 1.5% of gross sales or minimum annual royalty ($5,000 in 2022 and $15,000 in 2023). In July 2022, the Company renegotiated the timing of a license fee of $85,000 Singapore Dollars, payable to the National University of Singapore, such that payment would be due at the earlier of (i) enrollment of a patient in a Phase II clinical trial involving Celgosivir, (ii) two years from the agreement date and (iii) an initial public offering.

On December 4, 2020, we entered into the Other Transaction Authority for Prototype Agreement (“OTAP Agreement”) with the Natick Contracting Division of the U.S. government in which we will, among other things, conduct activities for a Phase II clinical trial to assess the safety and efficacy of Tafenoquine for the treatment of mild to moderate COVID-19 disease, with the goal of delivering Tafenoquine with an FDA Emergency Use Authorization (“EUA”) approved as a countermeasure against COVID-19. The total amount of the OTAP Agreement is $4,999,814. The term of the OTAP Agreement commenced on December 4, 2020, and was completed in the third quarter of 2022. The U.S. government may terminate the OTAP Agreement for any or no reason by providing us with at least thirty (30) calendar days’ prior written notice. Pursuant to the OTAP Agreement, we will not offer, sell or otherwise provide the EUA or licensed version of the prototype (Tafenoquine) that is FDA approved for COVID-19 or any like product to any entity at a price lower than that offered to the DoD, which applies only to products sold in the U.S., European Union and Canada related to COVID-19.

On February 15, 2021, we entered into the Inter-Institutional Agreement with FSURF (the “FSURF Agreement”) in which FUSRF granted us the right to manage the licensing of intellectual property created at FSURF. The term of the FSURF Agreement expires five years from February 15, 2021. After deduction of a 5% administrative fee by FSURF, capped at $15,000 annually, and reimbursement of patent prosecution expenses, we will receive 20% of license income and FSURF will receive 80% of license income. Payments of license income shall be paid in U.S. dollars quarterly each year. On February 19, 2021, we entered into an agreement with FSURF, subsequently amended on February 15, 2023, that collectively granted an option, effective through August 19, 2023, to us to license methods for purifying castanospermine and its use for the treatment of COVID-19. On August 19, 2021, we entered into an agreement with FSURF, subsequently amended on February 15, 2023, that collectively granted an option, effective through August 19, 2023, to us to license a patent relating to the use of alpha glucosidase inhibitors (including Castanospermine and Celgosivir) for treatment of Zika infections.

Ending upon July 12, 2033 or the conversion or redemption in full of all of the shares of Series A Preferred Stock owned by Knight, we will pay Knight a royalty equal to 3.5% of our net sales, where “net sales” has the same meaning as in our license agreement with the U.S. Army for Tafenoquine. Due to the success of the qualified IPO, at the end of the quarter and each quarter thereafter the royalty will be calculated, and payment will be made within fifteen days.

Sales and Marketing

In 2025, we plan to “relaunch” Arakoda for malaria prevention in the United States as described in the “Strategy” section.

In 2023, we began to see named-patient sales in Europe, without any adjustments to pricing, triggering the purchase of another partial lot of Arakoda by our European distributor. Sales volume has increased in Australia in response to repricing of Kodatef by our local distributor to be more competitive with atovaquone-proguanil.

Manufacturing

We do not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates.

Australian Research Tax Credit and Overseas Finding Process

Under Section 27 of the Industry Research and Development Act 198668, the Australian government offers a research tax credit of 43.5% on registered research and development activities executed in Australia by eligible Australian domiciled entities. Companies are eligible to receive tax credits if they meet the following criteria: (i) are domiciled in Australia, (ii) have incurred at least $20,000 in eligible research and development expenses, (iii) have conducted at least one eligible research and development activity, (iv) beneficial owner(s) with > 40 % beneficial ownership when considered together do not have > $20 million AUD aggregated turnover on an annual basis. 60P Australia Pty Ltd meets all these criteria, and will continue to do so following this offering unless, considered together with any of our shareholders who have > 40% beneficial ownership, have > $20 million AUD in aggregate annual turnover.

Under Section 28D of the Industry Research and Development Act 198669, research and development activities conducted outside Australia are also potentially eligible if they meet the following criteria: (i) they are approved in advance, (ii) they are linked to a core research and development activity conducted in Australia, (iii) cannot be conducted in Australia for various reasons and (iv) the value of activities conducted overseas is less than the value of activities conducted in Australia.

Government Regulation and Product Approvals

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

[67]	Novitt-Moreno et al. TMAID 2022; 45:102211.

[68]	See Industry Research and Development Act 1986 (legislation.gov.au).

[69]	See Australian Government R&D Tax Incentive – Overseas R&D: Information Sheet.

Review and Approval of Drugs in the United States

In the United States, the FDA regulates, among other things, the research, development, testing, manufacturing, approval, labeling, storage, recordkeeping, advertising, promotion and marketing, distribution, post approval monitoring and reporting and import and export of drugs in the U.S. to assure the safety and effectiveness of medical products for their intended use under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and implementing regulations. The failure to comply with applicable U.S. requirements at any time during the product development process, approval process or after approval may subject an applicant and/or sponsor to a variety of administrative or judicial sanctions, including refusal by the FDA to approve pending applications, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters and other types of letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, denial of the ability to import and export certain products, restitution, disgorgement of profits, or civil or criminal investigations and penalties brought by the FDA and the Department of Justice or other governmental entities.

An applicant seeking approval to market and distribute a new drug product in the United States must typically undertake the following:

●	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice regulations;

●	submission to the FDA of an IND, which must take effect before human clinical trials may begin;

●	approval by an independent institutional review board representing each clinical site before each clinical trial may be initiated;

●	performance of adequate and well-controlled human clinical trials in accordance with good clinical practices to establish the safety and efficacy of the proposed drug product for each indication;

●	preparation and submission to the FDA of a new drug application;

●	review of the product by an FDA advisory committee, where appropriate or if applicable;

●	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the product, or components thereof, are produced to assess compliance with cGMP, requirements and to assure that the facilities, methods and controls are adequate to preserve the product’s identity, strength, quality and purity;

●	satisfactory completion of FDA audits of clinical trial sites to assure compliance with GCPs and the integrity of the clinical data;

●	payment of user fees and securing FDA approval of the NDA; and

●	compliance with any post-approval requirements, including Risk Evaluation and Mitigation Strategies and post-approval studies required by the FDA.

Preclinical Studies

Preclinical studies include laboratory evaluation of the purity and stability of the manufactured drug substance or active pharmaceutical ingredient and the formulated drug or drug product, as well as in vitro and animal studies to assess the safety and activity of the drug for initial testing in humans and to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. The results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted.

Companies usually must complete some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and must also develop additional information about the chemistry and physical characteristics of the investigational product and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

The IND and IRB Processes

An IND is an exemption from the FDCA that allows an unapproved drug to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer an investigational drug to humans. Such authorization must be secured prior to interstate shipment and administration of any new drug that is not the subject of an approved NDA. In support of a request for an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. At any time during this 30-day period, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.

Following commencement of a clinical trial under an IND, the FDA may also place a clinical hold or partial clinical hold on that trial. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a specific protocol or part of a protocol is not allowed to proceed, while other protocols may do so. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold.

Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all FDA IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain FDA requirements in order to use the study as support for an IND or application for marketing approval.

In addition to the IND requirements, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Additionally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study. Suspension or termination of development during any phase of clinical trials can occur if it is determined that the participants or patients are being exposed to an unacceptable health risk. Other reasons for suspension or termination may be made by us based on evolving business objectives and/or competitive climate.

Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, for public dissemination on its ClinicalTrials.gov website.

Human Clinical Studies in Support of an NDA

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.

Human clinical trials are typically conducted in the following sequential phases, which may overlap or be combined:

●	Phase 1: The drug is initially introduced into healthy human subjects or, in certain indications such as cancer, patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness and to determine optimal dosage.

●	Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

●	Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

●	Phase 4: Post-approval studies, which are conducted following initial approval, are typically conducted to gain additional experience and data from treatment of patients in the intended therapeutic indication.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the drug; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Concurrent with clinical trials, companies often complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality, purity, and potency of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

Submission of an NDA to the FDA

Assuming successful completion of required clinical testing and other requirements, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the drug product for one or more indications. Under federal law, the submission of most NDAs is additionally subject to an application user fee and the sponsor of an approved NDA is also subject to annual product and establishment user fees. These fees are typically increased annually. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for products with orphan designation and a waiver for certain small businesses, an exception from the establishment fee when the establishment does not engage in manufacturing the product during a particular fiscal year, and an exception from the product fee for a product that is the same as another product approved under an abbreviated pathway.

The FDA conducts a preliminary review of an NDA within 60 days of its receipt and strives to inform the sponsor by the 74th day after the FDA’s receipt of the submission to determine whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to certain performance goals in the review process of NDAs. Most such applications are meant to be reviewed within ten months from the date of filing, and most applications for “priority review” products are meant to be reviewed within six months of filing. The review process may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with an NDA submission, including drug component manufacturing (such as active pharmaceutical ingredients), finished drug product manufacturing, and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities comply with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Under the FDA Reauthorization Act of 2017 (“FDARA”), the FDA must implement a protocol to expedite review of responses to inspection reports pertaining to certain drug applications, including applications for drugs in a shortage or drugs for which approval is dependent on remediation of conditions identified in the inspection report.

In addition, as a condition of approval, the FDA may require an applicant to develop a REMS. REMS use risk minimization strategies beyond professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events, and whether the product is a new molecular entity. REMS can include medication guides, physician communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU may include, but is not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The FDA may require a REMS before approval or post-approval if it becomes aware of a serious risk associated with use of the product. The requirement for a REMS can materially affect the potential market and profitability of a product.

The FDA may refer an application for a novel drug to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Fast-Track, Breakthrough Therapy and Priority Review Designations

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are referred to as fast-track designation, breakthrough therapy designation and priority review designation.

Specifically, the FDA may designate a product for fast-track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For fast-track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a fast-track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast-track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a fast-track application does not begin until the last section of the application is submitted. In addition, the fast track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Second, a product may be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

Third, the FDA may designate a product for priority review if it is a product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.

Tropical Disease PRVs

The Tropical Disease Priority Review Voucher (“PRV”) program was created by Congress under the Food and Drug Administration Amendments Act of 2007 (“FDAAA”) in order to encourage innovation and public access to new medicines. Pursuant to Section 1102 of FDAAA, which amended section 524 of the Federal Food, Drug, and Cosmetic Act (“FFDCA”), along with later amendments, the FDA must award a PRV to certain applicants that obtain an approved NDA to treat certain tropical diseases. Congress later expanded the scope of diseases that were eligible for a PRV (e.g., a PRV for obtaining approval for a drug to treat rare pediatric diseases). A PRV entitles the holder of the voucher to designate a different drug application as qualifying for priority review from FDA. When a drug application is designated for priority review through use of a priority review voucher, that application must be reviewed by FDA no later than 6 months after receipt.70 This guarantees a much more rapid review by FDA compared to the standard review time.

[70]	21 U.S.C. § 360n(a)(1).

Tropical disease PRVs were created under the FDAAA to encourage pharmaceutical companies to develop treatments for specific neglected tropical diseases. As defined by the statute, tropical diseases refer to certain “infectious disease[s] for which there is no significant market in developed nations and that disproportionately affects poor and marginalized populations.”71 Because tropical diseases occur rarely in the United States, obtaining approval from the FDA for treating these diseases would normally be unprofitable for pharmaceutical companies due to the limited domestic market and the scope and significant financial costs of the post-marketing requirements imposed by FDA. Congress intended to incentivize companies to turn their attentions to tropical diseases by providing a PRV to those companies that obtained approval from FDA for a tropical disease drug product, and the granted PRV could then be sold to another company for money.

A PRV is an extremely valuable property interest. For example, Rhythm Pharmaceutical, Inc. announced in 2021 that it had sold a PRV for $100,000,000.72

Accelerated Approval Pathway

The FDA may grant accelerated approval to a drug for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the drug has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality (“IMM”), and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. There is limited experience with accelerated approvals by the FDA based on intermediate clinical endpoints. However, the FDA has indicated that such endpoints generally may support accelerated approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a drug.

The accelerated approval pathway is most often used in settings in which the course of a disease is long, and an extended period of time is required to measure the intended clinical benefit of a drug, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, accelerated approval has been used extensively in the development and approval of drugs for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit.

[71]	21 U.S.C. § 360n(a)(3).

[72]	Ben Adams, Newly acquired Alexion pays $100M for Rhythm’s speedy review voucher, Fierce Biotech (Jan 6, 2021, 10:23 AM), available at https://www.fiercebiotech.com/biotech/newly-acquired-alexion-pays-100m-for-rhythm-s-speedy-review-voucher.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a drug candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to withdraw the drug from the market on an expedited basis. All promotional materials for drug candidates approved under accelerated regulations are subject to prior review by the FDA.

The FDA’s Decision on an NDA

On the basis of the FDA’s evaluation of the NDA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess the drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or holds on post-approval clinical trials;

●	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

●	product seizure or detention, or refusal to permit the import or export of products; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates the marketing, labeling, advertising and promotion of prescription drug products placed on the market. This regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. Promotional claims about a drug’s safety or effectiveness are prohibited before the drug is approved. After approval, a drug product generally may not be promoted for uses that are not approved by the FDA, as reflected in the product’s prescribing information. In the United States, healthcare professionals are generally permitted to prescribe drugs for such uses not described in the drug’s labeling, known as off-label uses, because the FDA does not regulate the practice of medicine. However, the FDA’s regulations impose rigorous restrictions on manufacturers’ communications, prohibiting the promotion of off-label uses. It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in nonpromotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information. If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion, and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”), and its implementation regulations, as well as the Drug Supply Chain Security Act (“DSCSA”), which regulates the distribution of and tracing of prescription drugs and prescription drug samples at the federal level, and sets minimum standards for the regulation of drug distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCSA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

Abbreviated New Drug Applications for Generic Drugs

In 1984, with passage of the Hatch-Waxman Amendments to the FDCA, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an ANDA to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference-listed drug (“RLD”).

Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to a RLD if “the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug...”

Upon approval of an ANDA, the FDA indicates whether the generic product is “therapeutically equivalent” to the RLD in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider a therapeutic equivalent generic drug to be fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of therapeutic equivalence often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

Under the Hatch-Waxman Amendments, the FDA may not approve an ANDA until any applicable period of non-patent exclusivity for the RLD has expired. The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity. For the purposes of this provision, a new chemical entity (“NCE”), is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.

The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication. Three-year exclusivity would be available for a drug product that contains a previously approved active moiety, provided the statutory requirement for a new clinical investigation is satisfied. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDAs seeking approval for generic versions of the drug as of the date of approval of the original drug product. The FDA typically makes decisions about awards of data exclusivity shortly before a product is approved.

Under FDARA, a priority review track will be established for certain generic drugs, requiring the FDA to review a drug application within eight months for a drug that has three or fewer approved drugs listed in the Orange Book and is no longer protected by any patent or regulatory exclusivities, or is on the FDA’s drug shortage list. The new legislation also authorizes the FDA to expedite review of “competitor generic therapies” or drugs with inadequate generic competition, including holding meetings with or providing advice to the drug sponsor prior to submission of the application.

Hatch-Waxman Patent Certification and the 30-Month Stay

Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would.

Specifically, the applicant must certify with respect to each patent that:

●	the required patent information has not been filed;

●	the listed patent has expired;

●	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

●	the listed patent is invalid, unenforceable or will not be infringed by the new product.

A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicates that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired (other than method of use patents involving indications for which the ANDA applicant is not seeking approval).

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent, or a decision in the infringement case that is favorable to the ANDA applicant.

Pediatric Studies and Exclusivity

Under the Pediatric Research Equity Act of 2003, an NDA or supplement thereto must contain data that are adequate to assess the safety and effectiveness of the drug product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. With enactment of the Food and Drug Safety and Innovation Act (“FDASIA”), in 2012, sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests, and other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other, and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time. For drugs intended to treat a serious or life-threatening disease or condition, the FDA must, upon the request of an applicant, meet to discuss preparation of the initial pediatric study plan or to discuss deferral or waiver of pediatric assessments.

In addition, FDARA requires the FDA to meet early in the development process to discuss pediatric study plans with drug sponsors. The legislation requires the FDA to meet with drug sponsors no later than the end-of-phase 1 meeting for serious or life-threatening diseases and by no later than 90 days after the FDA’s receipt of the study plan.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in FDASIA. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly responds to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application. With regard to patents, the six-month pediatric exclusivity period will not attach to any patents for which a generic (ANDA or 505(b)(2) NDA) applicant submitted a paragraph IV patent certification, unless the NDA sponsor or patent owner first obtains a court determination that the patent is valid and infringed by a proposed generic product.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may designate a drug product as an “orphan drug” if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). A company must request orphan product designation before submitting an NDA. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product with orphan status receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product generally will be receiving orphan product exclusivity. Orphan product exclusivity means that the FDA may not approve any other applications for the same product for the same indication for seven years, except in certain limited circumstances. Those circumstances include instances in which another sponsor’s application for the same drug product and indication is shown to be “clinically superior” to the previously approved drug. In this context, clinically superior means that the drug provides a significant therapeutic advantage over and above the already approved drug in terms of greater efficacy, greater safety or by providing a major contribution to patient care. Competitors may receive approval of different products for the indication for which the orphan product has exclusivity and may obtain approval for the same product but for a different indication. If a drug or drug product designated as an orphan product ultimately receives marketing approval for an indication broader than what was designated in its orphan product application, it may not be entitled to exclusivity.

Under FDARA, orphan exclusivity will not bar approval of another orphan drug under certain circumstances, including if a subsequent product with the same drug for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. The new legislation reverses prior precedent holding that the Orphan Drug Act unambiguously required the FDA to recognize orphan exclusivity regardless of a showing of clinical superiority.

Patent Term Restoration and Extension

A patent claiming a new drug product may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and the FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple drugs for which approval is sought can only be extended in connection with one of the approvals. The U.S. Patent and Trademark Office reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

Review and Approval of Medical Devices in the United States

Medical devices in the United States are strictly regulated by the FDA. Under the FDCA, a medical device is defined as an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory which is, among other things: intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals; or intended to affect the structure or any function of the body of man or other animals, and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes. This definition provides a clear distinction between a medical device and other FDA regulated products such as drugs. If the primary intended use of the product is achieved through chemical action or by being metabolized by the body, the product is usually a drug. If not, it is generally a medical device.

Medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices have the lowest level or risk associated with them, and are subject to general controls, including labeling, premarket notification and adherence to the Quality System Regulation (“QSR”). Class II devices are subject to general controls and special controls, including performance standards. Class III devices, which have the highest level of risk associated with them, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are subject to most of the aforementioned requirements as well as to premarket approval.

A 510(k) must demonstrate that the proposed device is substantially equivalent to another legally marketed device, or predicate device, which did not require premarket approval. In evaluating a 510(k), the FDA will determine whether the device has the same intended use as the predicate device, and (a) has the same technological characteristics as the predicate device, or (b) has different technological characteristics, and (i) the data supporting substantial equivalence contains information, including appropriate clinical or scientific data, if deemed necessary by the FDA, that demonstrates that the device is as safe and as effective as a legally marketed device, and (ii) does not raise different questions of safety and effectiveness than the predicate device. Most 510(k)s do not require clinical data for clearance, but the FDA may request such data. The FDA seeks to review and act on a 510(k) within 90 days of submission, but it may take longer if the agency finds that it requires more information to review the 510(k). If the FDA concludes that a new device is not substantially equivalent to a predicate device, the new device will be classified in Class III and the manufacturer will be most likely required to submit a PMA to market the product.

Under the PMA application process, the applicant must demonstrate that the device is safe and effective for its intended use. This PMA approval process applies to most Class III devices, and generally requires clinical data to support the safety and effectiveness of the device, obtained in conformance with Investigational Device Exemption regulations. The FDA will approve a PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose, and that the proposed manufacturing is in compliance with the QSRs. For novel technologies, the FDA will seek input from an advisory panel of medical experts regarding the safety and effectiveness of, and their benefit-risk analysis for the device. The PMA process is generally more detailed, lengthier and more expensive than the 510(k) process, though both processes can be expensive and lengthy, and require payment of significant user fees, unless an exemption is available.

Modifications to a 510(k)-cleared medical device may require the submission of another 510(k) or a PMA if the changes could significantly affect safety or effectiveness or constitute a major change in the intended use of the device. Modifications to a 510(k)-cleared device frequently require the submission of a traditional 510(k), but modifications meeting certain conditions may be candidates for FDA review under a Special 510(k). If a device modification requires the submission of a 510(k), but the modification does not affect the intended use of the device or alter the fundamental technology of the device, then summary information that results from the design control process associated with the cleared device can serve as the basis for clearing the application. A Special 510(k) allows a manufacturer to declare conformance to design controls without providing new data. When the modification involves a change in material, the nature of the “new” material will determine whether a traditional or Special 510(k) is necessary.

Review and Approval of Drug Products in the European Union

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of products. Whether or not it obtains FDA approval for a product, the company would need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. The approval process ultimately varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Procedures Governing Approval of Drug Products in the European Union

Pursuant to the European Clinical Trials Directive, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, an applicant must obtain approval from the competent national authority of an E.U. member state in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial after a competent Ethics Committee has issued a favorable opinion. Clinical trial application must be accompanied by an investigational medicinal product dossier with supporting information prescribed by the European Clinical Trials Directive and corresponding national laws of the member states and further detailed in applicable guidance documents.

To obtain marketing approval of a product under European Union regulatory systems, an applicant must submit a marketing authorization application (“MAA”), either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all E.U. member states. The centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional.

Under the centralized procedure, the Committee for Medicinal Products for Human Use (the “CHMP”), established at the European Medicines Agency (“EMA”), is responsible for conducting the initial assessment of a product. The CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops, when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. In this circumstance, the EMA ensures that the opinion of the CHMP is given within 150 days.

The decentralized procedure is available to applicants who wish to market a product in various E.U. member states where such a product has not previously received marketing approval in any E.U. member states. The decentralized procedure provides for approval by one or more other, or concerned, member states of an assessment of an application performed by one member state designated by the applicant, known as the reference member state. Under this procedure, an applicant submits an application based on identical dossiers and related materials, including a draft summary of product characteristics, and draft labeling and package leaflet, to the reference member state and concerned member states. The reference member state prepares a draft assessment report and drafts of the related materials within 210 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report and related materials, each concerned member state must decide whether to approve the assessment report and related materials.

If a member state cannot approve the assessment report and related materials on the grounds of potential serious risk to public health, the disputed points are subject to a dispute resolution mechanism and may eventually be referred to the European Commission, whose decision is binding on all member states.

Clinical Trial Approval

Requirements for the conduct of clinical trials in the European Union including Good Clinical Practice, are set forth in the Clinical Trials Directive 2001/20/EC and the GCP Directive 2005/28/EC. Pursuant to Directive 2001/20/EC and Directive 2005/28/EC, as amended, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the E.U. member states. Under this system, approval must be obtained from the competent national authority of each E.U. member state in which a study is planned to be conducted. To this end, a clinical trial application is submitted, which must be supported by an investigational medicinal product dossier (“IMPD”), and further supporting information prescribed by Directive 2001/20/EC and Directive 2005/28/EC and other applicable guidance documents. Furthermore, a clinical trial may only be started after a competent Ethics Committee has issued a favorable opinion on the clinical trial application in that country.

In April 2014, the European Union passed the new Clinical Trials Regulation, (EU) No 536/2014, which will replace the current Clinical Trials Directive 2001/20/EC. To ensure that the rules for clinical trials are identical throughout the European Union, the new E.U. clinical trials legislation was passed as a regulation that is directly applicable in all E.U. member states. All clinical trials performed in the European Union are required to be conducted in accordance with the Clinical Trials Directive 2001/20/EC until the new Clinical Trials Regulation (EU) No 536/2014 becomes applicable. According to the current plans of EMA, the new Clinical Trials Regulation will become applicable in 2019. The Clinical Trials Directive 2001/20/EC will, however, still apply three years from the date of entry into application of the Clinical Trials Regulation to (i) clinical trials applications submitted before the entry into application and (ii) clinical trials applications submitted within one year after the entry into application if the sponsor opts for old system.

The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the E.U. portal; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures that will spare sponsors from submitting broadly identical information separately to various bodies and different member states; a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts—Part I is assessed jointly by all member states concerned. Part II is assessed separately by each member state concerned; strictly defined deadlines for the assessment of clinical trial applications; and the involvement of the Ethics Committees in the assessment procedure in accordance with the national law of the member state concerned but within the overall timelines defined by the Clinical Trials Regulation.

Data and Market Exclusivity in the European Union

In the European Union, new chemical entities qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the sponsor is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the product if such company can complete a full MAA with a complete database of pharmaceutical tests, preclinical tests and clinical trials and obtain marketing approval of its product.

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of drug products. Whether or not it obtains FDA approval for a product, the company would need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. The approval process ultimately varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Periods of Authorization and Renewals

Marketing authorization is valid for five years in principle and the marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the authorizing member state. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal. Any authorization which is not followed by the actual placing of the drug on the European Union market (in case of centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid (the so-called sunset clause).

Orphan Drug Designation and Exclusivity

Regulation 141/2000 provides that a drug shall be designated as an orphan drug if its sponsor can establish: that the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the European Community when the application is made, or that the product is intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition in the European Community and that without incentives it is unlikely that the marketing of the drug in the European Community would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the European Community or, if such method exists, the drug will be of significant benefit to those affected by that condition.

Regulation 847/2000 sets out criteria and procedures governing designation of orphan drugs in the European Union. Specifically, an application for designation as an orphan product can be made any time prior to the filing of an application for approval to market the product. Marketing authorization for an orphan drug leads to a ten-year period of market exclusivity. This period may, however, be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan drug designation, for example because the product is sufficiently profitable not to justify market exclusivity. Market exclusivity can be revoked only in very selected cases, such as consent from the marketing authorization holder, inability to supply sufficient quantities of the product, demonstration of “clinically relevant superiority” by a similar medicinal product, or, after a review by the Committee for Orphan Medicinal Products, requested by a member state in the fifth year of the marketing exclusivity period (if the designation criteria are believed to no longer apply). Medicinal products designated as orphan drugs pursuant to Regulation 141/2000 shall be eligible for incentives made available by the European Community and by the member states to support research into, and the development and availability of, orphan drugs.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom (U.K.) voted in favor of leaving the European Union (commonly referred to as “Brexit”). Thereafter, on March 29, 2017, the country formally notified the European Union of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The withdrawal of the U.K. from the European Union will take effect either on the effective date of the withdrawal agreement or, in the absence of agreement, two years after the U.K. provides a notice of withdrawal pursuant to the E.U. Treaty. Since the regulatory framework for pharmaceutical products in the U.K. covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from European Union directives and regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the U.K. It remains to be seen how, if at all, Brexit will impact regulatory requirements for product candidates and products in the U.K.

Regulatory Framework in Australia

The Therapeutic Goods Administration, through the Therapeutic Goods Act 1989 and the Therapeutic Goods Regulations is responsible for the efficacy, quality, safety and timely availability of drugs and medical devices in Australia. The mission statement of the TGA is “To ensure the safety, quality and efficacy of therapeutic goods available in Australia at a standard equal to that of comparable countries, and that premarket assessment of therapeutic goods is conducted within a reasonable time.”

The drug regulation process in Australia is complex and resource intensive. It must be accountable in terms of the quality, safety and efficacy of drugs made available in Australia. This accountability includes an acceptance of a balance between safety and efficacy. The approval process is a detailed evaluation of the data supplied by the company sponsoring an application.

A drug may first come to the attention of the TGA when an application for marketing is received or when an Australian clinical trial is being planned. For clinical trials, the sponsoring company may submit preliminary data for evaluation to the TGA or notify the TGA that the trial has been approved by an institutional Ethics Committee.

The drug evaluation process for new chemical entities is as follows:

Application

●	Check to see data complies with Australian guidelines.

●	Invoice sponsor for 75% of evaluation fee.

Evaluation

●	Evaluate pharmaceutical and chemical data.

●	Evaluate animal pharmacology and toxicology data.

●	Evaluate clinical data.

●	Evaluation Unit reviews reports (coordinates external evaluations if used), prepares a summary and makes an initial recommendation.

●	Pre ADEC consultation with sponsor.

●	Prepare approved product information and consider consumer product information.

●	Submit final package of summaries and recommendations to the ADEC (six meetings per year).

Approval

●	ADEC review and advice to the TGA.

●	Final decision by the TGA.

●	Finalize conditions of registration.

●	Advice to sponsor, invoice final 25% of evaluation fee.

●	For new chemical entity, advise drug information centers, forensic laboratories, etc.

Registration

●	Sponsor applies to register the product on the Australian Register of Therapeutic Goods.

●	Supply is permitted once the applicable number is allocated.

The drug’s chemistry, toxicology and clinical use are evaluated using data submitted by the sponsoring company. Most of the evaluations are done within the TGA, but external evaluations can be used. When all the data have been evaluated, the application is considered by the Australian Drug Evaluation Committee (“ADEC”). This committee is a group of doctors appointed by the Minister to advise on the suitability of drugs for marketing in Australia. The TGA takes into consideration the advice received from the ADEC when making a final recommendation.

The evaluation process relates to pre-marketing activity, but the TGA is also responsible for drugs after they are marketed.

Other activities under the control of the TGA include:

●	maintenance of the Australian Register of Therapeutic Goods for the registration and listing of products;

●	control of drug and device exports from Australia;

●	inspection and licensing of manufacturing premises;

●	post marketing surveillance;

●	adverse drug reaction monitoring;

●	reports were received by the Adverse Drug Reactions Advisory Committee;

●	medical device complaint reporting;

●	drug and device recalls;

●	laboratory testing, sample testing;

●	complaint reporting and follow up; and

●	drug and device advertising controls

The performance of the TGA is monitored in quarterly performance reports which are reviewed by the Industry/Government Consultative Committee. This committee has membership from the TGA, the Department of Finance, the Department of Industry, Science and Technology, and the peak industry organizations representing the manufacturers of prescription drugs, non-prescription drugs, medical devices and herbal and nutritional products.

If the TGA does not meet the statutory timelines in approving a drug, then it forgoes 25% of the evaluation fee as a penalty. The sponsor concerned can also consider the outcome as a “deemed refusal” and appeal to the Administrative Appeals Tribunal for a resolution. For variations to the registration of a drug, the TGA must raise an objection within 45 working days, otherwise the application is deemed to be approved.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other government authorities. Sales of products will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, such products. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Nonetheless, product candidates may not be considered medically necessary or cost effective. Additionally, a payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Third-party reimbursement may not be sufficient to maintain price levels high enough to realize an appropriate return on investment in product development.

The containment of healthcare costs also has become a priority of federal, state and foreign governments and the prices of drugs have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Outside the United States, ensuring adequate coverage and payment for our product candidates will face challenges. Pricing of prescription pharmaceuticals is subject to governmental control in many countries. Pricing negotiations with governmental authorities can extend well beyond the receipt of regulatory marketing approval for a product and may require us to conduct a clinical trial that compares the cost effectiveness of our product candidates or products to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in our commercialization efforts.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular drug candidate to currently available therapies. For example, the European Union provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to fix their own prices for drug products, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements.

Healthcare Law and Regulation

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of drug products that are granted regulatory approval. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain our business and/or financial arrangements. Such restrictions under applicable federal and state healthcare laws and regulations, include the following:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration (including any kickback, bribe or rebate), directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease or order of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;

●	the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

●	the federal Health Insurance Portability and Accountability Act of 1996, which created additional federal criminal laws that prohibit, among other things, knowingly and willingly executing, or attempting to execute, a scheme or making false statements in connection with the delivery of or payment for health care benefits, items, or services;

●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, which also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information on covered entities and their business associates that associates that perform certain functions or activities that involve the use or disclosure of protected health information on their behalf;

●	the federal transparency requirements known as the federal Physician Payments Sunshine Act, under the Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act (collectively the “ACA”), which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”), within the U.S. Department of Health and Human Services, information related to payments and other transfers of value to physicians and teaching hospitals and information regarding ownership and investment interests held by physicians and their immediate family members; and

●	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to healthcare items or services that are reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not pre-empted by HIPAA, thus complicating compliance efforts.

Healthcare Reform

A primary trend in the United States healthcare industry and elsewhere is cost containment. There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical and biopharmaceutical products, limiting coverage and reimbursement for drugs and other medical products, government control and other changes to the healthcare system in the United States.

In March 2010, the United States Congress enacted the Affordable Care Act, which, among other things, includes changes to the coverage and payment for drug products under government health care programs. Among the provisions of the ACA of importance to our potential product candidates are:

●	an annual, non-deductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

●	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

●	expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

●	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

●	expanded the types of entities eligible for the 340B drug discount program;

●	established the Medicare Part D coverage gap discount program by requiring manufacturers to provide a 50% point-of-sale-discount off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of up to 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Since enactment of the ACA, there have been numerous legal challenges and Congressional actions to repeal and replace provisions of the law. In May 2017, the U.S. House of Representatives passed legislation known as the American Health Care Act of 2017. Thereafter, the Senate Republicans introduced and then updated a bill to replace the ACA known as the Better Care Reconciliation Act of 2017. The Senate Republicans also introduced legislation to repeal the ACA without companion legislation to replace it, and a “skinny” version of the Better Care Reconciliation Act of 2017. In addition, the Senate considered proposed healthcare reform legislation known as the Graham-Cassidy bill. None of these measures were passed by the U.S. Senate.

In January 2017, President Trump signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In October 2017, the President signed a second Executive Order allowing for the use of association health plans and short-term health insurance, which may provide fewer health benefits than the plans sold through the ACA exchanges. At the same time, the Administration announced that it will discontinue the payment of cost-sharing reduction (“CSR”), payments to insurance companies until Congress approves the appropriation of funds for such CSR payments. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA.

A bipartisan bill to appropriate funds for CSR payments was introduced in the Senate, but the future of that bill is uncertain. Further, each chamber of Congress has put forth multiple bills designed to repeal or repeal and replace portions of the ACA. Although none of these measures have been enacted by Congress to date, Congress may consider other legislation to repeal and replace elements of the ACA. Congress will likely consider other legislation to replace elements of the ACA, during the next Congressional session. We will continue to evaluate the effect that the ACA and its possible repeal and replacement could have on our business.

In August 2022, the Inflation Reduction Act of 2022 was signed into law and requires the federal government to negotiate prices for some high-cost drugs covered under Medicare, requires drug manufacturers to pay rebates to Medicare if they increase prices faster than inflation for drugs used by Medicare beneficiaries, and caps Medicare beneficiaries’ out-of-pocket spending under the Medicare Part D benefit. We will monitor this issue to determine the effects of this legislation on our business.

Human Capital Resources

As of September 30, 2024, we had a total of three full-time employees. We also utilize the services of two part-time contractors.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our Company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Properties

Our corporate headquarters are located at 1025 Connecticut Avenue NW Suite 1000, Washington, D.C. 20036. We do not own any physical property, plant or labs. We currently lease one office at the above address and automatically renew our lease for an additional one-year each January.

Legal Proceedings

From time to time, we may become involved in various claims and legal proceedings. We are not currently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

History

60 Degrees Pharmaceuticals, Inc. is a Delaware corporation that was incorporated on June 1, 2022. On June 1, 2022, 60 Degrees Pharmaceuticals, LLC, a District of Columbia limited liability company (“60P LLC”), entered into the Agreement and Plan of Merger with 60 Degrees Pharmaceuticals, Inc., pursuant to which 60P LLC merged into 60 Degrees Pharmaceuticals, Inc. The value of each outstanding member’s membership interest in 60P LLC was correspondingly converted into common stock of 60 Degrees Pharmaceuticals, Inc., par value $0.0001 per share, with a cost-basis equal to $60.00 per share.

We also operate one subsidiary. A summary of our majority-owned subsidiary is below.

We own 97% equity in 60P Australia Pty Ltd, a Sydney-Australia based subsidiary (“60P Australia”). 60P Australia holds sub-licensing rights for several ex-U.S. territories for our product.

60P Australia previously solely owned a Singaporean subsidiary company, 60P Singapore Pte. Ltd., which dissolved at our election in the second quarter of 2022.

MANAGEMENT

The following table sets forth the name, age and position of each of our executive officers, directors and director nominees as of February 14, 2025.

Name	Age	Position	Director Since
Geoffrey Dow	51	Chief Executive Officer, President and Director	June 1, 2022
Tyrone Miller	50	Chief Financial Officer
Kristen Landon	58	Chief Commercial Officer
Charles Allen	49	Director	July 11, 2023
Cheryl Xu	57	Director	July 11, 2023
Stephen Toovey	71	Director	July 11, 2023
Paul Field	62	Director	July 11, 2023

Executive Officers and Directors

Geoffrey Dow is our Chief Executive Officer, President, and is also one of our directors. Dr. Dow has over 20 years of product development experience in tropical diseases and has an extensive publication and patent history. His decades of hands-on experience include 13 years in key leadership and advisory roles in the antimalarial drug development program at the Walter Reed Army Institute of Research and at the U.S. Army Medical Materiel Development Activity. Dr. Dow co-founded 60P in 2010. Since then, he has been involved in various projects, including leading the project development team in securing FDA-regulatory approval for Tafenoquine (as Arakoda) for malaria prophylaxis, securing a supply chain and access relating to Arakoda, managing post-marketing regulatory commitments, ensuring the successful prosecution of supporting patents on which Dr. Dow was an inventor, and ensuring the company adheres to GMP, quality, and pharmacovigilance requirements. Dr. Dow has also published a number of important safety reviews, clinical trials, non-clinical studies, on which he was a thought leader or contributor, which dispelled many of the myths about 8-aminoquinolines. As a scientist, experienced industry project manager and inventor, Dr. Dow’s ultimate goal is to develop and secure the regulatory approval and commercial success of products, old and new, for new indications in infectious disease. Dr. Dow received a B.Sc. (Hons) in Veterinary and Biomedical Science from Murdoch University, Perth, Western Australia (“Murdoch”) in 1994, a Ph.D. in Veterinary and Biomedical Science from Murdoch in 2000 and an MBA from the University of Maryland at College Park in 2012. We believe that Mr. Dow is well qualified to serve as a Director given his product development experience in tropical diseases.

Tyrone Miller is our Chief Financial Officer. Mr. Miller joined us in 2014 and has held a number of roles since then, including Treasurer. He worked with the founder and Chief Executive Officer of 60P and raised over $6 million in external financing. Mr. Miller also established a multinational financial reporting system and worked with consultants in designing tax and credit strategies. He also provides key strategic advice in areas of financing and business planning to 60P. In addition, he is the founder and Principal of Tax & Accounting Practice at Miller Tax & Advisory since 2011. In that role, Mr. Miller advises owners of closely held businesses on accounting, financial and tax matters and has designed accounting systems for private sector businesses. From 2002 to 2011, he was a Senior Accountant at Sachs Figurelli, LLC, where he prepared and processed corporate and individual tax returns, consulted on reengineering accounting processes for construction, restaurant and professional services businesses and managed staff in preparation and processing of payroll and personal property returns. Mr. Miller is currently a Certified Public Accountant. He received a Bachelor’s of Business Administration with a concentration in International Business from Emory University in 1996.

Kristen Landon is our Chief Commercial Officer. Ms. Landon joined us in 2024 and brings over 26 years’ experience building and transforming pharmaceutical brands in both start-up and large multinational companies. Ms. Landon has launched and relaunched over a dozen brands, many with peak revenues in excess of $100 million across therapeutic categories including women’s health, infectious disease, dermatology, nephrology, and hematology/oncology. Most recently, Ms. Landon served as Senior Vice President of Marketing and Communications at TherapeuticsMD with responsibility for the branded portfolio, marketing insights, and corporate communications. Prior commercial leadership roles include VP Marketing at Radius Health, VP Marketing at Sprout Pharmaceuticals (acquired by Valeant), Executive Director Women’s Health at Actavis Plc, and positions of increasing responsibility in sales and marketing at Forest Labs, Abbott Labs, and Novartis. Ms. Landon holds an MBA from Silberman College of Business at Fairleigh Dickinson University, and a Bachelor’s degree from Kean University.

Charles Allen is one of our directors since July 11, 2023 and since February 5, 2014 has served as the Chief Executive Officer of BTCS Inc. (“BTCS”) and the Chairman of the Board of BTCS since September 11, 2014. Mr. Allen is responsible for BTCS’ overall corporate strategy and direction. Since December 2, 2022, Mr. Allen has been a director of Innovation1 Biotech Inc. Since January 12, 2018, Mr. Allen has been the Chief Executive Officer of Global Bit Ventures Inc. (“GBV”). Since October 10, 2017, Mr. Allen has been a director of GBV. Mr. Allen has extensive experience in business strategy and structuring and executing a variety of investment banking and capital markets transactions, including financings, initial public offerings, and mergers and acquisitions. Prior to his work in the blockchain industry at BTCS, he worked domestically and internationally on projects in technology, media, natural resources, logistics, medical services, and financial services. He has served as a managing director at numerous boutique investment banks focused on advising and raising capital for small and mid-size companies. Mr. Allen received a Bachelor of Science in Mechanical Engineering from Lehigh University and a Master of Business Administration from the Mason School of Business at the College of William & Mary. The Board concluded that Mr. Allen’s background and leadership experiences in the financial industry qualify him to be a member of the Board.

Cheryl Xu is one of our directors since July 11, 2023 and until recently served as Biogen’s Vice President, Public Policy & Government Affairs since 2020. Ms. Xu was PhRMA’s first Representative to China. Subsequently she started a consulting business in 2005, advising well-known multinational companies such as Pfizer, J&J and UnitedHealth Group on their market access and expansion strategies in China. Cheryl has provided consultations to both the U.S. and Chinese governments on pharmaceutical policies including strengthening of IP protection and monitoring system for China’s API exports. Prior to that, she was the Director of International Finance at Pharmacia based in New Jersey from 1998 to 2003. Ms. Xu received her Bachelor of Science degree in Physics from Peking University, and Master of Business Administration in Finance from Washington University in St. Louis. The Board concluded that Ms. Xu’s background and leadership experiences in the pharmaceutical industry qualify her to be a member of the Board.

Dr. Stephen Toovey is one of our directors since July 11, 2023 and is an infectious and tropical disease physician. Dr. Toovey has worked in the pharmaceutical industry and academia in both developed and developing countries, and currently specializes in the research of influenza and other respiratory viruses, malaria, rabies and the neurological aspects of infectious diseases. He is currently the Chief Executive Officer of Pegasus, a medical and scientific services company and has held that position since 2008. Dr. Toovey also advises a number of pharmaceutical companies and biotech organizations on infection and immunology related matters, from translation through Phase IV, and founded numerous pharmaceutical and pharma-related companies, with the most recent being the co-founding of Ark Biosciences in 2014. Dr. Toovey served as Chief Medical Officer of Ark Biosciences from 2014 until 2020. In addition, he held a teaching and clinical post at the Royal Free and University College Medical School in London, United Kingdom, Academic Centre for Travel Medicine and Vaccines, World Health Organization Collaborating Center, appointed in 2008. He has been editor of the journal Travel Medicine and Infectious Disease since its foundation in 2003. Dr. Toovey has authored over 100 publications in peer reviewed medical journals, contributed to a number of textbooks and has presented at over 50 scientific meetings. Dr. Toovey received his PhD from the University of Ghent. The Board concluded that Dr. Toovey’s background and leadership experiences in the pharmaceutical industry and academia qualify him to be a member of the Board.

Paul Field is one of our directors since July 11, 2023. Paul has over 30 years of business development experience across a range of disease areas, and a deep network in the global biopharmaceutical industry. He is currently a corporate advisor at Imunexus since 2020, Marinova since 2018, and GARDP (Switzerland) since 2018. He was until recently the Australian representative of FIND (Switzerland) from 2018 to 2021 and a business development advisor to the drug discovery company Biocurate from 2018 to 2020. Paul was previously the life sciences specialist at Austrade from 2014 to 2018, the Australian Government’s investment promotion agency, where he facilitated foreign direct investment into Australian research in neglected tropical diseases, infectious diseases, autoimmune diseases, cancer and other therapeutic areas. Paul was the founder and Executive Chairman of Bio-Link from 2005 to 2014, a privately owned biotechnology business development company. His work at Bio-Link involved the commercialization of discovery, pre-clinical and early-stage clinical programs undertaken by Australian biotech companies and medical research institutions. Paul has served on a number of Boards of Directors, and he is a Fellow of the Australian Institute of Company Directors. The Board concluded that Mr. Field’s background and leadership experiences in the biotechnology industry qualify him to be a member of the Board.

Significant Employees

We are a virtually managed pharmaceutical company for which the significant employees are its officers.

Code of Ethics

Our Board has adopted a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.

Board of Directors

Our Board consists of five members. Our business and affairs are managed under the direction of our Board.

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve until their successors have been elected and qualified.

Director Independence

Our Board is composed of a majority of “independent directors” as defined under the rules of Nasdaq. We use the definition of “independence” applied by Nasdaq to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director and director nominee. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Charles Allen, Stephen Toovey and Paul Field, are independent directors of the Company.

Committees of the Board of Directors

Our Board has three standing committees: (i) an audit committee (the “Audit Committee”); (ii) a compensation committee (the “Compensation Committee”); and (iii) a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Our Board has not yet adopted procedures by which stockholders may recommend nominees to the Board. The composition and responsibilities of each of the committees of our Board are described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee

We have established the Audit Committee consisting of Charles Allen, who is the Chairman of the Audit Committee, Stephen Toovey and Paul Field. Charles Allen qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our Board adopted an Audit Committee Charter on March 16, 2023, which was deemed effective as of July 11, 2023. The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual disclosure report;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The Audit Committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee

We have established the Compensation Committee, which is composed exclusively of independent directors consisting of Paul Field, who is the Chairman of the Compensation Committee, Charles Allen and Stephen Toovey. Each member of the Compensation Committee is a non-employee director, as defined under Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. Our Board adopted a Compensation Committee Charter on March 16, 2023, which was deemed effective as of July 11, 2023. The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;

●	administers our equity compensation plans;

●	reviews and approves, or makes recommendations to our Board, regarding incentive compensation and equity compensation plans; and

●	establishes and reviews general policies relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

We have established the Nominating and Corporate Governance Committee, which is composed exclusively of independent directors consisting of Stephen Toovey, who is the Chairman of the Nominating and Corporate Governance Committee, Charles Allen and Paul Field. Our Board adopted a Nominating and Corporate Governance Committee Charter on March 16, 2023, of which was deemed effective as of July 11, 2023. The Nominating and Corporate Governance Committee’s duties, which are specified in our Nominating and Corporate Governance Audit Committee Charter, include, but are not limited to:

●	identifying, reviewing and evaluating candidates to serve on our Board consistent with criteria approved by our Board;

●	evaluating director performance on our Board and applicable committees of our Board and determining whether continued service on our Board is appropriate;

●	evaluating nominations by stockholders of candidates for election to our Board; and

●	corporate governance matters.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

2022 Equity Incentive Plan

On November 22, 2022, the Board and majority stockholder adopted the 60 Degrees Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “Plan”). The Plan provides for the grant of the following types of stock awards: (i) incentive stock options, (ii) nonstatutory stock options, (iii) stock appreciation rights, (iv) restricted stock awards, (v) restricted stock unit awards and (vi) other stock awards. The Plan is intended to help us secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for our success and any of our affiliates and provide a means by which the eligible recipients may benefit from increases in value of the common stock. As of February 14, 2025, the Board has reserved 1,077,252 shares of common stock issuable upon the grant of awards under the Plan, of which 285,373 shares remain available for issuance.

EXECUTIVE COMPENSATION

Name and Principal Position	Year	Base Salary ($)(1)	Cash Bonus ($)	Stock Bonus ($)	Option Award ($)(2)	Total ($)
Geoffrey Dow	2024	$228, 000	$20,000	$24,175	$51,250	$323,425
President and Chief Executive Officer	2023	125,555	-	-	-	125,555
(Principal Executive Officer)	2022	54,510	-	-	-	54,510
Tyrone Miller	2024	$204,000	$20,000	$19,525	$41,000	$284,525
Chief Financial Officer	2023	135,632	-	-	-	135,632
(Principal Financial and Accounting Officer)	2022	148,672	-	-	-	148,672
Kristen Landon	2024	$300,000	$113,570	$38,125	$19,167	$470,862
Chief Commercial Officer	2023	-	-	-	-	-
	2022	-	-	-	-	-

(1)	We periodically review, and may increase, base salaries in accordance with our normal annual compensation review for each of our named executive officers.

(2)	Represents the aggregate grant date fair value of options granted during the fiscal year, computed in accordance with FASB ASC Topic 718.

Equity Awards

On July 12, 2023, Dr. Dow was granted a five-year option to purchase a total of 1,250 shares of our common stock on the last day of each quarter in each calendar year (for a cumulative total or no more than 25,000 shares over five years) and (ii) Mr. Miller was granted a five-year option to purchase a total of 1,000 shares of our common stock on the last day of each quarter in each calendar year (for a cumulative total or no more than 20,000 shares over five years). The per share exercise price of the options were initially equal to the per share closing price of our common stock on the date of grant and had a cashless exercise provision. In November 2023, the Board reset the exercise price of the options to be equal to $12.00 and modified the vesting provisions of the option to vest annually over five years, rather than quarterly, with the first vesting date being December 31, 2024. The initial grant and subsequent amendment of these options was contingent upon the stockholders of the Company approving the amendment to the exercise price of the options and approving the amendment to the 2022 Plan to increase the number of shares available under the 2022 Plan in order to comply with Listing Rule 5635(c) of The Nasdaq Stock Market LLC. On July 16, 2024, the Company’s stockholders approved the proposal to increase the number of shares available under the 2022 Plan. As of that date, Dr. Dow and Mr. Miller’s option grants, as subsequently amended, were considered effective.

In February 2024, subject to and contingent upon the stockholders of the Company approving the amendment to the 2022 Plan to increase the number of shares available under the 2022 Plan, we granted Ms. Landon a five-year option to purchase a total of 20,834 shares of our common stock with a per share exercise price to be determined by the Board on the date of grant. The options had a cashless exercise price and vest annually over five years, with the first vesting date being December 31, 3024. On September 26, 2024, the Board approved the grant of the options to Ms. Landon at a per share exercise price of $1.37.

In December 2024, the Board approved the grant of 525,000 options to Dr. Dow and 75,000 options to Mr. Miller as equity-based long-term incentive awards, which vest in five equal tranches on the last date of each fiscal year over five years, with the first vesting date being December 31, 2025. The options were granted on January 2, 2025 with a per share exercise price of $1.31, the closing stock price on the grant date, and have a seven year term.

Employment Agreements

Dow Employment Agreement. We entered into an Employment Agreement dated as of January 12, 2023, with Geoffrey Dow (the “Dow Employment Agreement”), our Chief Executive Officer and Chairman of our Board. The term of the Dow Employment Agreement began on January 12, 2023 for an initial for a period of two years, with subsequent automatic renewals unless either party thereto provides notice to terminate at least 90 days prior to the applicable renewal date. The Dow Employment Agreement provides Dr. Dow an annual base salary of $228,000, bonuses to the extent certain events occur or if applicable performance goals are met and employee benefits that are generally given to our senior executives. In December 2024, the Board approved an increase to Dr. Dow’s base salary to $250,000 beginning in fiscal year 2025. Contingent on the receipt of shareholder approval to increase the number of shares available under the 2022 Plan, Dr. Dow was granted a five-year option to purchase a total of 1,250 shares of our common stock that vest on the last day of each quarter in each calendar year (for a cumulative total or no more than 25,000 shares over five years). The per share exercise price of the option was initially equal to the per share closing price of our common stock on the date of the initial public offering and had a cashless exercise provision. In November 2023, the Board reset the exercise price of the option to be equal to $12.00 and modified the vesting provisions of the option to vest annually over five years, rather than quarterly, with the first vesting date being December 31, 2024. The initial grant and subsequent amendment of Dr. Dow’s options was contingent upon the stockholders of the Company approving the amendment to the exercise price of the options and approving the amendment to the 2022 Plan to increase the number of shares available under the 2022 Plan in order to comply with Listing Rule 5635(c) of The Nasdaq Stock Market LLC. On July 16, 2024, the Company’s stockholders approved the proposal to increase the number of shares available under the 2022 Plan. As of that date, Dr. Dow’s option grant, as subsequently amended, was considered effective.

We may terminate Dr. Dow’s employment for Cause, as defined in the Dow Employment Agreement, at any time upon notice to Dr. Dow setting forth in reasonable detail the nature of such Cause. We also may terminate Dr. Dow’s employment other than for Cause at any time upon thirty (30) days’ written notice to him. Dr. Dow may terminate his employment for Good Reason, as defined in the Dow Employment Agreement, at any time upon thirty (30) days’ written notice to us. In the event that Dr. Dow’s employment is terminated other than for Cause or for Good Reason, Dr. Dow will be entitled to, among other things, a continuation of his annual salary plus health insurance benefits for a period not exceeding 18 months. In addition, in the event of a Change in Control, as defined in the Dow Employment Agreement, on, or at any time during the 24 months following, the Change in Control, (i) we terminate Dr. Dow’s employment for any reason other than Cause or Disability, as defined in the Dow Employment Agreement, or (ii) Dr. Dow terminates his employment for Good Reason, Dr. Dow will be entitled to Change in Control severance.

Dr. Dow is subject to non-competition and non-solicitation during the term of his employment and for a period of 24 months after termination of his employment.

Miller Employment Agreement. We entered into an Employment Agreement dated as of January 12, 2023 with Tyrone Miller (the “Miller Employment Agreement”), our Chief Financial Officer. The term of the Miller Employment Agreement began on January 12, 2023 for an initial period of two years, with subsequent automatic renewals unless either party thereto provides notice to terminate at least 90 days prior to the applicable renewal date. The Miller Employment Agreement provides Mr. Miller an annual base salary of $204,000, bonuses to the extent certain events occur or if applicable performance goals are met and employee benefits that are generally given to our senior executives. In December 2024, the Board approved an increase to Mr. Miller’s base salary to $215,000 for fiscal year 2025. Contingent on the receipt of shareholder approval to increase the number of shares available under the 2022 Plan, Mr. Miller was granted a five-year option to purchase a total of 1,000 shares of our common stock that vest on the last day of each quarter in each calendar year (for a cumulative total or no more than 20,000 shares over five years). The per share exercise price of the option was initially equal to the per share closing price of our common stock on the date of the initial public offering and had a cashless exercise provision. In November 2023, the Board reset the exercise price of the option to be equal to $12.00 and modified the vesting provisions of the option to vest annually over five years, rather than quarterly, with the first vesting date being December 31, 2024. The initial grant and subsequent amendment of Mr. Miller’s options was contingent upon the stockholders of the Company approving the amendment to the exercise price of the options and approving the amendment to the 2022 Plan to increase the number of shares available under the 2022 Plan in order to comply with Listing Rule 5635(c) of The Nasdaq Stock Market LLC. On July 16, 2024, the Company’s stockholders approved the proposal to increase the number of shares available under the 2022 Plan. As of that date, Mr. Miller’s option grant, as subsequently amended, was considered effective.

We may terminate Mr. Miller’s employment hereunder for Cause, as defined in the Miller Employment Agreement, at any time upon notice to Mr. Miller setting forth in reasonable detail the nature of such Cause. We also may terminate Mr. Miller’s employment other than for Cause at any time upon thirty (30) days’ written notice to him. Mr. Miller may terminate his employment for Good Reason, as defined in the Miller Employment Agreement, at any time upon thirty (30) days’ written notice to us. In the event that Mr. Miller’s employment is terminated other than for Cause or for Good Reason, Mr. Miller will be entitled to, among other things, a continuation of his annual salary plus health insurance benefits for a period not exceeding 18 months. In addition, in the event of a Change in Control, as defined in the Miller Employment Agreement, on, or at any time during the 24 months following, the Change in Control, (i) we terminate Mr. Miller’s employment for any reason other than Cause or Disability, as defined in the Dow Employment Agreement, or (ii) Mr. Miller terminates his employment for Good Reason, Mr. Miller will be entitled to Change in Control severance.

Mr. Miller is subject to non-competition and non-solicitation during the term of his employment and for a period of 24 months after termination of his employment.

Landon Employment Agreement. We entered into an Employment Agreement dated as of February 7, 2024 with Kristen Landon (the “Landon Employment Agreement”), our Chief Commercial Officer. The term of the Landon Employment Agreement began on February 12, 2024 and will continue at will, meaning that Ms. Landon or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason.. The Landon Employment Agreement provides Ms. Landon an annual base salary of $300,000, sales bonuses and bonuses to the extent certain events occur or if applicable performance goals are met and employee benefits that are generally given to our senior executives. Contingent on the receipt of shareholder approval to increase the number of shares available under the 2022 Plan, Ms. Landon was granted a five-year option to purchase a total of 20,834 shares of our common stock with a per share exercise price to be determined by the Board on the date of grant. The options had a cashless exercise price and vest annually over five years, with the first vesting date being December 31, 3024. On September 26, 2024, after the receipt of stockholder approval to increase the number of shares available under the 2022 Plan on July 16, 2024, the Board approved the grant of the options to Ms. Landon at a per share exercise price of $1.37.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2024

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options, exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Geoffrey Dow, President and Chief Executive Officer (Principal Executive Officer)(1)	5,000	-	20,000	$12.00	July 16, 2034	-	$-
Tyrone Miller, Chief Financial Officer (Principal Financial and Accounting Officer)(2)	4,000	-	16,000	$12.00	July 16, 2034	-	$-
Kristen Landon, Chief Commercial Officer(3)	4,167	-	16,667	$1.37	September 26, 2034	-	$-

(1)	Dr. Dow’s options to purchase a total of 25,000 shares of our common stock vest annually on the last date of each fiscal year in five equal tranches, with the first vesting date being December 31, 2024.

(2)	Mr. Miller’s options to purchase a total of 20,000 shares of our common stock vest annually on the last date of each fiscal year in five equal tranches, with the first vesting date being December 31, 2024.

(3)	Ms. Landon’s options to purchase a total of 20,834 shares of our common stock vest annually on the last date of each fiscal year in five equal tranches, with the first vesting date being December 31, 2024.

2022 Equity Incentive Plan

Overview

On November 22, 2022, our Board and our stockholders approved the 60 Degrees Pharmaceuticals, Inc. 2022 Equity Incentive Plan. The 2022 Plan governs equity awards to our employees, directors, officers, consultants and other eligible participants. Initially, the maximum number of shares of our common stock that may be subject to awards under the 2022 Plan was equal to 19,884. As of February 14, 2025, the Board has reserved 1,077,252 shares of common stock issuable upon the grant of awards under the Plan, of which 285,373 shares remain available for issuance.

The purpose of the 2022 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of our business. The administrator of the 2022 Plan may, in its sole discretion, amend, alter, suspend or terminate the 2022 Plan, or any part thereof, at any time and for any reason. We will obtain stockholder approval of any 2022 Plan amendment to the extent necessary and desirable to comply with legal and regulatory requirements relating to the administration of equity-based awards. Unless earlier terminated by the administrator, the 2022 Plan will terminate ten years from the date it is adopted by our Board.

Authorized Shares

Initially, the maximum number of shares of our common stock that may be subject to awards under the 2022 Plan was equal to 19,884. As of February 14, 2025, the Board has reserved 1,077,252 shares of common stock issuable upon the grant of awards under the Plan, of which 285,373 shares remain available for issuance. The 2022 Plan provides for an automatic increase in the number of shares available for issuance beginning on January 1, 2023 and each January 1 thereafter, by 4% of the number of outstanding shares of common stock on the immediately preceding December 31, or such number of shares as determined by the Board of Directors.

Plan Administration

One or more committees appointed by our Board will administer the 2022 Plan. Initially, the Compensation Committee shall administer the 2022 Plan. In addition, if we determine it is desirable to qualify transactions under the 2022 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2022 Plan, the administrator has the power to administer the 2022 Plan and make all determinations deemed necessary or advisable for administering the 2022 Plan, including the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2022 Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2022 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2022 Plan, rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the 2022 Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the administrator may deem necessary or advisable and modify or amend each award (subject to the provisions of the 2022 Plan), including the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option or stock appreciation right (subject to the provisions of the 2022 Plan), to allow Participants to satisfy withholding tax obligations in a manner permissible under the 2022 Plan, to authorize any person to execute on behalf of us any instrument required to effect the grant of an award previously granted by the administrator and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price or different terms, awards of a different type or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Eligibility

Awards under the 2022 Plan, other than incentive stock options, may be granted to our employees (including our officers and directors) or a parent or subsidiary, members of our Board, or consultants engaged to render bona fide services to us or a parent or subsidiary. Incentive stock options may be granted only to our employees or a subsidiary, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for our securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a consultant will include only those persons to whom the issuance of shares may be registered under Form S-8 promulgated under the Securities Act.

Stock Options

Stock options may be granted under the 2022 Plan. The exercise price of options granted under the 2022 Plan generally must at least be equal to the fair market value of our common stock on the date of grant. The term of each option will be as stated in the applicable award agreement; provided, however, that the term may be no more than 10 years from the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, they may exercise their option for the period of time stated in their option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2022 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years. After the termination of service of an employee, director or consultant, they may exercise their stock appreciation right for the period of time stated in their stock appreciation right agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2022 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2022 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2022 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under the 2022 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the 2022 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares of our common stock or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

Performance Awards

Performance awards may be granted under the 2022 Plan. Performance awards are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will set objectives or vesting provisions, that, depending on the extent to which they are met, will determine the value of the payout for the performance awards. The administrator may set vesting criteria based on the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator in its discretion. Each performance award’s threshold, target, and maximum payout values are established by the administrator on or before the grant date. After the grant of a performance award, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance award. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, in shares, or in some combination thereof.

Non-transferability of Awards

Unless the administrator provides otherwise, the 2022 Plan generally does not allow for the transfer of awards other than by will or by the laws of descent and distribution and only the recipient of an award may exercise an award during their lifetime. If the administrator makes an award transferrable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2022 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2022 Plan or the number, and price of shares covered by each outstanding award and the numerical share limits set forth in the 2022 Plan.

Dissolution or Liquidation

In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

The 2022 Plan provides that in the event of our merger with or into another corporation or entity or a “change in control” (as defined in the 2022 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly. In the event that awards (or portion thereof) are not assumed or substituted for in the event of a merger or change in control, the participant will fully vest in and have the right to exercise all of their outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and RSUs or performance awards will lapse and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our subsidiaries or parents, as applicable. If an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the vested option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to an outside director, the outside director will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not be vested or exercisable, all restrictions on restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our subsidiaries or parents, as applicable.

Clawback

Awards will be subject to any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse us all or a portion of the award or shares issued under the award, any amounts paid under the award and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate the 2022 Plan provided such action does not impair the existing rights of any participant. The 2022 Plan automatically will terminate on November 22, 2032, unless it is terminated sooner.

Non-Employee Director Remuneration Policy

Our Board has not adopted a non-employee director remuneration policy.

Clawback Policy

On November 23, 2023, our Board adopted an executive compensation recoupment policy consistent with the requirements of the Exchange Act Rule 10D-1 and the Nasdaq listing standards thereunder, to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to all corporate officers, including awards under our equity incentive plans, in the event of a financial restatement to the extent that the payout for such awards would have been less, or in the event of fraud, or intentional, willful or gross misconduct that contributed to the need for a financial restatement.

Board Compensation

In November and December 2022, we signed agreements with four directors (Cheryl Xu, Paul Field, Charles Allen and Stephen Toovey). Each director receives cash compensation of $11,250 per quarter. In addition, the two non-audit committee chairs (Mr. Toovey and Mr. Field) receive $1,250 per quarter and the audit committee chair (Mr. Allen) receives an additional $2,000 per quarter. On July 11, 2023, each director received (i) a one-off issuance of 834 shares of common stock, (ii) a fully vested, non-qualified option to purchase 787 shares of common stock at a per share exercise price of $63.60, and (iii) 334 restricted stock units vesting in two even quarterly tranches on September 30, 2023 and December 31, 2023. Contingent on the receipt of shareholder approval to increase the number of shares authorized under the 2022 Plan, each director was entitled to receive 629 additional non-qualified options at a per share exercise price of $63.60, vesting 100% on the first anniversary of our IPO. On July 16, 2024, the Company’s stockholders approved the proposal to increase the number of shares available under the 2022 Plan and on such date, the directors’ additional option grants were considered effective and were fully vested on the date of grant. In November 2024, the Board approved a cash payment of $20,000 to each director in lieu of equity-based fees for 2024 services.

Compensation Committee Review

The Compensation Committee shall, if it deems necessary or prudent in its discretion, reevaluate and approve in January of each such year (or in any event prior to the first Board meeting of such fiscal year) the cash and equity awards (amount and manner or method of payment) to be made to non-employee directors for such fiscal year. In making this determination, the Compensation Committee shall utilize such market standard metrics as it deems appropriate, including, without limitation, an analysis of cash compensation paid to independent directors of our peer group.

The Compensation Committee shall also have the power and discretion to determine in the future whether non-employee directors should receive annual or other grants of options to purchase shares of common stock or other equity incentive awards in such amounts and pursuant to such policies as the Compensation Committee may determine utilizing such market standard metrics as it deems appropriate, including, without limitation, an analysis of equity awards granted to independent directors of our peer group.

Policies and Practices for Granting Certain Equity Awards

Our policies and practices regarding the granting of equity awards are carefully designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The Compensation Committee is responsible for the timing and terms of equity awards to executives and other eligible employees.

The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance targets, market conditions and internal milestones. The Company does not follow a predetermined schedule for the granting of equity awards; instead, each grant is considered on a case-by-case basis to align with the Company’s strategic objectives and to ensure the competitiveness of our compensation packages.

In determining the timing and terms of an equity award, the Board or the Compensation Committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The Board’s or the Compensation Committee’s procedures to prevent the improper use of material nonpublic information in connection with the granting of equity awards include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such material nonpublic information.

The Company is committed to maintaining transparency in its executive compensation practices and to making equity awards in a manner that is not influenced by the timing of the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company regularly reviews its policies and practices related to equity awards to ensure they meet the evolving standards of corporate governance and continue to serve the best interests of the Company and its shareholders.

Participation of Employee Directors; New Directors

Unless separately and specifically approved by the Compensation Committee in its discretion, none of our employee directors shall be entitled to receive any remuneration for service as a director (other than expense reimbursement as per prevailing policy).

Director Compensation

As of December 31, 2024

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Charles Allen	73,000	-	912	-	-	73,912
Cheryl Xu	65,000	-	912	-	-	65,912
Stephen Toovey	70,000	-	912	-	-	70,912
Paul Field	70,000	-	912	-	-	70,912

(1)	Represents the aggregate grant date fair value of options granted during the fiscal year, computed in accordance with FASB ASC Topic 718.

Changes in Control

There are no arrangements, to our knowledge, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of February 14, 2025 with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of our voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of February 14, 2025. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Applicable percentage ownership in the following table is based on 7,364,554 shares of common stock issued and outstanding on February 14, 2025.

Name and Address of Beneficial Owner(1)	Title	Number of Shares Beneficially Owned		Percent of Class
Officers and Directors
Geoffrey Dow	President, Chief Executive Officer and Director	170,444	(2)	2.31%
Tyrone Miller	Chief Financial Officer	30,370	(3)	*
Kristen Landon	Chief Commercial Officer	26,867	(4)	*
Charles Allen	Director	2,583	(5)	*
Cheryl Xu	Director	20,494	(6)	*
Stephen Toovey	Director	2,583	(7)	*
Paul Field	Director	2,584	(8)	*

Officers and Directors as a Group (total of 7 persons)		255,925		3.48%

*	Less than 1%.

(1)	Percentages based on 7,364,554 shares of common stock issued and outstanding as of February 14, 2025 plus shares of common stock the person has the right to acquire within 60 days thereafter. Unless otherwise indicated, the principal address of the named executives and directors is c/o 1025 Connecticut Avenue NW Suite 1000, Washington, D.C. 20036.

(2)	Includes (i) 108,974 shares of our common stock held in the name of Geoffrey Dow, (ii) 55,596 shares of common stock held by the Geoffrey S. Dow Revocable Trust (the “Dow Trust”), of which Geoffrey Dow is the trustee and has control over the voting and disposition of the shares of common stock held by the Dow Trust, (iii) 874 shares of common stock issuable upon exercise of warrants issued to the Geoffrey S. Dow Revocable Trust and (iv) 5,000 shares underlying fully vested options exercisable into common stock at a per share exercise price of $12.00.

(3)	Includes (i) 26,370 shares of our common stock held in the name of Tyrone Miller, and (ii) 4,000 shares underlying fully vested options exercisable into common stock at a per share exercise price of $12.00.

(4)	Ms. Landon beneficially owns a total of 26,867 shares of common stock, of which includes (i) 22,700 shares of common stock held in the name of Ms. Landon, and (ii) 4,167 shares underlying fully vested options exercisable into common stock at a per share exercise price of $1.37.

(5)	Mr. Allen beneficially owns a total of 2,583 shares of common stock, of which includes (i) 1,167 shares of common stock held in the name of Mr. Allen, and (ii) 1,416 shares underlying fully vested options exercisable into common stock at a per share exercise price of $63.60.

(6)	Ms. Xu beneficially owns a total of 20,494 shares of common stock, of which includes (i) 19,078 shares of common stock held in the name of Ms. Xu, and (ii) 1,416 shares underlying fully vested options exercisable into common stock at a per share exercise price of $63.60.

(7)	Mr. Toovey beneficially owns a total of 2,583 shares of common stock, of which includes (i) 1,167 shares of common stock held in the name of Mr. Toovey, and (ii) 1,416 shares underlying fully vested options exercisable into common stock at a per share exercise price of $63.60.

(8)	Mr. Field beneficially owns a total of 2,584 shares of common stock, of which includes (i) 834 shares of common stock held by the Field Family Trust, of which Mr. Field is a trustee and has control over the voting and disposition of the shares of common stock held by the Field Family Trust, (ii) 334 shares of common stock held in the name of Mr. Field, and (iii) 1,416 shares underlying fully vested options exercisable into common stock at a per share exercise price of $63.60.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In March 2023, we received a $200,000 short term advance from the Geoffrey S. Dow Revocable Trust. In April and May 2023, we received a $23,000 short term advance from the Geoffrey S. Dow Revocable Trust and $27,000 from Tyrone Miller. These were reimbursed on May 11, 2023.

In August 2023, Geoffrey S. Dow transferred 904,436 of his shares in 60P Australia Pty Ltd to the Company for no consideration.

The above summary description of related part transactions includes some of the general terms and provisions of the agreements related to such transactions. For a more detailed description of those agreements, you should refer to such agreements which are included as exhibits to the registration statement of which this prospectus forms a part.

DESCRIPTION OF SECURITIES

The following description of our securities being offered is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Certificate of Incorporation and our Bylaws.

General

We are authorized to issue one class of stock. The total number of shares of stock which we are authorized to issue is 151,000,000 shares of capital stock, 150,000,000 of which are common stock, $0.0001 par value per share, and 1,000,000 of which are “blank check” Series A Preferred Stock. As of February 14, 2025, 7,364,554 shares of common stock were issued and outstanding and held by 21 stockholders of record.

Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights. Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights. Subject to limitations under Delaware law, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters. The holders of our common stock have no subscription, redemption or conversion privileges; in addition, such common stock does not entitle its holders to pre-emptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction; or

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock.

Potential Effects of Authorized but Unissued Stock

Our shares of common and preferred stock are available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, payment as a dividend on the capital stock or as equity compensation to our service providers under our equity compensation plans.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our Certificate of Incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Also, if we issue additional shares of our authorized, but unissued, common stock, these issuances will dilute the voting power and distribution rights of our existing common stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC (“Equity Stock Transfer”), located at 237 West 37th Street, Suite 602, New York, NY 10018. The phone number and facsimile number for Equity Stock Transfer are (212) 575-5757 and (347) 584-3644, respectively. Additional information about Equity Stock Transfer can be found on its website at www.equitystock.com.

Stock Exchange

Our common stock and tradeable warrants are listed on The Nasdaq Capital Market under the symbols “SXTP” and “SXTPW,” respectively.

Plan of distribution

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable efforts to keep this registration statement effective at all times until the selling stockholders no longer own any of the Common Warrants and the Placement Agent Warrants as applicable or shares of common stock issuable upon the exercise of the warrants.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

INTERESTS OF NAMED EXPERTS AND COUNSEL

Sichenzia Ross Ference Carmel LLP, New York, New York, our counsel, were issued 8,334 shares of Common Stock in the Company’s IPO.

EXPERTS

RBSM LLP, an independent registered public accounting firm, audited our financial statements for the years ended December 31, 2023 and 2022, respectively. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of RBSM LLP, given their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://60degreespharma.com/. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

PART I – FINANCIAL INFORMATION

ITEM 1. Consolidated Condensed Financial Statements

60 DEGREES PHARMACEUTICALS, INC

Consolidated Condensed Financial Statements

Nine Months Ended September 30, 2024 and 2023

60 DEGREES PHARMACEUTICALS, INC

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,300,688	$2,142,485
Accounts Receivable	323,822	231,332
Prepaid and Other Assets	1,102,948	4,402,602
Short-Term Investments	1,711,497	-
Inventory (Note 3)	452,036	466,169
Total Current Assets	6,890,991	7,242,588
Property and Equipment, net (Note 4)	155,257	57,761
Other Assets:
Right of Use Asset (Note 11)	-	13,517
Long-Term Prepaid Expense	110,294	242,647
Intangible Assets, net (Note 5)	264,351	227,258
Total Other Assets	374,645	483,422
Total Assets	$7,420,893	$7,783,771
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Expenses	$677,617	$506,206
Lease Liability (Note 11)	-	13,650
SBA EIDL (including accrued interest) (Note 7)	8,772	8,772
Derivative Liabilities (Note 8)	623,762	2,306,796
Total Current Liabilities:	1,310,151	2,835,424
Long-Term Liabilities:
SBA EIDL (including accrued interest) (Note 7)	147,895	150,251
Total Long-Term Liabilities	147,895	150,251
Total Liabilities	1,458,046	2,985,675
Commitments and Contingencies (Note 11)
SHAREHOLDERS’ EQUITY:
Series A Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; 76,480 and 78,803 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively (Note 6)	9,567,439	9,858,040
Common Stock, $0.0001 par value, 150,000,000 shares authorized; 1,861,914 and 484,187 issued and outstanding as of September 30, 2024 and December 31, 2023, respectively(1) (Note 6)	186	48
Additional Paid-in Capital(1)	34,815,642	27,457,335
Accumulated Other Comprehensive Income	139,207	135,561
Accumulated Deficit	(38,482,920)	(32,580,850)
60P Shareholders’ Equity:	6,039,554	4,870,134
Noncontrolling Interest	(76,707)	(72,038)
Total Shareholders’ Equity	5,962,847	4,798,096
Total Liabilities and Shareholders’ Equity	$7,420,893	$7,783,771

(1)	Periods presented have been adjusted to reflect the 1:12 reverse stock split on August 12, 2024.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Product Revenues - net of Discounts and Rebates	$135,293	$51,188	$365,939	$127,892
Service Revenues	-	-	10,789	-
Product and Service Revenues, net	135,293	51,188	376,728	127,892
Cost of Revenues	111,687	71,196	266,688	328,293
Gross Profit (Loss)	23,606	(20,008)	110,040	(200,401)
Research Revenues	12,818	75,566	43,177	82,974
Net Revenue (Loss)	36,424	55,558	153,217	(117,427)

Operating Expenses:
Research and Development	940,063	263,703	4,372,571	591,569
General and Administrative Expenses	1,215,053	1,313,617	3,419,747	2,551,426
Total Operating Expenses	2,155,116	1,577,320	7,792,318	3,142,995

Loss from Operations	(2,118,692)	(1,521,762)	(7,639,101)	(3,260,422)

Interest Expense	(1,467)	(40,106)	(6,490)	(2,281,191)
Derivative Expense	-	-	-	(399,725)
Change in Fair Value of Derivative Liabilities	(56,712)	92,490	1,683,034	95,324
Loss on Debt Extinguishment	-	(391,593)	-	(1,231,480)
Change in Fair Value of Promissory Note	-	6,105,066	-	5,379,269
Other Income (Expense), net	16,623	(70,490)	56,569	(69,169)
Total Interest and Other Income (Expense), net	(41,556)	5,695,367	1,733,113	1,493,028
(Loss) Income from Operations before Provision for Income Taxes	(2,160,248)	4,173,605	(5,905,988)	(1,767,394)
Provision for Income Taxes (Note 9)	250	63	751	189
Net (Loss) Income including Noncontrolling Interest	(2,160,498)	4,173,542	(5,906,739)	(1,767,583)
Net (Loss) Income - Noncontrolling Interest	(713)	(9,656)	(4,669)	(14,165)
Net (Loss) Income - attributed to 60 Degrees Pharmaceuticals, Inc.	(2,159,785)	4,183,198	(5,902,070)	(1,753,418)

Comprehensive (Loss) Income:
Net (Loss) Income	(2,160,498)	4,173,542	(5,906,739)	(1,767,583)
Unrealized Foreign Currency Translation Gain	4,403	9,342	3,646	7,678
Total Comprehensive (Loss) Income	(2,156,095)	4,182,884	(5,903,093)	(1,759,905)

Net Loss - Noncontrolling Interest	(713)	(9,656)	(4,669)	(14,165)
Comprehensive (Loss) Income - attributed to 60 Degrees Pharmaceuticals, Inc.	(2,155,382)	4,192,540	(5,898,424)	(1,745,740)

Cumulative Dividends on Series A Preferred Stock	(116,571)	(101,538)	(352,333)	(101,538)
Net (Loss) Income - attributed to Common Shareholders	$(2,271,953)	$4,091,002	$(6,250,757)	$(1,847,278)

Net (Loss) Income per Common Share:
Basic and Diluted (1)	$(0.93)	$9.13	$(4.35)	$(6.59)
Weighted average number of common shares outstanding
Basic and Diluted (1)	2,443,198	448,174	1,437,584	280,391

(1)	Periods presented have been adjusted to reflect the 1:12 reverse stock split on August 12, 2024.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

	For the Three and Nine Months Ended September 30, 2024
	Series A Preferred Stock		Common Stock(1)		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Shareholders’ Equity (Deficit) Attributable	Noncontrolling Interest on	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital(1)	Deficit	Income (Loss)	to 60P	Shareholders	(Deficit)
Balance-December 31, 2023	78,803	$9,858,040	484,187	$48	$27,457,335	$(32,580,850)	$135,561	$4,870,134	$(72,038)	$4,798,096
Issuance of common stock and warrants, net of underwriting discounts and offering costs paid at closing and deferred offering costs	-	-	438,414	44	1,898,252		-	1,898,296	-	1,898,296
Issuance of common stock upon exercise of Pre-Funded Warrants	-	-	41,630	4	4,991	-	-	4,995	-	4,995
Issuance of shares for RSUs	-	-	16,001	2	(2)	-		-	-	-
Net foreign translation loss	-	-	-	-	-	-	(3,894)	(3,894)	-	(3,894)
Net income (loss)	-	-	-	-	-	430,470	-	430,470	(2,485)	427,985
Balance-March 31, 2024 (unaudited)	78,803	9,858,040	980,232	98	29,360,576	(32,150,380)	131,667	7,200,001	(74,523)	7,125,478
Issuance of common stock upon exercise of Pre-Funded Warrants	-	-	41,629	4	4,991	-	-	4,995	-	4,995
Issuance of shares for RSUs	-	-	5,337	1	(1)	-	-	-	-	-
Voluntary return of shares issued to vendor for services	-	-	(10,000)	(1)	1	-	-	-	-	-
Net foreign translation gain	-	-	-	-	-	-	3,137	3,137	-	3,137
Net loss	-	-	-	-	-	(4,172,755)	-	(4,172,755)	(1,471)	(4,174,226)
Balance-June 30, 2024 (unaudited)	78,803	9,858,040	1,017,198	102	29,365,567	(36,323,135)	134,804	3,035,378	(75,994)	2,959,384
Voluntary conversion of Series A Preferred Stock into common stock	(2,323)	(290,601)	73,334	7	290,594	-	-	-	-	-
Issuance of common stock pursuant to ATM Offering, net of offering costs paid at closing and deferred offering costs of $264,774	-	-	677,819	68	1,729,742	-	-	1,729,810	-	1,729,810
Issuance of warrants in Private Placement, net of offering costs paid at closing and deferred offering costs of $582,600	-	-	-	-	3,414,502	-	-	3,414,502	-	3,414,502
Issuance of common stock for fractional shares pursuant to Reverse Stock Split rounding adjustment			93,563	9	(9)	-	-	-	-	-
Share-based compensation expense	-	-	-	-	15,246	-	-	15,246	-	15,246
Net foreign translation gain	-	-	-	-	-	-	4,403	4,403	-	4,403
Net loss	-	-	-	-	-	(2,159,785)	-	(2,159,785)	(713)	(2,160,498)
Balance-September 30, 2024 (unaudited)	76,480	$9,567,439	1,861,914	$186	$34,815,642	$(38,482,920)	$139,207	$6,039,554	$(76,707)	$5,962,847

(1)	Periods presented have been adjusted to reflect the 1:12 reverse stock split on August 12, 2024.

	For the Three and Nine Months Ended September 30, 2023
	Series A Preferred Stock		Common Stock(1)		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Shareholders’ Equity (Deficit) Attributable	Noncontrolling Interest on	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital(1)	Deficit	Income (Loss)	to 60P	Shareholders	(Deficit)
Balance-December 31, 2022	-	$-	198,836	$20	$5,164,680	$(28,815,148)	$73,708	$(23,576,740)	$(572,320)	$(24,149,060)
Cancellation of common stock	-	-	(120,919)	(12)	12	-	-	-	-	-
Share-based compensation to vendors for services	-	-	120,253	12	5,378,896	-	-	5,378,908	-	5,378,908
Net foreign translation loss	-	-	-	-	-	-	(1,290)	(1,290)	-	(1,290)
Net (loss) income	-	-	-	-	-	(2,600,061)	-	(2,600,061)	2,527	(2,597,534)
Balance-March 31, 2023 (unaudited)	-	-	198,170	20	10,543,588	(31,415,209)	72,418	(20,799,183)	(569,793)	(21,368,976)
Net foreign translation loss	-	-	-	-	-	-	(374)	(374)	-	(374)
Net loss	-	-	-	-	-	(3,336,555)	-	(3,336,555)	(7,036)	(3,343,591)
Balance-June 30, 2023 (unaudited)	-	-	198,170	20	10,543,588	(34,751,764)	72,044	(24,136,112)	(576,829)	(24,712,941)
Issuance of common stock for payment of deferred compensation	-	-	2,438	-	155,000	-	-	155,000	-	155,000
Conversion of debt into common stock upon initial public offering	-	-	142,270	14	7,989,584	-	-	7,989,598	-	7,989,598
Conversion of debt into Series A Preferred Stock upon initial public offering	80,965	10,128,500	-	-	-	-	-	10,128,500	-	10,128,500
Reclassification of liability-classified warrants to equity-classified	-	-	-	-	838,748	-	-	838,748	-	838,748
Issuance of common stock pursuant to IPO, net of underwriting discounts, commissions, and deferred offering costs of $1,266,740	-	-	117,925	12	6,235,264	-	-	6,235,276	-	6,235,276
Issuance of common stock upon exercise of warrants	-	-	15,371	2	1,131,769	-	-	1,131,771	-	1,131,771
Voluntary conversion of Series A Preferred Stock into common stock	(2,162)	(270,460)	3,797	-	270,460	-	-	-	-	-
Issuance of common stock pursuant to share-based compensation awards	-	-	3,336	-	187,200	-	-	187,200	-	187,200
Share-based compensation expense	-	-	-	-	271,066	-	-	271,066	-	271,066
Prepaid share-based compensation	-	-	-	-	109,148	-	-	109,148	-	109,148
Contribution from noncontrolling interest	-	-	-	-	(548,380)	-	-	(548,380)	548,380	-
Net foreign translation gain	-	-	-	-	-	-	9,342	9,342	-	9,342
Net income (loss)	-	-	-	-	-	4,183,198	-	4,183,198	(9,656)	4,173,542
Balance-September 30, 2023 (unaudited)	78,803	$9,858,040	483,307	$48	$27,183,447	$(30,568,566)	$81,386	$6,554,355	$(38,105)	$6,516,250

(1)	Periods presented have been adjusted to reflect the 1:12 reverse stock split on August 12, 2024.

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Nine Months Ended September 30,	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(5,906,739)	$(1,767,583)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	6,277	19,287
Amortization	28,004	20,606
Amortization of Debt Discount	-	669,148
Amortization of ROU Asset	13,517	37,035
Amortization of Note Issuance Costs	-	67,728
Amortization of Capitalized Share-Based Payments	3,531,763	690,173
Share-Based Compensation to Vendors for Services	-	212,605
Share-Based Compensation under Equity Incentive Plan	15,246	458,266
Loss on Debt Extinguishment	-	1,231,480
Change in Fair Value of Derivative Liabilities	(1,683,034)	(95,324)
Derivative Expense	-	399,725
Change in Fair Value of Promissory Note	-	(5,379,269)
Write-offs of Capitalized Patents	11,300	-
Inventory Reserve	-	(139,946)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(92,490)	(92,044)
Prepaid and Other Assets	(99,756)	(1,512,578)
Inventory	14,133	60,205
Accounts Payable and Accrued Liabilities	171,411	(489,337)
Accrued Interest, net	(5,853)	1,267,703
Reduction of Lease Liability	(13,650)	(37,122)
Deferred Compensation	-	(100,000)
Net Cash Used in Operating Activities	(4,009,871)	(4,479,242)

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of Patents	(49,869)	(29,220)
Purchases of Fixed Assets	(103,773)	(1,823)
Acquisition of Intangibles	(25,374)	(18,283)
Purchase of Short-Term Investments	(1,708,000)	-
Net Cash Used in Investing Activities	(1,887,016)	(49,326)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Proceeds from January 2024 Offering	1,914,513	-
Payment of Deferred Offering Costs	(102,077)	(150,420)
Proceeds from IPO and Over-Allotment, net of underwriting discounts and commissions paid at closing of $1,047,692	-	6,454,325
Proceeds from ATM Offering, net of offering costs paid at closing of $203,914	1,790,670	-
Proceeds from Private Placement, net of offering costs paid at closing of $557,600	3,439,502	-
Proceeds from Exercise of Warrants	-	1,131,771
Proceeds from Exercise of Pre-Funded Warrants	9,990	-
Proceeds from Notes Payable	-	650,000
Repayment of Notes Payable	-	(1,611,111)
Proceeds from Advances - Related Party	-	250,000
Repayment of Related Party Advances	-	(250,000)
Net Cash Provided by Financing Activities	7,052,598	6,474,565

Effect of Exchange Rate Changes on Cash	2,492	7,678

Change in Cash and Cash Equivalents	1,158,203	1,953,675
Cash and Cash Equivalents-Beginning of Period	2,142,485	264,865
Cash and Cash Equivalents-End of Period	$3,300,688	$2,218,540

NONCASH INVESTING/FINANCING ACTIVITIES
Conversion of Debt into Common Stock	$-	$7,989,598
Conversion of Debt into Series A Preferred Stock	$-	$10,128,500
Conversion of Series A Preferred Stock into Common Stock	$290,601	$270,460
Capitalized Share-Based Payments to Vendors	$-	$4,916,556
Fair Value of Warrants Issued to Underwriters	$71,364	$301,416
Reclassification of Liability-classified Warrants to Equity-classified	$-	$838,748
Additions to ROU Assets for Lease Renewal	$-	$50,922
Additions to Lease Liabilities for Lease Renewal	$-	$50,570
Debt Discount Recorded in Connection with Derivative Liabilities	$-	$650,000
Stock Issued for Payment of Deferred Compensation	$-	$480,000
Stock Issued for Acquisition of Intangibles	$-	$33,895

The accompanying notes are an integral part of these unaudited consolidated condensed financial statements.

60 DEGREES PHARMACEUTICALS, INC.

NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

60 Degrees Pharmaceuticals, Inc. was incorporated in Delaware on June 1, 2022 and merged on the same day with 60 Degrees Pharmaceuticals, LLC, a District of Columbia limited liability company organized on September 9, 2010. 60 Degrees Pharmaceuticals, Inc. and its subsidiary (referred to collectively as the “Company”, “60P”, or “60 Degrees Pharmaceuticals”) is a specialty pharmaceutical company that specializes in the development and marketing of new medicines for the treatment and prevention of infectious diseases. 60P achieved FDA approval of its lead product, ARAKODA® (tafenoquine), for malaria prevention, in 2018. Currently, 60P’s pipeline under development covers development programs for tick-borne fungal and other viral diseases utilizing three of the Company’s future products: (i) new products that contain the Arakoda regimen of tafenoquine; (ii) new products that contain tafenoquine; and (iii) celgosivir. The Company’s headquarters are located in Washington, D.C., with a majority-owned subsidiary in Australia.

(a) Initial Public Offering

On July 14, 2023, the Company closed its initial public offering consisting of 117,925 units at a price of $63.60 per unit for $6,454,325 in net proceeds, after deducting the underwriting discount and commission and other estimated offering expenses paid by the Company at closing (the “IPO”). Each unit consisted of one share of common stock, one tradeable warrant to purchase one share of common stock at an exercise price of $73.14 per share (a “Tradeable Warrant”), and one non-tradeable warrant to purchase one share of the Company’s common stock at an exercise price of $76.32 per share (a “Non-tradeable Warrant”). The Tradeable Warrants and Non-Tradeable Warrants were immediately exercisable on the date of issuance and will expire five years from the date of issuance (July 12, 2023 to July 12, 2028).

The Company granted the underwriters a 45-day over-allotment option to purchase up to 17,689 shares of the Company’s common stock at a price of $63.36 per share and/or 17,689 Tradeable Warrants at a price of $0.12 per Tradeable Warrant and/or 17,689 Non-tradeable Warrants at $0.12 per Non-tradeable Warrant, or any combination thereof (the “IPO Over-Allotment”). On July 13, 2023, the underwriters partially exercised the Over-Allotment and purchased an additional 8,387 Tradeable Warrants and 8,387 Non-tradeable Warrants. The Company also issued to the underwriters warrants to purchase 7,076 shares of the Company’s common stock, at an exercise price of $69.96 per share, equal to 110% of the offering price per unit (the “IPO Representative Warrants”). The IPO Representative Warrants are exercisable for a period of five years from the date of issuance (July 14, 2023 to July 14, 2028).

The units were offered and sold pursuant to the Company’s Registration Statement on Form S-1, as amended (File No. 333-269483), originally filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2023 (the “IPO Registration Statement”) and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended. The Registration Statement was declared effective by the SEC on July 11, 2023. The common stock and tradeable warrants began trading on The Nasdaq Capital Market on July 12, 2023 under the symbols “SXTP” and “SXTPW,” respectively. The closing of the IPO occurred on July 14, 2023.

(b) Going Concern

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. However, the Company has not demonstrated the ability to generate enough revenues to date to cover operating expenses and has accumulated losses to date. This condition, among others, raises substantial doubt about the ability of the Company to continue as a going concern for one year from the date these consolidated condensed financial statements are issued.

In view of these matters, continuation as a going concern is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and achieve gross profitability from their single marketed product. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

Management plans to fund operations of the Company through third party and related party debt/advances, private placement of restricted securities and the issuance of stock in a subsequent offering until such a time as the business achieves profitability or a business combination may be achieved.

On September 30, 2024, the Company had cash and cash equivalents totaling $3,300,688, as compared to cash and cash equivalents totaling $2,142,485 at December 31, 2023. During the nine months ended September 30, 2024, the Company used $4,009,871 of cash in its operating activities.

The Company’s future results are subject to substantial risks and uncertainties. The Company has operated at a loss for its entire history and there can be no assurance that it will ever achieve or maintain profitability. The Company has historically funded its operations primarily with proceeds from sales of common stock and warrants for the purchase of common stock, proceeds from the issuance of convertible debt, and borrowings under loan and security agreements.

The Company expects to need to raise additional capital under structures available to the Company, including debt and/or equity offerings, which may not be on favorable terms. The Company would not have sufficient funds to meet its obligations within twelve months from the issuance date of these consolidated condensed financial statements. As such, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about the Company’s ability to continue as a going concern. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Company raises funds through collaborations, or other similar arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to the Company and/or may reduce the value of its common stock. If the Company is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market its product candidates even if the Company would otherwise prefer to develop and market such product candidates itself.

The Company also expects to use cash and cash equivalents to fund activities relating to commercial support for its existing product and any future clinical research trials and operating activities. The Company’s future liquidity and capital requirements will depend on numerous factors, including the initiation and progress of clinical trials and research and product development programs; obtaining regulatory approvals and complying with applicable laws and regulations; the timing and effectiveness of product commercialization activities, including marketing arrangements; the timing and costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; and the effect of competing technological and market developments.

The Company’s capital commitments over the next twelve months include interest obligations on the Company’s debt arrangements of $8,772 and $677,617 to satisfy current accounts payable and accrued expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The financial statements of 60P and its subsidiary are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company has prepared the accompanying consolidated condensed financial statements pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). These financial statements are unaudited and, in the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2024 due to various factors. These consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto as of and for the years ended December 31, 2023 and 2022, included in the Company’s annual report on Form 10-K, as filed with the SEC on April 1, 2024 (the “Annual Report”). Certain information and footnote disclosures that would substantially duplicate the disclosures contained in the Annual Report have been omitted.

(b) Principles of Consolidation and Noncontrolling Interest

The Company’s consolidated condensed financial statements include the financial statements of its majority owned subsidiary 60P Australia Pty Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

On August 2, 2023, Geoffrey Dow assigned his interest in 60P Australia Pty Ltd, of 904,436 common shares to the Company for no consideration, thereby increasing the proportional ownership of 60P, Inc. in 60P Australia Pty Ltd from 87.53% to 96.61%. The purpose of this assignment was to eliminate the related party conflict associated with Geoffrey Dow’s ultimate beneficial ownership in 60P Australia Pty Ltd being greater than that of other 60P, Inc. shareholders. The increase in the Company’s proportional interest is reflected as a contribution from noncontrolling interest in the accompanying consolidated condensed statement of shareholders’ equity (deficit).

For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to owners other than the Company. The aggregate of the income or loss and corresponding equity that is not owned by us is included in Noncontrolling Interest in the consolidated condensed financial statements.

(c) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and those estimates may be material. Significant estimates include the reserve for inventory, and derivative liabilities.

(d) Reverse Stock Split

Following stockholder approval in July 2024, the Company effected a reverse stock split at a ratio of 1:12 (the “Reverse Stock Split”), which was effective as of August 12, 2024. Proportional adjustments were made to the number of shares of common stock issuable upon exercise or conversion of the Company’s equity awards, warrants, and other equity instruments convertible into common stock, as well as the respective exercise prices, if applicable in accordance with the terms of the instruments. Unless otherwise noted, all references to numbers of shares of the Company’s common stock and per share information presented in these consolidated condensed financial statements have been retroactively adjusted, as appropriate, to reflect the Reverse Stock Split, including reclassifying an amount equal to the reduction in par value of common stock to additional paid-in capital.

(e) Cash and Cash Equivalents

The Company’s cash consists of cash deposited in demand accounts at financial institutions, which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company considers short-term highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash and cash equivalents, at times, may exceed the FDIC insurable limits (currently $250,000). The Company has not experienced any losses related to amounts in excess of FDIC Limits. The Company periodically assesses the credit risk associated with these financial institutions and believes that the risk of loss is minimal.

(f) Short-term Investments

Short-term investments consist of certificates of deposit with original maturities of greater than three months and less than twelve months, which are classified as held-to-maturity as the Company has the intent and ability to hold these investments until they mature. The classification of short-term investments is determined at the time of purchase and is reevaluated at each balance sheet date. Short-term investments are reported at amortized cost.

(g) Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts receivable balances and charged to the provision for doubtful accounts. Based on the Company’s history there has been no need to make a recording to Allowance for Doubtful Accounts. Most of the Company’s revenue has been earned via government contracts, an Australian pharmaceutical distributor, and a large American pharmaceutical distributor. There was no allowance as of September 30, 2024 or December 31, 2023. As the Company continues to engage with smaller distributors, we will continue to analyze whether an allowance should be established. As of September 30, 2024, the American pharmaceutical distributor accounted for 96% of the accounts receivable balance (79% as of December 31, 2023) and the US government accounted for none of the outstanding accounts receivable balance (13% as of December 31, 2023).

(h) Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is comprised of direct materials and, where applicable, costs that have been incurred in bringing the inventories to their present location and condition. The Company uses the Specific Identification method per lot. A box price is calculated per lot number and sales are recognized by their lot number.

The Company regularly monitors its inventory levels to identify inventory that may expire or has a cost basis in excess of its estimated realizable value, and records write-downs for inventory that has expired, inventory that has a cost basis in excess of its expected net realizable value, and inventory in excess of expected sales requirements. Any write-downs of inventories are charged to Cost of Revenues in the Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income. During the three months ended September 30, 2024 and 2023, write-downs for expired inventory totaled $1,165 and $0, respectively ($18,490 and $94,977 for the nine months ended September 30, 2024 and 2023, respectively).

(i) Derivative Liabilities

The Company assesses the classification of its derivative financial instruments each reporting period, which formerly consisted of bridge shares, convertible notes payable, and certain warrants, and determined that such instruments qualified for treatment as derivative liabilities as they met the criteria for liability classification under ASC 815. As of September 30, 2024, the Company’s derivative financial instruments consist of contingent payment arrangements.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, (“ASC 480”), Distinguishing Liabilities from Equity and FASB ASC Topic No. 815, Derivatives and Hedging (“ASC 815”). Derivative liabilities are adjusted to reflect fair value at each reporting period, with any increase or decrease in the fair value recorded in the results of operations, as a component of other income or expense as change in fair value of derivative liabilities. The Company uses a Monte Carlo simulation model or a probability-weighted discounted cash flow model to determine the fair value of these instruments.

Upon conversion or repayment of a debt or equity instrument in exchange for equity shares, where the embedded conversion option has been bifurcated and accounted for as a derivative liability (generally convertible debt and warrants), the Company records the equity shares at fair value on the date of conversion, relieves all related debt, derivative liabilities, and unamortized debt discounts, and recognizes a net gain or loss on debt extinguishment, if any.

Equity or liability instruments that become subject to reclassification under ASC Topic 815 are reclassified at the fair value of the instrument on the reclassification date.

(j) Equity-Classified Warrants

As of September 30, 2024, the Company accounts for all outstanding warrants to purchase common stock as equity-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. This assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the respective issuance dates and as of each subsequent reporting period while the warrants are outstanding.

(k) Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, accounts receivable, inventory purchases, and borrowings.

Significant customers represent any customer whose business makes up 10% of receivables or revenues. At September 30, 2024, significant customers represented 97% of receivables (consisting of two customers and one significant customer at 97%). At December 31, 2023, significant customers represented 92% of receivables (consisting of three customers and two significant customers at 79% and 13%, respectively). For the three months ended September 30, 2024, 92% of total net revenues (consisting of two customers and one significant customer) were generated from significant customers. For the three months ended September 30, 2023, 100% of total net revenues (consisting of one significant customer) were generated by significant customers. For the nine months ended September 30, 2024, 94% of total net revenues (consisting of three customers and one significant customer) were generated from significant customers. For the nine months ended September 30, 2023, 100% of the revenues were generated by the Company from significant customers, consisting of two customers at 72% and 28%.

Currently, the Company has exclusive relationships with distributors in Australia and Europe. A failure to perform by any of our current distributors would create disruption for patients in those markets.

Since the Company first started working on tafenoquine all inventory has been acquired in a collaborative relationship from a sole vendor. Should the vendor cease to supply tafenoquine, it would take significant costs and efforts to rebuild the supply chain with a new sole vendor sourcing the active pharmaceutical ingredient (“API”).

(l) Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. A single management team that reports to the Chief Executive Officer comprehensively manages the business. Accordingly, since its inception, the Company has managed its business in one identifiable segment.

(m) Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC Topic No. 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied. As part of the accounting for these arrangements, the Company may be required to make significant judgments, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each performance obligation.

Revenues from product sales are recorded at the net sales price, or “transaction price,” which may include estimates of variable consideration that result from product returns. The Company determines the amount of variable consideration by using either the expected value method or the most-likely-amount method. The Company includes the unconstrained amount of estimated variable consideration in the transaction price. The amount included in the transaction price reflects the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment. Reserves are established for the estimates of variable consideration based on the amounts the Company expects to be earned or to be claimed on the related sales.

The Company receives the majority of its revenues from sales of its Arakoda™ product to resellers in the US and abroad. The Company records US commercial revenues as a receivable when our American distributor transfers shipped product to their title model for 60P. Foreign sales to both Australia and Europe are recognized as a receivable at the point product is shipped to distributor. The shipments to Australia and Europe are further subject to profit sharing agreements for boxes sold to customers.

(n) Research and Development Costs

The Company accounts for research and development costs in accordance with FASB ASC Subtopic No. 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, research and development costs are expensed as incurred. Accordingly, internal research and development costs are expensed as incurred. Prepayments for research and development services are deferred and amortized over the service period as the services are provided. Advance payments for specific materials, equipment, or facilities determined to have no alternative future use are initially deferred and recognized as research and development expense when the related goods are delivered.

The Company recorded $940,063 and $263,703 in research and development expense during the three months ended September 30, 2024 and 2023, respectively, ($4,372,571 and $591,569 for the nine months ended September 30, 2024 and 2023, respectively).

(o) Fair Value of Financial Instruments and the Fair Value Option (“FVO”)

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses) approximate their fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1	-	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2	-	Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3	-	Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company may choose to elect the FVO for certain eligible financial instruments, such as certain Promissory Notes, in order to simplify the accounting treatment. Items for which the FVO has been elected are presented at fair value in the Consolidated Condensed Balance Sheets and any change in fair value unrelated to credit risk is recorded in Other Expense, net in the Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income. Changes in fair value related to credit risk are recognized as other comprehensive income or loss. As a result of the completion of the IPO in July 2023, all financial instruments for which the FVO was elected were extinguished. See Note 7 for more information on the extinguishment of the Promissory Notes.

The Company’s financial instruments recorded at fair value on a recurring basis at September 30, 2024, and December 31, 2023 include Derivative Liabilities, which are carried at fair value based on Level 3 inputs. See Note 8 for more information on Derivative Liabilities.

Liabilities measured at fair value at September 30, 2024 and December 31, 2023 are as follows:

	September 30, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative Liabilities	$-	$-	$623,762	$623,762
Total	$-	$-	$623,762	$623,762

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative Liabilities	$-	$-	$2,306,796	$2,306,796
Total	$-	$-	$2,306,796	$2,306,796

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.

A rollforward of liabilities measured at fair value using Level 3 inputs outstanding during the three and nine months ended September 30, 2024 and 2023 are presented in Note 7 (Debt) and Note 8 (Derivative Liabilities), respectively.

(p) Assets and Liabilities Not Measured at Fair Value on a Recurring Basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, the Company also measures certain assets and liabilities at fair value on a nonrecurring basis. The Company’s non-financial assets, including Intangible Assets and Property and Equipment, are measured at fair value when there is an indication of impairment and the carrying amount exceeds the assets’ projected undiscounted cash flows. These assets are recorded at fair value only when an impairment charge is recognized.

As of September 30, 2024, and December 31, 2023, the fair value of Cash and Cash Equivalents, Short-Term Investments, Accounts Receivable, Prepaid Expenses and Other Current Assets, and Accounts Payable and Accrued Expenses approximated their carrying values due to the short-term nature of these assets and liabilities.

(q) Foreign Currency Transactions and Translation

The individual financial statements of each group entity are measured and presented in the currency of the primary economic environment in which the entity operates (its functional currency). The consolidated condensed financial statements of the Company are presented in US dollars, which is the functional currency of the Company and the presentation currency for the consolidated condensed financial statements.

For the purpose of presenting consolidated condensed financial statements, the assets and liabilities of the group’s foreign operations are mostly translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized as a component of other comprehensive income (loss) as Unrealized Foreign Currency Translation Gain or Loss.

Exchange rates along with historical rates used in these financial statements are as follows:

	Average Exchange Rate				As of
	Three Months Ended September 30,		Nine Months Ended September 30,		September 30,	December 31,
Currency	2024	2023	2024	2023	2024	2023
1 AUD =	0.67 USD	0.65 USD	0.66 USD	0.67 USD	0.69 USD	0.68 USD

(r) Reclassifications

Certain prior period interim amounts have been reclassified for consistency with the current period presentation. These reclassifications had no material effect on the consolidated condensed results of operations and comprehensive (loss) income, shareholders’ equity (deficit), or cash flows.

(s) Share-Based Payments

On November 22, 2022, the Company adopted the 2022 Equity Incentive Plan also referred to as (“2022 Plan”). The 2022 Plan and related share-based awards are discussed more fully in Note 10.

The Company accounts for share-based payments in accordance with ASC Subtopic 718, Compensation - Stock Compensation (“ASC 718”). The Company measures compensation for all share-based payment awards granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. For awards that vest based on continued service, the service-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. For service vesting awards with compensation expense recognized on a straight-line basis, at no point in time does the cumulative grant date value of vested awards exceed the cumulative amount of compensation expense recognized. The grant date is determined based on the date when a mutual understanding of the key terms of the share-based awards is established. The Company accounts for forfeitures as they occur.

The Company estimates the fair value of all stock option awards as of the grant date by applying the Black-Scholes option pricing model. The application of this valuation model involves assumptions, including the fair value of the common stock, expected volatility, risk-free interest rate, expected dividends and the expected term of the option. Due to the lack of a public market for the Company’s common stock prior to the IPO and lack of company-specific historical implied volatility data, the Company has based its computations of expected volatility on the historical volatility of a representative group of public companies with similar characteristics of the Company, including stage of development and industry focus. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin Topic 14, Share-Based Payment, to calculate the expected term for stock options, whereby, the expected term equals the midpoint of the weighted average remaining time to vest, vesting period and the contractual term of the options due to its lack of historical exercise data. The risk-free interest rate is based on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of significant judgment.

Compensation expense for restricted stock units (“RSUs”) with only service-based vesting conditions is recognized on a straight-line basis over the vesting period. Compensation cost for service-based RSUs is based on the grant date fair value of the award, which is the closing market price of the Company’s common stock on the grant date multiplied by the number of shares awarded.

For awards that vest upon a liquidity event or a change in control, the performance condition is not probable of being achieved until the event occurs. As a result, no compensation expense is recognized until the performance-based vesting condition is achieved, at which time the cumulative compensation expense is recognized. Compensation cost related to any remaining time-based service for share-based awards after the liquidity-based event is recognized on a straight-line basis over the remaining service period.

For fully vested, nonforfeitable equity instruments that are granted at the date the Company and a nonemployee enter into an agreement for goods or services, the Company recognizes the fair value of the equity instruments on the grant date. The corresponding cost is recognized as an immediate expense or a prepaid asset and expensed over the service period depending on the specific facts and circumstances of the agreement with the nonemployee. See Note 10 for further details.

(t) Leases

The Company applies ASC Topic 842, Leases (“ASC 842”) to its operating leases, which are reflected on the Consolidated Condensed Balance Sheets within Right of Use (ROU) Asset and the related current and non-current operating Lease Liability. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreements. Leases with an initial term of twelve months or less are not recorded on the balance sheet. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred.

The Company determines if an arrangement is a lease at contract inception. The Company’s contracts are determined to contain a lease when all of the following criteria, based on the specific circumstances of the arrangement, are met: (1) there is an identified asset for which there are no substantive substitution rights; (2) the Company has the right to obtain substantially all of the economic benefits from the identified asset; and (3) the Company has the right to direct the use of the identified asset.

At the commencement date, operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of future lease payments over the expected lease term. The Company’s lease agreement does not provide an implicit rate. As a result, the Company utilizes an estimated incremental borrowing rate (“IBR”), to discount lease payments, which represents the rate of interest the Company would pay to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.

(u) Net (Loss) Income per Common Share

Net (Loss) Income per Common Share is computed by dividing net (loss) income attributable to common shareholders by the weighted average number of common shares outstanding during each period. The Company has included the Pre-Funded Warrants issued in January 2024 and September 2024 (See Note 6) in its computation of basic and diluted net (loss) income per share due to their nominal exercise prices. The cumulative dividends accrued on the Series A Preferred Stock during the period are reflected as an addition to net loss or a reduction of net income in determining basic and diluted net (loss) income attributable to common stockholders.

As the Company reported a net loss for the nine months ended September 30, 2024 and 2023 and the three months ended September 30, 2024, the calculation of diluted net loss per common share is the same as basic net loss per common share. For the three months ended September 30, 2023, all securities that could potentially dilute basic earnings per share in the future have been excluded from the diluted calculation because the effect would be antidilutive. The potential dilutive securities for the three months ended September 30, 2023 included: common stock warrants, stock options and unvested restricted stock units granted under the 2022 Plan.

As a result of the Reverse Stock Split, which was effective as of August 12, 2024, all shares of outstanding common stock and net (loss) income per common share calculations have been retroactively adjusted for all periods presented.

(v) Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

(w) Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through November 14, 2024, which is the date the consolidated condensed financial statements were issued. See Note 12.

(x) Recently Issued Accounting Pronouncements

From time to time, the FASB issues Accounting Standards Updates (“ASU”) to amend the authoritative literature in the ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company’s financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses and segment profit or loss. The ASU also requires entities with a single reportable segment to provide all segment disclosures under ASC 280, including the new required disclosures under the ASU. The ASU is effective for all public entities with fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The ASU must be applied retrospectively. The Company is currently evaluating the impact that ASU 2023-07 will have on its financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (ASC 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that ASU 2023-09 will have on its financial statement disclosures.

3. INVENTORY

Inventory consists of the following major classes:

	September 30, 2024	December 31, 2023
Work in Process	$367,587	$278,987
Finished Goods	84,449	187,182
Inventory	$452,036	$466,169

4. PROPERTY AND EQUIPMENT

As of September 30, 2024 and December 31, 2023, Property and Equipment, net consists of:

	September 30, 2024	December 31, 2023
Lab Equipment	$233,411	$132,911
Machinery	55,800	55,800
Computer Equipment	7,000	14,084
Furniture	3,030	3,030
Property and Equipment, at cost	299,241	205,825
Accumulated Depreciation	(143,984)	(148,064)
Property and Equipment, Net	$155,257	$57,761

Machinery of $55,800 has not yet been placed into service and therefore depreciation has not commenced as of September 30, 2024. Depreciation expense for the three months ended September 30, 2024 and 2023 was in the amount of $4,334 and $5,485, respectively ($6,277 and $19,287 for the nine months ended September 30, 2024 and 2023, respectively).

5. INTANGIBLE ASSETS

As of September 30, 2024 and December 31, 2023, Intangible Assets, net consists of:

	September 30, 2024	December 31, 2023
Patents	$225,485	$185,595
Website Development Costs	104,622	79,248
Intangible Assets, at cost	330,107	264,843
Accumulated Amortization	(65,756)	(37,585)
Intangible Assets, net	$264,351	$227,258

During the three months ended September 30, 2024 and 2023, the Company capitalized website development-related costs of $3,299 and $12,283, respectively, in connection with the upgrade and enhancement of functionality of the corporate website at www.60degreespharma.com ($25,374 and $52,178 for the nine months ended September 30, 2024 and 2023, respectively). Amortization expenses for the three months ended September 30, 2024 and 2023 were in the amounts of $10,325 and $7,414, respectively ($28,004 and $20,606 for the nine months ended September 30, 2024 and 2023, respectively). During the three months ended September 30, 2024 and 2023, there were write-downs for expired or obsolete patents of $2,922 and $0, respectively ($11,300 and $0 for the nine months ended September 30, 2024 and 2023, respectively).

The following table summarizes the estimated future amortization expense for our patents and website development costs as of September 30, 2024:

Period	Patents	Website Development Costs
2024 (remaining three months)	$1,753	$8,718
2025	7,010	31,761
2026	7,010	12,432
2027	7,010	3,094
2028	7,010	-
Thereafter	51,106	-
Total	$80,899	$56,005

The Company has recorded $128,722 in capitalized patent expenses that will become amortizable as the patents they are associated with are awarded.

6. STOCKHOLDERS’ EQUITY

Pursuant to the Certificate of Incorporation of 60 Degrees Pharmaceuticals, Inc., the Company’s authorized shares consist of (a) 150,000,000 shares of common stock, par value $0.0001 per share and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 80,965 have been designated as Series A Non-Voting Convertible Preferred Stock (“Series A Preferred Stock”). As of September 30, 2024, 1,861,914 shares of common stock and 76,480 shares of Series A Preferred Stock are issued and outstanding.

Following stockholder approval in July 2024, on July 30, 2024, the Company filed an Amendment to the Certificate of Incorporation with the Secretary of State of Delaware to effect the 1:12 Reverse Stock Split of the issued and outstanding shares of the Company’s common stock, which was effective as of August 12, 2024. As of the effective time of the Reverse Stock Split, every twelve (12) issued and outstanding shares of the Company’s common stock were automatically combined and converted into one (1) issued and outstanding share of the Company’s common stock, reducing the number of shares of common stock outstanding from 21,219,937 shares to 1,768,337 shares. No fractional shares of common stock were issued in connection with the Reverse Stock Split and all fractional shares were rounded up to the nearest whole share with respect to outstanding shares of common stock. The Company issued an additional 93,563 shares of common stock on August 19, 2024 for rounding due to fractional shares. The Reverse Stock Split did not change the authorized number of shares of common stock or preferred stock, or the number of issued and outstanding shares of Series A Preferred Stock. All references to numbers of shares of the Company’s common stock and per share information have been retroactively adjusted, as appropriate, to reflect the Reverse Stock Split.

(a) Common Stock

In January and March 2023, the Board of Directors, with the consent of Tyrone Miller and Geoffrey S. Dow, respectively, approved resolutions to cancel an aggregate of 16,009 shares of common stock issued to Tyrone Miller and 104,910 shares of common stock issued to the Geoffrey S. Dow Revocable Trust to allow the Company to issue new shares to vendors in exchange for valuable services to be provided for use in the Company’s operations. The cancelled shares represented approximately 61% of the issued and outstanding shares as of December 31, 2022.

In January and March 2023, the Company issued a total of 120,253 shares of common stock to certain vendors as payment for services rendered or to be provided to the Company.

In connection with the closing of the Company’s IPO as discussed in Note 1, the Company issued common stock as follows:

●	As a result of the effectiveness of the Registration Statement on July 11, 2023, the Company issued a total of 3,336 restricted shares of common stock to the following directors and in the amounts listed: (i) Stephen Toovey (834 restricted shares of common stock), (ii) Charles Allen (834 restricted shares of common stock), (iii) Paul Field (834 restricted shares of common stock) and (iv) Cheryl Xu (834 restricted shares of common stock), by virtue of the directors’ agreements discussed in Note 11.

●	On July 14, 2023, the IPO closed, and the Company issued 117,925 shares of common stock from the sale of units at a price of $63.60 per unit, generating $6,454,325 in net proceeds, after deducting the underwriting discount and commission and other estimated IPO expenses. As a result of the completion of the IPO and as required under the terms of the respective agreements, on July 14, 2023:

o	The Company issued an aggregate of 142,270 shares of common stock upon conversion of the Company’s outstanding debt obligations as follows: (i) 31,996 shares issued to the holders of the 2022 and 2023 Bridge Notes and the Related Party Notes, (ii) 17,912 shares issued pursuant to the Xu Yu Note, including the Amendment, and (iii) 92,362 shares issued to Knight upon conversion of the principal amount of the Convertible Knight Loan, in each case at the conversion prices detailed in Note 8.

o	The Company issued 2,438 shares of common stock to BioIntelect as deferred equity compensation valued in the amount of $155,000.

In July 2023, the Company issued an aggregate of 15,371 shares of common stock upon the exercise of (i) 2,621 Bridge Warrants (as defined below), (ii) 5,000 Non-tradeable Warrants, and (iii) 7,750 Tradeable Warrants.

On July 25, 2023, the Company converted 2,162 shares of Series A Preferred Stock held by Knight into 3,797 shares of common stock.

On January 29, 2024, the Company, entered into an Underwriting Agreement with WallachBeth Capital LLC (the “Underwriting Agreement”), relating to the Company’s public offering (the “January 2024 Offering”) of 438,409 units (the “Units”) at an offering price of $4.62 per Unit and 83,259 pre-funded units (the “Pre-Funded Units”) at an offering price of $4.50 per Pre-Funded Unit. Each Unit consisted of one share of common stock and one warrant exercisable for one share of common stock (the “January 2024 Warrants”). Each January 2024 Warrant has an exercise price of $5.082 per share (110% of the offering price per Unit), was exercisable immediately upon issuance and expires five years from the date of issuance. Each Pre-Funded Unit consists of one pre-funded warrant exercisable for one share of common stock (the “January 2024 Pre-Funded Warrants”) and one warrant identical to the January 2024 Warrants included in the Units. The purchase price of each Pre-Funded Unit was equal to the price per Unit sold to the public in the offering, minus $0.12, and the exercise price of each January 2024 Pre-Funded Warrant is $0.12 per share. The January 2024 Pre-Funded Warrants were immediately exercisable and may be exercised at any time until exercised in full.

The Company granted WallachBeth Capital LLC an option, exercisable within 45 days after the closing of the offering, to purchase up to 65,762 shares of the Company’s common stock at a price of $4.62 per share and/or 78,250 January 2024 Warrants at a price of $0.12 per warrant and/or 12,489 January 2024 Pre-Funded Warrants at a price of $4.50 per pre-funded warrant, or any combination of additional shares of common stock, January 2024 Warrants and/or January 2024 Pre-Funded Warrants, representing, in the aggregate, up to 15% of the number of Units sold in the offering, 15% of the January 2024 Warrants underlying the Units and Pre-Funded Units sold in the offering and 15% of the January 2024 Pre-Funded Warrants underlying the Pre-Funded Units sold in the offering, in all cases less the underwriting discount to cover over-allotments, if any. WallachBeth Capital LLC partially exercised its over-allotment option with respect to 68,182 January 2024 Warrants on January 31, 2024, and purchased an additional 5 shares of common stock at a purchase price of $4.50 per share and 5 January 2024 Warrants at a purchase price of $0.12 per warrant on February 14, 2024.

The Company also issued to WallachBeth Capital LLC warrants (the “January 2024 Representative Warrants”) to purchase 31,300 shares of the Company’s common stock, which is equal to 6% of the common stock sold that were part of the Units and the January 2024 Pre-Funded Warrants sold in the Offering, at an exercise price of $5.082 per share (110% of the offering price per Unit). The January 2024 Representative Warrants are exercisable beginning on January 31, 2024 until January 31, 2029.

The Units and Pre-Funded Units were offered and sold pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-276641), originally filed with the SEC on January 22, 2024 (the “January 2024 Registration Statement”) and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended. The January 2024 Registration Statement was declared effective by the SEC on January 29, 2024. The closing of the January 2024 Offering occurred on January 31, 2024. The net proceeds to the Company from the January 2024 Offering were approximately $1.9 million, after deducting underwriting discounts and commissions and the payment of other offering expenses payable by the Company.

On February 1, 2024 and April 9, 2024, the Company issued 41,630 shares and 41,629 shares of common stock, respectively upon the exercise of 41,630 and 41,629 January 2024 Pre-Funded Warrants, respectively, resulting in aggregate proceeds to the Company of $9,990.

On April 1, 2024, the Company entered into an Amendment to the Debt Exchange Agreement with Trevally, LLC (“Trevally”), which amends the original agreement with Trevally (executed in January 2023). Pursuant to the Amendment, Trevally agreed to return 10,000 shares of the Company’s common stock, initially issued to Trevally in January 2023 as advance consideration for agreeing to complete the synthesis of research materials for the Company. Trevally returned the previously issued shares for no consideration on April 3, 2024. Trevally delivered the completed research materials to the Company on July 1, 2024.

On July 12, 2024, the Company entered into an At-the-Market Issuance Sales Agreement (the “ATM Agreement”) with WallachBeth Capital LLC as sales agent, to sell shares of common stock having an aggregate offering price of up to $1,253,603 from time to time, through an “at the market offering” program (the “ATM Offering”). The offer and sale of shares of common stock from the ATM Offering was made pursuant to the Company’s shelf registration statement on Form S-3 and accompanying base prospectus (Registration Statement No. 333-280796) contained therein which became effective on July 18, 2024. The prospectus supplement was subsequently amended on July 22, 2024, July 24, 2024, July 26, 2024, and August 2, 2024, to increase the maximum aggregate offering price under the ATM Agreement to $1,774,640, $1,890,705, $2,190,416, and $2,295,192, respectively. From July 19, 2024 to August 1, 2024, the Company sold a total of 677,819 shares in the ATM Offering, for gross proceeds of $1,994,583.

On July 22, 2024 and July 26, 2024, the Company converted 1,291 and 1,032 shares of Series A Preferred Stock, respectively, held by Knight Therapeutics Inc. into 40,000 shares and 33,334 shares of common stock, respectively.

(b) Common Stock Warrants

As of September 30, 2024, the Company accounts for all issued and outstanding warrants to purchase common stock as equity-classified instruments based on the guidance in ASC 480 and ASC 815.

In May 2022 and May 2023, in connection with the issuance of the Related Party Notes and the 2022 and 2023 Bridge Notes as described in Note 8, the Company issued five-year warrants to each of the noteholders with an exercise price dependent on the IPO price (collectively, the “Bridge Warrants”). The number of shares issuable upon exercise of the warrants was contingent on the number of shares issued upon conversion of the notes following the Company’s IPO. As of the closing of the Company’s IPO, the Bridge Warrants became exercisable into an aggregate of 19,330 shares of the Company’s common stock, 6,661 of which have an exercise price of $57.24 (90% of the IPO price), and 12,669 with an exercise price of $69.96 (110% of the IPO Price). Prior to the IPO, the Bridge Warrants were classified as derivative liabilities in accordance with the provisions of ASC 815 and were carried at their respective fair values. (See Note 8). In connection with the IPO, the terms of the Bridge Warrants became fixed. The Company determined the event resulted in equity classification for the Bridge Warrants and, accordingly, the Company remeasured the warrant liabilities to fair value, and reclassified the warrants to additional paid-in capital.

As of the respective issuance dates, the Company accounts for the Tradeable Warrants, the Non-tradeable Warrants, and the IPO Representative Warrants (each as defined in Note 1), the January 2024 Pre-Funded Warrants, the January 2024 Warrants, and the January 2024 Representative Warrants (each as defined above) as equity-classified financial instruments.

On September 4, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor, agreeing to issue and sell in a private placement offering (the “Private Placement”) (i) pre-funded warrants to purchase 2,898,551 shares of common stock (the “September 2024 Pre-Funded Warrants”), (ii) series A warrants to purchase 2,898,551 shares of common stock (the “Series A Warrants”), and (iii) series B warrants to purchase 2,898,551 shares of common stock (the “Series B Warrants) at a price of $1.379 per Pre-Funded Warrant and accompanying Series A and Series B Warrants. The Private Placement closed on September 5, 2024, generating net proceeds to the Company of $3,414,502, after deducting placement agent fees and offering expenses.

The September 2024 Pre-Funded Warrants have an exercise price of $0.001 per share and are immediately exercisable, subject to certain ownership restrictions, and will remain exercisable until exercised in full. The Series A and Series B Warrants have an exercise price of $1.38 per share and will be exercisable beginning on the effective date of stockholder approval to approve the exercise of the Series A and Series B Warrants and the September 2024 Agent Warrants, defined below, to comply with applicable listing rules and regulations of the Nasdaq Stock Market (“Stockholder Approval”, and such date that approval is obtained, the “Stockholder Approval Date”). The Series A Warrants expire five years after the Stockholder Approval Date and the Series B Warrants will expire 18 months after the Stockholder Approval Date.

As compensation for acting as the placement agent for the Private Placement, the Company issued to H.C. Wainwright & Co., LLC warrants to purchase up to 217,391 shares of stock (the “September 2024 Agent Warrants”). The September 2024 Agent Warrants have substantially the same terms as the Series A Warrants, except that the September 2024 Agent Warrants have an exercise price equal to $1.725 per share.

The following table presents a summary of the activity for the Company’s equity-classified warrants during the three and nine months ended September 30, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Total outstanding, December 31, 2022	-	$-	-
Total outstanding, March 31, 2023	-	$-	-
Total outstanding, June 30, 2023	-	$-	-
Reclassified from derivative liabilities	19,330	65.58	4.15
Granted	259,700	74.60	5.00
Exercised	(15,371)	73.63	5.00
Forfeited	-	-	-
Expired	-	-	-
Total outstanding, September 30, 2023	263,659	$73.99	4.73
Total exercisable, September 30, 2023	263,659	$73.99	4.73

The following table presents a summary of the activity for the Company’s equity-classified warrants during the three and nine months ended September 30, 2024:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Total outstanding, December 31, 2023	263,659	$74.00	4.47
Granted	704,414	4.50	5.00
Exercised	(41,630)	0.12	Indefinite
Forfeited	-	-	-
Expired	-	-	-
Total outstanding, March 31, 2024	926,443	$24.47	4.67
Granted	-	-	-
Exercised	(41,629)	0.12	Indefinite
Forfeited	-	-	-
Expired	-	-	-
Total outstanding, June 30, 2024	884,814	$25.62	4.41
Granted(1)	8,913,044	0.94	-
Exercised	-	-	-
Forfeited	-	-	-
Expired	-	-	-
Total outstanding, September 30, 2024(1)	9,797,858	$3.17	4.16
Total exercisable, September 30, 2024(2)	3,783,365	$5.99	4.16

(1)	Weighted average remaining contractual life calculations exclude (i) 2,898,551 Pre-Funded Warrants issued September 2024 that do not have a contractual expiration date, (ii) 217,391 September 2024 Agent Warrants and 2,898,551 Series A Warrants issued September 2024 that will expire five years from the Stockholder Approval Date, defined above, and (iii) 2,898,551 Series B Warrants issued September 2024 that will expire eighteen months from the Stockholder Approval Date.
(2)	Weighted average remaining contractual life calculation excludes 2,898,551 exercisable Pre-Funded Warrants issued September 2024 that do not have a contractual expiration date

During the three and nine months ended September 30, 2023, the Company received aggregate cash proceeds of $1,131,771 upon the exercise of 2,621 Bridge Warrants with an exercise price of $69.96, 5,000 Non-tradeable Warrants with an exercise price of $76.32, and 7,750 Tradeable Warrants with an exercise price of $73.14. There were no warrants exercised during the three months ended September 30, 2024. During the nine months ended September 30, 2024, the Company received aggregate cash proceeds of $9,990 upon the exercise of 83,259 January 2024 Pre-Funded Warrants with an exercise price of $0.12.

The following table summarizes the significant assumptions used in determining the fair value of equity-classified warrants granted during the nine months ended September 30, 2024:

2024
Stock price	$3.36
Exercise price	$5.08
Risk-free interest rate	3.91%
Expected volatility	95.00%
Expected term (years)	5.00
Expected dividend yield	0.00%

(c) Series A Preferred Stock

The holders of shares of Series A Preferred Stock have the rights, preferences, powers, restrictions and limitations as set forth below.

Voting Rights - The holders of shares of Series A Preferred Stock are not entitled to any voting rights.

Dividends - From and after the date of issuance of any share of Series A Preferred Stock, cumulative dividends shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 6.0% per annum on the sum of the Liquidation Value (as defined below). Accrued dividends shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock. On March 31 of each calendar year, any accrued and unpaid dividends shall accumulate and compound on such date, and are cumulative until paid or converted. Holders of shares of Series A Preferred Stock are entitled to receive accrued and accumulated dividends prior to and in preference to any dividend, distribution, or redemption on shares of Common Stock or any other class of securities that is designated as junior to the Series A Preferred Stock. During the three months ended September 30, 2024 and 2023, dividends in the amount of $116,571 and $101,538, accrued on outstanding shares of Series A Preferred Stock, respectively ($352,332 and $101,538 for the nine months ended September 30, 2024 and 2023, respectively). As of September 30, 2024, cumulative dividends on outstanding shares of Series A Preferred Stock amount to $573,046. To date, the Company has not declared or paid any dividends.

Liquidation Rights - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding will share ratably in any distribution of the remaining assets and funds of the Company with all other stockholders as if each share of Series A Preferred Stock had been converted by the Company to Common Stock as described below.

Conversion Rights - The Company has the right, in its sole discretion, to convert all or any portion of the outstanding shares of Series A Preferred Stock (including any fraction of a share), plus the aggregate accrued or accumulated and unpaid dividends thereon into a number of shares of Common Stock determined by (i) multiplying the number of shares to be converted by $100 per share, as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions with respect to the Series A Preferred Stock (but unchanged as a result of the Reverse Stock Split impacting the Common Stock on August 12, 2024) (the “Liquidation Value”), (ii) plus all accrued and accumulated and unpaid dividends on such shares to be converted, and then (ii) dividing the result by the then-effective Conversion Price in effect, provided that such conversion would not result in the holders of shares of Series A Preferred Stock owning more than 19.9% of the outstanding shares of common stock on an as-converted basis. The “Conversion Price” is equal to the lesser of (a) the Liquidation Value, (b) the offering price per share of Common Stock in the Company’s IPO, as adjusted for the 1:12 Reverse Stock Split after August 12, 2024, or $60 per share or (c) the 10-day volume weighted average price per share of Common Stock, as reasonably determined by the Company.

7. DEBT

(a) Knight Therapeutics, Inc.

On December 27, 2019 the Company restructured its cumulative borrowing with its senior secured lender, Knight Therapeutics, Inc. (“Knight”), into a note for the principal amount of $6,309,823 and accrued interest of $4,160,918 and a debenture of $3,483,851 (collectively, the “Knight Loan”). The Knight Loan had a maturity date of December 31, 2023. The principal and accrued interest portion of the Knight Loan bore an annual interest rate of 15%, compounded quarterly, whereas the debenture had a 9% interest rate until April 23, 2023 at which point interest ceased accruing. In January 2023, the Company and Knight executed the Knight Debt Conversion Agreement, pursuant to which the parties agreed to add a conversion feature to the cumulative outstanding Knight Loans, which was accounted for as a debt extinguishment, described further below.

(b) Note, including Amendment

The Company executed a promissory note (the “Note”) with an individual investor on October 11, 2017, later amended on December 11, 2022 (the “Amendment”). The Note, including the Amendment was set to mature 60 days after the Knight Loans were repaid, and contained a provision to automatically convert the outstanding principal and accumulated interest through March 31, 2022 into common shares in the event the Company consummated an IPO. Amortization of the discount on the Note, including the Amendment for the three months ended September 30, 2024 and 2023 was $0 and $3,869, respectively ($0 and $52,628 for the nine months ended September 30, 2024 and 2023, respectively). Interest expense related to the Note, including the Amendment, for the three months ended September 30, 2024 and 2023 was $0 and $4,944, respectively ($0 and $66,558 for the nine months ended September 30, 2024 and 2023, respectively).

As a result of the completion of the IPO and as required under the terms of the Note, including the Amendment, the outstanding principal and accrued interest through March 31, 2022 converted to 17,912 shares of our common stock at a conversion rate equal to the IPO price, in full satisfaction of the outstanding debt obligation. The Company recognized a debt extinguishment gain of $223,077 upon conversion, representing the difference between (i) the reacquisition price, consisting of the fair value of the common shares issued, and (ii) the net carrying value of the debt, inclusive of unamortized discounts and issuance costs, on the date of conversion. As a result, as of September 30, 2024 and December 31, 2023 there were no amounts outstanding under the Note.

(c) Convertible Promissory Notes and Warrants

During May 2022 and May 2023 (the “2022 Bridge Notes” and “2023 Bridge Notes,” respectively), the Company executed promissory notes with various investors. The notes were due at the earlier of one year from the issuance date or the closing of an IPO. In connection with the issuance of the 2022 and 2023 Bridge Notes, the Company agreed to issue common stock to each noteholder equivalent to 100% of the face amount of the note divided by the IPO price per share. Additionally, each of these note holders received five-year (5) fully vested warrants upon the closing of the IPO, with an exercise price of 110% of the IPO price.

The Company performed an evaluation of the conversion features embedded in the 2022 and 2023 Bridge Notes and the warrants and concluded that such instruments qualified for treatment as derivative liabilities under ASC 815 and required bifurcation from the host contract. Derivative liabilities are carried at fair value at each balance sheet date, and any changes in fair value are recognized in the accompanying Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income. See Note 8 for further details.

As a result of the completion of the IPO and as required under the terms of the 2022 and 2023 Bridge Notes, the Company issued the holders 25,335 shares of common stock, determined by the outstanding principal balance of each note divided by the IPO price. In addition, the Company made cash payments to the holders of the 2022 and 2023 Bridge Notes totaling $1,749,488, in full settlement of the outstanding debt obligations. The embedded derivative liability (conversion feature) was marked to market on the settlement date, and the Company recognized a debt extinguishment loss of $614,670 upon settlement, representing the difference between (i) the reacquisition price, consisting of cash and shares, and (ii) the net carrying value of the debt including associated derivative liabilities on the date of conversion. As such, as of September 30, 2024 and December 31, 2023 there were no amounts outstanding under the 2022 and 2023 Bridge Notes.

(d) Related Party Notes

During May 2022, the Company executed convertible promissory notes with the Company’s Chief Executive Officer and a family member related to the Chief Executive Officer. The notes were due at the earlier of one-year (1) from the issuance date or the closing of an IPO, later extended an additional two months to July 2023 (the “Related Party Notes”). Upon the closing of the IPO, these notes were mandatorily convertible at a conversion rate determined at a 20% discount to the IPO price, discussed further below. Additionally, each of these note holders received five-year (5) fully vested warrants upon the closing of the IPO, with an exercise price of 90% of the IPO price.

The Company performed an evaluation of the conversion features embedded in the Related Party Notes and the warrants and concluded that such instruments qualified for treatment as derivative liabilities under ASC 815 and required bifurcation from the host contract. See Note 8 for further details.

As a result of the completion of the IPO and as required under the terms of the Related Party Notes, the entirety of the outstanding principal balance converted to 6,661 shares of common stock at a conversion rate equal to 80% of the IPO price, fully satisfying the Company’s obligations with respect to the principal amount. In addition, the Company made cash payments to the related party holders totaling $31,968 in full settlement of the outstanding debt obligation. As such, as of September 30, 2024 and December 31, 2023 there were no amounts outstanding under the Related Party Notes.

Significant terms of the Bridge Notes and Related Party Notes are summarized as follows:

	2022 Bridge Notes	Related Party Notes	2023 Bridge Notes
Issuance date of promissory notes	May 2022	May 2022	May 2023
Maturity date of promissory notes	1	1	2
Interest rate	10%	6%	10%
Default interest rate	15%	15%	15%
Collateral	Unsecured	Unsecured	Unsecured
Conversion rate	3	3	3

1	-	earlier of 1 year from date of issuance or closing of IPO, later extended to July 2023

2	-	earlier of 1 year from date of issuance or closing of IPO

3	-	see discussion above in (c) and (d) for Bridge Notes and Related Party Notes, respectively

For the nine months ended September 30, 2024 and 2023, the Company recorded amortization of debt discounts, including issuance costs, of $0 and $670,550, respectively.

(e) Knight Debt Conversion

On January 9, 2023, and in two subsequent amendments, the Company and Knight Therapeutics agreed to extinguish Knight’s debt in the event of an IPO. Key points of this agreement are as follows:

●	The Parties agreed to fix Knight’s cumulative debt to the value as it stood on March 31, 2022, which consisted of $10,770,037 in principal and $8,096,486 in accumulated interest should the Company execute an IPO that results in gross proceeds of at least $7,000,000 prior to December 31, 2023. Should an IPO not occur by January 1, 2024 then all terms of the original debt would resume including any interest earned after March 31, 2022.

●	The Parties agreed to convert the fixed principal amount into (i) that number of shares of common stock equal to dividing the principal amount by an amount equal to the offering price of the common stock in the IPO discounted by 15%, rounding up for fractional shares, in a number of common shares up to 19.9% of the Company’s outstanding common stock after giving effect of the IPO; (ii) the Company will make a milestone payment of $10 million to Knight if, after the date of a Qualifying IPO, the Company sells Arakoda™ or if a Change of Control (as per the definition included in the original loan agreement dated on December 10, 2015) occurs, provided that the purchaser of Arakoda™ or individual or entity gaining control of the Borrower is not the Lender or an affiliate of the Lender; (iii) following the License and Supply agreement dated on December 10, 2015 and subsequently amended on January 21, 2019, an expansion of existing distribution rights to tafenoquine/Arakoda™ to include COVID-19 indications as well as malaria prevention across the Territory as defined in said documents, subject to US Army approval; and (iv) Company will retain Lender or an affiliate to provide financial consulting services, management, strategic and/or regulatory advice of value $30,000 per month for five years (the parties will negotiate the terms of that consulting agreement separately in good faith).

●	The parties agreed to convert the accrued interest into that number of shares of a new class of preferred stock (the “Preferred Stock”) by dividing the fixed accumulated interest by $100.00, then rounding up. The Preferred Stock shall have the following rights, preferences, and designations: (i) have a 6% cumulative dividend accumulated annually on March 31; (ii) shall be non-voting stock; (iii) are not redeemable, (iv) be convertible to shares of common stock at a price equal to the lower of (1) the price paid for the shares of common stock in the initial public offering, as adjusted after the effective date of the Reverse Stock Split and (2) the 10 day volume weighted average share price immediately prior to conversion; and (v) conversion of the preferred stock to common shares will be at the Company’s sole discretion. Notwithstanding the foregoing, the Preferred Stock shall not be converted into shares of common stock if as a result of such conversion Knight will own 19.9% or more of our outstanding common stock.

●	In addition to the conversion of the debt, for a period commencing on January 1, 2022 and ending upon the earlier of 10 years after the Closing or the conversion or redemption in full of the Preferred Stock, Company shall pay Lender a royalty equal to 3.5% of the Company’s net sales (the “Royalty”), where “Net Sales” has the same meaning as in the Company’s license agreement with the U.S. Army for tafenoquine. Upon success of the Qualified IPO, the Company shall calculate the royalty payable to Knight at the end of each calendar quarter. The Company shall pay to Knight the royalty amounts due with respect to a given calendar quarter within fifteen (15) business days after the end of such calendar quarter. Each payment of royalties due to Knight shall be accompanied by a statement specifying the total gross sales, the net sales and the deductions taken to arrive to net sales. For clarification purposes, the first royalty payment will be performed following the above instructions, on the first calendar quarter in which the Qualified IPO takes place and will cover the sales for the period from January 1, 2022 until the end of said calendar quarter.

The Company evaluated the January 9, 2023 exchange agreement in accordance with ASC 470-50 and concluded that the debt qualified for debt extinguishment because a substantial conversion feature was added to the debt terms. In January 2023, the Company recorded a loss upon extinguishment in the amount of $839,887 and elected to recognize the new debt under the ASC 825 fair value option until it was settled, which occurred in the third quarter of 2023 (see below). Therefore, there were no amounts outstanding as of September 30, 2024 or December 31, 2023.

A reconciliation of the beginning and ending balances for the Convertible Knight Note, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows for the three and nine months ended September 30, 2023:

Convertible Knight Note, at fair value
Promissory Notes, at fair value at December 31, 2022	$-
Fair value at modification date - January 9, 2023	21,520,650
Fair value - mark to market adjustment	(339,052)
Accrued interest recognized	634,243
Promissory Notes, at fair value at March 31, 2023	21,815,841

Fair value - mark to market adjustment	1,064,849
Accrued interest recognized	659,306
Promissory Notes, at fair value at June 30, 2023	23,539,996
Fair value - mark to market adjustment	(6,105,066)
Extinguishment of Promissory Notes	(17,434,930)
Promissory Notes, at fair value at September 30, 2023	$-

As a result of the completion of the IPO and as required under the terms of the Knight Debt Conversion Agreement, the cumulative outstanding principal as of March 31, 2022 converted to 92,362 shares of common stock (representing 19.9% ownership of the Company’s common stock after giving effect to the IPO). In addition, the entirety of the accumulated interest as of March 31, 2022 converted into 80,965 shares of Series A Preferred Stock at the conversion rate detailed above, in full satisfaction of the Company’s obligations with respect to the accumulated interest. Upon consummation of the IPO and under the terms of the Knight Debt Conversion Agreement, the Company became obligated to the contingent milestone payments and the accumulated Royalty discussed above, which value was included in the reacquisition price of the debt upon extinguishment. The Company recognized a final mark-to-market adjustment of $6,105,066 to adjust the Convertible Knight Loan to its fair value on the date of settlement, and as a result, no gain or loss was recognized on the debt extinguishment.

The Company performed an evaluation of the contingent payment features and concluded that the contingent milestone payment is a freestanding financial instrument that meets the definition of a derivative under ASC 815, and accordingly, the fair value of the derivative liability is marked to market each reporting period until settled. The future Royalty payment due to Knight was determined to be an embedded component of the Series A Preferred Stock, however is exempt from derivative accounting under the ASC 815 scope exception for specified volumes of sales or service revenues. Therefore, the Company accrues a royalty expense within cost of sales as sales are made.

(f) Debenture

On April 24, 2019, 60P entered into the Knight debenture of $3,000,000 with an original issue discount of $2,100,000, which was being amortized using the effective interest method. The Company subsequently restructured the Knight Loans, including the debenture, pursuant to the Knight Debt Conversion Agreement (see above). $13,696 of the original issue discount was amortized to interest expense during the nine months ended September 30, 2023 prior to the amendment. The Knight Debt Conversion Agreement in January 2023 was accounted for as an extinguishment of the Debenture, as discussed above. Therefore, there were no amounts outstanding as of September 30, 2024 or December 31, 2023.

(g) SBA COVID-19 EIDL

On May 14, 2020, the Company received COVID-19 EIDL lending from the Small Business Administration (SBA) in the amount of $150,000. The loan bears interest at an annual rate of 3.75% calculated on a monthly basis. The balance as of September 30, 2024 and December 31, 2023 was $156,667 and $159,023, respectively. The current maturity at September 30, 2024 is $8,772 and the long-term liability is $147,895 ($8,772 and $150,251 at December 31, 2023, respectively). The loan is collateralized by all tangible and intangible personal property of the Company. The Company is prohibited from accepting future advances under any superior liens on the collateral without the prior consent of SBA.

The current future payment obligations of the principal are as follows:

Period	Principal Payments
2024 (remaining three months)	$-
2025	-
2026	683
2027	3,228
2028	3,342
Thereafter	142,747
Total	$150,000

Due to the deferral, the Company is expected to make a balloon payment of approximately $28,154 to be due on October 12, 2050.

8. DERIVATIVE LIABILITIES

In accordance with the provisions of ASC 815, derivative liabilities are initially measured at fair value at the commitment date and subsequently remeasured at each reporting period, with any increase or decrease in the fair value recorded in the results of operations within other income/expense as the change in fair value of derivative liabilities.

As discussed in Notes 6 and 7 above, certain of the Company’s bridge shares, warrants and convertible notes (containing an embedded conversion feature) were previously accounted for as derivative liabilities. The bridge shares and related conversion features were derecognized upon conversion of the related debt obligations on the date of the IPO. In addition, certain of the Company’s common stock warrants were previously accounted for as derivative liabilities as there was an unknown exercise price and number of shares associated with each instrument. In connection with the IPO, the terms of these warrants became fixed, at which point the Company determined the warrants met all of the criteria for equity classification and reclassified the warrants to additional paid-in capital at their fair value on the IPO date.

As of September 30, 2024, derivative liabilities consist of the contingent milestone payment due to Knight upon a future sale of Arakoda™ or a Change of Control (See Note 7). The valuation of the contingent milestone payment includes significant inputs such as the timing and probability of discrete potential exit scenarios, forward interest rate curves, and discount rates based on implied and market yields.

In connection with the valuation of the Company’s derivative liabilities related to the 2023 Bridge Notes and warrants, the Company determined a fair value on the commitment date (May 8, 2023) of $954,725. As the fair value of the derivative liabilities exceeded the net proceeds received of $555,000, the Company recorded a debt discount at the maximum amount allowed (the face amount of the debt less the original issue discount and issuance costs) and recorded the excess as derivative expense.

Derivative expense recorded during the three and nine months ended September 30, 2023 is summarized as follows:

Commitment Date	May 8, 2023
Fair value of derivative liabilities	$954,725
Less: face amount of debt	(555,000)
Derivative expense	$399,725

A reconciliation of the beginning and ending balances for the derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows for the three and nine months ended September 30, 2024:

	Contingent Milestone Payment	Total
Derivative liabilities - December 31, 2023	$2,306,796	$2,306,796
Fair value - mark to market adjustment	(1,740,847)	(1,740,847)
Derivative liabilities - March 31, 2024	565,949	565,949
Fair value - mark to market adjustment	1,101	1,101
Derivative liabilities - June 30, 2024	567,050	567,050
Fair value - mark to market adjustment	56,712	56,712
Derivative liabilities - September 30, 2024	$623,762	$623,762

A reconciliation of the beginning and ending balances for the derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows for the three and nine months ended September 30, 2023:

	Bridge Shares	Warrants	Convertible Notes Payable	Contingent Milestone Payment	Total
Derivative liabilities - December 31, 2022	$834,352	$578,164	$81,684	$-	$1,494,200
Fair value - mark to market adjustment	4,902	1,689	(1,457)	-	5,134
Derivative liabilities - March 31, 2023	839,254	579,853	80,227	-	1,499,334
Fair value - commitment date	680,276	274,449	-	-	954,725
Fair value - mark to market adjustment	8,896	(17,009)	145	-	(7,968)
Derivative liabilities - June 30, 2023	1,528,426	837,293	80,372	-	2,446,091
Fair value - mark to market adjustment prior to conversion or reclassification	(105,790)	1,455	(45,207)	-	(149,542)
Conversion of convertible promissory notes	(1,422,636)	-	(35,165)	-	(1,457,801)
Reclassification of warrants to equity	-	(838,748)	-	-	(838,748)
Recognition of contingent milestone liability	-	-	-	2,117,142	2,117,142
Fair value - mark to market adjustment	-	-	-	57,052	57,052
Derivative liabilities - September 30, 2023	$-	$-	$-	$2,174,194	$2,174,194

Changes in fair value of derivative liabilities (mark to market adjustment) are included in other income (expense) in the accompanying Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income. During the nine months ended September 30, 2024 and 2023, the Company recorded a net gain on the change in fair of derivative liabilities of $1,683,034 and $95,324, respectively.

Prior to the Company’s IPO, the fair value of the Company’s potential future issuances of common stock related to common stock issued with promissory notes, warrants and embedded conversion features in convertible promissory notes was established with an estimate using the Monte Carlo Simulation Model to compute fair value as of each reporting date. The Monte Carlo simulation requires the input of assumptions, including our stock price, the volatility of our stock price, remaining term in years, expected dividend yield, and risk-free rate. In addition, the valuation model considered the probability of the occurrence or nonoccurrence of an IPO within the terms of liability-classified financial instruments, as an IPO could potentially impact the settlement.

9. INCOME TAXES

The Company did not record a federal income tax provision or benefit for each of the three and nine months ended September 30, 2024 and 2023 due to taxable losses. The Company recorded a provision for income taxes for the District of Columbia of $250 and $63 for the three months ended September 30, 2024 and 2023, respectively, thereby reflecting the minimum statutory tax due ($751 and $189 for the nine months ended September 30, 2024 and 2023, respectively).

10. SHARE-BASED COMPENSATION

The following is a summary of share-based compensation expenses reported in the Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income for the three and nine months ended September 30, 2024 and 2023:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Research and Development	$600,000	$-	$3,227,300	$188,908
General and Administrative Expenses	68,974	549,031	319,709	1,172,136
Total Share-Based Compensation Expense Included in Operating Expenses	$668,974	$549,031	$3,547,009	$1,361,044

(a) Share-Based Compensation under 2022 Equity Incentive Plan

On November 22, 2022, the Company adopted the 2022 Equity Incentive Plan (the “2022 Plan”), which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards to eligible employees, directors and consultants, to be granted from time to time by the Board of Directors of the Company. The 2022 Plan provides for an automatic increase in the number of shares available for issuance beginning on January 1, 2023 and each January 1 thereafter, by 4% of the number of outstanding shares of common stock on the immediately preceding December 31, or such number of shares as determined by the Board of Directors. On July 16, 2024, at the Company’s 2024 Annual Stockholders’ Meeting, the Company’s stockholders approved the proposal to amend the 2022 Plan to increase the number of shares available for issuance by 416,667 shares. As of September 30, 2024, the number of remaining shares available for issuance under the 2022 Plan is equal to 351,034.

Stock Grants

On July 11, 2023, the Company recognized $187,200 of share-based compensation expense upon the issuance of 3,336 shares of common stock to the Company’s Board of Directors, by virtue of the terms of the agreements described in Note 12, which is reflected in general and administrative expenses in the Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income.

Stock Options

The Company grants stock options to employees, non-employees, and Directors with exercise prices equal to the closing price of the underlying shares of the Company’s common stock on the Nasdaq Capital Market on the date that the options are granted. Options granted generally have a term of five or ten years from the grant date and are subject to vesting as determined in the individual award agreement. The Company estimates the fair value of stock options on the grant date by applying the Black-Scholes option pricing valuation model.

The following table summarizes the significant assumptions used in determining the fair value of options granted for the three and nine months ended September 30, 2024:

2024
Weighted-average grant date fair value	1.76
Risk-free interest rate	3.62% - 4.17%
Expected volatility	86.0% - 87.0%
Expected term (years)	6.41 - 10.00
Expected dividend yield	0.00%

The following table summarizes the significant assumptions used in determining the fair value of options granted for the three and nine months ended September 30, 2023:

2023
Weighted-average grant date fair value	41.04
Risk-free interest rate	4.25% - 4.33%
Expected volatility	105.0% - 110.0%
Expected term (years)	3.18 - 3.76
Expected dividend yield	0.00%

Upon the Closing of the IPO on July 12, 2023, the Company granted an aggregate of 50,664 stock options to directors and executives, with a weighted average exercise price of $57.00. There were no stock options granted, issued, or outstanding prior to the IPO. Upon receiving shareholder approval to increase the number of shares available under the 2022 Plan on July 16, 2024, the Company determined that the grant date criteria (as defined in ASC 718) was met, and therefore granted 64,183 stock options to certain directors, executives, and non-employees, in accordance with the terms of the individuals’ employment agreements. On September 26, 2024, the Board of Directors approved the grant of an additional 20,834 stock options to an executive. For the three and nine months ended September 30, 2024, the weighted average grant date fair value of options granted was $10.92.

For the three and nine months ended September 30, 2024, the Company recognized $15,246 of compensation expense related to stock option awards ($233,728 for the three and nine months ended September 30, 2023).

Restricted Stock Units

Compensation cost for service-based RSUs is based on the grant date fair value of the award, which is the closing market price of the Company’s common stock on the grant date multiplied by the number of shares awarded.

Upon the Closing of the IPO on July 12, 2023, the Company granted an aggregate of 2,672 RSUs to directors of the Company. No RSUs were granted, vested, or outstanding prior to the IPO. For the three and nine months ended September 30, 2024 the Company recognized $0 of compensation expense related to the vesting of RSUs ($37,338 and 668 RSUs, for the three and nine months ended September 30, 2023).

There were no RSUs granted during the three or nine months ended September 30, 2024. During the three and nine months ended September 30, 2024, the Company issued 0 and 21,338 shares of common stock, respectively, pursuant to RSUs granted to executives and directors in November 2023, which were fully vested as of December 31, 2023 (none during the three or nine months ended September 30, 2023).

(b) Share-Based Payments to Vendors for Services

During the nine months ended September 30, 2024 and 2023, the Company issued 0 and 77,500 fully vested, nonforfeitable common stock shares, respectively, as share-based payments to two nonemployees, Florida State University Research Fund, Inc. and Kentucky Technology Inc, in exchange for research and development services to be rendered to the Company in the future. The Company recognizes prepaid research and development costs on the grant date, as defined in ASC 718. Florida State University Research Fund, Inc. agreed to render research and development services related to development of celgosivir over a period of up to five years using the proceeds from the sale of the Company’s common shares to fund the services. Prepaid research and development costs recognized associated with the Florida State University Research Fund, Inc. are expected to be rendered within one year. Kentucky Technology Inc. agreed to furnish a written report on the potential development of SJ733 + tafenoquine in exchange for fully vested shares of the Company’s common stock. On May 3, 2024, the Company indicated to Kentucky Technology, Inc. that the report (delivered in April 2024) was acceptable to the Company. Upon acceptance, the Company recognized $2,625,000 of share-based compensation expense, which is reflected in Research and Development expense in the results of operations for the nine months ended September 30, 2024. As of September 30, 2024, the unamortized balance of prepaid assets related to these share-based payments for research and development costs for which the grant date criteria has been met and the services are expected to be rendered within one year is $103,385 ($2,730,685 at December 31, 2023), which is presented as a component of Prepaid and Other Assets on the accompanying Consolidated Condensed Balance Sheets.

In addition to share-based payments for research and development services, during the nine months ended September 30, 2024 and 2023, 0 and 45,191 common stock shares, respectively, were issued as fully vested, nonforfeitable equity instruments to nonemployees (0 and 2,438 during the three months ended September 30, 2024 and 2023, respectively). As of September 30, 2024, the unamortized balance of current prepaid assets related to these share-based payments for which the services are expected to be rendered within one year is $176,471 ($948,581 at December 31, 2023), which is reported in Prepaid and Other Assets on the Consolidated Condensed Balance Sheets. The unamortized balance of noncurrent prepaid assets related to these share-based payments for which the services are expected to be rendered beyond one year is $110,294 ($242,647 at December 31, 2023), reported in Long-Term Prepaid Expense on the Consolidated Condensed Balance Sheets.

The agreements with the nonemployees do not include any provisions to claw back the share-based payments in the event of nonperformance by the nonemployees. Subject to applicable federal and state securities laws, the nonemployees can sell the received equity instruments.

11. COMMITMENTS AND CONTINGENCIES

(a) Operating Lease

On February 3, 2016, and subsequently amended, the Company entered into the lease agreement with CXI Corp to rent business premises. In January 2023, the lease was extended for an additional twelve-month term, which expired on March 31, 2024. In December 2023, the Company executed an additional amendment with CXI Corp, pursuant to which the Company agreed to relocate to a new office space as of April 1, 2024. The term covered by the new amendment expires on March 31, 2025. The Company has accounted for the amendment for the new office space as a separate contract. As the initial term for the new office space is 12 months, the lease is not recorded on the balance sheet. The Company recognizes lease expense on this lease as short-term lease costs.

Operating lease costs, including short-term leases, were in the amount of $4,938 and $13,859 for the three months ended September 30, 2024 and 2023, respectively ($24,067 and $41,225 for the nine months ended September 30, 2024 and 2023, respectively).

(b) Board of Directors

In 2022, the Company signed agreements with its four Directors (Cheryl Xu, Paul Field, Charles Allen and Stephen Toovey) which came into effect on July 11, 2023, the date the Company’s IPO Registration Statement was declared effective. Each director is entitled to receive cash compensation of $11,250 quarterly. In addition, the two non-audit committee chairs (Toovey, Field) will receive $1,250 per quarter and the audit committee chair (Allen) will receive an additional $2,000 per quarter. In addition, each director is entitled to receive annual equity-based compensation awards, with the amounts and terms to be determined by the Compensation Committee.

(c) Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

(d) Contingent Compensation

Following the Company’s IPO and the conversion of the outstanding debt pursuant to the Knight Debt Conversion Agreement as discussed in Note 7, the Company is obligated to pay Knight a contingent milestone payment of $10 million if the Company sells Arakoda™ or if a Change of Control occurs. The Company accounts for the contingent milestone payment as a derivative liability (See Note 8).

On July 15, 2015, the Company entered into the Exclusive License Agreement with the U.S. Army Medical Materiel Development Activity (the “U.S. Army”), which was subsequently amended (the “U.S. Army Agreement”), in which the Company obtained a license to develop and commercialize the licensed technology with respect to all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. The term of the U.S. Army Agreement will continue until the expiration of the last to expire of the patent application or valid claim of the licensed technology, or 20 years from the start date of the U.S. Army Agreement, unless terminated earlier by the parties. The Company must make a minimum annual royalty payment of 3% of Net Sales (as defined in the U.S. Army Agreement) for Net Sales less than $35 million, and 5% of Net Sales greater than $35 million, with US government sales excluded from the definition of Net Sales. In addition, the Company must pay fees upon the achievement of certain milestones, including a sales-based milestone fee of $75,000 once cumulative Net Sales from all sources exceeds $6 million. The Company accrues the minimum annual royalty when the related sales occur. The Company achieved the sales-based milestone target during the year ended December 31, 2023, which was paid in full on June 13, 2024. The achievement of other milestones under the U.S. Army Agreement are not considered probable and thus no accruals for the related milestone payments have been made.

(e) Litigation, Claims and Assessments

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of September 30, 2024, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

12. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through November 14, 2024, which is the date the consolidated condensed financial statements were issued.

On October 1, 2024, the Company issued 206,551 shares of common stock upon the exercise of 206,551 September 2024 Pre-Funded Warrants, for aggregate cash proceeds to the Company of $207.

On October 31, 2024, the Company issued an additional 229,000 shares of common stock upon the exercise of 229,000 September 2024 Pre-Funded Warrants, for aggregate cash proceeds to the Company of $229.

On November 6, 2024, the Company conducted a Special Meeting of Stockholders (the “Meeting”). The Company’s stockholders of record at the close of business on September 20, 2024, the record date for the determination of stockholders entitled to vote at the Meeting, approved the proposals to (1) approve the exercise of the Series A Warrants, the Series B Warrants, and the September 2024 Agent Warrants (each as defined in Note 6) to purchase up to an aggregate of 6,014,493 shares of the Company’s common stock under applicable rules and regulations of the Nasdaq Stock Market LLC, (2) approve an amendment to the 2022 Plan to increase the number of shares of common stock available for issuance by 500,000 shares, and (3) approve an amendment to the Company’s Certificate of Incorporation, to effect a reverse stock split of our common stock at a reverse stock split ratio ranging from 1:3 to 1:5 inclusive, as may be determined at the appropriate time by the Board of Directors in its sole discretion.

On November 12, 2024, the Board of Directors approved a one-off cash payment of $20,000 to each of the non-executive Directors in lieu of forfeiting the grant of restricted stock units that would have otherwise been granted for the second half of 2024.

There have been no other events or transactions during this time which would have a material effect on these consolidated condensed financial statements.

Reports of Independent Registered Public Accounting Firm	F-34
Audited Consolidated Balance Sheets at December 31, 2023 and 2022	F-35
Audited Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2023 and 2022	F-36
Audited Consolidated Statements of Shareholders’ and Members’ Equity (Deficit) for the years ended December 31, 2023 and 2022	F-37
Audited Consolidated Statements of Cash Flows for the years ended December 31, 2023 and 2022	F-39
Notes to Audited Consolidated Financial Statements	F-40

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

60 Degrees Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 60 Degrees Pharmaceuticals, Inc. (formerly known as 60 Degrees Pharmaceuticals, LLC) and subsidiary (“the Company”) as of December 31, 2023 and 2022, and the related statements of operations and comprehensive loss, shareholders’ and members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has an accumulated deficit, recurring losses and expects future losses that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

PCAOB ID Number 587

We have served as the Company’s auditor since 2022.

Las Vegas, Nevada

April 1, 2024

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022
ASSETS
Current Assets:
Cash	$2,142,485	$264,865
Accounts Receivable	231,332	45,965
Prepaid and Other Assets	4,402,602	200,967
Deferred Offering Costs	-	68,629
Inventory, net (Note 3)	466,169	518,578
Total Current Assets	7,242,588	1,099,004
Property and Equipment, net (Note 4)	57,761	21,300
Other Assets:
Right of Use Asset (Note 12)	13,517	12,647
Long-Term Prepaid Expense	242,647	-
Intangible Assets, net (Note 5)	227,258	164,255
Total Other Assets	483,422	176,902
Total Assets	$7,783,771	$1,297,206
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable and Accrued Expenses	$506,206	$758,668
Lease Liability (Note 12)	13,650	13,000
Deferred Compensation (Note 7)	-	325,000
Related Party Notes, net (including accrued interest) (Note 8)	-	195,097
Debenture (Note 8)	-	4,276,609
SBA EIDL (including accrued interest) (Note 8)	8,772	2,750
Promissory Notes (including accrued interest) (Note 8)	-	16,855,887
Derivative Liabilities (Note 9)	2,306,796	1,129,840
Derivative Liabilities - Related Parties (Note 9)	-	364,360
Total Current Liabilities	2,835,424	23,921,211
Long-Term Liabilities:
Deferred Compensation (Note 7)	-	255,000
SBA EIDL (including accrued interest) (Note 8)	150,251	160,272
Promissory Notes (including accrued interest) (Note 8)	-	1,109,783
Total Long-Term Liabilities	150,251	1,525,055
Total Liabilities	2,985,675	25,446,266
Commitments and Contingencies (Note 12)
SHAREHOLDERS’ EQUITY (DEFICIT)
Series A Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; 78,803 and 0 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively (Note 6)	9,858,040	-
Common Stock, $0.0001 par value, 150,000,000 shares authorized; 5,810,089 and 2,386,009 issued and outstanding as of December 31, 2023 and December 31, 2022, respectively (Note 6)	581	239
Additional Paid-in Capital	27,456,802	5,164,461
Accumulated Other Comprehensive Income	135,561	73,708
Accumulated Deficit	(32,580,850)	(28,815,148)
60P Shareholders’ Equity (Deficit):	4,870,134	(23,576,740)
Noncontrolling Interest	(72,038)	(572,320)
Total Shareholders’ Equity (Deficit)	4,798,096	(24,149,060)
Total Liabilities and Shareholders’ Equity (Deficit)	$7,783,771	$1,297,206

See accompanying notes to these consolidated financial statements which are an integral part of these consolidated financial statements.

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2023	2022
Product Revenues - net of Discounts and Rebates	$253,573	$192,913
Service Revenues	-	30,295
Product and Service Revenues, net	253,573	223,208
Cost of Revenues	474,550	432,370
Gross Loss	(220,977)	(209,162)
Research Revenues	-	288,002
Net (Loss) Revenue	(220,977)	78,840

Operating Expenses:
Research and Development	691,770	525,563
General and Administrative Expenses	4,241,836	1,303,722
Total Operating Expenses	4,933,606	1,829,285

Loss from Operations	(5,154,583)	(1,750,445)

Interest Expense	(2,286,637)	(3,989,359)
Derivative Expense	(399,725)	(504,613)
Change in Fair Value of Derivative Liabilities	(37,278)	(10,312)
(Loss) Gain on Debt Extinguishment	(1,231,480)	120,683
Change in Fair Value of Promissory Note	5,379,269	-
Other Expenses, net	(83,116)	(43,238)
Total Interest and Other Income (Expense), net	1,341,033	(4,426,839)
Loss from Operations before Provision for Income Taxes	(3,813,550)	(6,177,284)
Provision for Income Taxes (Note 10)	250	500
Net Loss including Noncontrolling Interest	(3,813,800)	(6,177,784)
Net (Loss) Income - Noncontrolling Interest	(48,098)	3,936
Net Loss - attributed to 60 Degrees Pharmaceuticals, Inc.	(3,765,702)	(6,181,720)

Comprehensive Loss:
Net Loss	(3,813,800)	(6,177,784)
Unrealized Foreign Currency Translation Gain (Loss)	61,853	(2,127)
Total Comprehensive Loss	(3,751,947)	(6,179,911)

Net (Loss) Income - Noncontrolling Interest	(48,098)	3,936
Comprehensive Loss - attributed to 60 Degrees Pharmaceuticals, Inc.	(3,703,849)	(6,183,847)

Cumulative Dividends on Series A Preferred Stock	(220,714)	-
Net Loss - attributed to common stockholders	$(3,924,563)	$(6,183,847)

Net Loss per Common Share:
Basic and Diluted	$(0.99)	$(2.61)
Weighted Average Number of Common Shares Outstanding
Basic and Diluted	3,960,280	2,367,729

See accompanying notes to these consolidated financial statements which are an integral part of these consolidated financial statements.

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ AND MEMBERS’ EQUITY (DEFICIT)

	For the Year Ended December 31, 2022
	Members’ Equity		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive Income	Total Shareholders’ Equity (Deficit) Attributable	Noncontrolling Interest on	Total Shareholders’
	Units	Amount	Shares	Amount	Capital	Deficit	(Loss)	to 60P	Shareholders	Deficit
Balance-December 31, 2021	18,855,165	$4,979,365	-	$-	$-	$(22,633,428)	$75,835	$(17,578,228)	$(576,256)	$(18,154,484)
Net foreign translation loss through May 31, 2022	-	-	-	-	-	-	(28,654)	(28,654)	(611)	(29,265)
Net (loss) income through May 31, 2022	-	-	-	-	-	(1,949,246)	-	(1,949,246)	1,370	(1,947,876)
Business combination June 1, 2022: 60P LLC into 60P, Inc. (Note 6)	(18,855,165)	(4,979,365)	2,348,942	235	4,979,130	-	-	-	-	-
Issuance of common stock	-	-	37,067	4	185,331	-	-	185,335	-	185,335
Net foreign translation gain after June 1, 2022	-	-	-	-	-	-	26,527	26,527	611	27,138
Net (loss) income after June 1, 2022	-	-	-	-	-	(4,232,474)	-	(4,232,474)	2,566	(4,229,908)
Balance- December 31, 2022	-	$-	2,386,009	$239	$5,164,461	$(28,815,148)	$73,708	$(23,576,740)	$(572,320)	$(24,149,060)

	For the Year Ended December 31, 2023
	Series A Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive Income	Total Shareholders’ Equity (Deficit) Attributable	Noncontrolling Interest on	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Loss)	to 60P	Shareholders	(Deficit)
Balance-December 31, 2022	-	$-	2,386,009	$239	$5,164,461	$(28,815,148)	$73,708	$(23,576,740)	$(572,320)	$(24,149,060)
Cancellation of common stock	-	-	(1,451,000)	(145)	145	-	-	-	-	-
Share-based compensation to vendors for services	-	-	1,482,799	148	5,682,908	-	-	5,683,056	-	5,683,056
Conversion of debt into common stock upon initial public offering	-	-	1,707,179	171	7,989,427	-	-	7,989,598	-	7,989,598
Conversion of debt into Series A Preferred Stock upon initial public offering	80,965	10,128,500	-	-	-	-	-	10,128,500	-	10,128,500
Warrants reclassed from derivative liabilities to equity	-	-	-	-	838,748	-	-	838,748	-	838,748
Issuance of common stock pursuant to IPO, net of underwriting discounts, commissions, and deferred offering costs of $1,266,740	-	-	1,415,095	141	6,235,135	-	-	6,235,276	-	6,235,276
Issuance of common stock upon exercise of warrants	-	-	184,447	18	1,131,753	-	-	1,131,771	-	1,131,771
Voluntary conversion of Series A Preferred Stock into common stock	(2,162)	(270,460)	45,560	5	270,455	-	-	-	-	-
Share-based compensation under 2022 Equity Incentive Plan	-	-	40,000	4	528,922	-	-	528,926	-	528,926
Contribution from noncontrolling interest	-	-	-	-	(548,380)	-	-	(548,380)	548,380	-
Deemed capital contribution for related party compensation expense (Note 11)	-	-	-	-	163,228	-	-	163,228	-	163,228
Net foreign translation gain	-	-	-	-	-	-	61,853	61,853	-	61,853
Net loss	-	-	-	-	-	(3,765,702)	-	(3,765,702)	(48,098)	(3,813,800)
Balance- December 31, 2023	78,803	$9,858,040	5,810,089	$581	$27,456,802	$(32,580,850)	$135,561	$4,870,134	$(72,038)	$4,798,096

See accompanying notes to these consolidated financial statements which are an integral part of these consolidated financial statements.

60 DEGREES PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,813,800)	$(6,177,784)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation	21,162	27,648
Amortization	29,157	5,118
Amortization of Debt Discount	669,148	1,090,387
Amortization of ROU Asset	50,053	46,020
Amortization of Note Issuance Costs	67,728	74,496
Amortization of Capitalized Share-Based Payments	994,643	-
Share-Based Compensation to Vendors for Services	212,605	-
Share-Based Compensation under 2022 Equity Incentive Plan	528,926	-
Deemed Capital Contribution for Related Party Compensation Expense (Note 11)	163,228	-
Gain (Loss) on Debt Extinguishment	1,231,480	(120,683)
Change in Fair Value of Derivative Liabilities	37,278	10,312
Derivative Expense	399,725	504,613
Change in Fair Value of Promissory Note	(5,379,269)	-
Inventory Reserve	(160,338)	160,338
Changes in Operating Assets and Liabilities:
Accounts Receivable	(185,367)	100,397
Prepaid and Other Assets	(522,370)	24,902
Inventory	212,747	10,126
Accounts Payable and Accrued Liabilities	(214,734)	169,990
Accrued Interest	1,265,361	2,685,678
Reduction of Lease Liability	(50,273)	(46,795)
Deferred Compensation	(100,000)	425,257
Net Cash Used in Operating Activities	(4,542,910)	(1,009,980)

CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of Patents	(39,982)	(33,063)
Purchases of Property and Equipment	(57,623)	-
Acquisition of Intangibles	(18,283)	(27,070)
Net Cash Used in Investing Activities	(115,888)	(60,133)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of Deferred Offering Costs	(150,420)	(68,629)
Proceeds from IPO and Over-Allotment, net of underwriting discounts and commissions paid at closing of $1,047,692	6,454,325	-
Proceeds from the Exercise of Warrants	1,131,771	-
Proceeds from Notes Payable	650,000	800,000
Proceeds from Notes Payable - Related Parties	-	305,000
Repayment of Notes Payable	(1,611,111)	-
Proceeds from Advances - Related Party	250,000	185,335
Repayment of Related Party Advances	(250,000)	-
Net Cash Provided by Financing Activities	6,474,565	1,221,706

Foreign Currency Translation Gain (Loss)	61,853	(2,127)

Change in Cash	1,877,620	149,466
Cash-Beginning of Period	264,865	115,399
Cash-End of Period	$2,142,485	$264,865

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid During the Year for Interest	$179,117	$2,193
Cash paid During the Year for Income Taxes	$1,000	$1,000

NONCASH INVESTING/FINANCING ACTIVITIES
Conversion of Debt into Common Stock	$7,989,598	$-
Conversion of Related Party Advance into Common Stock	$-	$185,335
Conversion of Debt into Series A Preferred Stock	$10,128,500	$-
Conversion of Series A Preferred Stock into Common Stock	$270,460	$-
Capitalized Share-Based Payments to Vendors	$4,916,555	$-
Additions to ROU Assets for Lease Renewal	$50,922	$-
Additions to Lease Liabilities for Lease Renewal	$50,570	$-
Conversion of 60P LLC Member Units to Common Stock	$-	$4,979,365
Debt Discount Recorded in Connection with Derivative Liabilities	$650,000	$1,105,000
Stock Issued for Payment of Deferred Compensation	$520,000	$-
Stock Issued for Acquisition of Intangibles	$33,895	$-
Fair Value of Warrants Issued to Underwriters	$301,416	$-
Reclassification of Liability-classified Warrants to Equity-classified	$838,748	$-

See accompanying notes to these consolidated financial statements which are an integral part of these consolidated financial statements.

60 DEGREES PHARMACEUTICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

60 Degrees Pharmaceuticals, Inc. was incorporated in Delaware on June 1, 2022 and merged on the same day with 60 Degrees Pharmaceuticals, LLC, a District of Columbia limited liability company organized on September 9, 2010 (“60P LLC”). 60 Degrees Pharmaceuticals, Inc. and its subsidiary (referred to collectively as the “Company”, “60P”, or “60 Degrees Pharmaceuticals”) is a specialty pharmaceutical company that specializes in the development and marketing of new medicines for the treatment and prevention of infectious diseases. 60P achieved FDA approval of its lead product, ARAKODA® (tafenoquine), for malaria prevention, in 2018. Currently, 60P’s pipeline under development covers development programs for tick-borne fungal and other viral diseases utilizing three of the Company’s future products: (i) new products that contain the Arakoda regimen of tafenoquine; (ii) new products that contain tafenoquine; and (iii) celgosivir. The Company’s headquarters are located in Washington, D.C., with a majority-owned subsidiary in Australia.

Initial Public Offering

On July 14, 2023, the Company closed its initial public offering consisting of 1,415,095 units at a price of $5.30 per unit for $6,454,325 in net proceeds, after deducting the underwriting discount and commission and other estimated offering expenses paid by the Company at closing (the “IPO”). Each unit consisted of one share of common stock of the Company, par value $0.0001 per share, one tradeable warrant to purchase one share of common stock at an exercise price of $6.095 per share (a “Tradeable Warrant”), and one non-tradeable warrant to purchase one share of the Company’s common stock at an exercise price of $6.36 per share (a “Non-tradeable Warrant”). The Tradeable Warrants and Non-Tradeable Warrants are immediately exercisable on the date of issuance and will expire five years from the date of issuance (July 12, 2023 to July 12, 2028).

The Company granted the underwriters a 45-day over-allotment option to purchase up to 212,265 shares of the Company’s common stock at a price of $5.28 per share and/or 212,265 Tradeable Warrants at a price of $0.01 per Tradeable Warrant and/or 212,265 Non-tradeable Warrants at $0.01 per Non-tradeable Warrant, or any combination thereof (the “Over-Allotment”). On July 13, 2023, the underwriters partially exercised the Over-Allotment and purchased an additional 100,644 Tradeable Warrants and 100,644 Non-tradeable Warrants. The Company also issued to the underwriters warrants to purchase 84,906 shares of the Company’s common stock, at an exercise price of $5.83 per share, equal to 110% of the offering price per unit (the “Representative Warrants”). The Representative Warrants are exercisable for a period of five years from the date of issuance (July 14, 2023 to July 14, 2028).

The units were offered and sold pursuant to the Company’s Registration Statement on Form S-1, as amended (File No. 333-269483), originally filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2023 (the “Registration Statement”) and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended. The Registration Statement was declared effective by the SEC on July 11, 2023. The common stock and tradeable warrants began trading on The Nasdaq Capital Market on July 12, 2023 under the symbols “SXTP” and “SXTPW,” respectively. The closing of the IPO occurred on July 14, 2023. See Note 6 for further details.

Risks and Uncertainties

The Company is subject to risks common to companies in the biopharmaceutical industry including, but not limited to, the risks associated with developing product candidates and successfully launching and commercializing its drug/device combination products, the Company’s ability to obtain regulatory approval of its such products in the United States and other geography markets, the uncertainty of the broad adoption of its approved products by physicians and consumers, and significant competition.

In addition, higher rates of inflation have resulted in the U.S. Federal Reserve raising interest rates. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may further increase economic uncertainty and heighten these risks. Furthermore, if additional banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, the Company or its partners’ ability to access existing cash, cash equivalents and investments may be threatened and could have a material adverse effect on the Company’s business and financial condition, including the Company’s ability to access additional capital on favorable terms, or at all, which could in the future negatively affect the Company’s ability to pursue its business strategy.

Going Concern

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. However, the Company has not demonstrated the ability to generate enough revenues to date to cover operating expenses and has accumulated losses to date. This condition, among others, raises substantial doubt about the ability of the Company to continue as a going concern for one year from the date these financial statements are issued.

In view of these matters, continuation as a going concern is dependent upon the Company’s ability to meet its financial requirements, raise additional capital, and achieve gross profitability from their single marketed product. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

Management plans to fund operations of the Company through third party and related party debt/advances, private placement of restricted securities and the issuance of stock in a subsequent offering until such a time as the business achieves profitability or a business combination may be achieved.

On December 31, 2023, the Company had cash and cash equivalents totaling $2,142,485, as compared to cash and cash equivalents totaling $264,865 at December 31, 2022. During the twelve months ended December 31, 2023, the Company used cash of $4,542,910 in its operating activities.

The Company’s future results are subject to substantial risks and uncertainties. The Company has operated at a loss for its entire history and there can be no assurance that it will ever achieve or maintain profitability. The Company has historically funded its operations primarily with proceeds from sales of common stock and warrants for the purchase of common stock, sales of preferred stock, proceeds from the issuance of convertible debt and borrowings under loan and security agreements.

The Company expects to need to raise additional capital under structures available to the Company, including debt and/or equity offerings, which may not be on favorable terms. The Company would not have sufficient funds to meet its obligations within twelve months from the issuance date of these consolidated financial statements. As such, there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about the Company’s ability to continue as a going concern. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting the Company’s ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Company raises funds through collaborations, or other similar arrangements with third parties, it may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to the Company and/or may reduce the value of its common stock. If the Company is unable to raise additional funds through equity or debt financings when needed, it may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market its product candidates even if the Company would otherwise prefer to develop and market such product candidates itself.

The Company also expects to use cash and cash equivalents to fund activities relating to commercial support for its existing product and any future clinical research trials and operating activities. The Company’s future liquidity and capital requirements will depend on numerous factors, including the initiation and progress of clinical trials and research and product development programs; obtaining regulatory approvals and complying with applicable laws and regulations; the timing and effectiveness of product commercialization activities, including marketing arrangements; the timing and costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; and the effect of competing technological and market developments.

The Company’s capital commitments over the next twelve months include interest obligations on the Company’s debt arrangements of $8,772, $13,650 for payments due under operating lease liabilities, and $506,206 to satisfy accounts payable and accrued expenses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of 60P and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company has prepared the accompanying consolidated financial statements pursuant to the instructions to Form 10-K and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature.

Principles of Consolidation and Noncontrolling Interest

The Company’s consolidated financial statements include the financial statements of its majority owned subsidiary 60P Australia Pty Ltd, as well as the financial statements of 60P Singapore Pty Lte, a wholly owned subsidiary of 60P Australia Pty Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation. 60P Singapore Pty Lte was closed via dissolution as of March 31, 2022. 60P Singapore Pty Lte was originally set up to conduct research in Singapore. The entity had no assets and its liabilities were to both 60P Australia Pty Ltd, its direct owner, and 60P. Through consolidation accounting the closure of the business unit resulted in a currency exchange gain.

For entities that are consolidated, but not 100% owned, a portion of the income or loss and corresponding equity is allocated to owners other than the Company. The aggregate of the income or loss and corresponding equity that is not owned by us is included in Noncontrolling Interest in the consolidated financial statements.

On August 2, 2023, Geoffrey Dow assigned his interest in 60P Australia Pty Ltd, of 904,436 common shares to the Company for no consideration, thereby increasing the proportional ownership of 60P, Inc. in 60P Australia Pty Ltd from 87.53% to 96.61%. The purpose of this assignment was to eliminate the related party conflict associated with Geoffrey Dow’s ultimate beneficial ownership in 60P Australia Pty Ltd being greater than that of other 60P, Inc. shareholders. The increase in the Company’s proportional interest is reflected as a Contribution from Noncontrolling Interest in the accompanying Consolidated Statements of Shareholders’ and Members’ Equity (Deficit).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and those estimates may be material. Significant estimates include the reserve for inventory, deferred compensation, derivative liabilities, and valuation allowance for the deferred tax asset.

Cash and Cash Equivalents

The Company’s cash consists of cash deposited in demand accounts at financial institutions, which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company considers short-term highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash and cash equivalents, at times, may exceed the FDIC insurable limits (currently $250,000). The Company has not experienced any losses related to amounts in excess of FDIC Limits. The Company periodically assesses the credit risk associated with these financial institutions and believes that the risk of loss is minimal. The Company does not hold any cash equivalents, which would consist of highly liquid investments with original maturities of three months or less at the time of purchase.

Accounts Receivable and Allowance for Doubtful Accounts

The Company records accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the trade accounts receivable balances and charged to the provision for doubtful accounts. Based on the Company’s history there has been no need to make a recording to Allowance for Doubtful Accounts. Most of the Company’s revenue has been earned via government contracts, an Australian pharmaceutical distributor and a large American pharmaceutical distributor. There was no allowance as of December 31, 2023 and December 31, 2022. As the Company continues to engage with smaller distributors, we will continue to analyze whether an allowance should be established. At December 31, 2023, the US government accounted for 13% of the outstanding accounts receivable balance (66% at December 31, 2022) and the American pharmaceutical distributor accounted for 79% of the outstanding accounts receivable balance (30% for the year ended December 31, 2022).

Inventory

Inventories are stated at the lower of cost or net realizable value. Cost is comprised of direct materials and, where applicable, costs that have been incurred in bringing the inventories to their present location and condition. The Company uses the Specific Identification method per lot. A box price is calculated per lot number and sales are recognized by their lot number.

The Company regularly monitors its inventory levels to identify inventory that may expire or has a cost basis in excess of its estimated realizable value, and records write-downs for inventory that has expired, inventory that has a cost basis in excess of its expected net realizable value, and inventory in excess of expected sales requirements. Any write-downs of inventories are charged to Cost of Revenues in the Consolidated Statements of Operations and Comprehensive Loss. During the year ended December 31, 2023, write-downs for expired inventory totaled $191,111 ($162,222 for the year ended December 31, 2022).

Property and Equipment

Property and equipment are stated at cost. Normal repairs and maintenance costs are charged to earnings as incurred and additions and major improvements are capitalized. The cost of assets retired or otherwise disposed of and the related depreciation are eliminated from the accounts in the period of disposal and the resulting gain or loss is credited or charged to earnings.

Depreciation is computed over the estimated useful lives of the related asset type or term of the operating lease using the straight-line method for financial statement purposes. The estimated service lives for Property and Equipment is either three (3), five (5) or seven (7) years.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and identifiable intangibles with finite useful lives, are periodically evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We look for indicators of a trigger event for asset impairment and pay attention to any adverse change in the extent or manner in which the asset is being used or in its physical condition. Assets are grouped and evaluated for impairment at the lowest level of which there are identifiable cash flows, which is generally at a location level. Assets are reviewed using factors including, but not limited to, our future operating plans and projected cash flows. The determination of whether impairment has occurred is based on an estimate of undiscounted future cash flows directly related to the assets, compared to the carrying value of the assets. If the sum of the undiscounted future cash flows of the assets does not exceed the carrying value of the assets, full or partial impairment may exist. If the asset’s carrying amount exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined using an income approach, which requires discounting the estimated future cash flows associated with the asset.

Intangible Assets

The Company capitalizes its patent and filing fees and legal patent and prosecution fees in connection with internally developed pending patents. When pending patents are issued, patents will be amortized over the expected period to be benefitted, not to exceed the patent lives, which may be as long as ten to fifteen years.

Website Development Costs

The Company accounts for website development costs in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic No. 350-50, Website Development Costs. Accordingly, all costs incurred in the planning stage are expensed as incurred, costs incurred in the website application and infrastructure development stage that meet specific criteria are capitalized and costs incurred in the day-to-day operation of the website are expensed as incurred. All costs associated with the websites are subject to straight-line amortization over a three-year period.

Gain/Loss on Debt Extinguishment

Gain or loss on debt extinguishment is generally recorded upon an extinguishment of a debt instrument or the conversion of certain of the Company’s convertible debt determined to have variable share settlement features. Gain or loss on extinguishment of debt is calculated as the difference between the reacquisition price and net carrying amount of the debt, which includes unamortized debt issuance costs and the fair value of any related derivative instruments. In the case of debt instruments for which the fair value option has been elected, the net carrying value is equal to its fair value on the date of extinguishment and no gain or loss is recognized.

Derivative Liabilities

The Company assesses the classification of its derivative financial instruments each reporting period, which formerly consisted of bridge shares, convertible notes payable, and certain warrants, and determined that such instruments qualified for treatment as derivative liabilities as they met the criteria for liability classification under ASC 815. As of December 31, 2023, the Company’s derivative financial instruments consist of contingent payment arrangements.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, (“ASC 480”), Distinguishing Liabilities from Equity and FASB ASC Topic No. 815, Derivatives and Hedging (“ASC 815”). Derivative liabilities are adjusted to reflect fair value at each reporting period, with any increase or decrease in the fair value recorded in the results of operations (other income/expense) as change in fair value of derivative liabilities. The Company uses a Monte Carlo Simulation Model to determine the fair value of these instruments.

Upon conversion or repayment of a debt or equity instrument in exchange for equity shares, where the embedded conversion option has been bifurcated and accounted for as a derivative liability (generally convertible debt and warrants), the Company records the equity shares at fair value on the date of conversion, relieves all related debt, derivative liabilities, and unamortized debt discounts, and recognizes a net gain or loss on debt extinguishment, if any.

Equity or liability instruments that become subject to reclassification under ASC Topic 815 are reclassified at the fair value of the instrument on the reclassification date.

Equity-Classified Warrants

The Company accounts for the Tradeable Warrants, the Non-tradeable Warrants, the Representative Warrants, and the Bridge Warrants (following the IPO, see Note 6) as equity-classified instruments based on an assessment of the warrants’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. This assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the respective issuance dates and as of each subsequent reporting period while the warrants are outstanding.

IPO and Over-Allotment

The Over-Allotment option granted to the underwriters was evaluated in accordance with the guidance in ASC 480 and ASC 815 and was determined to meet all of the criteria for equity classification. The Company allocated the proceeds from the sale of the IPO units (net of offering costs paid at closing and deferred offering costs incurred prior to the IPO) between the common stock, the Tradeable Warrants, the Non-tradeable Warrants, and the Over-Allotment, using the relative fair value method.

Original Issue Discount (“OID”)

For certain notes issued, the Company may provide the debt holder with an original issue discount. The original issue discount is recorded as a debt discount and is amortized to interest expense using the effective interest method over the life of the debt in the Consolidated Statements of Operations and Comprehensive Loss.

Debt Issuance Costs

Debt issuance costs paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense over the life of the underlying debt instrument, in the Consolidated Statements of Operations and Comprehensive Loss, with the exception of certain debt for which we elected the fair value option. Debt issuance costs associated with debt for which the fair value option is elected are expensed as incurred.

Income Taxes

60 Degrees Pharmaceuticals, Inc. is a corporation and has accepted the default taxation status of C corporation. The Merger in 2022 (See Note 6) did not materially impact tax matters as 60P LLC had elected to be taxed as a C corporation for income tax purposes at the beginning of 2022. The District of Columbia (“DC”) taxes corporations on form D-20 (DC Corporation Franchise Tax Return) and returns have a minimum tax due of $250 if gross receipts are at $1 million or less and $1,000 if above. The tax years that remain subject to examination by major tax jurisdictions include the years ended December 31, 2020, 2021, 2022 and 2023.

60P Australia Pty Ltd. is subject to the taxes of the Australian Taxation Office and 60P Singapore Pte Ltd. was subject to the taxes of the Inland Revenue Authority of Singapore prior to its dissolution as of March 31, 2022.

Management assesses, on a jurisdictional basis, the available means of recovering deferred tax assets, including the ability to carry-back net operating losses, the existence of reversing temporary differences, the availability of tax planning strategies and available sources of future taxable income. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the U.S. Federal, state and net deferred tax assets, and, as a result, a full valuation allowance has been set against its net deferred tax assets as of December 31, 2023 and December 31, 2022.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax examinations. As of December 31, 2023 and December 31, 2022, no reserves for uncertain tax positions have been established.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2023 and 2022 the Company did not recognize interest and penalties related to unrecognized tax benefits.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, inventory purchases, and borrowings.

Significant customers represent any customer whose business makes up 10% of receivables or revenues. At December 31, 2023, significant customers represented 92% of receivables (consisting of three customers and two significant customers at 79% and 13%, respectively) and 93% of total net revenues (consisting of two significant customers at 72% and 21%, respectively). At December 31, 2022, 96% of the Company’s receivables (consisting of three customers and two significant customers at 66% and 30%), and 100% of total net revenues (consisting of four customers and three significant at 40%, 39% and 14%, respectively).

Currently, the Company has exclusive relationships with distributors in Australia and Europe. A failure to perform by any of our current distributors would create disruption for patients in those markets. The US government has historically been the Company’s largest customer through a purchase support contract and a clinical study. Both of those activities ended in 2022 and near-term receivables and revenues from the government are not currently anticipated to be significant.

Since the Company first started working on tafenoquine all inventory has been acquired in a collaborative relationship from a sole vendor. Should the vendor cease to supply tafenoquine it would take significant costs and efforts to rebuild the supply chain with a new sole vendor sourcing the active pharmaceutical ingredient (“API”).

As of December 31, 2023, 0% (85% at December 31, 2022) of the Company’s non-related party debt is held by Knight Therapeutics, previously the senior secured lender and also a publicly traded Canadian company.

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. To date, the Company has managed its business in one identifiable segment.

Revenue Recognition

The Company recognizes revenue in accordance with FASB ASC Topic No. 606, Revenue from Contracts with Customers (“ASC 606”). Revenues are recognized when control is transferred to customers in amounts that reflect the consideration the Company expects to be entitled to receive in exchange for those goods. Revenue recognition is evaluated through the following five steps: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied. As part of the accounting for these arrangements, the Company may be required to make significant judgments, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each performance obligation.

Revenues from product sales are recorded at the net sales price, or “transaction price,” which may include estimates of variable consideration that result from product returns. The Company determines the amount of variable consideration by using either the expected value method or the most-likely-amount method. The Company includes the unconstrained amount of estimated variable consideration in the transaction price. The amount included in the transaction price reflects the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment. Reserves are established for the estimates of variable consideration based on the amounts the Company expects to be earned or to be claimed on the related sales.

The Company receives the majority of its revenues from sales of its Arakoda™ product to resellers in the US and abroad. The Company records US commercial revenues as a receivable when our American distributor transfers shipped product to their title model for 60P. Foreign sales to both Australia and Europe are recognized as a receivable at the point product is shipped to distributor. The shipments to Australia and Europe are further subject to profit sharing agreements for boxes sold to customers.

Research and Development Costs

The Company accounts for research and development costs in accordance with FASB ASC Subtopic No. 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, research and development costs are expensed as incurred. Accordingly, internal research and development costs are expensed as incurred. Prepaid research and development costs are deferred and amortized over the service period as the services are provided.

The Company recorded $691,770 in research and development costs during the year ended December 31, 2023 ($525,563 for the year ended December 31, 2022). During the year ended December 31, 2023, the Company has also issued shares of common stock to nonemployees in exchange for research and development services. The Company recognizes prepaid research and development costs on the grant date, as defined in FASB ASC Subtopic No. 718, Compensation-Stock Compensation. See Note 11 for further details.

Fair Value of Financial Instruments and the Fair Value Option (“FVO”)

The carrying value of the Company’s financial instruments included in current assets and current liabilities (such as cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses) approximate their fair value due to the short-term nature of such instruments.

The inputs used to measure fair value are based on a hierarchy that prioritizes observable and unobservable inputs used in valuation techniques. These levels, in order of highest to lowest priority, are described below:

Level 1	-	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2	-	Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3	-	Unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company may choose to elect the FVO for certain eligible financial instruments, such as certain Promissory Notes, in order to simplify the accounting treatment. Items for which the FVO has been elected are presented at fair value in the Consolidated Balance Sheets and any change in fair value unrelated to credit risk is recorded in Other Expense, net in the Consolidated Statements of Operations and Comprehensive Loss. Changes in fair value related to credit risk are recognized in Other Comprehensive Loss. As a result of the completion of the IPO, all financial instruments for which the FVO was elected were extinguished. See Note 8 for more information on the extinguishment of the Promissory Notes.

The Company’s financial instruments recorded at fair value on a recurring basis at December 31, 2023, and December 31, 2022 include Derivative Liabilities, which are carried at fair value based on Level 3 inputs. See Note 9 for more information on Derivative Liabilities.

Liabilities measured at fair value at December 31, 2023 and 2022 are as follows:

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative Liabilities	$-	$-	$2,306,796	$2,306,796
Total	$-	$-	$2,306,796	$2,306,796

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative Liabilities	$-	$-	$1,494,200	$1,494,200
Total	$-	$-	$1,494,200	$1,494,200

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented. However, certain liabilities measured at fair value and using Level 3 inputs were extinguished during the year. A rollforward of level 3 liabilities measured at fair value for the years ended December 31, 2023 and 2022 are presented in Notes 8 and 9 for Promissory Notes and Derivative Liabilities, respectively.

Assets and Liabilities Not Measured at Fair Value on a Recurring Basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, the Company also measures certain assets and liabilities at fair value on a nonrecurring basis. The Company’s non-financial assets, including Intangible Assets and Property and Equipment, are measured at fair value when there is an indication of impairment and the carrying amount exceeds the assets’ projected undiscounted cash flows. These assets are recorded at fair value only when an impairment charge is recognized.

As of December 31, 2023 and 2022, the fair value of Cash and Cash Equivalents, Accounts Receivable, Prepaid Expenses and Other Current Assets, and Accounts Payable and Accrued Expenses approximated their carrying values due to the short-term nature of these assets and liabilities.

Foreign Currency Transactions and Translation

The individual financial statements of each group entity are measured and presented in the currency of the primary economic environment in which the entity operates (its functional currency). The consolidated financial statements of the Company are presented in US dollars, which is the functional currency of the Company and the presentation currency for the consolidated financial statements.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the group’s foreign operations are mostly translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized as a component of other comprehensive income (loss) as Unrealized Foreign Currency Translation Gain (Loss).

Exchange rates along with historical rates used in these financial statements are as follows:

Average Exchange Rate
	Year Ended December 31,		As of
Currency	2023	2022	December 31, 2023	December 31, 2022
1 AUD =	0.66 USD	0.69 USD	0.68 USD	0.68 USD
1 SGD =	NA	1.02 AUD*	NA	1.02 AUD*

*	Through 4/30/2022 (account closure date)

Reclassifications

Certain prior period amounts have been reclassified for consistency with the current period presentation. These reclassifications had no material effect on the consolidated results of operations and comprehensive loss, shareholders’ and members’ equity (deficit), or cash flows.

Share-Based Payments

On November 22, 2022, the Company adopted the 2022 Equity Incentive Plan also referred to as (“2022 Plan”). The 2022 Plan and related share-based awards are discussed more fully in Note 11.

The Company measures compensation for all share-based payment awards granted to employees, directors, and nonemployees, based on the estimated fair value of the awards on the date of grant. For awards that vest based on continued service, the service-based compensation cost is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. For service vesting awards with compensation expense recognized on a straight-line basis, at no point in time does the cumulative grant date value of vested awards exceed the cumulative amount of compensation expense recognized. The grant date is determined based on the date when a mutual understanding of the key terms of the share-based awards is established. The Company accounts for forfeitures as they occur.

The Company estimates the fair value of all stock option awards as of the grant date by applying the Black-Scholes option pricing model. The application of this valuation model involves assumptions, including the fair value of the common stock, expected volatility, risk-free interest rate, expected dividends and the expected term of the option. Due to the lack of a public market for the Company’s common stock prior to the IPO and lack of company-specific historical implied volatility data, the Company has based its computations of expected volatility on the historical volatility of a representative group of public companies with similar characteristics of the Company, including stage of development and industry focus. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin Topic 14, Share-Based Payment, to calculate the expected term for stock options, whereby, the expected term equals the midpoint of the weighted average remaining time to vest, vesting period and the contractual term of the options due to its lack of historical exercise data. The risk-free interest rate is based on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of significant judgment.

Compensation expense for restricted stock units (“RSUs”) with only service-based vesting conditions is recognized on a straight-line basis over the vesting period. Compensation cost for service-based RSUs is based on the grant date fair value of the award, which is the closing market price of the Company’s common stock on the grant date multiplied by the number of shares awarded.

For awards that vest upon a liquidity event or a change in control, the performance condition is not probable of being achieved until the event occurs. As a result, no compensation expense is recognized until the performance-based vesting condition is achieved, at which time the cumulative compensation expense is recognized. Compensation cost related to any remaining time-based service for share-based awards after the liquidity-based event is recognized on a straight-line basis over the remaining service period.

For fully vested, nonforfeitable equity instruments that are granted at the date the Company and a nonemployee enter into an agreement for goods or services, the Company recognizes the fair value of the equity instruments on the grant date. The corresponding cost is recognized as an immediate expense or a prepaid asset and expensed over the service period depending on the specific facts and circumstances of the agreement with the nonemployee. See Note 11 for further details.

Leases

The Company applies ASC Topic 842, Leases (“ASC 842”) to its operating leases, which are reflected on the consolidated balance sheets within Right of Use (ROU) Asset and the related current and non-current operating Lease Liability. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from lease agreements. Operating lease expense is recognized on a straight-line basis over the lease term, subject to any changes in the lease or expectation regarding the terms. Variable lease costs such as common area maintenance, property taxes and insurance are expensed as incurred.

The Company determines if an arrangement is a lease at contract inception. The Company’s contracts are determined to contain a lease when all of the following criteria, based on the specific circumstances of the arrangement, are met: (1) there is an identified asset for which there are no substantive substitution rights; (2) the Company has the right to obtain substantially all of the economic benefits from the identified asset; and (3) the Company has the right to direct the use of the identified asset.

At the commencement date, operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of future lease payments over the expected lease term. The Company’s lease agreement does not provide an implicit rate. As a result, the Company utilizes an estimated incremental borrowing rate (“IBR”), to discount lease payments, which represents the rate of interest the Company would pay to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.

Net Loss per Common Share

Net Loss per Common Share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during each period. For the purposes of calculating the weighted average number of common shares outstanding for periods prior to the Merger (See Note 6), each of 60P LLC’s outstanding membership units as of June 1, 2022 have been retrospectively adjusted for the equivalent number of common shares issued pursuant to the Merger. The cumulative dividends accrued on the Series A Preferred Stock during the period are reflected as an addition to net loss in determining basic and diluted net loss attributable to common stockholders.

As the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Segment Information

A single management team that reports to the Chief Executive Officer comprehensively manages the business. Accordingly, the Company does not have separately reportable segments.

Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through April 1, 2024, which is the date the financial statements were issued. See Note 13.

Recently Adopted and Issued Accounting Pronouncements

From time to time, the FASB issues Accounting Standards Updates (“ASU”) to amend the authoritative literature in the ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on these consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from U.S. GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company adopted this pronouncement on January 1, 2022; however, the adoption of this standard did not have a material effect on the Company’s consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.

This latter standard provides clarification and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (such as warrants) that remain equity classified after modification or exchange. This standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Issuers should apply the new standard prospectively to modifications or exchanges occurring after the effective date of the new standard.

Early adoption is permitted, including adoption in an interim period. If an issuer elects to early adopt the new standard in an interim period, the guidance should be applied as of the beginning of the fiscal year that includes that interim period. The Company’s adoption of this standard in 2022 did not have a material effect on the Company’s consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities in accordance with Accounting Standards Codification Topic 606. ASU 2021-08 is effective for fiscal years beginning after December 15, 2022 and early adoption is permitted. The Company’s adoption of ASU 2021-08 did not have an effect on its consolidated financial statements.

In November 2023, the FASB issued 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands annual and interim disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses and segment profit or loss. The ASU also requires entities with a single reportable segment to provide all segment disclosures under ASC 280, including the new required disclosures under the ASU. The ASU is effective for all public entities with fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The ASU must be applied retrospectively. The Company is currently evaluating the impact that ASU 2023-07 will have on its financial statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (ASC 740): Improvements to Income Tax Disclosures, which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact that ASU 2023-09 will have on its financial statement disclosures.

3. INVENTORY

Inventory consists of the following major classes:

	December 31, 2023	December 31, 2022
Raw Material (API)	$-	$397,487
Work in Process	278,987	97,486
Finished Goods	187,182	183,943
Total Inventory	466,169	678,916
Reserve for Expiring Inventory	-	(160,338)
Inventory, net	$466,169	$518,578

4. PROPERTY AND EQUIPMENT

As of December 31, 2023 and 2022, Property and Equipment, net consists of:

	December 31,	December 31,
	2023	2022
Lab Equipment	$132,911	$132,911
Machinery	55,800	-
Computer Equipment	14,084	12,261
Furniture	3,030	3,030
Property and Equipment, at cost	205,825	148,202
Accumulated Depreciation	(148,064)	(126,902)
Property and Equipment, Net	$57,761	$21,300

Depreciation expenses for the years ended December 31, 2023 and 2022 were in the amount of $21,162 and $27,648, respectively.

5. INTANGIBLE ASSETS

As of December 31, 2023 and 2022, Intangible Assets, net consist of:

	December 31, 2023	December 31, 2022
Patents	$185,595	$145,613
Website Development Costs	79,248	27,070
Intangible Assets, at cost	264,843	172,683
Accumulated Amortization	(37,585)	(8,428)
Intangible Assets, net	$227,258	$164,255

During the years ended December 31, 2023 and 2022, the Company capitalized website development or related costs of $52,178 and $27,070, respectively, in connection with the upgrade and enhancement of functionality of the corporate website at www. 60degreespharma.com. Amortization expense for the years ended December 31, 2023, and 2022 was in the amount of $29,157 and $5,118, respectively.

The following table summarizes the estimated future amortization expense for our patents and website development costs as of December 31, 2023:

Period	Patents	Website Development Costs
2024	$6,612	$26,416
2025	6,612	23,303
2026	6,612	3,974
2027	6,612	-
2028	6,612	-
Thereafter	41,817	-
Total	$74,877	$53,693

The Company additionally has $93,545 in capitalized patent expenses that will become amortizable as the patents they are associated with are awarded.

6. STOCKHOLDERS’ EQUITY

On June 1, 2022, 60P LLC entered into the Agreement and Plan of Merger with 60 Degrees Pharmaceuticals, Inc., pursuant to which 60P LLC merged into 60 Degrees Pharmaceuticals, Inc. (the “Merger”). The value of each outstanding member’s membership interest in 60P LLC was correspondingly converted into common stock of 60 Degrees Pharmaceuticals, Inc., par value $0.0001 per share, with a cost basis equal to $5 per share.

Pursuant to the Certificate of Incorporation of 60 Degrees Pharmaceuticals, Inc., the Company’s authorized shares consist of (a) 150,000,000 shares of common stock, par value $0.0001 per share and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 80,965 have been designated as Series A Non-Voting Convertible Preferred Stock (“Series A Preferred Stock”). As of December 31, 2023, 5,810,089 shares of Common Stock and 78,803 shares of Series A Preferred Stock are issued and outstanding.

Common Stock

On June 30, 2022 the Company issued 37,067 shares of common stock to its Chief Executive Officer for $185,335 at a purchase price of $5 per share.

In January and March 2023, the Board of Directors, with the consent of Tyrone Miller and Geoffrey S. Dow, respectively, approved resolutions to cancel an aggregate of 192,101 shares of common stock issued to Tyrone Miller and 1,258,899 shares of common stock issued to the Geoffrey S. Dow Revocable Trust to allow the Company to issue new shares to vendors in exchange for valuable services to be provided for use in the Company’s operations. The cancelled shares represented approximately 61% of the issued and outstanding shares as of December 31, 2022.

In January and March 2023, the Company issued a total of 1,443,000 shares of common stock to certain vendors as payment for services rendered or to be provided to the Company.

In connection with the closing of the Company’s IPO as discussed in Note 1, the Company issued common stock as follows:

●	As a result of the effectiveness of the Registration Statement on July 11, 2023, the Company issued a total of 40,000 restricted shares of common stock to the following directors and in the amounts listed: (i) Stephen Toovey (10,000 restricted shares of common stock), (ii) Charles Allen (10,000 restricted shares of common stock), (iii) Paul Field (10,000 restricted shares of common stock) and (iv) Cheryl Xu (10,000 restricted shares of common stock), by virtue of the terms of the agreements discussed in Note 12.

●	On July 13, 2023, the Company issued 31,447 shares of common stock upon the exercise of 31,447 Bridge Warrants (as defined below).

●	On July 14, 2023, the IPO closed, and the Company issued 1,415,095 shares of common stock from the sale of units at a price of $5.30 per unit, generating $6,454,325 in net proceeds, after deducting the underwriting discount and commission and other estimated IPO expenses paid at closing. As a result of the completion of the IPO and as required under the terms of the respective agreements, on July 14, 2023:

o	The Company issued an aggregate of 383,908 shares of common stock upon conversion of the 2022 and 2023 Bridge Notes and the Related Party Notes described in Note 8.

o	The Company issued 29,245 shares of common stock to BioIntelect as deferred equity compensation valued in the amount of $155,000.

o	The Company issued 214,934 shares of common stock upon conversion of the Xu Yu Note, including the Amendment described in Note 8.

o	The Company issued 1,108,337 shares of common stock to Knight upon conversion of the cumulative outstanding principal as of March 31, 2022 at the conversion price detailed in Note 8 (representing 19.9% of our outstanding common stock after giving effect to the IPO).

●	On July 17, 2023 the Company issued 60,000 shares of common stock upon the exercise of 60,000 Non-tradeable Warrants.

●	On July 17, 2023, the Company issued 93,000 shares of common stock upon the exercise of 93,000 Tradeable Warrants.

●	On July 28, 2023, the Company issued 45,560 shares of common stock to Knight upon conversion of 2,162 shares of Series A Preferred Stock.

On December 28, 2023, the Company issued 10,554 shares of common stock to Red Chip as deferred equity compensation valued in the amount of $40,000, as required by the terms of the investment relations consulting agreement described in Note 7.

Common Stock Warrants

In May 2022 and May 2023, in connection with the issuance of the Related Party Notes and the 2022 and 2023 Bridge Notes as described in Note 8, the Company issued five-year warrants to each of the noteholders with an exercise price dependent on the IPO price (collectively, the “Bridge Warrants”). The number of shares issuable upon exercise of the warrants was contingent on the number of shares issued upon conversion of the notes following the Company’s IPO. As of the closing of the Company’s IPO, the Bridge Warrants became exercisable into an aggregate of 231,917 shares of the Company’s common stock, 79,926 of which are held by related parties and have an exercise price of $4.77 (90% of the IPO price), and 151,991 with an exercise price of $5.83 (110% of the IPO Price). Prior to the IPO, the Bridge Warrants were classified as derivative liabilities in accordance with the provisions of ASC 815 and were carried at their respective fair values. (See Note 9). In connection with the IPO, the terms of the Bridge Warrants became fixed. The Company determined the event resulted in equity classification for the Bridge Warrants and, accordingly, the Company remeasured the warrant liabilities to fair value, and reclassified the warrants to Additional Paid-in Capital.

On July 12, 2023, the Company executed a Warrant Agent Agreement with Equity Stock Transfer, LLC, acting as warrant agent for the IPO, which sets forth the procedures for registering, transferring and exercising the Tradeable Warrants and Non-tradeable Warrants issued in connection with the IPO. The Company accounts for the Tradeable Warrants, the Non-tradeable Warrants, and the Representative Warrants (defined in Note 1) as equity-classified financial instruments.

There were no equity-classified warrants issued or outstanding prior to the Company’s IPO. The following table presents information related to stock warrants at December 31, 2023:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Total outstanding, December 31, 2022	-	$-	-
Reclassified from Derivative Liabilities	231,917	5.46	4.15
Granted	3,116,384	6.22	5.00
Exercised	(184,447)	6.14	5.00
Forfeited	-	-	-
Expired	-	-	-
Total outstanding, December 31, 2023	3,163,854	$6.17	4.47
Total exercisable, December 31, 2023	3,163,854	$6.17	4.47

There were no warrant exercises, forfeitures, or expirations prior to the IPO. During the year ended December 31, 2023, the Company received aggregate cash proceeds of $1,131,771 upon the exercise of 31,447 Bridge Warrants, 60,000 Non-tradeable Warrants, and 93,000 Tradeable Warrants.

The following table summarizes the significant assumptions used in determining the fair value of equity classified warrants on the respective grant or reclassification dates for the year ended December 31, 2023:

2023
Stock price	$4.68 - 5.30
Exercise price	$4.77 - 6.36
Risk-free interest rate	4.07 - 4.40%
Expected volatility	90 - 105%
Expected term (years)	3.86 - 5.00
Expected dividend yield	0.00%

Series A Preferred Stock

As described in Note 8, as a result of the completion of the IPO and as required under the terms of the Knight Debt Conversion Agreement, the Company converted the entirety of the accumulated interest on the Convertible Knight Loan as of March 31, 2022 into 80,965 shares of Series A Preferred Stock at the Conversion Price detailed below. On July 25, 2023, the Company converted 2,162 shares of Series A Preferred Stock into 45,560 shares of Common Stock at the conversion rate detailed below. No shares of Series A Preferred Stock were issued or outstanding as of December, 31, 2022.

The holders of shares of Series A Preferred Stock have the rights, preferences, powers, restrictions and limitations as set forth below.

Voting Rights - The holders of shares of Series A Preferred Stock are not entitled to any voting rights.

Dividends - From and after the date of issuance of any share of Seies A Preferred Stock, cumulative dividends shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 6.0% per annum on the sum of the Liquidation Value (as defined below). Accrued dividends shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Series A Preferred Stock. On March 31 of each calendar year, any accrued and unpaid dividends shall accumulate and compound on such date, and are cumulative until paid or converted. Holders of shares of Series A Preferred Stock are entitled to receive accrued and accumulated dividends prior to and in preference to any dividend, distribution, or redemption on shares of Common Stock or any other class of securities that is designated as junior to the Series A Preferred Stock. From the issuance date of the Series A Preferred Stock, or July 14, 2023, to December 31, 2023, accrued dividends on outstanding shares of Series A Preferred Stock totaled $220,714. As of December 31, 2023, the Company has not declared or paid any dividends.

Liquidation Rights - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock then outstanding will share ratably in any distribution of the remaining assets and funds of the Company with all other stockholders as if each share of Series A Preferred Stock had been converted by the Company to Common Stock as described below.

Conversion Rights - The Company has the right, in its sole discretion, to convert all or any portion of the outstanding shares of Series A Preferred Stock (including any fraction of a share), plus the aggregate accrued or accumulated and unpaid dividends thereon into a number of shares of Common Stock determined by (i) multiplying the number of shares to be converted by $100 per share, as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions (the “Liquidation Value”), (ii) plus all accrued and accumulated and unpaid dividends on such shares to be converted, and then (ii) dividing the result by the then-effective Conversion Price in effect, provided that such conversion would not result in the holders of shares of Series A Preferred Stock owning more than 19.9% of the outstanding shares of common stock on an as-converted basis. The “Conversion Price” is equal to the lesser of (a) the Liquidation Value, (b) the offering price per share of Common Stock in the Company’s IPO, or (c) the 10-day volume weighted average price per share of Common Stock, as reasonably determined by the Company.

7. DEFERRED COMPENSATION

In 2020, the Company received consulting services from Biointelect Pty Ltd. of Australia (“Biointelect”) with a value of $100,000, which was payable contingent upon a future capital raise and was non-interest bearing. On May 5, 2022, the Company agreed to modify their contract with Biointelect. Previously, Biointelect potentially could earn $60,000 in deferred cash compensation and $400,000 in warrants in connection with a fundraise and other services provided. As the Company considered this compensation unlikely, it agreed to restructure by increasing the cash component to $100,000, tying $155,000 in equity compensation to an IPO or future qualifying transaction while leaving $245,000 in equity compensation with the original triggering events. As a result of the completion of the IPO and as required under the terms of the agreement with BioIntelect, the Company issued 29,245 shares of common stock to BioIntelect as deferred equity compensation and remitted payment in cash of $100,000 in full satisfaction of its obligations with respect to the services provided.

Also in 2020, the Company entered into an agreement with Latham Biopharma for contingent compensation. On June 17, 2022 the Company and Latham Biopharma agreed to convert the $57,198 of deferred compensation that was earned and due and $12,500 of accrued expenses into a 100% contingent deferred compensation amount of $38,900 in cash and $60,000 in common shares of the Company if, within five years after 2022 the Company nets at least $10,000,000 in an IPO or any private financing that secures the retirement and/or conversion to equity of all secured debt excluding the loans advanced by the Small Business Administration. Then before the year ended December 31, 2022, the Company and Latham Biopharma initiated an agreement that converted the entire deferred compensation into 65,000 shares valued at $5 per share. As of December 31, 2022, the Company recognized a contingent liability related to the subsequent agreement of $325,000. On January 26, 2023, the Company issued 65,000 shares to Latham Biopharma in full satisfaction of its obligations with respect to the services provided.

In March 2023, the Company signed an investment relations consulting agreement with Red Chip. This agreement obligated the Company to issue Red Chip $40,000 of Rule 144 stock, based on the 30-day average of the publicly traded common shares after the IPO. All shares were deemed earned immediately upon signing, acceptance, and execution of the agreement. On December 28, 2023, the Company issued 10,554 shares to Red Chip in full satisfaction of its obligations with respect to the services provided.

8. DEBT

Knight Therapeutics, Inc.

On December 27, 2019 the Company restructured its cumulative borrowing with its senior secured lender, Knight Therapeutics, Inc. (‘Knight’), into a note for the principal amount of $6,309,823 and accrued interest of $4,160,918 and a debenture of $3,483,851 (collectively, the ‘Knight Loan’). The Knight Loan had a maturity date of December 31, 2023. The principal and accrued interest portion of the Knight Loan bore an annual interest rate of 15%, compounded quarterly, whereas the debenture had a 9% interest rate until April 23, 2023 at which point interest ceased accruing. As of December 31, 2022, the aggregate outstanding balance of the Knight Loan was $20,596,595. In January 2023, the Company and Knight executed the Knight Debt Conversion Agreement, pursuant to which the parties agreed to add a conversion feature to the cumulative outstanding Knight Loans, which was accounted for as a debt extinguishment, described further below.

Note, including Amendment

On October 11, 2017 the Company issued a promissory note (“Note”) with an individual investor in the amount of $750,000. The Note was set to mature 60 days after the Knight Loans were repaid. The Note originally bore an interest rate of 5% from inception for the first six months and 10% per annum thereafter both compounded quarterly. On December 11, 2022, the Company and the individual investor amended the Note (“the Amendment”). The Amendment added a provision to automatically convert the outstanding principal and accumulated interest through March 31, 2022 into common shares in the event the Company consummated an IPO. The Amendment also provided the lender the option to convert the outstanding principal and accumulated interest through March 31, 2022 into equity shares of the Company at the maturity date, which option would expire 30 days after maturity. Cumulative interest after March 31, 2022 was to be forfeited should the lender elect to convert the Note into equity.

At the Amendment date, the Company recorded a discount of $120,683 related to the excess fair value of the Note and incurred costs with third parties directly related to the Amendment of $1,767, which were amortized over the remaining life of the debt using the effective interest method. Amortization of the discount on the Note for the years ended December 31, 2023 and 2022 was $52,628 and $4,955, respectively. Interest expense related to the Note, for the years ended December 31, 2023 and 2022 was $66,558 and $115,546, respectively.

As a result of the completion of the IPO and as required under the terms of the Note, including the Amendment, the outstanding principal and accrued interest through March 31, 2022 converted to 214,934 shares of our common stock at a conversion rate equal to the IPO price, in full satisfaction of the outstanding debt obligation. The Company recognized a debt extinguishment gain of $223,077 upon conversion, representing the difference (i) the reacquisition price, consisting of the fair value of the common shares issued, and (ii) the net carrying value of the debt, inclusive of unamortized discounts and issuance costs, on the date of conversion.

Promissory notes are summarized as follows at December 31, 2023:

	Knight Therapeutics	Note, including amendment	Bridge Notes	Total
Promissory Notes (including accrued interest), at fair value	$-	$-	$-	$-
Promissory Notes (including accrued interest)	-	-	-	-
Less Current Maturities	-	-	-	-
Long Term Promissory Notes	$-	$-	$-	$-

Promissory notes are summarized as follows at December 31, 2022:

	Knight Therapeutics	Note, including amendment	Bridge Notes	Total
Promissory Notes (including accrued interest)	$16,319,986	$1,109,783	$535,901	$17,965,670
Less Current Maturities	16,319,986	-	535,901	16,855,887
Long Term Promissory Notes	$-	$1,109,783	$-	$1,109,783

Convertible Promissory Notes and Warrants

During May 2022, the Company executed promissory notes having a face amount of $888,889. The notes contained an original issue discount of 10% ($88,889) and debt issuance costs of $91,436, resulting in net proceeds of $708,564. These notes bore interest at 10% with a default interest rate of 15% and were unsecured. The notes were due at the earlier of one year from the issuance date or the closing of an IPO (the “2022 Bridge Notes”). In connection with the issuance of the 2022 Bridge Notes, the Company agreed to issue common stock to each noteholder equivalent to 100% of the face amount of the note divided by the IPO price per share. Additionally, each of these note holders were entitled to receive five-year (5) fully vested warrants upon the closing of the IPO, with an exercise price of 110% of the IPO price (See Note 6). In May 2023, the maturity date for the 2022 Bridge Notes was extended for an additional two months. In exchange for extension of the maturity date, the Company agreed to additional cash payments totaling $22,222 due to the holders of the 2022 Bridge Notes at maturity (the “Extension Payments”).

During May 2023, the Company executed promissory notes having an aggregate face amount of $722,222. The notes contained an original issue discount of 10% ($72,222) and the Company incurred debt issuance costs of $95,000, resulting in net proceeds to the Company of $555,000. These notes bore interest at 10% with a default interest rate of 15% and were unsecured. The notes were due at the earlier of one-year from the issuance date or the closing of an IPO (the “2023 Bridge Notes”). In connection with the issuance of the 2023 Bridge Notes, the Company also agreed to issue common stock to each note holder equivalent to 100% of the face amount of the note divided by the IPO price per share. Additionally, each of these noteholders were entitled to receive five-year (5) fully vested warrants upon the closing of the IPO, with an exercise price of 110% of the IPO price.

The Company performed an evaluation of the conversion features embedded in the Bridge Notes and the warrants and concluded that such instruments qualify for treatment as derivative liabilities under ASC 815 and require bifurcation from the host contract. Derivative liabilities are carried at fair value at each balance sheet date, and any changes in fair value are recognized in the accompanying Consolidated Statements of Operations and Comprehensive Loss. See Note 9 for further details.

As a result of the completion of the IPO and as required under the terms of the 2022 and 2023 Bridge Notes, the Company issued the holders 303,982 shares of common stock, determined by the outstanding principal balance of each note divided by the IPO price. In addition, the Company made cash payments to the holders of the 2022 and 2023 Bridge Notes totaling $1,749,488 for the outstanding principal, accrued interest and Extension Payments (2022 Bridge Notes only), in full settlement of the outstanding debt obligations. The embedded derivative liability (conversion feature) was marked to market on the settlement date, and the Company recognized a debt extinguishment loss of $614,670 upon settlement, representing the difference between (i) the reacquisition price, consisting of cash and shares, and (ii) the net carrying value of the debt including associated derivative liabilities on the date of conversion.

Related Party Notes

During May 2022, the Company executed convertible promissory notes with the Company’s Chief Executive Officer and a family member related to the Chief Executive Officer, having an aggregate face amount of $338,889. The notes contained an original issue discount of 10% ($33,888) and debt issuance costs of $34,289, resulting in net proceeds of $270,711. These notes bore interest at 6% with a default interest rate of 15% and were unsecured. The notes were due at the earlier of one-year (1) from the issuance date or the closing of an IPO (the “Related Party Notes”). In May 2023, the maturity date for the Related Party Notes was extended for an additional two months. In exchange for extension of the maturity date, the Company agreed to additional cash payments totaling $8,472 due to the holders of the Related Party Notes at maturity (the “Extension Payments”). Upon the closing of the IPO, these notes were mandatorily convertible at a conversion rate determined at a 20% discount to the IPO price, discussed further below. Additionally, each of these note holders received five-year (5) fully vested warrants upon the closing of the IPO, with an exercise price of 90% of the IPO price.

The Company performed an evaluation of the conversion features embedded in the Related Party Notes and the warrants and concluded that such instruments qualified for treatment as derivative liabilities under ASC 815 and required bifurcation from the host contract. See Note 9 for further details.

Bridge Notes and Related Party Notes are summarized as follows at December 31, 2023 and 2022:

	2022 Bridge Notes	Related Party Notes	2023 Bridge Notes
Issuance date of promissory notes	May 2022	May 2022	May 2023
Maturity date of promissory notes	1	1	2
Interest rate	10%	6%	10%
Default interest rate	15%	15%	15%
Collateral	Unsecured	Unsecured	Unsecured
Conversion rate	3	3	3

Face amount of notes	$888,889	$338,889	$-
Less: unamortized debt discount	(407,555)	(155,443)	-
Add: accrued interest on promissory notes	54,567	11,651	-
Balance - December 31, 2022	$535,901	$195,097	$-
Face amount of notes	-	-	-
Less: unamortized debt discount	-	-	-
Add: accrued interest on promissory notes	-	-	-
Balance - December 31, 2023	$-	$-	$-

1 -	earlier of 1 year from date of issuance or closing of IPO, later extended to July 2023
2 -	earlier of 1 year from date of issuance or closing of IPO
3 -	see discussion above for (a) and (b)

For the years ended December 31, 2023 and 2022, the Company recorded amortization of debt discounts, including issuance costs, of $670,550 and $664,780, respectively.

As a result of the completion of the IPO and as required under the terms of the Related Party Notes, the entirety of the outstanding principal balance converted to 79,926 shares of common stock at a conversion rate equal to 80% of the IPO price, fully satisfying the Company’s obligations with respect to the principal amount. In addition, the Company made cash payments to the related party holders totaling $31,968 in full settlement of the outstanding accrued interest and Extension Payments. The Company recognized a final mark to market adjustment of the embedded derivative liability (conversion feature), and as a result, no gain or loss was recognized on the debt extinguishment.

Knight Debt Conversion

On January 9, 2023, and in two subsequent amendments, the Company and Knight Therapeutics agreed to extinguish Knight’s debt in the event of an IPO. Key points of this agreement are as follows:

●	The Parties agreed to fix Knight’s cumulative debt to the value as it stood on March 31, 2022, which consisted of $10,770,037 in principal and $8,096,486 in accumulated interest should the Company execute an IPO that results in gross proceeds of at least $7,000,000 prior to December 31, 2023. Should an IPO not occur by January 1, 2024 then all terms of the original debt would resume including any interest earned after March 31, 2022.

●	The Parties agreed to convert the fixed principal amount into (i) that number of shares of common stock equal to dividing the principal amount by an amount equal to the offering price of the common stock in the IPO discounted by 15%, rounding up for fractional shares, in a number of common shares up to 19.9% of the Company’s outstanding common stock after giving effect of the IPO; (ii) the Company will make a milestone payment of $10 million to Knight if, after the date of a Qualifying IPO, the Company sells Arakoda™ or if a Change of Control (as per the definition included in the original loan agreement dated on December 10, 2015) occurs, provided that the purchaser of Arakoda™ or individual or entity gaining control of the Borrower is not the Lender or an affiliate of the Lender; (iii) following the License and Supply agreement dated on December 10, 2015 and subsequently amended on January 21, 2019, an expansion of existing distribution rights to tafenoquine/Arakoda™ to include COVID-19 indications as well as malaria prevention across the Territory as defined in said documents, subject to US Army approval; and (iv) Company will retain Lender or an affiliate to provide financial consulting services, management, strategic and/or regulatory advice of value $30,000 per month for five years (the parties will negotiate the terms of that consulting agreement separately in good faith).

●	The parties agreed to convert the accrued interest into that number of shares of a new class of preferred stock (the “Preferred Stock”) by dividing the fixed accumulated interest by $100.00, then rounding up. The Preferred Stock shall have the following rights, preferences, and designations: (i) have a 6% cumulative dividend accumulated annually on March 31; (ii) shall be non-voting stock; (iii) are not redeemable, (iv) be convertible to shares of common stock at a price equal to the lower of (1) the price paid for the shares of common stock in the initial public offering and (2) the 10 day volume weighted average share price immediately prior to conversion; and (v) conversion of the preferred stock to common shares will be at the Company’s sole discretion. Notwithstanding the foregoing, the Preferred Stock shall not be converted into shares of common stock if as a result of such conversion Knight will own 19.9% or more of our outstanding common stock.

●	In addition to the conversion of the debt, for a period commencing on January 1, 2022 and ending upon the earlier of 10 years after the Closing or the conversion or redemption in full of the Preferred Stock, Company shall pay Lender a royalty equal to 3.5% of the Company’s net sales (the “Royalty”), where “Net Sales” has the same meaning as in the Company’s license agreement with the U.S. Army for tafenoquine. Upon success of the Qualified IPO, the Company shall calculate the royalty payable to Knight at the end of each calendar quarter. The Company shall pay to Knight the royalty amounts due with respect to a given calendar quarter within fifteen (15) business days after the end of such calendar quarter. Each payment of royalties due to Knight shall be accompanied by a statement specifying the total gross sales, the net sales and the deductions taken to arrive to net sales. For clarification purposes, the first royalty payment will be performed following the above instructions, on the first calendar quarter in which the Qualified IPO takes place and will cover the sales for the period from January 1, 2022 until the end of said calendar quarter.

The Company evaluated the January 9, 2023 exchange agreement in accordance with ASC 470-50 and concluded that the debt qualified for debt extinguishment because a substantial conversion feature was added to the debt terms. Upon extinguishment, the Company recorded a loss upon extinguishment in the amount of $839,887 and elected to recognize the new debt under the ASC 825 fair value option until it is settled.

A reconciliation of the beginning and ending balances for the Convertible Knight Note, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows for the year ended December 31, 2023:

Convertible Knight Note, at fair value
Promissory Notes, at fair value at December 31, 2022	$-
Fair value at modification date - January 9, 2023	21,520,650
Fair value - mark to market adjustment	(5,379,269)
Accrued interest recognized	1,293,549
Extinguishment of Promissory Notes	(17,434,930)
Promissory Notes, at fair value at December 31, 2023	$-

As a result of the completion of the IPO and as required under the terms of the Knight Debt Conversion Agreement, the cumulative outstanding principal as of March 31, 2022 converted to 1,108,337 shares of common stock (representing 19.9% ownership of the Company’s common stock after giving effect to the IPO). In addition, the entirety of the accumulated interest as of March 31, 2022 converted into 80,965 shares of Series A Preferred Stock at the conversion rate detailed above, in full satisfaction of the Company’s obligations with respect to the accumulated interest. Upon consummation of the IPO and under the terms of the Knight Debt Conversion Agreement, the Company became obligated to the contingent milestone payments and the accumulated Royalty discussed above, which value was included in the reacquisition price of the debt upon extinguishment. The Company recognized a final mark-to-market adjustment of $6,105,066 to adjust the Convertible Knight Loan to its fair value on the date of settlement, and as a result, no gain or loss was recognized on the debt extinguishment.

The Company performed an evaluation of the contingent payment features and concluded that the contingent milestone payment is a freestanding financial instrument that meets the definition of a derivative under ASC 815, and accordingly, the fair value of the derivative liability is marked to market each reporting period until settled. The future Royalty payment due to Knight was determined to be an embedded component of the Series A Preferred Stock, however is exempt from derivative accounting under the ASC 815 scope exception for specified volumes of sales or service revenues. Therefore, the Company accrues a royalty expense within cost of sales as sales are made.

Debenture

On April 24, 2019, 60P entered into the Knight debenture of $3,000,000 with an original issue discount of $2,100,000, which was being amortized using the effective interest method. The Company subsequently restructured the Knight Loans, including the debenture, pursuant to the Knight Debt Conversion Agreement (see above). $13,696 of the original issue discount was amortized to interest expense in 2023 prior to the amendment ($500,103 during the year ended December 31, 2022) and the unamortized original issue discount at December 31, 2023 was $0 ($279,061 at December 31, 2022) as a result of the debt conversion (discussed above), which was accounted for as a debt extinguishment.

The Knight debenture as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Original Debenture	$-	$3,000,000
Unamortized Debt Discount	-	(279,061)
Debenture Prior to Accumulated Interest	-	2,720,939
Accumulated Interest	-	1,555,670
Debenture	$-	$4,276,609

SBA COVID-19 EIDL

On May 14, 2020, the Company received COVID-19 EIDL lending from the Small Business Administration (SBA) in the amount of $150,000. The loan bears interest at an annual rate of 3.75% calculated on a monthly basis. The Company was committed to make $731 monthly payments first due June 4, 2021. On March 31, 2021, the SBA announced the deferment period was extended an additional eighteen months. Thus, the Company was first obligated to start making interest payments of $731 on November 4, 2022. The balance as of December 31, 2023 and 2022 is $159,023 and $163,022, respectively. The current maturity at December 31, 2023 is $8,772 and the long-term liability is $150,251 ($2,750 and $160,272 at December 31, 2022, respectively). The loan is collateralized by all tangible and intangible personal property of the Company. The Company is prohibited from accepting future advances under any superior liens on the collateral without the prior consent of SBA.

The current future payment obligations of the principal are as follows:

Period	Principal Payments
2024	$-
2025	-
2026	683
2027	3,228
2028	3,342
Thereafter	142,747
Total	$150,000

Due to the deferral, the Company is expected to make a balloon payment of approximately $28,154 to be due on 10/12/2050.

Related Party Advances

In March 2023, the Company received a $200,000 short term advance from the Geoffrey S. Dow Revocable Trust. In April 2023, the Company received $50,000 as a short-term advance from management. The Geoffrey S. Dow Revocable Trust contributed $23,000 and Tyrone Miller contributed $27,000. On May 11, 2023, these short term advances were refunded in full for an aggregate amount of $250,000.

9. DERIVATIVE LIABILITIES

In accordance with the provisions of ASC 815, derivative liabilities are initially measured at fair value at the commitment date and subsequently remeasured at each reporting period, with any increase or decrease in the fair value recorded in the results of operations within other income/expense as the change in fair value of derivative liabilities. As discussed in Note 8 above, certain of the Company’s bridge shares, warrants and convertible notes (containing an embedded conversion feature) were previously accounted for as derivative liabilities. The bridge shares and related conversion features were derecognized upon conversion on the date of the IPO. The Bridge Warrants (defined in Note 6) were previously accounted for as derivative liabilities as there was an unknown exercise price and number of shares associated with each instrument. In connection with the IPO, the terms of the Bridge Warrants became fixed. The Company determined the event resulted in equity classification for the Bridge Warrants. Accordingly, the Company remeasured the warrant liabilities to fair value, and reclassified the warrants to additional paid-in capital on the IPO date. As of December 31, 2023, derivative liabilities consist of the contingent milestone payment due to Knight upon a future sale of Arakoda™ or a Change of Control (See Note 8). The valuation of the contingent milestone payment includes significant inputs such as the timing and probability of discrete potential exit scenarios, forward interest rate curves, and discount rates based on implied and market yields.

In connection with the valuation of the Company’s derivative liabilities related to the 2022 Bridge Notes and warrants, the Company determined a fair value on the commitment date (May 24, 2022) of $1,483,888. As the fair value of the derivative liabilities exceeded the net proceeds received of $979,275, the Company recorded a debt discount at the maximum amount allowed (the face amount of the debt less the OID and debt issuance costs, as detailed in Note 8), which required the excess to be recorded as a derivative expense.

Derivative expense recorded during the year ended December 31, 2022 is summarized as follows:

Commitment Date	May 24, 2022
Fair value of derivative liabilities	$1,483,888
Less: face amount of debt	(979,275)
Derivative expense	$504,613

In connection with the valuation of the Company’s derivative liabilities related to the 2023 Bridge Notes and warrants, the Company determined a fair value on the commitment date (May 8, 2023) of $954,725. As the fair value of the derivative liabilities exceeded the net proceeds received of $555,000, the Company recorded a debt discount at the maximum amount allowed (the face amount of the debt less the OID and debt issuance costs detailed in Note 8) and recorded the excess as derivative expense.

Derivative expense recorded during the year ended December 31, 2023 is summarized as follows:

Commitment Date	May 8, 2023
Fair value of derivative liabilities	$954,725
Less: face amount of debt	(555,000)
Derivative expense	$399,725

A reconciliation of the beginning and ending balances for the derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows at December 31, 2023 and 2022:

	Bridge Shares	Warrants	Convertible Notes Payable	Contingent Milestone Payment	Total
Derivative liabilities - December 31, 2022	$834,352	$578,164	$81,684	$-	$1,494,200
Fair value - mark to market adjustment	13,798	(15,320)	(1,312)	-	(2,834)
Fair value - commitment date	680,276	274,449	-	-	954,725
Fair value - mark to market adjustment prior to conversion or reclassification	(105,790)	1,455	(45,207)	-	(149,542)
Conversion of convertible promissory notes	(1,422,636)	-	(35,165)	-	(1,457,801)
Reclassification of warrants to equity	-	(838,748)	-	-	(838,748)
Recognition of contingent milestone liability	-	-	-	2,117,142	2,117,142
Fair value - mark to market adjustment	-	-	-	189,654	189,654
Derivative liabilities - December 31, 2023	$-	$-	$-	$2,306,796	$2,306,796

A reconciliation of the beginning and ending balances for the derivative liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) is as follows at December 31, 2022 and 2021:

	Bridge Shares	Warrants	Convertible Notes Payable	Total
Derivative liabilities - December 31, 2021	$-	$-	$-	$-
Fair value - commitment date	823,687	565,007	95,194	1,483,888
Fair value - mark to market adjustment	10,665	13,157	(13,510)	10,312
Derivative liabilities - December 31, 2022	$834,352	$578,164	$81,684	$1,494,200

Changes in fair value of derivative liabilities (mark to market adjustment) are included in other income (expense) in the accompanying consolidated statements of operations and comprehensive loss. During the year ended December 31, 2023, the Company recorded a net change in the fair of derivative liabilities of ($37,278). During the year ended December 31, 2022, the Company recorded a net change in the fair value of derivative liabilities of ($10,312).

On the respective commitment dates (Day 1 valuation), the fair value of the Company’s potential future issuances of common stock related to common stock issued with promissory notes, warrants and embedded conversion features in convertible promissory notes was established with an estimate using the Monte Carlo Simulation Model to compute fair value. The Monte Carlo simulation requires the input of assumptions, including our stock price, the volatility of our stock price, remaining term in years, expected dividend yield, and risk-free rate. In addition, the valuation model considered the probability of the occurrence or nonoccurrence of an IPO within the terms of liability-classified financial instruments, as an IPO could potentially impact the settlement.

At each subsequent reporting period, the Company remeasures the fair value of liability-classified bridge shares, warrants and embedded conversion features in convertible promissory notes using the Monte Carlo simulation. The assumptions used to perform the Monte-Carlo Simulation as of the respective commitment dates, as well as December 31, 2022 were as follows:

Commitment Dates	May 2023	May 2022
Stock price	$5.30	$5.00
Volatility	115.1%	99.7%
Expected term (in years) - Notes	0.99	1.00-1.03
Expected term (in years) - Warrants	4.99	5.00
Risk-free interest rate	4.80%	2.76% - 2.84%
Dividend yield	0%	0%
IPO probability (prior to note maturity date)	95%	95%

Mark to Market	December 31, 2022
Stock price	$5.00
Volatility	101.9%
Expected term (in years) - Notes	0.39 - 0.41
Expected term (in years) - Warrants	4.39
Risk-free interest rate	4.06%
Dividend yield	0%
IPO probability (prior to note maturity date)	95%

10. INCOME TAXES

Loss before provision (benefit) for income taxes for the years ended December 31, 2023 and 2022 consisted of the following:

	For the Year Ended December 31,
	2023	2022
United States	$(3,006,861)	$(5,807,367)
Foreign	(806,689)	(369,917)
Total Loss before Income Taxes	$(3,813,550)	$(6,177,284)

The components of the provision (benefit) for income taxes consisted of the following:

	For the Year Ended December 31,
	2023	2022
Current:
Federal	$-	$-
State	250	500
Foreign	-	-
Total current provision (benefit)	250	500
Deferred:
Federal	-	-
State	-	-
Foreign	-	-
Total deferred provision (benefit)	-	-
Total Benefit	$250	$500

The reconciliation between income taxes computed at the U.S. statutory income tax rate to the Company’s provision (benefit) for income taxes for the years ended December 31, 2023 and 2022 are as follows:

	For the Year Ended December 31,
	2023		2022
Benefit for income taxes at 21% rate	$(800,846)	21.0%	$(1,297,230)	21.0%
State income taxes, net of federal benefit	(364,618)	9.6	(478,515)	7.7
Impact of non-U.S. earnings	(33,994)	0.9	(33,897)	0.5
Permanent differences	280,654	(7.4)	-	0.0
Change in fair value of promissory note	(1,129,646)	29.6	-	0.0
Non-deductible interest expense	304,962	-8.0	-	0.0
Other reconciling items, net	2,042,657	(53.6)	683,359	(11.1)
Change in valuation allowance	(298,919)	7.8	1,126,783	(18.2)
Benefit for Income Taxes	$250	(0.1)%	$500	(0.1)%

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2023 and 2022 are as follows:

	As of December 31,
	2023	2022
Deferred tax assets:
Net operating loss carry-forward	$3,453,126	$3,338,726
Non-deductible reserves	1,058	-
Capitalized R&D costs	189,893	-
Lease liability	3,756	-
Share-based compensation	94,034	-
Gross deferred tax assets	3,741,867	3,338,726
Less valuation allowance	(3,043,135)	(3,338,726)
Total deferred tax assets, net of valuation allowance	698,732	-
Deferred tax liabilities:
Right of use asset	(3,719)	-
Prepaid expenses	(695,013)	-
Total deferred tax liabilities	(698,732)	-

Net deferred tax liabilities	$-	$-

The valuation allowance increased by $295,591 during 2023. In determining the need for a valuation allowance, the Company has given consideration to its worldwide cumulative loss position when assessing the weight of the sources of taxable income that can be used to support the realization of deferred tax assets. The Company has assessed, on a jurisdictional basis, the available means of recovering deferred tax assets, including the ability to carry-back net operating losses, the existence of reversing temporary differences, the availability of tax planning strategies and available sources of future taxable income. The Company has determined that it is more likely than not that the Company will not recognize the benefits of the U.S. Federal, state and net deferred tax assets, and, as a result, a full valuation allowance has been set against its net deferred tax assets as of December 31, 2023 and December 31, 2022.

At December 31, 2023, the Company had U.S. federal and state net operating loss carryforwards of approximately $6,339,101 and $6,338,851 respectively. At December 31, 2022, the Company had U.S. federal and state net operating loss carryforwards of approximately $5,807,867 and $5,807,367, respectively. The U.S. federal and state net operating losses carryforward indefinitely but may only be used to offset 80% of annual taxable income due to the Tax Cuts and Jobs Act. The Company had $6,835,123 and $6,560,235 of foreign net operating loss carryforwards which carryforward indefinitely at December 31, 2023 and December 31, 2022, respectively.

The Company complies with the provisions of ASC 740-10 in accounting for its uncertain tax positions. ASC 740-10 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740-10 and therefore has not included a tabular roll forward of unrecognized tax benefits. As there are no uncertain tax positions recognized, interest and penalties have not been accrued. The Company is subject to income tax in the United States, as well as various state and international jurisdictions. The Company has not been audited by any state tax authorities in connection with income taxes. The Company has not been audited by international tax authorities or any states in connection with income taxes.

The Company’s tax years December 31, 2020 through December 31, 2023 generally remain open to adjustment for all federal, state and foreign tax matters until its net operating loss and tax credit carryforwards are utilized or expire prior to utilization, and the applicable statutes of limitation have expired in the utilization year. The federal and state tax authorities can generally reduce a net operating loss (but not create taxable income) for a period outside the statute of limitations in order to determine the correct amount of net operating loss which may be allowed as a deduction against income for a period within the statute of limitations.

Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and interest limitation carryforwards that can be utilized annually to offset future taxable income and tax, respectively. There could be additional ownership changes in the future, which may result in additional limitations on the utilization of the NOL and tax credit carryforwards.

The Company conducts business globally and, as a result, it files income tax returns in U.S. federal and state jurisdictions and in Australia. In the normal course of business, the Company may be subject to examination by taxing authorities throughout the world. The tax years that remain subject to examination by major tax jurisdictions include the years ended December 31, 2020, 2021, 2022 and 2023. As of December 31, 2023, the Company is not under income tax examination in any jurisdiction.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when the Company believes that certain positions might be challenged despite its belief that its tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax examinations. As of December 31, 2023 and December 31, 2022, no reserves for uncertain tax positions have been established.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as income tax expense. During the years ended December 31, 2023 and 2022 the Company did not recognize interest and penalties related to unrecognized tax benefits.

11. SHARE-BASED COMPENSATION

The following is a summary of share-based compensation expenses reported in the Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
	2023	2022
Research and Development	$192,371	$-
General and Administrative Expenses	1,543,803	-
Total Share-Based Compensation Expense Included in Operating Expenses	$1,736,174	$-

On November 22, 2022, the Company adopted the 2022 Equity Incentive Plan (the “2022 Plan”), which provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards to eligible employees, directors and consultants, to be granted from time to time by the Board of Directors of the Company. The 2022 Plan provides for an automatic increase in the number of shares available for issuance beginning on January 1, 2023 and each January 1 thereafter, by 4% of the number of outstanding shares of common stock on the immediately preceding December 31, or such number of shares as determined by the Board of Directors. As of December 31, 2023, the number of remaining shares available for issuance under the 2022 Plan is equal to 305.

Stock Grants

On July 11, 2023, the Company recognized $187,200 of share-based compensation expense upon the issuance of 40,000 shares of common stock to the Company’s Board of Directors, by virtue of the terms of the agreements described in Note 12, which is reflected in general and administrative expenses in the consolidated statement of operations.

Stock Options

The Company grants stock options to employees, non-employees, and Directors with exercise prices equal to the closing price of the underlying shares of the Company’s common stock on the Nasdaq Capital Market on the date that the options are granted. Options granted generally have a term of five years from the grant date and are subject to vesting as determined in the individual award agreement. As of December 31, 2023, stock options granted under the 2022 Plan consist of options granted to directors of the Company on the IPO date, which were fully vested on the date of grant. The Company estimates the fair value of stock options on the grant date by applying the Black-Scholes option pricing valuation model.

The following table summarizes the significant assumptions used in determining the fair value of options on the respective grant dates or modification dates for the year ended December 31, 2023:

2023
Weighted-average grant date fair value	$3.16
Risk-free interest rate	4.33%
Expected volatility	110.0%
Expected term (years)	3.18
Expected dividend yield	0.00%

The following table summarizes the Company’s stock option activities:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (Years)
Options outstanding, December 31, 2022	-	$-	$-	-
Granted	37,736	5.30	-	5.00
Exercised	-	-	-	-
Forfeited	-	-	-	-
Expired	-	-	-	-
Options outstanding, December 31, 2023	37,736	$5.30	$-	4.53

Options vested and exercisable, December 31, 2023	37,736	$5.30	$-	4.53

The aggregate intrinsic value in the table above reflects the difference between the Company’s closing stock price on the last trading day of the period and the exercise price of the options, multiplied by the number of in-the-money stock options. The intrinsic value of stock options changes based on the price of the Company’s common stock.

For the year ended December 31, 2023, the Company recognized $119,246 of compensation expense related to stock option awards ($0 for the year ended December 31, 2022). No stock options were exercised, forfeited, or expired during the period presented. At December 31, 2023, the Company had no unrecognized share-based compensation expense related to unvested options.

The Company also has compensation agreements with two executives and a consultant, which provide the individuals the right to an aggregate of 740,000 stock options that are subject to shareholder approval to increase the number of shares available under the 2022 Plan. These options are subject to vesting annually over five years with the first vesting date being December 31, 2024, and have an exercise price that was initially equal to the closing share price on the date of the IPO and later amended to $1.00 per share. Pursuant to the directors’ agreements described in Note 12, the agreements provide for the issuance of an aggregate of 30,188 stock options to our directors with an exercise price of $5.30 per share, vesting 100% on July 11, 2024, also contingent on the receipt of shareholder approval. For accounting and disclosure purposes, no fair value has been ascribed to these stock option awards as no grant date (as defined in ASC 718) has been established.

Restricted Stock Units

The following table summarizes the Company’s RSU activity for the year ended December 31, 2023:

	Number of Units	Weighted Average Grant Date Fair Value
Unvested balance, December 31, 2022	-	$-
Granted	256,000	0.87
Vested	(256,000)	0.87
Forfeited	-	-
Unvested balance, December 31, 2023	-	$-

During the year ended December 31, 2023, the Company granted 256,000 RSUs to employees, non-employees, and Directors. The Company recognized $222,480 of compensation expense related to vested RSUs for the year ended December 31, 2023 ($0 for the year ended December 31, 2022). During the year ended December 31, 2023, 256,000 shares of common stock underlying RSUs vested. These shares are excluded from the number of shares outstanding at December 31, 2023, as the shares have not yet been issued to the respective employees, non-employees and Directors. At December 31, 2023, the Company had no unrecognized compensation cost related to unvested RSUs.

Share-Based Payments to Vendors for Services

During the year ended December 31, 2023, the Company issued 525,000 common stock shares and 405,000 common stock shares as share-based payments to two nonemployees, Kentucky Technology Inc. and Florida State University Research Fund, Inc., respectively, in exchange for research and development services to be rendered to the Company in the future. Kentucky Technology Inc. is expected to render research and development services to identify a combination drug partner for tafenoquine over a period of fifteen months. Florida State University Research Fund, Inc. is expected to render research and development services related to development of celgosivir over a period of up to five years. The Company recognizes prepaid research and development costs on the grant date, as defined in FASB ASC Subtopic No. 718, Compensation-Stock Compensation. As of December 31, 2023, the unamortized balance of prepaid assets related to these share-based payments for research and development costs for which the grant date criteria has been met and the services are expected to be rendered within one year is $2,730,685 ($0 at December 31, 2022), which is presented as a component of Prepaid and Other Assets on the accompanying Consolidated Balance Sheets.

In addition to share-based payments for research and development services, during the years ended December 31, 2023 and 2022, 552,799 and 0 common stock shares, respectively, were issued as fully vested, nonforfeitable equity instruments to nonemployees. 120,000 and 100,000 of the common stock shares issued during the year ended December 31, 2023, were issued to Trevally, LLC and Carmel, Milazzo & Feil LLP, respectively. Before June 30, 2024, Trevally, LLC is expected to provide castanopsermine, a stable starting material to support the manufacture of good manufacturing grade (GMP)-grade celgosivir for clinical studies. Sichenzia Ross Ference Carmel (formerly known as Carmel, Milazzo & Feil LLP) is expected to provide legal services before April 30, 2026. As of December 31, 2023, the unamortized balance of current prepaid assets related to these share-based payments for which the services are expected to be rendered within one year is $776,471 ($0 at December 31, 2022), which is reported in Prepaid and Other Assets on the Consolidated Balance Sheets. The unamortized balance of noncurrent prepaid assets related to these share-based payments for which the services are expected to be rendered beyond one year is $242,647 ($0 at December 31, 2022), reported in Long-Term Prepaid Expense on the Consolidated Balance Sheets.

The agreements with the nonemployees do not include any provisions to claw back the share-based payments in the event of nonperformance by the nonemployees. Subject to applicable federal and state securities laws, the nonemployees can sell the received equity instruments.

Deemed Capital Contribution for Related Party Compensation Expense

During the year ended December 31, 2023, the Company’s Chief Executive Officer, Geoff Dow, and Chief Financial Officer, Tyrone Miller, agreed to forego payment of cash compensation for certain periods they were active employees of the Company. In accordance with SEC Staff Accounting Bulletin (“SAB”) 5T, Accounting for Expenses or Liabilities Paid by Principal Stockholder(s), the Company recorded $163,228 as general and administrative expense as a deemed capital contribution, which was reflected as an increase in Additional Paid-in Capital in the consolidated financial statements. The deemed capital contribution represents the compensation costs that would have been paid by the Company during the year ended December 31, 2023 had the officers not agreed to non-payment.

12. COMMITMENTS AND CONTINGENCIES

Operating Lease

On February 3, 2016, and subsequently amended, the Company entered into the lease agreement with CXI Corp to rent business premises. In January 2023, the lease was extended for an additional twelve-month term expiring on March 31, 2024. In December 2023, the Company executed an additional amendment with CXI Corp, pursuant to which the Company agreed to relocate to a new office space which is estimated to be available for use by the Company on or around April 1, 2024. The term covered by the new amendment expires on March 31, 2025.

Future minimum lease payments on a discounted and undiscounted basis under the Company’s operating lease are as follows:

Undiscounted Cash Flows
Discount rate	15.00%

2024	$13,992
Thereafter	-
Total undiscounted minimum future payments	13,992
Imputed interest	(342)
Total operating lease payments	13,650
Current lease liabilities	13,650
Non-current lease liabilities	$-

Other information related to our operating lease is as follows:

December 31, 2023
Weighted average remaining lease term (in years)	0.25
Weighted average discount rate	15.00%

Operating lease costs were in the amount of $55,084 and $51,894 for the year ended December 31, 2023, and 2022, respectively.

Board of Directors

In November and December 2022, the Company signed agreements with four director nominees (Cheryl Xu, Paul Field, Charles Allen and Stephen Toovey) which come into effect on the date the Company’s Registration Statement is declared effective. As described in Note 1, the Company’s Registration Statement was declared effective on July 11, 2023. Each director is entitled to receive cash compensation of $11,250 quarterly. In addition, the two non-audit committee chairs (Toovey, Field) will receive $1,250 per quarter and the audit committee chair (Allen) will receive an additional $2,000 per quarter. On July 11, 2023, each director received (i) a one-off issuance of 10,000 shares of common stock, and (ii) a fully vested, non-qualified option to purchase 9,434 shares of common stock at an exercise price of $5.30 per share. In addition, each director is entitled to receive annual equity compensation after July 11, 2023, and annually thereafter unless determined otherwise by the Board, in the form of restricted stock units valued at $40,000 (vesting quarterly over twelve months, with a cost basis of $5.00 per share) and a non-qualified option to purchase $40,000 of common stock (twelve month vesting with an exercise price equal to $5.30), in each case equity compensation is contingent on the receipt of shareholder approval to increase the number of shares authorized under the 2022 Plan.

Contingencies

The Company’s operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations.

Contingent Compensation

Following the Company’s IPO and the conversion of the outstanding debt pursuant to the Knight Debt Conversion Agreement as discussed in Note 8, the Company is obligated to pay Knight a contingent milestone payment of $10 million if the Company sells Arakoda™ or if a Change of Control occurs. The Company accounts for the contingent milestone payment as a derivative liability (See Note 9).

On July 15, 2015, the Company entered into the Exclusive License Agreement with the U.S. Army Medical Materiel Development Activity (the “U.S. Army”), which was subsequently amended (the “U.S. Army Agreement”), in which the Company obtained a license to develop and commercialize the licensed technology with respect to all therapeutic applications and uses excluding radical cure of symptomatic vivax malaria. The term of the U.S. Army Agreement will continue until the expiration of the last to expire of the patent application or valid claim of the licensed technology, or 20 years from the start date of the U.S. Army Agreement, unless terminated earlier by the parties. The Company must make a minimum annual royalty payment of 3% of Net Sales (as defined in the U.S. Army Agreement) for Net Sales less than $35 million, and 5% of Net Sales greater than $35 million, with US government sales excluded from the definition of Net Sales. In addition, the Company must pay fees upon the achievement of certain milestones, including a sales-based milestone fee of $75,000 once cumulative Net Sales from all sources exceeds $6 million. The Company accrues the minimum annual royalty when the related sales occur. During the year ended December 31, 2023, the sales-based milestone target was achieved and therefore the Company has accrued a liability of $75,000 for the related payment, which is reflected in Accounts Payable and Accrued Expenses at December 31, 2023. The achievement of other milestones under the U.S. Army Agreement are not considered probable and thus no accruals for the related milestone payments have been made.

Litigation, Claims and Assessments

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2023, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations.

13. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 1, 2024, which is the date the financial statements were issued.

On January 10, 2024, the Company received a letter from the Listing Qualifications Staff of Nasdaq informing the Company that for the 10 consecutive business day period between December 26, 2023 through January 9, 2024, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, the Company regained compliance with Listing Rule 5550(a)(2) and the common stock and warrants of the Company were no longer subject to delisting.

On January 22, 2024, the Company announced that following a Type C meeting with the U.S. Food and Drug Administration on January 17, 2024, the Company is planning to conduct a pivotal clinical study in support of a future indication for tafenoquine for treatment of hospitalized babesiosis patients, the patient enrollment of which is scheduled to begin in the summer of 2024.

On January 29, 2024, the Company, entered into an Underwriting Agreement with WallachBeth Capital LLC (the “Underwriting Agreement”), relating to the Company’s public offering (the “January 2024 Offering”) of 5,260,901 units (the “Units”) at an offering price of $0.385 per Unit and 999,076 pre-funded units (the “Pre-Funded Units”) at an offering price of $0.375 per Pre-Funded Unit. Each Unit consisted of one share of common stock and one warrant exercisable for one share of common stock (the “Warrant”). Each Warrant has an exercise price of $0.4235 per share (110% of the offering price per Unit), is exercisable immediately upon issuance and expires five years from the date of issuance. Each Pre-Funded Unit consists of one pre-funded warrant exercisable for one share of common stock (the “Pre-Funded Warrant”) and one warrant identical to the Warrants included in the Units. The purchase price of each Pre-Funded Unit was equal to the price per Unit sold to the public in the offering, minus $0.01, and the exercise price of each Pre-Funded Warrant is $0.01 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Company granted WallachBeth Capital LLC an option, exercisable within 45 days after the closing of the offering, to purchase up to 789,136 shares of the Company’s common stock at a price of $0.385 per share and/or 938,997 Warrants at a price of $0.01 per Warrant and/or 149,862 Pre-Funded Warrants at a price of $0.375 per Pre-Funded Warrant, or any combination of additional shares of common stock, Warrants and/or Pre-Funded Warrants, representing, in the aggregate, up to 15% of the number of Units sold in the offering, 15% of the Warrants underlying the Units and Pre-Funded Units sold in the offering and 15% of the Pre-Funded Warrants underlying the Pre-Funded Units sold in the offering, in all cases less the underwriting discount to cover over-allotments, if any. On January 31, 2024, WallachBeth Capital LLC partially exercised its over-allotment option with respect to 818,177 Warrants.

The Company also issued to WallachBeth Capital LLC warrants (the “January 2024 Representative Warrants”) to purchase 375,599 shares of the Company’s common stock, which is equal to 6% of the common stock sold that were part of the Units and the pre-funded warrants sold that were part of the Pre-Funded Units in the Offering, at an exercise price of $0.4235 per share (110% of the offering price per Unit). The January 2024 Representative Warrants may be exercised beginning on January 31, 2024 until January 31, 2029.

The Units and Pre-Funded Units were offered and sold pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-276641), originally filed with the SEC on January 22, 2024 (the “January 2024 Registration Statement”) and the final prospectus filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended. The January 2024 Registration Statement was declared effective by the SEC on January 29, 2024. The closing of the January 2024 Offering occurred on January 31, 2024. The net proceeds to the Company from the Offering were approximately $1.9 million, after deducting underwriting discounts and commissions and the payment of other offering expenses payable by the Company. The Company intends to use the net proceeds from the January 2024 Offering for increasing capitalization and financial flexibility and relaunching its malaria prevention project in the U.S. later in 2024.

On February 1, 2024, the Company received proceeds of $4,995 upon the exercise of 499,538 Pre-Funded Warrants and issued 499,538 shares of common stock to the investors.

On February 13, 2024, the Company, through its majority-owned subsidiary, 60P Australia Pty Ltd, signed a research and development agreement with Monash University to evaluate the efficacy of parenteral tafenoquine on Candida spp, including Candida auris in an animal model. The Company advanced Monash approximately $65,173 in March 2024 and will pay approximately $65,000 upon completion, which is expected to be by Q4 2024.

On February 14, 2024, WallachBeth Capital LLC partially exercised its over-allotment option described above with respect to 50 shares of common stock at a purchase price of $0.3750 and 50 Warrants at a purchase price of $0.01.

On February 27, 2024, the Company received a letter from The Nasdaq Capital Market stating that for the 31 consecutive business days ending on February 27, 2024, the Company’s common stock had not maintained the minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market. The Company was provided an initial period of 180 calendar days, or until August 26, 2024, to regain compliance. If the Company cannot regain compliance during the compliance period or any subsequently granted compliance period, the common stock and warrants of the Company may be subject to delisting.

There have been no other events or transactions during this time which would have a material effect on these consolidated financial statements.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Disclosure controls and procedures are controls and other procedures designed to ensure that the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and our principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable and not absolute assurance of achieving the desired control objectives, and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 31, 2023. Based on this evaluation, the Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective in ensuring that information required to be disclosed by us in reports that we file or submit under the Exchange Act, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (GAAP). As of December 31, 2023, our management conducted an assessment of the effectiveness of our internal control over financial reporting based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013 Framework).

Based on this assessment, our management concluded that our internal control over financial reporting was not effective as of December 31, 2023, due to the existence of material weaknesses in our internal control over financial reporting. These material weaknesses are described below:

1.	Inadequate Design of Policies and Procedures: We did not design policies and procedures at a sufficient level of precision to support the operating effectiveness of controls to prevent and detect potential errors.

2.	Lack of Documentation: There was a failure to maintain adequate documentation to evidence the operating effectiveness of certain control activities and a lack of proper levels of supervision and review of complex accounting matters.

3.	Access Control and Segregation of Duties: Inadequate controls in place related to maintaining appropriate access to certain systems and maintaining appropriate segregation of duties within those systems.

Management has undertaken a remediation plan to address these material weaknesses. During the year ended December 31, 2023, we continued to enhance our internal control over financial reporting through various initiatives, including investing in information technology systems, enhancing the organizational structure, providing guidance and training to employees and further developing detailed policies and procedures.

We expect to remediate these material weaknesses in the first half of 2025. However, there may be additional material weaknesses identified that could require additional time and resources to remediate. We remain committed to ensuring that our internal control over financial reporting is designed and operating effectively.

We acknowledge the deficiencies in our internal control over financial reporting and are actively working towards remediation and improvement. We will continue to monitor and evaluate the effectiveness of our internal control over financial reporting to ensure timely and accurate financial reporting.

Attestation Report on Internal Control over Financial Reporting

This Annual Report on Form 10-K does not include an attestation report of our independent registered public accounting firm due to the deferral allowed under the Jumpstart Our Business Startups Act of 2012 for emerging growth companies.

Changes in Internal Control over Financial Reporting

Other than with respect to the remediation efforts discussed above, there was no change in our internal control over financial reporting that occurred during 2023 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Up to 3,735,977 Shares of Common Stock

60 Degrees Pharmaceuticals, Inc.

PRELIMINARY PROSPECTUS

FEBRUARY 14, 2025

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriter fees, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (“SEC”) registration fee.

Amount
Securities and Exchange Commission registration fee	$338
Accountants’ fees and expenses	10,000
Legal fees and expenses	175,000
Printing and engraving expenses	2,000
Miscellaneous	1,000
Total expenses	$188,338

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Company Law of the State of Delaware (“DGCL”) permits a company to eliminate the personal liability of directors of a company to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our charter provides that none of our directors shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a company has the power to indemnify a director, officer, employee, or agent of the company, or a person serving at the request of the company for another company, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the company, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the company unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our charter provides that we will indemnify to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof. Note that for liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the last three years which were not registered under the Securities Act of 1933, as amended.

(a)	Issuance of Capital Stock.

●	On March 19, 2023, we issued 1,084 shares of our common stock to Delve Innovation Pty Ltd in exchange for its research and development services.

●	On July 11, 2023, we issued 874 of our common stock to Geoffrey S. Dow Revocable Trust as a result of the conversion of the Convertible Promissory Note we issued to the Geoffrey S. Dow Revocable Trust on May 19, 2022 (the “Dow Note”).

●	On July 11, 2023, we issued 4,368 shares of our common stock to Walleye Opportunities Master Fund Ltd. as a result of the conversion of the Convertible Promissory Note we issued to Walleye Opportunities Master Fund Ltd. on May 24, 2022 (the “Walleye Note”).

●	On July 11, 2023, we issued 5,242 shares of our common stock to Bigger Capital Fund, LP as a result of the conversion of the Convertible Promissory Note we issued to Bigger Capital Fund, LP on May 24, 2022 (the “Bigger Capital Fund Note”).

●	On July 11, 2023, we issued 4,368 shares of our common stock to Cavalry Investment Fund, LP. as a result of the conversion of the Convertible Promissory Note we issued to Cavalry Investment Fund, LP. on May 24, 2022 (the “Cavalry Investment Fund Note”).

●	On July 11, 2023, we issued 1,747 shares of our common stock to Cyberbahn Federal Solutions, LLC. as a result of the conversion of the Convertible Promissory Note we issued to Cyberbahn Federal Solutions, LLC on May 8, 2023 (the “Cyberbahn Note”)..

●	On July 11, 2023, we issued 1,747 shares of our common stock to Ariana Bakery Inc as a result of the conversion of the Convertible Promissory Note we issued to Ariana Bakery Inc on May 8, 2023 (the “Ariana Note”)..

●	On July 11, 2023, we issued 5,242 shares of our common stock to Sabby Volatility Warrant Master Fund, Ltd. as a result of the conversion of the Convertible Promissory Note we issued to Sabby Volatility Warrant Master Fund, Ltd. on May 8, 2023 (the “Sabby Note”)..

●	On July 11, 2023, we issued 874 shares of our common stock to Steel Anderson as a result of the conversion of the Convertible Promissory Note we issued to Steel Anderson on May 8, 2023 (the “Anderson Note”)..

●	On July 11, 2023, we issued 1,747 shares of our common stock to Bixi Gao & Ling Ling Wang as a result of the conversion of the Convertible Promissory Note we issued to Bixi Gao & Ling Ling Wang on May 8, 2023 (the “Gao & Wang Note”).

●	On July 11, 2023, we issued a total of 3,336 restricted shares of common stock to the following directors and in the amounts listed: (i) Stephen Toovey (834 restricted shares of common stock), (ii) Charles Allen (834 restricted shares of common stock), (iii) Paul Field (834 restricted shares of common stock) and (iv) Cheryl Xu (834 restricted shares of common stock).

●	On July 14, 2023, we issued a total of 2,438 restricted shares of our common stock to BioIntelect Pty Ltd as deferred equity compensation valued in the amount of $155,000.

●	On July 14, 2023, we converted the entirety of debt owed to a noteholder to 17,912 shares of our common stock at the conversion price equal to the initial public offering price, of which were issued to Xu Yu.

●	On July 14, 2023, we issued 92,362 restricted shares of common stock to Knight Therapeutics (Barbados) Inc.) (“Knight”) upon conversion of debt owed to Knight.

●	On July 28, 2023, we issued 3,797 restricted shares of our common stock to Knight upon conversion of 2,162 shares of Series A Preferred Stock, at the conversion rate price detailed in Note 6 to the accompanying consolidated condensed financial statements.

The issuances of shares of common stock listed above were deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering.

●	On the effective date of our initial public offering registration statement, we issued 5,787 shares of our common stock to Mountjoy Trust as a result of the conversion of the Convertible Promissory Note we issued to Mountjoy Trust on May 19, 2022 (the “Mountjoy Note”).

●	From October 2024 to January 2025, we issued an aggregate of 2,898,551 shares of common stock upon the exercise of pre-funded warrants issued to investors in the September 2025 private placement.

The issuance of the capital stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(b) Warrants.

On May 19, 2022, we issued to Geoffrey Dow a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to the total number of common stock issued to Geoffrey Dow as a result of the conversion of the Dow Note (as defined above) on the pricing date of our initial public offering, at an exercise price of 90% of $63.60.

On May 19, 2022, we issued to Mountjoy Trust a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 100% of the common stock issued to Mountjoy Trust as a result of the conversion of the note on the pricing date of our initial public offering at the exercise price equal to 90% of $63.60.

On May 24, 2022, we issued to Bigger Capital Fund, LP a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Bigger Capital Fund, LP as a result of the conversion of the Bigger Capital Fund Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On May 24, 2022, we issued to Cavalry Investment Fund, LP a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Cavalry Investment Fund, LP as a result of the conversion of the Cavalry Investment Fund Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On May 24, 2022, we issued to Walleye Opportunities Master Fund Ltd a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Walleye Opportunities Master Fund Ltd as a result of the conversion of the Walleye Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On May 8, 2023, we issued to Cyberbahn Federal Solutions, LLC a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Cyberbahn Federal Solutions, LLC as a result of the conversion of the Cyberbahn Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On May 8, 2023, we issued to Ariana Bakery Inc a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Ariana Bakery Inc as a result of the conversion of the Ariana Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On May 8, 2023, we issued to Sabby Volatility Warrant Master Fund, Ltd. a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Sabby Volatility Warrant Master Fund, Ltd. as a result of the conversion of the Sabby Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On May 8, 2023, we issued to Steel Anderson a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Steel Anderson as a result of the conversion of the Anderson Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On May 8, 2023, we issued to Bixi Gao & Ling Ling Wang a Common Stock Purchase Warrant to purchase a number of shares of our common stock equal to 50% of the total number of common stock issued to Bixi Gao & Ling Ling Wang as a result of the conversion of the Gao & Wang Note, which occurred on the pricing date of our initial public offering, at the exercise price equal to 110% of $63.60.

On September 4, 2024, issued 2,898,551 pre-funded warrants, 2,898,551 Series A Warrants and 2,898,551 Series B Warrants to investors in a private offering. The Pre-Funded Warrants are exercisable immediately upon issuance and expire when exercised in full at an exercise price of $0.001 per share. The Series A Warrants and Series B Warrants have an exercise price of $1.38 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares of Common Stock (the “Stockholder Approval”) upon exercise of the Common Warrants. The Series A Warrants will expire five years from Stockholder Approval and the Series B Warrants will expire eighteen (18) months from Stockholder Approval. H.C. Wainwright & Co., LLC acted as the exclusive placement agent in connection with the Private Placement. In connection with the Private Placement, we issued to Wainwright the Placement Agent Warrants to purchase 217,391 shares of Common. The Placement Agent Warrants have an exercise price equal to $1.725 per share and are exercisable beginning on the effective date of the Stockholder Approval for five years from Stockholder Approval.

In January 2025, we issued warrants to purchase up to an aggregate of 2,043,098 shares of common stock at an exercise price of $0.771 per share. The January 2025 Common Warrants are exercisable upon issuance and expire twenty-four months from the date of issuance. We issued to the Placement Agent (or its designees) warrants to purchase up to 76,616 shares of common stock. The January 2025 Placement Agent Warrants have an exercise price equal to $1.2763 per share and are exercisable upon issuance, or January 30, 2025, for twenty-four months from the date of issuance, or January 30, 2027.

On February 5, 2025, we issued warrants to purchase up to an aggregate of 1,503,500 shares of common stock at an exercise price of $0.59 per share. The February 2025 Common Warrants are exercisable upon issuance and expire twenty-four months from the date of issuance. We issued to the Placement Agent (or its designees) warrants to purchase up to 112,763 shares of common stock. The February 2025 Placement Agent Warrants have an exercise price equal to $0.8938 per share and are exercisable upon issuance, or February 6, 2025, for twenty-four months from the date of issuance, or February 8, 2027.

The warrants described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipients of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(c) Option Grants.

On July 11, 2023, we granted a total of 3,148 fully vested, non-qualified options to purchase shares of common stock at a per share exercise price of $63.60 to the following directors and in the amounts listed: (i) Stephen Toovey (787 common stock options), (ii) Charles Allen (787 common stock options), (iii) Paul Field (787 common stock options) and (iv) Cheryl Xu (787 common stock options).

On July 16, 2024, the effective date of shareholder approval to increase the number of shares authorized under the 2022 Plan, we granted a total of 2,516 fully vested, non-qualified options to purchase shares of common stock at a per share exercise price of $63.60 to the following directors and in the amounts listed: (i) Stephen Toovey (629 common stock options), (ii) Charles Allen (629 common stock options), (iii) Paul Field (629 common stock options) and (iv) Cheryl Xu (629 common stock options).

On July 16, 2024, the effective date of shareholder approval to increase the number of shares authorized under the 2022 Plan, we granted a total of 61,667 options to purchase shares of common stock at a per share exercise price of $12.00 to Geoff Dow, our Chief Executive Officer, (25,000 common stock options), Tyrone Miller, our Chief Financial Officer (20,000 common stock options), and Bryan Smith, an external consultant, (16,667 common stock options). These options vest in five equal tranches on the last date of each fiscal year, with the first vesting date being December 31, 2024.

On September 26, 2024, we granted 20,834 options to purchase shares of common stock at a per share exercise price of $1.37 to Kristen Landon, our Chief Commercial Officer, which vest in five equal tranches on the last date of each fiscal year, with the first vesting date being December 31, 2024.

On January 2, 2025, we granted a total of 600,000 options to purchase shares of common stock at a per share exercise price of $1.31 to Geoff Dow, our Chief Executive Officer, (525,000 common stock options) and Tyrone Miller, our Chief Financial Officer (75,000 common stock options), which vest in five equal tranches. The first tranche was fully vested on the date of grant and thereafter, the options vest on the last date of each fiscal year beginning December 31, 2025.

(d) Issuance of Notes.

On May 14, 2020, we issued the Note to the U.S. Small Business Administration with a principal amount of $150,000 and a per annum interest rate of 3.75%.

On May 19, 2022, we issued the Convertible Promissory Note to Geoffrey Dow, as assigned to the Geoffrey S. Dow Revocable Trust dated August 27, 2018 on May 19, 2022 (the “Dow Note”), in the amount of $44,444.44 and a per annum interest rate of 6%. Immediately prior to the closing of our initial public offering, the balance of the Dow Note converted at a price equal to 80% of $63.60.

On May 19, 2022, we issued the Mountjoy Note in the amount of $294,444.42 and a per annum interest rate of 6%. Immediately prior to the closing of our initial public offering, the balance of the Mountjoy Note converted at a price equal to 80% of $63.60.

On May 24, 2022, we issued the Bigger Capital Fund Note in the amount of $333,333.30 to Bigger Capital Fund, LP. On the date of the pricing of our initial public offering, we delivered to Bigger Capital Fund, LP shares of our common stock equal to the number of shares of common stock calculated using a share price of $63.60.

On May 24, 2022, we issued the Cavalry Investment Fund Note in the amount of $277,777.78 to Cavalry Investment Fund, LP. On the date of the pricing of our initial public offering, we delivered to Cavalry Investment Fund, LP shares of our common stock equal to the number of shares of common stock calculated using a share price of $63.60.

On May 24, 2022, we issued the Walleye Note in the amount of $277,777.78 to Walleye Opportunities Master Fund Ltd. On the date of the pricing of our initial public offering, we delivered to Walleye Opportunities Master Fund Ltd shares of our common stock equal to the number of shares of common stock calculated using a share price of $63.60.

On May 8, 2023, we issued the Cyberbahn Note in the amount of $111,111.10 to Cyberbahn Federal Solutions, LLC with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Cyberbahn Federal Solutions, LLC shares of our common stock equal to the number of shares of our common stock calculated using a share price of $63.60.

On May 8, 2023, we issued the Ariana Note in the amount of $111,111.10 to Ariana Bakery Inc with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Ariana Bakery Inc shares of our common stock equal to the number of shares of our common stock calculated using a share price of $63.60.

On May 8, 2023, we issued the Sabby Note in the amount of $333,333.30 to Sabby Volatility Warrant Master Fund, Ltd. with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Sabby Volatility Warrant Master Fund, Ltd. shares of our common stock equal to the number of shares of our common stock calculated using a share price of $63.60.

On May 8, 2023, we issued the Anderson Note in the amount of $55,555.55 to Steel Anderson with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Steel Anderson shares of our common stock equal to the number of shares of our common stock calculated using share price of $63.60.

On May 8, 2023, we issued the Gao & Wange Note in the amount of $111,111.10 to Bixi Gao & Ling Ling Wang with a 10% original issue discount. On the date of the pricing of our initial public offering, we delivered to Bixi Gao & Ling Ling Wang shares of our common stock equal to the number of shares of our common stock calculated using a share price of $63.60

The notes described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipients of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(e)  Preferred Stock

●	On July 14, 2023, we converted the accumulated interest from the debt owed to Knight into 80,965 shares of our Series A Preferred Stock, of which were issued to Knight.

The issuance of shares of Series A Preferred Stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities did not involve a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Reference is made to the Exhibit Index following Item 17 of Part II hereto, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Certificate of Incorporation of the Registrant
3.2*	Certificate of Designation of Series A Preferred Stock
3.3*	Certificate of Correction to Certificate of Incorporation of the Registrant
3.4*	Amended and Restated Bylaws of the Registrant
5.1	Opinion of Counsel of Registrant
10.1*++	Master Consultancy Agreement dated as of May 29, 2013, by and between the Registrant and BioIntelect Pty Ltd
10.2*+	Employment Agreement dated as of January 12, 2023, between the Registrant and Geoffrey Dow
10.3*+	Employment Agreement dated as of January 12, 2023, between the Registrant and Tyrone Miller
10.4*++	Exclusive License Agreement dated as of May 30, 2014, between National University of Singapore, Singapore Health Services Pte Ltd, the Registrant and 60P Australia Pty Ltd
10.5*+	2022 Equity Incentive Plan
10.6*+	Board of Directors Agreement dated as of November 28, 2022, as amended, by and between the Registrant and Charles Allen
10.7*+	Board of Directors Agreement dated as of November 28, 2022, as amended, by and between the Registrant and Stephen Toovey
10.8*+	Board of Directors Agreement dated as of December 9, 2022, as amended, by and between the Registrant and Cheryl Xu
10.9*+	Board of Directors Agreement dated as of December 15, 2022, as amended, by and between the Registrant and Paul Field
10.10	Securities Purchase Agreement dated as of January 28, 2025, by and between the Registrant and the investors (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on January 30, 2025)
10.11	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on January 30, 2025)
10.12	Placement Agent Warrant dated as of January 28, 2025, issued by the Registrant to the placement agent (incorporated by reference to Exhibit 4.2 of the Company’s Report of Foreign Private Issuer on Form 8-K filed on January 30, 2025)
10.13	Securities Purchase Agreement dated as of February 5, 2025, by and between the Registrant and the investors (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on February 6, 2025)
10.14	Form of Warrant (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed on February 6, 2025)
10.15	Placement Agent Warrant dated as of January 28, 2025, issued by the Registrant to the placement agent (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed on February 6, 2025)
21.1*	List of Subsidiaries of the Registrant
23.1	Consent of RBSM LLP dated as of February 14, 2025
23.2	Consent of Counsel to the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page of the Registration Statement).
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4*	Code of Conduct
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table.

*	Incorporated by reference to the Registrant’s Registration Statement No. 333-269483, filed on January 31, 2023.

+	Management contract or compensatory plan.

++	Parts of certain information have been redacted.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Washington, District of Columbia, on February 14, 2025.

60 DEGREES PHARMACEUTICALS, INC.

By:	/s/ Geoffrey Dow
Geoffrey Dow
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Geoffrey Dow, as his or her true and lawful attorney in fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorney in fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Geoffrey Dow	President, Chief Executive Officer and Director	February 14, 2025
Geoffrey Dow	(Principal Executive Officer)

/s/ Tyrone Miller	Chief Financial Officer	February 14, 2025
Tyrone Miller	(Principal Financial and Accounting Officer)

/s/ Kristen Landon	Chief Commercial Officer	February 14, 2025
Kristen Landon
/s/ Charles Allen	Director	February 14, 2025
Charles Allen

/s/ Cheryl Xu	Director	February 14, 2025
Cheryl Xu

/s/ Stephen Toovey	Director	February 14, 2025
Stephen Toovey

/s/ Paul Field	Director	February 14, 2025
Paul Field